Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of May 10, 2017,

Among

AFFINION GROUP HOLDINGS, INC.,

AFFINION GROUP, INC.,

as Borrower,

THE LENDERS PARTY HERETO,

and

HPS INVESTMENT PARTNERS, LLC

as Administrative Agent and Collateral Agent

HPS INVESTMENT PARTNERS, LLC

as Lead Arranger, Syndication Agent, Documentation Agent and Bookrunner

i

ii

SECTION 5.03 Taxes	107
SECTION 5.04 Financial Statements, Reports, etc.	108
SECTION 5.05 Litigation and Other Notices	110
SECTION 5.06 Compliance with Laws	111
SECTION 5.07 Maintaining Records; Access to Properties and Inspections	111
SECTION 5.08 Payment of Obligations	111
SECTION 5.09 Use of Proceeds	111
SECTION 5.10 Compliance with Environmental Laws	112
SECTION 5.11 Further Assurances; Additional Security	112
SECTION 5.12 Fiscal Year; Accounting	114
SECTION 5.13 Rating	115
SECTION 5.14 Lender Meetings	115
SECTION 5.15 Compliance with Material Contracts	115
SECTION 5.16 Compliance with Anti-Corruption Laws	115
SECTION 5.17 Post-Closing Matters	115

ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01 Indebtedness	116
SECTION 6.02 Liens	119
SECTION 6.03 Sale and Lease-Back Transactions	124
SECTION 6.04 Investments, Loans and Advances	124
SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions	127
SECTION 6.06 Dividends and Distributions	129
SECTION 6.07 Transactions with Affiliates	131
SECTION 6.08 Business of Holdings, the Borrower and the Subsidiaries	134
SECTION 6.09 Limitation on Modifications and Payments of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.	134
SECTION 6.10 Financial Maintenance Covenants	137
SECTION 6.11 Limitations on Change in Fiscal Periods	138
SECTION 6.12 Swap Agreements	138

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default	139
SECTION 7.02 Exclusion of Certain Subsidiaries	142

iii

iv

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	[Reserved]
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of Collateral Agreement
Exhibit E	Form of Guaranty Agreement
Exhibit F	Auction Procedures
Exhibit G	Tax Compliance Certificates

Schedule 1.01(b)	Immaterial Subsidiaries
Schedule 1.01(d)	Unrestricted Subsidiaries
Schedule 1.01(e)	Agreed Security Principles
Schedule 1.01(f)	Foreign Security Documents and Foreign Pledge Agreements
Schedule 1.01(g)	Loan Parties
Schedule 2.01	Commitments and Lenders
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.05(b)	Liabilities/Long-Term Obligations
Schedule 3.07(b)	Possession under Leases
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(c)	Subscriptions
Schedule 3.12	Notes
Schedule 3.13	Taxes
Schedule 3.15	Employee Benefit Plans
Schedule 3.16	Environmental Matters
Schedule 3.18	Real Property
Schedule 3.20	Labor Matters
Schedule 3.21	Insurance
Schedule 3.24	Holdings Indebtedness
Schedule 5.17	Post-Closing Matters
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments; Intercompany Loans
Schedule 6.07	Transactions with Affiliates
Schedule 6.09(c)	Contractual Encumbrances and Restrictions
Schedule 9.01(a)(i)	Loan Party Notice Information
Schedule 9.01(a)(ii)	Administrative Agent Notice Information

v

This CREDIT AGREEMENT (this “Agreement”), dated as of May 10, 2017, is made by among AFFINION GROUP HOLDINGS, INC., a Delaware corporation (“Holdings”), AFFINION GROUP, INC., a Delaware corporation (the “Borrower”), the Lenders (as hereinafter defined) from time to time party hereto, HPS INVESTMENT PARTNERS, LLC, as administrative agent (together with any successor administrative agent appointed pursuant hereto, in such capacity, the “Administrative Agent”) and as collateral agent (together with any successor collateral agent appointed pursuant hereto, in such capacity, the “Collateral Agent”) for the Lenders.

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of (a) Term Loans on the Closing Date in an aggregate principal amount equal to $1,340,000,000 and (b) Revolving Loans at any time and from time to time after the Closing Date and prior to the Maturity Date in an aggregate principal amount at any one time outstanding (when taken together with the face amount of Letters of Credit and Swing Line Loans then outstanding) not to exceed $110,000,000. The proceeds of the Term Loans may be used on the Closing Date solely to fund the Transactions. The proceeds of the Revolving Loans and Letters of Credit may be used on or after the Closing Date to provide for ongoing working capital requirements of the Borrower;

WHEREAS, the Borrower and each other Loan Party desire to secure all of the Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and Lien upon substantially all of the property and assets of the Borrower and the other Loan Parties, subject to the limitations described herein and in the Security Documents; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue, or cause Third Party LC Issuers to issue, Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the above premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2017 Exchange” shall mean (x) the exchange of Senior Notes for 2017 Exchange Notes and warrants to acquire common stock, par value $0.01 per share, of Holdings or cash, (y) the exchange of Existing Holdings Notes for 2017 Exchange Notes and warrants to acquire common stock, par value $0.01 per share, of Holdings or cash and (z) the exchange of Affinion Investments Notes for 2017 Exchange Notes and warrants to acquire common stock, par value $0.01 per share, of Holdings or cash, in each case, pursuant to the terms of the 2017 Exchange Documents.

“2017 Exchange Documents” shall mean (i) the Support Agreement, dated March 31, 2017, among Holdings, the Borrower, Affinion International, Affinion Investments and each significant holder party thereto from time to time (including the exhibits and annexes thereto, the “Support Agreement”), (ii) the Investor Purchase Agreement, (iii) the Offering Memorandum and Consent Solicitation Statement, substantially in the form attached as Exhibit A to the Support Agreement, relating to the 2017 Exchange (the “2017 Exchange OM”) and (iv) the 2017 Exchange Notes Documents.

“2017 Exchange Notes” shall mean the 12.50%/14.00% Senior PIK/Toggle Notes due 2022 to be issued by the Borrower pursuant to the 2017 Exchange Notes Documents.

“2017 Exchange Notes Documents” shall mean, collectively, the 2017 Exchange Notes, the 2017 Exchange Notes Indenture and any documents, supplements, instruments and agreements delivered in connection therewith.

“2017 Exchange Notes Indenture” shall mean the Indenture, dated as of May 10, 2017, among the Borrower, as issuer, the guarantors party thereto, and Wilmington Trust, National Association, as trustee.

“ABR” shall mean, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate in effect on such date and (c) 2.00%.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, any ABR Revolving Loan or any Swingline Loan to the Borrower.

“ABR Revolving Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

ABR Term Loan Borrowing” shall mean a Borrowing comprised of ABR Term Loans.

“Account Control Agreement” shall mean a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Loan Party, the Collateral Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to the Administrative Agent and in any event providing to the Collateral Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the Uniform Commercial Code.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.11(c).

“Adjusted Eurocurrency Rate” shall mean for any Interest Period with respect to a Eurocurrency Loan, a rate per annum equal to the higher of (a) 1.00 % and (b) a rate per annum determined by the Administrative Agent pursuant to the following formula:

Adjusted	Eurocurrency Base Rate
Eurocurrency Rate =	1.00—Eurocurrency Reserve Percentage

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent and any sub-agents.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified provided, however, that, for purposes of Section 6.05, 6.07 and 9.04 the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified or that is an officer or director of the Person.

“Affiliated Lender” shall mean any Affiliate of Holdings, the Borrower, their respective Subsidiaries or the Permitted Holders (other than a natural Person, or a holding company, investment vehicle or trust for or owned and operated for the primary benefit of a natural Person, or Holdings, the Borrower and their respective Subsidiaries).

“Affinion International” shall mean Affinion International Holdings Limited (UK), a limited liability company incorporated in England and Wales and a Subsidiary of the Borrower with registered number 03458969.

“Affinion International Notes” shall mean the 7.5% Senior Notes due in 2018 issued by Affinion International pursuant to the Affinion International Indenture.

“Affinion International Notes Documents” shall mean, collectively, the Affinion International Notes, the Affinion International Notes Indenture and any documents, supplements, instruments and agreements delivered in connection therewith.

“Affinion International Notes Indenture” shall mean the Indenture, dated as of the November 9, 2015, among, among others, Affinion International as issuer and Wilmington Trust, National Association, as trustee.

“Affinion Investments” shall mean Affinion Investments LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of the Borrower.

“Affinion Investments II” shall mean Affinion Investments II LLC (f/k/a Connexions Loyalty LLC and prior to that, Affinion Loyalty LLC), a Delaware limited liability company and a Wholly Owned Subsidiary of the Borrower.

“Affinion Investments Notes” shall mean the 13.50% Senior Subordinated Notes due 2018 issued by Affinion Investments pursuant to the Affinion Investments Notes Indenture.

“Affinion Investments Notes Documents” shall mean, collectively, the Affinion Investments Notes, the Affinion Investments Notes Indenture and any documents, supplements, instruments and agreements delivered in connection therewith.

“Affinion Investments Notes Indenture” shall mean the Indenture, dated as of the December 12, 2013, among Affinion Investments as issuer, Affinion Investments II as guarantor and Wells Fargo Bank, National Association, as trustee.

“Agent Fee Letter” shall have the meaning assigned to such term in the definition of “Fee Letters.”

“Agent Parties” shall have the meaning assigned to such term in Section 9.19(c).

“Agents” shall mean the collective reference to the lead arrangers, syndication agents, documentation agents or bookrunners identified in the cover page hereto.

“Agreed Security Principles” shall mean the principles set forth on Schedule 1.01(e) attached hereto.

“Agreement” shall have the meaning assigned to such term in the preamble hereto, as amended from time to time in accordance with the terms hereof.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates concerning or relating to bribery or corruption, including, without limitation: (a) the FCPA; (b) the UK Bribery Act 2010; (c) any activity prohibited by any resolution of the U.N. Security Council under Chapter VII of the U.N. Charter or the Organization for Economic Cooperation and Development’s Good Practice Guidance on Internal Controls, Ethics, and Compliance; (d) any laws implementing the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on 17 December 1997, which entered into force on 15 February 1999, and the Convention’s Commentaries; and (e) any other applicable anti-corruption or anti-bribery laws.

“Applicable Insurance Laws and Regulations” shall mean any laws, rules and regulations of any government or governmental authority or agency, including of any Applicable Insurance Regulatory Authority, applicable to the Insurance Business or the Insurance Subsidiaries.

“Applicable Insurance Regulatory Authority” shall mean, when used with respect to any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in (x) the state or other jurisdiction in which such Insurance Subsidiary is domiciled or (y) to the extent asserting regulatory jurisdiction over such Insurance Subsidiary, the insurance department, authority or agency in each state or other jurisdiction in which such Insurance Subsidiary is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created in the future and that asserts regulatory jurisdiction over such Insurance Subsidiary.

“Applicable Margin” shall mean for any day (a) with respect to any Term Loan and Revolving Facility Loan (including each Swingline Loan), 7.75% per annum in the case of any Eurocurrency Loan, and 6.75% per annum in the case of any ABR Loan, and (b) with respect to the Commitment Fee, 0.75% per annum.

“Applicable Percentage” shall mean, in respect of the Term Loans, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loans represented by (i) such Term Lender’s Term Loan Commitment at such time and (ii) after the termination of such Term Lender’s Term Loan Commitment, the principal amount of such Term Lender’s Term Loans at such time, and in respect of the Revolving Facility Loans, with respect to any Revolving Facility Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility Loans represented by such Revolving Facility Lender’s Revolving Facility Commitment at such time. If the commitment of each Revolving Facility Lender to make Revolving Facility Loans and the obligation of the Issuing Bank to make L/C Advances have been terminated pursuant to Section 7.01, or if the Revolving Facility Commitments have expired, then the Applicable Percentage of each Revolving Facility Lender in respect of the Revolving Facility Loans shall be determined based on the relative amounts of the Revolving Facility Exposures of such Revolving Facility Lender in respect of the total Revolving Facility Exposure most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Tranche is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, assignment, conveyance, exclusive license, transfer or other disposition (including any sale and leaseback of assets and any mortgage, lease or sublease of Real Property) to any person of any asset or assets of any of the Holdings, the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Auction” shall have the meaning assigned to such term in Section 2.11(e).

“Auction Prepayment” shall have the meaning assigned to such term in Section 2.11(e).

“Auction Procedures” shall mean the procedures set forth in Exhibit F hereto.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the aggregate amount of the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Exposure of such Revolving Facility Lender at such time.

“Average Liquidity” shall mean, as of any date, the average, for the 20 calendar day period ending on the day immediately prior to the applicable calculation date, of the sum of (i) the aggregate Available Unused Commitment minus the face amount of letters of credit issued pursuant to Section 6.01(s), plus (ii) unrestricted cash (as determined in accordance with GAAP) of Holdings, the Borrower and its Subsidiaries.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Board of Directors” shall mean, as to any person, the board of directors or managers, as applicable, of such person (or, if such person is a partnership, the board of directors or other governing body of the general partner of such person) or any duly authorized committee thereof.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrower Notice” shall have the meaning assigned to such term in Section 5.11(c).

“Borrowing” shall mean a group of Loans of a single Type, Class and currency and made on a single date to a single Borrower and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect

“Borrowing Minimum” shall mean $5,000,000.

“Borrowing Multiple” shall mean $1,000,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Expenditures” shall mean, for any person in respect of any period, without duplication, the aggregate of all expenditures incurred for any purchase or other acquisition of any asset, including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of such Person prepared in accordance with GAAP or are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures shall not include:

(a) expenditures with funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” but for the application of the first proviso to such clause (a);

(b) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 12 months of receipt of such proceeds;

(c) interest capitalized during such period;

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Subsidiary) and for which none of Holdings, the Borrower or any Subsidiary has provided or is required to provide or incur or is otherwise liable for, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f) the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business; or

(g) Investments in respect of a Permitted Business Acquisition.

“Capital Lease” shall mean, with respect to any person, any lease of, or other arrangement conveying the right to use, any property by such Person as lessee that are required to be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any Capital Lease, and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Administrative Agent, any applicable Issuing Bank or Swingline Lender (as applicable) and the Lenders, as collateral for unreimbursed L/C Disbursements, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Bank or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Interest Expense” shall mean, with respect to any person on a consolidated basis for any period, Interest Expense for such period, less, without duplication, the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, Holdings, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of Holdings, the Borrower and the Subsidiaries for such period; provided, that Cash Interest Expense shall exclude any one-time financing fees paid in connection with the Transactions or one-time amendment fees paid in connection with any amendment of this Agreement.

“CFC” shall mean a “controlled foreign corporation” pursuant to Section 957 of the Code.

A “Change in Control” shall be deemed to occur if:

(a) a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall at any time be occupied by persons who were neither (a) nominated by the Board of Directors of Holdings or a Permitted Holder, nor (b) appointed by directors so nominated; or

(b) a “change of control” shall occur under or with respect to any Junior Indebtedness constituting Material Indebtedness or any Permitted Refinancing Indebtedness in respect of any of the foregoing; or

(c) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of all issued and outstanding Equity Interests of the Borrower;

(d) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of such person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(e) upon the sale or disposition of all or substantially of the property and assets or business of the Borrower and its Subsidiaries, taken as a whole (in one transaction or a series of transactions) to any Person, other than to a Subsidiary Loan Party pursuant to a transaction expressly permitted by this Agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement or, if later, the date on which the applicable Lender becomes a Lender hereunder, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Facility Loans, Term Loans, or Swingline Loans.

“Closing Date” shall mean May 10, 2017.

“COC Make Whole Premium Amount” shall mean, with respect to any Term Loan subject to a COC Payment Event, on any date of calculation, the excess of (i) (x) the prepayment price to prepay in full the principal amount of such Term Loan (including any prepayment premium payable pursuant to Section 2.12(e)) on the day immediately following the first anniversary of the Closing Date plus (y) the present value on such date of all interest that would have accrued on such Term Loan from the date of calculation through the date immediately following the first anniversary of the Closing Date (excluding accrued but unpaid interest to the date of such calculation) computed using a discount rate equal to the Treasury Rate as of such calculation date plus 50 basis points over (ii) the then outstanding principal amount of such Term Loans.

“COC Payment Event” shall have the meaning specified in Section 2.12(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all “Collateral” and “Mortgaged Property” referred to in the Security Documents (including the Mortgaged Properties) and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the benefit of the Lenders.

“Collateral Access Agreement” shall mean a landlord waiver or other agreement, in a form as shall be reasonably satisfactory to the Collateral Agent, between the Collateral Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any premises where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Agreement” shall mean the Collateral Agreement, in the form of Exhibit D, as amended, supplemented or otherwise modified from time to time, among Holdings, the Borrower, each Subsidiary Loan Party and the Collateral Agent.

“Collateral and Guarantee Requirement” shall mean, at any time, subject to the Agreed Security Principles, the requirement that:

(a) the Administrative Agent shall have received (i) from Holdings, the Borrower and each other Subsidiary Loan Party a counterpart of the Collateral Agreement, duly executed and delivered on behalf of each such person party thereto, (ii) from Holdings, the Borrower and each Loan Party a counterpart of the Guaranty Agreement, duly executed and delivered on behalf of each such person party thereto, and (iii) on the Closing Date, the Foreign Security Documents listed on Schedule 1.01(f);

(b) all outstanding Equity Interests of the Borrower, all other outstanding Equity Interests directly owned by any Loan Party (other than the Equity Interests of an Insurance Subsidiary to the extent that a pledge of such Equity Interests violates applicable law), and all Indebtedness owing to any Loan Party (other than intercompany indebtedness, which is governed by clause (c) below) shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document) and the Administrative Agent shall have received certificates or other instruments representing or evidencing all such Equity Interests (other than (i) uncertificated Equity Interests, (ii) Equity Interests issued by Foreign Subsidiaries organized under the laws of a jurisdiction where receipt of such certificates or other instruments is not effective to perfect security interests in such Equity Interests and (iii) Equity Interests issued by a Foreign Subsidiary organized under the laws of an Excluded Jurisdiction) and any notes or other instruments representing such Indebtedness in excess of $5,000,000, together with stock powers, note powers or other instruments of transfer with respect thereto endorsed in blank, provided, that, (x) unless otherwise agreed by the Borrower and the Administrative Agent in any given case, in no event shall more than 65% of the issued and outstanding voting Equity Interests of any Excluded Foreign Subsidiary be pledged to secure Obligations of the Loan Parties and (y) the only Foreign Pledge Agreements required to be executed on the Closing Date shall be those set forth on Schedule 1.01(f);

(c) (i) all Indebtedness of Holdings, the Borrower and each Subsidiary (other than (x) intercompany Indebtedness incurred in the ordinary course of business in connection with the cash management operations and intercompany sales of the Borrower and each Subsidiary, (y) any Indebtedness not exceeding $1,000,000 and (z) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument in form satisfactory to the Administrative Agent and shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document), and (ii) the Administrative Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank (other than with respect to any such intercompany debt the perfection of the pledge of which is not achieved by delivery to the Administrative Agent);

(d) except as otherwise contemplated by any Security Document or elsewhere in this definition of Collateral and Guarantee Requirement (including with regard to deposit accounts), all documents and instruments, (including, in the United States of America, filings of Uniform Commercial Code financing statements and filings with the United States Copyright Office and the United States Patent and Trademark Office) and all other actions required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording or taken concurrently with, or promptly following, the execution and delivery of each such Security Document;

(e) except as set forth pursuant to any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder;

(f) subject to Section 5.11(g), in the case of any person that (i) becomes a Loan Party after the Closing Date, the Administrative Agent shall have received from such Loan Party, (A) a supplement or joinder to each of the Guaranty Agreement and the Collateral Agreement (other with respect to Foreign Subsidiary Loan Parties), in the form specified therein, duly executed and delivered on behalf of such person, (B) with respect to any Foreign Pledge Agreement that the Administrative Agent determines, based on the advice of counsel, to be necessary or advisable in connection with the pledge of Equity Interests or Indebtedness of a Foreign Subsidiary (other than a pledge of Equity Interests of any Foreign Subsidiary that is not directly owned by it, that is an Immaterial Subsidiary or that is organized under the laws of an Excluded Jurisdiction) owned by such Loan Party, a counterpart thereof, duly executed and delivered on behalf of such person, (C) with respect to any Foreign Security Document that the Administrative Agent determines, based on the advice of counsel, to be necessary or advisable in connection with the pledge of assets owned by such Foreign Subsidiary Loan Party, a counterpart thereof, duly executed and delivered on behalf of such person, (D) such other Security Documents as may be required to be delivered pursuant to Section 5.11, and (E) evidence that any other requirements of Section 5.11 shall have been complied with and (ii) becomes such a Subsidiary Loan Party, the Administrative Agent shall have received from the parent of such Subsidiary Loan Party, (A) supplements to the applicable Security Documents pursuant to which it shall have pledged the Equity Interests in the other Subsidiaries owned by it, or other Security Documents, effecting the pledge of such Equity Interests in favor of the Administrative Agent, subject to the same exceptions and limitations as set forth in paragraph (c) above and clause (i)(B) above and (B) certificates and instruments representing or evidencing such Equity Interests, subject to the same exceptions and limitations as set forth in paragraph (c) above; and

(g) other than (i) an aggregate amount of not more than $2,000,000 at any one time, in the case of any Loan Party, (ii) zero balance accounts, (iii) accounts used exclusively to hold funds that are earmarked for the payment of taxes, (iv) amounts deposited into deposit accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the Borrower or Borrower’s Subsidiaries’ employees, (v) any deposit account or securities account for the sole purpose of holding cash that serves as collateral or security under a letter of credit or other obligation not prohibited by any Loan Document, (vi) fiduciary accounts required to be maintained by any regulatory or quasi-regulatory body and (vii) deposit accounts and securities account outside of the United States or owned by a Foreign Subsidiary; make, acquire, or permit to exist Permitted Investments consisting of cash, cash equivalents, or amounts credited to deposit accounts or securities accounts unless such Person and the applicable bank or securities intermediary have entered into Account Control Agreements with the Collateral Agent governing such Permitted Investments in order to perfect (and further establish) Collateral Agent’s Liens in such Permitted Investments. Except as provided herein, no Loan Party shall maintain any deposit account or securities account unless the Collateral Agent shall have received an Account Control Agreement in respect of such deposit account or securities account.

Notwithstanding the foregoing, the Guaranty Agreement and the Security Documents shall provide that the obligations of any Foreign Subsidiary Loan Party under such agreements shall be subject to the limitations set forth in the Agreed Security Principles.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment and/or Term Loan Commitment, (b) with respect to the Swingline Lender, its Swingline Commitment and (c) with respect to any Issuing Bank, such Issuing Bank’s L/C Commitment.

“Communications” shall have the meaning assigned to such term in Section 9.19(a).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit, to the extent undrawn) consisting of Capital Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and the Subsidiaries determined on a consolidated basis on such date; provided that, the amount of Consolidated Debt shall be reduced by the face amount of letters of credit issued and outstanding pursuant to Section 6.01(s).

“Consolidated Fixed Charge Coverage Ratio” shall mean, on any date, the ratio of (a) EBITDA for such Test Period calculated on a Pro Forma Basis minus Capital Expenditures for such Test Period to (b) Consolidated Fixed Charges paid in cash for such Test Period.

“Consolidated Fixed Charges” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the sum, without duplication, of:

(a) the consolidated interest expense (net of interest income) to the extent it relates to Indebtedness of the Borrower and the Subsidiaries for such period, and to the extent such expense was deducted in computing Consolidated Net Income, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to obligations under any Swap Agreement, but excluding the amortization or write-off of deferred financing fees or expenses of any bridge or other financing fee in connection with the Transactions; plus

(b) provision for cash income taxes made by Borrower and its Subsidiaries on a consolidated basis in respect of such Test Period; plus

(c) to the extent payable in cash, any interest expense on Indebtedness of another person that is Guaranteed by the Borrower and the Subsidiaries or secured by a Lien on assets of the Borrower and the Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(d) scheduled payments made or payable during such period on account of principal of Indebtedness of the Borrower and its Subsidiaries (including scheduled principal payments in respect of the Term Loans), in each case, on a consolidated basis and in accordance with GAAP.

For purposes of determining Consolidated Fixed Charges for any period that includes the quarterly periods ending September 30, 2016, December 31, 2016, March 31, 2017 and June 30, 2017, the Consolidated Fixed Charges for such quarterly periods shall be $34,630,672, $34,491,747, $34,089,750 and $37,066,032, respectively.

“Consolidated Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended and Reported as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA shall be determined for the applicable Test Period on a Pro Forma Basis.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis, plus the amount that the provision for taxes exceeds cash taxes paid by such person and its Subsidiaries in such period; provided, however, that, without duplication,

(a) [reserved];

(b) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated on or after the Closing Date shall be excluded;

(c) the cumulative effect of a change in accounting principles during such period shall be excluded;

(d) any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(e) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of the Borrower) shall be excluded;

(f) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of (i) indebtedness, and (ii) Swap Agreements and other derivative instruments to the extent that such gains or losses have been realized by the Borrower, in each case, shall be excluded;

(g) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period;

(h) the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equity holders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such subsidiary to such person or a subsidiary of such person (subject to the provisions of this clause (h)), to the extent not already included therein;

(i) any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

(j) any non-cash expenses realized or resulting from employee benefit plans or post employment benefit plans, long-term incentive plans or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such person or any of its Subsidiaries shall be excluded;

(k) any one-time non-cash compensation charges shall be excluded;

(l) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded;

(m) [reserved];

(n) [reserved];

(o) any currency translation gains and losses realized from currency remeasurements of Indebtedness, and any net loss or gain realized from any Swap Agreements for currency exchange risk, in each case, that are actually paid in cash, shall be excluded; and

(p) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of the last day of the fiscal quarter most recently ended and Reported.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Credit Facilities” shall mean, collectively, (i) the revolving credit facilities represented by the Revolving Facility Commitments, (ii) the swingline facility provided pursuant to Section 2.04 evidenced by the Swingline Commitments (and the related Swingline Loans and other Swingline Exposure), (iii) the letter of credit facility provided pursuant to Section 2.05 (and the related Letters of Credit and other L/C Exposure), and (iv) the term facility represented by the Term Loans.

“Current Assets” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clause (a)(iv) of the definition of such term.

“Debt Service” shall mean, with respect to Holdings, the Borrower and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.

“Debtor Relief Laws” shall mean Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.23(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or

Swingline Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by their terms (or by the terms of any security into which such Equity Interests are convertible or for which such Equity Interests are redeemable or exchangeable), or upon the happening of any event, (i) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), (ii) are convertible or exchangeable other than at the option of the issuer thereof for Indebtedness or Disqualified Stock or (iii) are redeemable at the option of the holder thereof (other than upon the occurrence of a Change in Control (or similar event), sale or disposition of all or substantially all of the assets of the Borrower and its Subsidiaries, or the acceleration of the Loans, subject, in each case, to the prior payment in full in cash of all Obligations), in whole or in part, in each case prior to 91 days after the Latest Maturity Date; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, still further, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dividends” shall have the meaning assigned to such term in Section 6.06.

“Dollar” and “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period (without giving effect to the amount added to Net Income in calculating Consolidated Net Income for the excess of the provision for taxes over cash taxes) plus (a) the sum of without duplication:

(i) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, provision for taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of the Borrower and the Subsidiaries in respect of such period in accordance with Section 6.06(b), which shall be included as though such amounts had been paid as income taxes directly by the Borrower or any Subsidiary; plus

(ii) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, Consolidated Fixed Charges of the Borrower and the Subsidiaries for such period; plus

(iii) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and the Subsidiaries for such period; plus

(iv) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, the amount of any business optimization expenses and restructuring charges or expenses (which, for the avoidance of doubt, shall include office and plant closures, facility consolidations, retention payments and special supplemental bonuses payable, exit costs, severance payments, systems establishment costs or excess pension charges); provided, that the aggregate total amount of all such restructuring charges and expenses that are actually paid in cash that may be added back, under this clause (iv) shall not exceed the greater of $15,000,000 and 7.5% of EBITDA for the relevant Test Period prior to giving effect to such addback; plus

(v) any net after-tax extraordinary or nonrecurring or unusual losses, expenses or charges; provided that the aggregate total amount of all such losses, expenses, charges and fees consisting of legal fees, fines and legal settlements that may be added back pursuant to this clause (v) shall not exceed (x) $25,000,000 for the relevant Test Period or (y) $50,000,000 in the aggregate during the term of this Agreement; plus

(vi) [reserved]; plus

(vii) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the offering of the 2017 Exchange Notes and the Obligations, and (y) any amendment or other modification of the Obligations or other Indebtedness; plus

(viii) non-cash gains and losses with respect to Swap Agreements and other derivative instruments; plus

(ix) non-cash currency translation gains and losses related to currency remeasurements of Indebtedness, and any net non-cash loss or gain resulting from any Swap Agreement for currency exchange risk; minus

(b) the sum of (i) non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period); and (ii) any net after-tax extraordinary or nonrecurring or unusual gains or income (including for the avoidance of doubt, cancellation of debt income in connection with the Transactions or otherwise);

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Fixed Charges of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Subsidiary of the Borrower will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute EBITDA, (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Net Income of the Borrower, and (B) only to the extent that a corresponding amount of the Net Income of such Subsidiary would be permitted at the date of determination to be dividended or distributed to the Borrower by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

Notwithstanding the foregoing, contract termination fees shall be disregarded for purposes of calculating EBITDA.

For purposes of determining EBITDA for any period that includes the quarterly periods ending September 30, 2016 and December 31, 2016, EBITDA for such quarterly periods shall be $62,775,879 and $55,832,903, respectively.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Loans of any Class, the effective yield on such Loans as determined by the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such Loans and (y) four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders and customary consent fees paid generally to consenting Lenders. All such determinations made by the Administrative Agent shall, absent manifest error, be final, conclusive and binding on the Borrowers and the Lenders and the Administrative Agent shall have no liability to any person with respect to such determination absent gross negligence or willful misconduct.

“EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, directives, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, membership interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b)the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the failure to make by its due date a required contribution under Section 412(m) of the Code with respect to any Plan; (e) the failure to make any required contribution to a Multiemployer Plan; (f) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention, or the institution by the PBGC of proceedings, to terminate any Plan or to appoint a trustee to administer any Plan; (g) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, (I) in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA, (II) in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA) or (III) insolvent within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” or “€” shall mean the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.

“Eurocurrency Base Rate” shall mean, for such Interest Period, the rate per annum equal to the ICE Benchmark Administration LIBOR Rate (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (such rate the, “LIBO Screen Rate”). If the LIBO Screen Rate is not available at such time for any reason for such Interest Period (an “Impacted Interest Period”), then the “Eurocurrency Base Rate” for such Interest Period shall be the Interpolated Rate. If such Interpolated Rate is unavailable at such time for any reason, then LIBOR for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate per annum equal to the offered quotation rate for first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Eurocurrency Loan of 3 major London banks for which LIBOR is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of such Interest Period, which determination shall be conclusive absent manifest error.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Reserve Percentage” shall mean, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Adjusted Eurocurrency Rate for each outstanding Eurocurrency Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurocurrency Revolving Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any Excess Cash Flow Period, EBITDA of the Borrower and the Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication,

(a) Debt Service for such Excess Cash Flow Period, reduced by the aggregate principal amount of voluntary prepayments of Consolidated Debt (other than prepayments of the Loans) that would otherwise constitute scheduled principal amortization during such Excess Cash Flow Period;

(b) the amount of any voluntary prepayment permitted hereunder of term Indebtedness (other than any Term Loans) during such Excess Cash Flow Period, in each case to the extent not financed, or intended to be financed, using the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests or any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds”, in each case, to the extent that the amount of such prepayment is not already reflected in Debt Service;

(c) (i) Capital Expenditures by the Borrower and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash and (ii) the aggregate consideration paid in cash during such Excess Cash Flow Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder, in each case, to the extent not financed with the proceeds of, without duplication, the incurrence of Indebtedness (other than Revolving Facility Loans), the sale or issuance of any Equity Interests or any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds” (less any amounts received in respect thereof as a return of capital);

(d) [reserved];

(e) Taxes paid in cash by Holdings, the Borrower and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries; provided, that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period;

(f) an amount equal to any increase in Working Capital of the Borrower and the Subsidiaries for such Excess Cash Flow Period;

(g) cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not reflected in the computation of EBITDA or Cash Interest Expense;

(h) [reserved];

(i) without duplication of any exclusions to the calculation of Consolidated Net Income or EBITDA, amounts paid in cash during such Excess Cash Flow Period on account of (A) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in determining EBITDA of the Borrower and the Subsidiaries in a prior Excess Cash Flow Period and (B) reserves or accruals established in purchase accounting;

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith to the extent that the income or gain realized from the transaction giving rise to such Net Proceeds exceeds the aggregate amount of all such mandatory prepayments and Capital Expenditures made with such Net Proceeds, and

(k) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by the Borrower and the Subsidiaries or did not represent cash received by the Borrower and the Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period, plus, without duplication,

(a) an amount equal to any decrease in Working Capital of the Borrower and the Subsidiaries for such Excess Cash Flow Period;

(b) [reserved];

(c) all amounts referred to in clause (c) above to the extent funded with, without duplication, (i) the proceeds of the sale or issuance of Equity Interests of, or capital contributions to, the Borrower after the Closing Date, (ii) the proceeds of Indebtedness (other than Revolving Facility Loans) or (iii) any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds”, in each case, to the extent there is a corresponding deduction from Excess Cash Flow above;

(d) [Reserved];

(e) cash payments received in respect of Swap Agreements during such Excess Cash Flow Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense;

(f) any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period, except to the extent such gain consists of Net Proceeds subject to Section 2.11(b) or not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds”.

(g) to the extent deducted in the computation of EBITDA, cash interest income; and

(h) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (x) such items represented cash received by the Borrower or any Subsidiary or (y) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period, in each case, except to the extent such amount consists of Net Proceeds subject to Section 2.11(b) or not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds”.

“Excess Cash Flow Period” shall mean (a) the period beginning on the first day of the first fiscal quarter beginning after the Closing Date through the fiscal year of the Borrower ending on December 31, 2017, and (b) each fiscal year of the Borrower ended thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” shall mean the Permitted Investments received by the Borrower from:

(a) contributions in respect of its common stock, and

(b) the sale (other than to a Subsidiary of the Borrower or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any of its Subsidiaries) of Equity Interests (other than Disqualified Stock) of the Borrower or Holdings, in each case, as designated as Excluded Contributions pursuant to an Officer’s Certificate executed by a Responsible Officer of the Borrower.

“Excluded Foreign Subsidiary” shall mean (i) any Foreign Subsidiary that is a CFC and (ii) any Subsidiary that has no material assets other than Equity Interests of, or Equity Interests and indebtedness of, one or more CFCs.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 (as amended or waived from time to time).

“Excluded Jurisdictions” shall mean any jurisdiction in which a Foreign Subsidiary is formed or organized to the extent that the perfection of the pledge of Equity Interests in such Foreign Subsidiary pursuant to a Foreign Pledge Agreement requires the consent or approval of any Governmental Authority in such jurisdiction and such consent or approval is not readily obtainable in the ordinary course, or violates applicable law.

“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, the following Taxes:

(a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes,

(b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office or (ii) such withholding tax shall have resulted from the making of any payment to a location other than the office designated by the Administrative Agent or such Lender for the receipt of payments of the applicable type,

(c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) (other than as a result of a Change in Law) and

(d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean, that certain Amended and Restated Credit Agreement, dated as of April 9, 2010, by and among, among others, Holdings, Borrower, the lenders from time to time party thereto, Deutsche Bank Trust Company Americas as Administrative Agent (as amended, restated, amended and restated or otherwise modified from time to time).

“Existing Holdings Notes” shall mean the 13.75%/14.50% Senior Secured PIK/Toggle Notes due 2018 issued by Holdings.

“Existing Lenders” shall have the meaning assigned to such term in the recitals hereto.

“Extended Senior Subordinated Notes” shall mean the Senior Subordinated Notes due 2018 issued by the Borrower to Affinion Investments on December 12, 2013 pursuant to the Extended Senior Subordinated Notes Indenture in connection with the Permitted Exchange Transactions.

“Extended Senior Subordinated Notes Indenture” shall mean the Indenture, dated as of December 12, 2013, among the Borrower, the Subsidiary Loan Parties, Wells Fargo Bank, National Association, as trustee and Wilmington Trust, National Association, as holder agent.

“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any law, regulation, rule, promulgation or official agreement implementing an official government agreement or intergovernmental agreement with respect to the foregoing.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (charged on such day on such transactions as determined by the Administrative Agent).

“Fee Letters” shall mean (i) that certain Closing Payment Letter dated as of March 31, 2017, by and among HPS Investment Partners, LLC and Affinion Group, Inc. and (ii) that certain Amended and Restated Agent Fee Letter (the “Agent Fee Letter”) dated as of May 10, 2017, by and among HPS Investment Partners, LLC and Affinion Group, Inc.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Foreign Lender” shall mean any Lender which for U.S. federal income tax purposes (i) is regarded as a separate entity and is not a U.S. Person or (ii) is disregarded as a separate entity and has a regarded owner that is not a U.S. Person.

“Foreign Pledge Agreement” shall mean a pledge or charge agreement with respect to the Pledged Collateral that constitutes Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent; provided, that, unless the Borrower and the Administrative Agent otherwise agree in any given case, in no event shall more than 65% of the issued and outstanding voting Equity Interests of any Excluded Foreign Subsidiary be pledged to secure Obligations of the Loan Parties.

“Foreign Security Documents” shall mean each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11, in each case, granting Liens on Collateral of a Foreign Subsidiary Loan Party, and as amended from time to time in accordance with the terms hereof and thereof.

“Foreign Subsidiary” shall mean any Subsidiary (together with its successors) that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary Loan Party” shall mean each (i) Foreign Subsidiary of the Borrower on the Closing Date set forth on Schedule 1.01(g) hereto and (ii) each Wholly Owned Subsidiary of the Borrower that is a Foreign Subsidiary formed or acquired after the Closing Date other than (A) Excluded Foreign Subsidiaries, (B) Foreign Subsidiaries not required to be Foreign Subsidiary Loan Parties pursuant to the Agreed Security Principles, (C) Unrestricted Subsidiaries, (D) Immaterial Subsidiaries and (E) any Foreign Subsidiary solely to the extent that, and only for so long as, guaranteeing the Obligations would violate or require consent (that could not be readily obtained without undue burden to the Loan Parties) under applicable law or regulations or a contractual obligation on such Foreign Subsidiary and such law or obligation existed at the time of the acquisition of such Foreign Subsidiary and was not created or made binding on such Foreign Subsidiary in contemplation of or in connection with the acquisition of such Foreign Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to each Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit obligations other than Letter of Credit obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided, that any reference to the application of GAAP in Sections 3.13(a), 3.13(b), 3.20, 5.03, 5.07 and 6.02(e), to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies or public international organizations such as the European Union or the European Central Bank, or World Bank).

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Guaranty Agreement” shall mean the Guaranty Agreement, in the form of Exhibit E, as amended, supplemented or otherwise modified from time to time, among Holdings, the Borrower, each Loan Party and the Collateral Agent.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Highest Lawful Rate” shall mean the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Honor Date” shall have the meaning assigned to such term in Section 2.05.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended and Reported, have assets with a value in excess of 2.5% of the Consolidated Total Assets and revenues representing in excess of 2.5% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date and (b) taken together with all Unrestricted Subsidiaries designated pursuant to clause (ii) of the definition thereof and all other Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended and Reported, did not have assets with a value in excess of 5% of the Consolidated Total Assets and revenues representing in excess of 5% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date; provided, that any Subsidiary that is a “Significant Subsidiary” as such term (or any similar term) is used in any Junior Indebtedness document (or any definitive agreement governing Permitted Refinancing Indebtedness in respect of any of the foregoing). Each Immaterial Subsidiary shall be set forth in Schedule 1.01(b), and the Borrower shall update such Schedule from time to time after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the Borrower may determine).

“Impacted Interest Period” shall have the meaning set forth in the definition of “Eurocurrency Base Rate”.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (i) the principal component of all obligations of such person in respect of bankers’ acceptances, (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock) and (k) to the extent constituting a liability under GAAP, earn-outs and obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with Permitted Business Acquisitions or any other Investment permitted hereunder. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof; provided, however, that, notwithstanding the foregoing, solely for purposes of calculating the financial covenant in Section 6.10 (including Pro Forma Compliance) or calculating any financial ratio, Indebtedness shall be deemed not to include (i) contingent obligations incurred in the ordinary course of business, (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) [reserved], (v) obligations to make payments in respect of money backed guarantees offered to customers in the ordinary course of business, (vi) obligations to make payments to one or more insurers in respect of profit sharing arrangements entered into in the ordinary course of business, or (vii) any Indebtedness of Holdings deemed to be Indebtedness of the Borrower on its balance sheet under GAAP but for which the Borrower and its Subsidiaries do not have any obligations or liabilities, contingent or otherwise.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean the persons identified in writing to the Administrative Agent by the Borrower on the Closing Date, and as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter, with the written consent of the Administrative Agent, by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to Agent that are to be no longer considered “Ineligible Institutions”).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the ”HPS Meeting” presentation, dated January 2017, as modified or supplemented prior to the Closing Date.

“Insurance Business” shall mean one or more aspects of the business of soliciting, administering, selling, issuing or underwriting insurance or reinsurance.

“Insurance Subsidiary” shall mean any Subsidiary that is licensed by any Applicable Insurance Regulatory Authority to conduct, and conducts, an Insurance Business.

“Intellectual Property Security Agreements” shall mean the Form of Copyright Security Agreement, Form of Patent Security Agreement, and Form of Trademark Security Agreement, attached as exhibits to the Collateral Agreement.

“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) EBITDA for such Test Period calculated on a Pro Forma Basis to (b) Cash Interest Expense of the Borrower and the Subsidiaries, in each case, for the applicable period of four consecutive fiscal quarters of the Borrower, all determined on a consolidated basis in accordance with GAAP.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing or Revolving Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of, without duplication, (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, (b) capitalized interest of such person, whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges incurred for such period in connection with any receivables financing of such person or any of its subsidiaries that are payable to persons other than Holdings, the Borrower and the Subsidiaries.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan, the last Business Day of each calendar quarter (being the last day of March, June, September and December of each year).

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months thereafter, if at the time of the relevant Borrowing, all Lenders agree to make interest periods of such length available), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) the Borrower may, with the consent of the Administrative Agent, elect to have an interest period of less than a month with respect to any Eurocurrency Borrowing. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” shall have the meaning set forth in Section 6.04.

“Investor Purchase Agreement” shall mean that certain Investor Purchase Agreement, dated as of March 31, 2017, by and among Holdings, the Borrower, Affinion Investments, Elliott Management Corporation, Franklin Mutual Advisers, LLC, and any additional investors party thereto.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall have the meaning set forth in Section 2.05(a).

“Issuing Bank” shall mean a Lender to be reasonably agreed between HPS and Borrower and each other Issuing Bank designated pursuant to Section 2.05(j) or (k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i) or (k). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank or through agreements with third party letter of credit issuers issuing letters of credit (and such issuer, a “Third Party LC Issuer”) on behalf of the Borrower as a co-applicant and designated as a Letter of Credit hereunder by the Borrower or Administrative Agent, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Where the context so requires, references herein to Issuing Bank shall include any Third Party LC Issuer; provided, however that no such Third Party Issuer shall have any obligations under this Agreement. For the avoidance of doubt, HPS shall not act as an Issuing Bank unless agreed to in writing in its sole discretion.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Junior Indebtedness” shall mean, collectively, any Material Indebtedness of the Borrower or any of its Subsidiaries that are Loan Parties that is (x) secured by a Lien that is junior in priority to the Lien securing the Obligations, (y) by its terms subordinated in right of payment to all or any portion of the Obligations or (z) unsecured, in each case, other than intercompany Indebtedness among the Borrower and its Subsidiaries and Indebtedness incurred under Section 6.01(w); which for the avoidance of doubt, as of the Closing Date includes, (i) the 2017 Exchange Notes and (ii) any Senior Notes, Extended Senior Subordinated Notes and Affinion Investments Notes remaining outstanding after the 2017 Exchange.

“Latest Maturity Date” shall mean, at any date of determination, the latest final stated maturity date applicable to any Class of Loans or Commitments hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Laws” shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” shall mean, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05. The initial aggregate amount of the L/C Commitments of all Issuing Banks is $0. For the avoidance of doubt, HPS shall not have an L/C Commitment unless agreed to in writing in its sole discretion.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit (including any payment or disbursement made by an Issuing Bank to any Third Party LC Issuer).

“L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Revolving Facility Lender at any time shall be its Applicable Percentage of the total L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lead Arranger” shall mean HPS Investments Partners, LLC.

“Leased Material Real Property” shall mean the leased real property set forth on Schedule 3.18.

“Lender” shall mean each Revolving Facility Lender, the Swingline Lender, each Term Lender and each Issuing Bank.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any applicable Issuing Bank or any Third Party LC Issuer.

“LIBO Screen Rate” shall have the meaning set forth in the definition of “Eurodollar Base Rate”.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, any promissory note issued under Section 2.09(e), solely for the purposes of 7.01(c) hereof, the Fee Letters and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Loan Party for the benefit of any Agent, Issuing Bank or Lender in connection herewith on or after the date hereof.

“Loan Parties” shall mean Holdings, the Borrower, the Foreign Subsidiary Loan Parties and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans.

“Local Time” shall mean New York City time.

“Majority Lenders” of any Tranche shall mean, at any time, Lenders under such Tranche having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Tranche and unused Commitments under such Tranche at such time.

“Make Whole Premium Amount” shall mean, with respect to any Term Loan subject to a Payment Event, on any date of calculation, the excess of (i) (x) the prepayment price to prepay in full the principal amount of such Term Loan (including any prepayment premium payable pursuant to Section 2.12(e)) on the day immediately following the second anniversary of the Closing Date plus (y) the present value on such date of all interest (using the interest rate applicable to the Term Loan being prepaid as of the date of the prepayment) that would have accrued on such Term Loan from the date of calculation through the date immediately following the second anniversary of the Closing Date (excluding accrued but unpaid interest to the date of such calculation) computed using a discount rate equal to the Treasury Rate as of such calculation date plus 50 basis points over (ii) the then outstanding principal amount of such Term Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean the existence of any event, development or circumstance that, subsequent to December 31, 2016, has had or could reasonably be expected to have a material adverse effect on (a) the business, property, operations or condition of the Borrower and the Subsidiaries, taken as a whole, or (b) the validity or enforceability of any material Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Agreement” shall mean any agreement, contract or instrument to which any Loan Party is a party or by which any Loan Party or any of its properties is bound (i) pursuant to which any Loan Party receives or will receive revenue (as determined in accordance with GAAP on the financial statements of the Borrower), in excess of $50,000,000 in any 12 month period, (ii) governing, creating, evidencing or relating to Material Indebtedness of any Loan Party or (iii) the termination or suspension of which, or the failure of any party thereto to perform its obligations thereunder, could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $25,000,000.

“Material Insurance Subsidiary” shall mean one or more Subsidiaries that constitute all or substantially all or a material portion of the Insurance Business of the Borrower and its Subsidiaries.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean each real property encumbered by a Mortgage pursuant to Section 5.11.

“Mortgages” shall mean the mortgages, debentures, hypothecs, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered pursuant to Section 5.11, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties, each in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA to which Holdings, the Borrower or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends minus an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such person or any parent of such person in respect of a period in accordance with Section 6.06(b)(i) as if such amounts had been paid as income taxes directly by such person but only to the extent such amounts have not already been accounted for as taxes reducing the net income (loss) of such person.

“Net Proceeds” shall mean:

(a) 100% of the proceeds in the form of cash, cash equivalents and Permitted Investments actually received by any Loan Party (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, loss due to eminent domain or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any person of any asset or assets of the Borrower or any Loan Party (other than those pursuant to Section 6.05(a), (b), (c), (e), (g), (i), (j), or (m)) net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); provided, that, if no Event of Default exists, the Borrower or any Subsidiary may deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly after receipt of any such proceeds, but in no event to exceed 5 Businesses Day after receipt of any such proceeds, setting forth the Borrower’s or such Subsidiary’s intention to use, or to commit to use, any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Loan Parties or to make investments in Permitted Business Acquisitions or Investments permitted by Section 6.04, in each case, if such certificate shall have been delivered, within twelve months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not so used (or committed to be used) within such twelve-month period, provided, however that the foregoing reinvestment right shall not apply to any net proceeds received (A) in excess of $50,000,000 in the aggregate from the Closing Date or (B) the net proceeds received from any sale or disposition of the assets or Equity Interests of any Material Insurance Subsidiary, in each case to the extent that such assets or Equity Interests do not represent a de minimis, immaterial or dormant portion of the Insurance Business of the Borrower and its Subsidiaries; provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $5,000,000 and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $10,000,000; provided, still further, that pending such reinvestment, such proceeds may be applied to temporarily reduce outstanding Revolving Facility Loans;

(b) 100% of the proceeds in the form of cash, cash equivalents and Permitted Investments from the incurrence, issuance or sale by any Loan Party of any Indebtedness and debt like securities, in each case, (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale; and

(c) 100% of the proceeds in form of cash, cash equivalents and Permitted Investments from the receipt of extraordinary and nonrecurring receipts, including without limitation, corporate tax refunds, net of all taxes and fees, commissions, costs and other expenses, in each case incurred in connection with such extraordinary and nonrecurring receipt; provided that no proceeds realized in a transaction or receipt shall constitute Net Proceeds unless such proceeds exceed $5,000,000.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings or the Borrower or any Affiliate of either of them shall be disregarded.

“NFIP” shall have the meaning assigned to such term in Section 5.11(c).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean (i) all principal of and interest (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and premium (if any) on all Loans made pursuant to the Credit Agreement, (ii) all reimbursement obligations (if any) and interest thereon (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) with respect to any Letter of Credit issued pursuant to the Credit Agreement and (iii) all guarantee obligations, fees, expenses and all other obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or the Letters of Credit, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Arranger, the Agents or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise. Notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor.

“OFAC” shall mean the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

“Organizational Documents” shall mean, collectively, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation or articles of incorporation and by-laws (or similar constitutive documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person (and, where applicable, the equity holders or shareholders registry of such Person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Overdraft Line” shall have the meaning assigned to such term in Section 6.01(r).

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Participant Register” shall have the meaning specified in Section 9.04(c).

“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Payment Event” shall have the meaning specified in Section 2.12(e).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Perfection Certificate” shall mean the Perfection Certificate with respect to Borrower, in a form reasonably satisfactory to the Administrative Agent.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) in, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition) if (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer by the acquirer or an Affiliate of the acquirer; (b) such acquisition is of a Similar Business, (c) such acquisition results in a net positive change to EBITDA on a Pro Forma Basis, (d) immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) (A) after giving effect to such acquisition, calculated as of the last day of the most recently ended and Reported fiscal quarter (1) the Total Secured Leverage Ratio shall not exceed the lesser of (x) the Total Secured Leverage Ratio as of the Closing Date and (y) the Total Secured Leverage Ratio immediately prior to giving effect to such “Permitted Business Acquisition” and (2) the Consolidated Fixed Charge Coverage Ratio shall not be less than the greater of (x) the Consolidated Fixed Charge Coverage Ratio as of the Closing Date and (y) the Consolidated Fixed Charge Coverage Ratio immediately prior to giving effect to such “Permitted Business Acquisition” and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial information for such Subsidiary or assets and (B) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01); (iv) to the extent required by Section 5.11, the Collateral and Guarantee Requirement will be satisfied with respect to such acquired person and the equity interests of such acquired person; (v) the aggregate amount of Investments made in “Permitted Business Acquisitions” in persons that do not become Loan Parties, taken together with any Investments made pursuant to Section 6.04(b)(v) in Subsidiaries that are not Loan Parties, shall not, collectively, exceed at any time outstanding $30,000,000 (“Non-Loan Party Cap”); and (vi) in the event of a single or series of related “Permitted Business Acquisitions” in excess of an aggregate principal sum of $75,000,000, the Borrower shall provide the Administrative Agent with (X) a quality of earnings report (prepared by a “Big Four” accounting firm or other national accounting firm reasonably acceptable to the Administrative Agent), (Y) projections and financials and (Z) such other documents and information as the Administrative Agent may reasonably request; provided that, notwithstanding the foregoing, the Specified Acquisition shall be permitted if (A) the Borrower complies with clauses (i), (ii) and (iv) above and provides the materials and information described in clause (vi) above, and the Investments made in connection with the Specified Acquisition shall not reduce the amount of, and availability under, the Non-Loan Party Cap, (B) such Specified Acquisition is consummated within 9 months from the Closing Date and (C) the aggregate purchase price of such Specified Acquisition shall not exceed $25,000,000, of which only up to $12,500,000 shall be paid at the closing of the Specified Acquisition.

“Permitted Holder” shall mean Third Avenue Management, Allianz Global Investors, Empyrean Capital, Pennant Park and Ares Management.

“Permitted Investments” shall mean:

(a) U.S. Dollars, Sterling, euros, or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b) securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, the United States of America, Mexico or any member state of the European Union, in each case, with maturities not exceeding two years after the date of acquisition;

(c) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $500,000,000 or the foreign currency equivalent thereof and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency);

(e) repurchase obligations for underlying securities of the types described in clauses (b) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper issued by a corporation (other than an Affiliated Lender) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) and in each case maturing within one year after the date of acquisition;

(g) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(h) Indebtedness issued by persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) in each case with maturities not exceeding two years from the date of acquisition; and

(i) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (h) above.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and original issue discounts, underwriting discounts, fees, commissions and expenses), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have greater guarantees or security, than the Indebtedness being Refinanced, (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of Indebtedness of Foreign Subsidiaries that are not Loan Parties otherwise permitted under this Agreement and any collateral pursuant to after-acquired property clauses, in each case, to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced, (f) in the case of the 2017 Exchange Notes and any Permitted Refinancing Indebtedness in respect thereto, has no scheduled amortization, payments of principal, sinking fund payments or similar scheduled payments, other than regularly scheduled payments of interest, and (g) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.19(b).

“Pledged Collateral” shall mean Pledged Securities (as defined in the Collateral Agreement) or a similar term (e.g. pledge assets, assigned claims, assigned receivables) in the Collateral Agreement or a Foreign Pledge Agreement, as applicable.

“Prepayment Transaction” shall mean any repayment, refinancing, substitution or replacement, in whole or in part, of principal of outstanding Term Loans, directly or indirectly, from the net proceeds of any Indebtedness of Holdings, the Borrower or any of their Subsidiaries, including, without limitation, as may be effected through any other new or additional loans under this Agreement or by an amendment of any provisions of this Agreement (including pursuant to Section 9.09(f)), including any replacement of a Non-Consenting Lender in connection with a required assignment pursuant to Section 2.19.

“Prime Rate” shall mean the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition, Investment, disposition, merger, amalgamation or consolidation (including the Transactions) (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any designation of any Unrestricted Subsidiary as a Subsidiary, and any restructurings of the business of Holdings, the Borrower or any of the Subsidiaries that Holdings, the Borrower or any of its Subsidiaries has determined to make and/or made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Sections 2.11(b), 6.01, 6.02, 6.05, 6.06 or 6.09, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or dividend or other applicable transaction is consummated) and (ii) (A) for any designation of an Unrestricted Subsidiary as a Subsidiary, effect shall be given to such designation and all other such designations of Unrestricted Subsidiaries as Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the applicable designation of an Unrestricted Subsidiary as a Subsidiary, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower, to reflect operating expense reductions, other operating improvements or synergies reasonably expected to result and be realizable from the applicable pro forma event within the 12 month period following the consummation of the pro forma event, provided that the adjustments made pursuant to this paragraph, shall not exceed the greater of $10,000,000 and 5% of EBITDA for the relevant Test Period prior to giving effect to such adjustment. The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

“Pro Forma Closing Balance Sheet” shall have the meaning assigned to such term in Section 3.05(a)(i).

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.10 as of the date of such determination (calculated on a Pro Forma Basis and giving pro forma effect to the event giving rise to such determination).

“Projections” shall mean the projections of the Borrower and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Closing Date.

“Public Lender” shall have the meaning assigned to such term in Section 9.19(b).

“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Agreement” shall have the meaning assigned to such term in Section 3.09(c).

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Reported” shall mean, with respect to any fiscal quarter or Excess Cash Flow Period of the Borrower, the delivery to the Administrative Agent of the financial statements required to be delivered with respect to the end of such fiscal quarter or such Excess Cash Flow Period under Section 5.04(a) or (b), as applicable.

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) L/C Exposure, (c) Swingline Exposure and (d) Available Unused Commitments that, taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) L/C Exposure, (y) Swingline Exposure and (z) the total Available Unused Commitments at such time. The Loans, L/C Exposure, Swingline Exposure and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period, 50%; provided, that if the Senior Secured Leverage Ratio calculated as of the end of any Excess Cash Flow Period is (i) less than or equal to 3.50 to 1.00, the Required Percentage shall be 25% and (ii) less than or equal to 2.50 to 1.00, the Required Percentage shall be 0%.

“Requirements of Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any person shall mean any chief executive officer, president, executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Revolving Availability Period” shall mean, with respect to the Revolving Facility Commitments, the period from and including Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and the date of termination of the Revolving Facility Commitments.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to any Revolving Facility Lender, such Lender’s commitment to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Facility Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Facility Commitments as of the Closing Date is $110,000,000.

“Revolving Facility Exposure” shall mean, at any time, the sum of (i) the aggregate principal amount of the Revolving Facility Loans outstanding at such time and (ii) the aggregate L/C Exposure at such time; provided, that for purposes of Sections 2.01(b), 2.04(a)(ii), 2.05(b)(ii), 2.08(b)(ii) and 2.11(d), “Revolving Facility Exposure” shall also include the aggregate Swingline Exposure at such time. The Revolving Facility Exposure of any Lender at any time shall be such Lender’s Applicable Percentage of the total Revolving Facility Exposure at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Exposure.

“Revolving Facility Loans” shall mean a loan made by a Revolving Facility Lender pursuant to Section 2.01(b). Each Revolving Facility Loan shall be a Eurocurrency Loan or an ABR Loan.

“Revolving Facility Maturity Date” shall mean the date that is the five year anniversary of the Closing Date.

“S&P” shall mean S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of any Sanctions (as of the Date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine)

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions Laws” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Security Documents” shall mean the Mortgages, the Guaranty Agreement, the Collateral Agreement, the Foreign Pledge Agreements, the Foreign Security Document, the Intellectual Property Security Agreements and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11, in each case, as amended from time to time in accordance with the terms hereof and thereof.

“Senior Notes” shall mean the 7.875% Senior Notes due 2018 issued by the Borrower.

“Senior Secured Debt” at any date shall mean the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness that in each case is then secured by Liens on property or assets of the Borrower and its Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) and both such Consolidated Debt and the Liens securing the same are not subordinated to the Obligations, or the Liens securing the same, respectively.

“Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Senior Secured Debt as of such date, determined on a consolidated basis in accordance with GAAP to (b) EBITDA for such Test Period; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Similar Business” shall mean any business or activity of the Borrower or any of its Subsidiaries currently conducted or proposed as of the Closing Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto.

“Specified Acquisition” shall mean the single acquisition of equity interests or assets of a technology services provider that has previously provided services to the Borrower and/or its Subsidiaries, that was specifically identified to and approved by the Administrative Agent prior to the Closing Date.

“Statutory Reserves” shall mean, with respect to any currency, the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of U.S. Dollar-denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Sterling” shall mean the lawful money of the United Kingdom.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower other than any Unrestricted Subsidiary.

“Subsidiary Loan Party” shall mean (i) each Domestic Subsidiary of the Borrower on the Closing Date set forth on Schedule 1.01(g) hereto and (ii) each Wholly Owned Subsidiary of the Borrower that is a Domestic Subsidiary formed or acquired after the Closing Date other than (A) any Unrestricted Subsidiary, (B) to the extent prohibited by Applicable Insurance Laws and Regulations, any Insurance Subsidiary and (C) any Domestic Subsidiary

solely to the extent that, and only for so long as, guaranteeing the Obligations would violate or require consent (that could not be readily obtained without undue burden to the Loan Parties) under applicable law or regulations or a contractual obligation on such Domestic Subsidiary and such law or obligation existed at the time of the acquisition of such Domestic Subsidiary and was not created or made binding on such Domestic Subsidiary in contemplation of or in connection with the acquisition of such Domestic Subsidiary.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit C-2.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The initial aggregate amount of the Swingline Commitments is $0. For the avoidance of doubt, HPS shall not have an Swingline Commitment unless agreed to in writing in its sole discretion.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” shall mean a Lender to be reasonably agreed between HPS and Borrower, in its capacity as a lender of Swingline Loans. For the avoidance of doubt, HPS shall not act as the Swingline Lender unless agreed to in writing in its sole discretion.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans of a given Class.

“Term Lender” shall mean a Lender with a Term Loan Commitment.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans hereunder on the Closing Date, expressed as an amount representing the maximum aggregate permitted principal amount of the Term Loans to be made by such Lender. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The aggregate amount of the Lenders’ Term Loan Commitments as of the Closing Date (immediately prior to termination on such date pursuant to Section 2.08(a)) is $1,340,000,000.

“Term Loan Maturity Date” shall mean the date that is the five year anniversary of the Closing Date.

“Term Loans” shall mean the Term Loans made by the Lenders pursuant to Section 2.01(a). The aggregate principal amount of Term Loans outstanding as of Closing Date is $1,340,000,000.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended and Reported (taken as one accounting period).

“Third Party LC Issuer” shall have the meaning specified in the definition of Issuing Bank.

“Total Secured Debt” at any date shall mean the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness that in each case is then secured by Liens on property or assets of the Borrower and its Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

“Total Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Total Secured Debt as of such date to (b) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Tranche” shall mean a category of Commitments and extensions of credits thereunder.

“Transaction Documents” shall mean the Loan Documents and the 2017 Exchange Documents, in each case as amended from time to time in accordance with the terms hereof and thereof.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the execution and delivery of the Loan Documents and the initial borrowings hereunder; (b) the execution and delivery of the 2017 Exchange Transaction Documents and the consummation of the 2017 Exchange thereunder; (c) the repayment, redemption or discharge of, and termination of all obligations under, the Existing Credit Agreement and Existing Credit Agreement Loan Documents and the Affinion International Notes and the Affinion International Notes Documents, (d) the issuance of additional 2017

Exchange Notes to redeem, repay or otherwise discharge any Senior Notes, Affinion Investments Notes and Existing Holdings Notes remaining outstanding after giving effect to the 2017 Exchange and (e) the payment of all fees and expenses in connection therewith to be paid on, prior to or subsequent to the Closing Date and owing in connection with the foregoing.

“Treasury Rate” shall mean, as of the applicable payment date, the yield to maturity as of such payment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market date)) most nearly equal to the period from such payment date to the date immediately following the first anniversary of the Closing Date, in the case of the COC Make Whole Premium Amount, and the date immediately following the second anniversary of the Closing Date, in the case of the Make Whole Premium Amount; provided; however, that if the period from such prepayment date to the date immediately following the first anniversary or second anniversary of the Closing Date, as applicable, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted Eurocurrency Rate and ABR.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05.

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries for purposes of GAAP.

“Unrestricted Subsidiary” shall mean (i) any subsidiary of the Borrower identified on Schedule 1.01(d) hereto and (ii) any additional subsidiary of the Borrower designated as such by the Borrower that, together with all other Unrestricted Subsidiaries designated pursuant to this clause (ii), constitutes in the aggregate less than 10% of (A) aggregate EBITDA on a trailing twelve months’ basis and (B) Consolidated Total Assets at such date of determination, calculated as of the last day of the most recently ended and Reported fiscal quarter; provided, that, at any time an Unrestricted Subsidiary designation pursuant to preceding clause (ii) causes the aggregate EBITDA or aggregate assets test set forth above to no longer be satisfied, the Unrestricted Subsidiary or Unrestricted Subsidiaries, as applicable, that has or have either the highest sales or the largest book value of assets, as applicable, of all such Unrestricted Subsidiaries as of the last day of the most recently ended and Reported fiscal quarter shall automatically constitute a Subsidiary and cease to constitute an Unrestricted Subsidiary and the Borrower shall promptly cause the appropriate Security Documents to be executed and delivered to the Administrative Agent (such that, following such conversion of each such Unrestricted Subsidiary to a Subsidiary, the Collateral and Guarantee Requirement shall be satisfied and the remaining Unrestricted Subsidiaries shall satisfy this definition); provided, further that (A) no default or Event of Default has occurred, is continuing or would result from such designation, (b) the Borrower may only (if otherwise permitted hereunder) designate any Material Insurance Subsidiary as an Unrestricted Subsidiary to the extent that such Material Insurance Subsidiary represents a de minimis, immaterial or dormant portion of the Insurance Business of the Borrower and its Subsidiaries and (C) the Borrower and the Subsidiaries shall be in Pro Forma Compliance after giving effect to such designation, calculated as of the last day of the most recently ended and Reported fiscal quarter, and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial information for such designated Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or the applicable Subsidiary therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s or the applicable Subsidiary’s investment therein. The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute (i) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower and its Subsidiaries in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrower or the applicable Subsidiary’s Investment in such Unrestricted Subsidiary.

“U.S. Dollars” or “$” shall mean lawful money of the United States of America.

“U.S. Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans to the Borrower.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 2.17(g).

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Section 4201(b) of ERISA.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Working Capital” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or other document or agreement shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.03 [Reserved.]

SECTION 1.04 Currency Translation. For purposes of determining compliance as of any date with Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.07, amounts incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the exchange rates in effect on the first Business Day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made, as such exchange rates shall be determined in good faith by the Borrower. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.07 or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

SECTION 1.05 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall at all times be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

SECTION 1.06 Dutch Terms. In this Agreement, where it relates to a Dutch person or the context so requires, a reference to (i) ‘works council’ means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) within the meaning of the Works Councils Act of the Netherlands (Wet op de ondernemingsraden) having jurisdiction over that person, (ii) the execution, delivery and performance of any document or action having been ‘duly authorized’ includes any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden) and obtaining an unconditional positive advice (advies) from the competent works council(s), (iii) ‘constituent documents’ means the deed of incorporation (akte van oprichting), articles of association (statuten), and an up-to-date extract of the Trade Register of the Dutch Chamber of Commerce relating to that person, (iv) a ‘bankruptcy’, ‘winding-up’, ‘liquidation’ or ‘dissolution’ includes that person being declared bankrupt (failliet verklaard) or dissolved (ontbonden), (v) a ‘moratorium’ includes (voorlopige) surseance van betaling, (vi) ‘admit in writing its inability or fail generally to pay its debts’ includes that person having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990), (vii) a ‘liquidator’ or ‘trustee in bankruptcy’ includes a curator or a beoogd curator, (viii) an ‘administrator’ includes a bewindvoerder or a beoogd bewindvoerder, and (ix) a ‘lien’ includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht).

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein:

(a) each Term Lender agrees to make Term Loans to the Borrower in U.S. Dollars on the Closing Date from its U.S. Lending Office in a principal amount equal to its Term Loan Commitment;

(b) each Revolving Facility Lender agrees from time to time during the Revolving Availability Period to make Revolving Facility Loans in U.S. Dollars to the Borrower from its U.S. Lending Office in an aggregate principal amount that will not result in such Lender’s Revolving Facility Exposure exceeding such Lender’s Revolving Facility Commitment; provided that, no Revolving Facility Loans will be required to be made to the extent that the aggregate amount of Revolving Facility Exposure plus the face amount of letters of credit issued under Section 6.01(s) exceeds the total Revolving Facility Commitments.

(c) within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments).

(b) Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs or taxes resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that (i) each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided, that there shall not at any time be more than a total of (i) ten Eurocurrency Borrowings outstanding under each Class of Term Loans and (ii) ten Eurocurrency Borrowings outstanding under each Class of Revolving Facility Loans.

(d) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or Term Loan Maturity Date or other final stated maturity date of any other Class of Loans, as applicable.

SECTION 2.03 Requests for Borrowings. To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request (as provided in Section 9.01) in writing by providing a Borrowing Request in the form of Exhibit C-1 hereto (a) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., Local Time, four Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Term Loan Borrowing, not later than 12:00 p.m., Local Time, four Business Day before the date of the proposed Borrowing, and (c) in the case of an ABR Revolving Borrowing, not later than 12:00 p.m., Local Time, four Business Days before the date of the proposed Borrowing; provided, that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., Local Time, on the date of the proposed Borrowing. Each such written Borrowing Request shall be irrevocable and shall be provided by electronic mail or telecopy to the Administrative Agent. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Class of such Borrowing;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Term Borrowing or Revolving Facility Borrowing is specified (as applicable), then the requested Revolving Facility Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans in U.S. Dollars to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Swingline Exposure exceeding the Swingline Commitment or (ii) the Revolving Facility Exposure plus the face amount of letters of credit issued under Section 6.01(s) exceeding the total Revolving Facility Commitments; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Each Swingline Borrowing shall be in an amount that is an integral multiple of an amount to be agreed between the Borrower and Swingline Lender, and not less than an amount to be agreed between the Borrower and Swingline Lender. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request in writing (which may be by electronic mail) in the form of a Swingline Borrowing Request, not later than 11:00 a.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing. The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender shall make each Swingline Loan to be made by it hereunder in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m., Local Time, in its sole discretion, four Business Days before the date of the proposed participations, require the Revolving Facility Lenders to acquire participations in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Revolving Facility Lender, specifying in such notice such Revolving Facility Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Facility Lender’s Applicable Percentage of such Swingline Loan or Loans (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan). Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Swingline Lender. From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans to be extended thereafter and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of such Swingline Loans under this Agreement with respect to Swingline Loans extended by it prior to such replacement but shall not be required to extend any additional Swingline Loans.

(e) From time to time, HPS (in its sole discretion) may agree to act as the Swingline Lender pursuant to a written agreement among the Borrower, the Administrative Agent and HPS, provided that notwithstanding such written agreement or anything herein to contrary, if at any time HPS is unable act as the Swingline Lender or cannot act as the Swingline Lender without undue burden or without incurring incremental fees, costs or expenses of a non-de minimis nature then HPS may, upon written notice (“Swingline Resignation Notice”) to the Borrower and Administrative Agent, immediately resign from its role as Swingline Lender. After any potential resignation of HPS hereunder, HPS shall remain a party hereto and shall continue to have all the rights and obligations of such Swingline Loans under this Agreement with respect to Swingline Loans extended by it prior to such resignation but shall not be required to extend any additional Swingline Loans. Such Swingline Resignation Notice shall also serve as a notice to the Revolving Facility Lenders pursuant to Section 2.04(c) and the Revolving Facility Lenders hereby agree to acquire participations in such Swingline Loans in accordance with the provisions of Section 2.04(c).

SECTION 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees (and in the case of HPS, solely with respect to this clause (i), to the extent HPS agrees to act as an Issuing Bank, at its sole discretion), in reliance upon the agreements of the Revolving Facility Lenders set forth in this Section 2.05, from time to time on any Business day during the Revolving Availability Period and prior to the date that is thirty days prior to the Revolving Facility Maturity Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and to honor drawings of Letters of Credit; and (ii) the Revolving Facility Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any issuance of any Letter of Credit, (x) the total Revolving Facility Exposure plus the face amount of letters of credit issued under Section 6.01(s) shall not exceed the total Revolving Facility Commitments, (y) the Revolving Facility Exposure of any Revolving Facility Lender shall not exceed such Revolving Facility Lender’s respective Revolving Facility Commitment, and (z) the L/C Exposure shall not exceed the aggregate L/C Commitments. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the issuance or amendment of such Letter of Credit so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit (collectively, the “Issuer Documents”), the terms and conditions of this Agreement shall control. To the extent that HPS agrees to act as an Issuing Bank, it is understood and agreed it may satisfy its obligations hereunder with respect to the issuance of Letters of Credit by causing a Third Party LC Issuer to issue such Letters of Credit.

(b) Notice of Issuance, Amendment, Renewal, Extension. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the stated amount thereof; (C) the expiry date thereof (and any “evergreen” renewals, if any, including the terms thereof); (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as such Issuing Bank may require. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Bank or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent in writing (which may be by electronic mail or telecopy) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from any Revolving Facility Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4.01 shall not then be satisfied, then, subject to the terms and conditions hereof, such applicable Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Facility Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the applicable Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the applicable Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Facility Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Facility Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Loans to be disbursed one Business Day after the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.01 (other than the delivery of a Borrowing Request) (provided, however, that for the avoidance of doubt, no Revolving Facility lender shall be required to disburse their portion of the Unreimbursed Amount sooner than the time periods specified in Section 2.03).

(ii) Each Revolving Facility Lender shall upon any notice pursuant to Section 2.05(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Loan to the Borrower in such amount (provided, however, that for the avoidance of doubt, no Revolving Facility lender shall be required to disburse their portion of the Unreimbursed Amount sooner than the time periods specified in Section 2.03). The Administrative Agent shall remit the funds so received to the applicable Issuing Bank.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of ABR Loans because the conditions set forth in Section 4.01 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand

(together with interest) and shall bear interest at the rate specified in Section 2.13. In such event, each Revolving Facility Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Facility Lender in satisfaction of its participation obligation under this Section 2.05.

(iv) Until each Revolving Facility Lender funds its Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Revolving Facility Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable Issuing Bank.

(v) Each Revolving Facility Lender’s obligation to make Loans or L/C Advances to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Facility Lender may have against the applicable Issuing Bank, the Borrower or any other person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Facility Lender’s obligation to make Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.01 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Facility Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), then, without limiting the other provisions of this Agreement, the applicable Issuing Bank shall be entitled to recover from such Revolving Facility Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the applicable Issuing Bank in connection with the foregoing. If such Revolving Facility Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Facility Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable Issuing Bank submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Facility Lender such Revolving Facility Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of the applicable Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Facility Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any Issuing Bank pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 9.07 (including pursuant to any settlement entered into by the applicable Issuing Bank in its discretion), each Revolving Facility Lender shall pay to the Administrative Agent for the account of the applicable Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Facility Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Facility Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Banks for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Bank or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable Issuing Bank under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of the Issuing Banks. Each Revolving Facility Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document. Neither any Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither any Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(h) Certain Conditions. No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Bank from issuing the Letter of Credit, or any Law applicable to the applicable Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable Issuing Bank shall prohibit, or request that the applicable Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the applicable Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the applicable Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the applicable Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the applicable Issuing Bank in good faith deems material to it;

(ii) the issuance of the Letter of Credit would violate one or more policies of the applicable Issuing Bank applicable to letters of credit generally;

(iii) the Letter of Credit is to be denominated in a currency other than Dollars; or

(iv) any Lender is at that time a Defaulting Lender, unless the applicable Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the applicable Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.23(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit obligations as to which the applicable Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(i) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Facility Maturity Date; provided, that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the applicable date referred to in clause (a) of this Section 2.05).

(j) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(k) Appointment of an Issuing Bank and Additional Issuing Banks. From time to time, HPS (in its sole discretion) may agree to act as an Issuing Bank pursuant to a written agreement among the Borrower, the Administrative Agent and HPS, provided that notwithstanding such written agreement or anything herein to contrary, if at any time HPS is unable or cannot act as an Issuing Bank without undue burden or without incurring incremental fees, costs or expenses of a non-de minimis nature then HPS may, upon written notice to the Borrower and Administrative Agent, immediately resign from its role as Issuing Bank. If at any time, and from time to time, HPS is required to cash collaterize any Letter of Credit issued by a Third Party LC Issuer, the Borrower agrees to immediately (with either cash on hand or via a request for a Revolving Facility Borrowing (with such requirement being satisfied if the Borrower immediately requests a Revolving Facility Borrowing and promptly applies the proceeds of such Revolving Facility Borrowing as set forth in this sentence)) cash collateralize such Letter of Credit (or reimburse HPS for such cash collateralization). From time to time, the Borrower may by written notice to the Administrative Agent designate up to four Lenders, each of which agrees (in its sole discretion) to act in such capacity and each of which is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes. For avoidance of doubt, no Third Party LC Issuer shall be required to become a party to this Agreement.

(l) Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each month, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding month, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written (or, with respect to any Issuing Bank, if the Administrative Agent so agrees with respect to such Issuing Bank, telephonic) confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any L/C Disbursement in respect of any Letter of Credit issued, the date of such L/C Disbursement and the amount of such L/C Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such L/C Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.04. Upon receipt of all funds requested in the Borrowing Request, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided, that L/C Advances made to finance a L/C Borrowing pursuant to Section 2.05(b)(ii) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date and at the time required by Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower each severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans resulting from an election made with respect to any such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (as provided in Section 9.01) in writing (in a form as the Administrative Agent may reasonably request) (which may be by electronic mail or telecopy) , in the case of an election that would result in a Borrowing, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Notwithstanding any other provision of this Section, the Borrower shall not be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting outstanding credit extension is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing of Loans, may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing of Loans shall be converted to an ABR Borrowing of the applicable Class at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments. (a)(i) Unless previously terminated, the Revolving Facility Commitment (x) on the day that is the twelve month anniversary of the Closing Date, shall be reduced to $80,000,000, ratably among the Revolving Facility Lenders in accordance with their respective Revolving Facility Commitments and (y) shall terminate on the Revolving Facility Maturity Date.

(ii) The Term Loan Commitments shall terminate on the Closing Date (immediately after the incurrence of Term Loans on such date).

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided, that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the total Revolving Facility Exposure plus the face amount of letters of credit issued under Section 6.01(s) would exceed the total Revolving Facility Commitments; provided further that, the Borrower may terminate the unused Revolving Facility Commitments of any Defaulting Lender at any time, or from time to time, in any amounts and without a pro rata reduction of the Revolving Facility Commitments of the other Lenders.

(c) The Borrower shall notify the Administrative Agent in writing (which may be by electronic mail or telecopy) of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other financing, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class pursuant to this Section 2.08 shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan of such Lender to the Borrower on the Revolving Facility Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender to the Borrower as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan to the Borrower on the Revolving Facility Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence, currencies and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.09(b) and the accounts maintained pursuant to Section 2.09(c), the accounts maintained pursuant to Section 2.09(c) shall govern and control absent manifest error.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower.

SECTION 2.10 Repayment of Term Loans and Revolving Facility Loans.

(a) Subject to the other paragraphs of this Section, the Borrower shall repay Term Loans prior to 2:00 p.m., Local Time, on each date set forth below in the aggregate principal amount set forth for such Borrowings opposite such date; provided that if such date does not fall on a Business Day, then such amounts shall be paid on the preceding Business Day:

Date	Term Loans to Be Repaid
June 30, 2017	$3,350,000
September 30, 2017	$3,350,000
December 31, 2017	$3,350,000
March 31, 2018	$3,350,000
June 30, 2018	$3,350,000

Date	Term Loans to Be Repaid
September 30, 2018	$3,350,000
December 31, 2018	$3,350,000
March 31, 2019	$3,350,000
June 30, 2019	$8,375,000
September 30, 2019	$8,375,000
December 31, 2019	$8,375,000
March 31, 2020	$8,375,000
June 30, 2020	$16,750,000
September 30, 2020	$16,750,000
December 31, 2020	$16,750,000
March 31, 2021	$16,750,000
June 30, 2021	$16,750,000
September 30, 2021	$16,750,000
December 31, 2021	$16,750,000
March 31, 2022	$16,750,000
Term Loan Maturity Date	the remaining principal amount

To the extent not previously paid, outstanding Term Loans shall be due and payable on the Term Loan Maturity Date. If any payment under this clause (i) shall be due on a day that is not a Business Day, the date for payment shall be the next preceding Business Day.

(b) To the extent not previously paid, outstanding Revolving Facility Loans shall be due and payable on the Revolving Facility Maturity Date.

(c) Subject to Section 2.23, prepayment of the Loans from:

(i) all Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) to be applied to prepay Term Loans shall be applied to reduce, in the inverse order of maturity, the unpaid scheduled amortization payments under paragraph (a)(i) above in respect of the Term Loans on a ratable basis (which shall include, for the avoidance of doubt, the Term Loan Maturity Date payment); and

(ii) any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to reduce in the inverse order of maturity, the unpaid scheduled amortization payment under paragraph (a)(i) above in respect of the Term Loans on a ratable basis (which shall include, for the avoidance of doubt, the Term Loan Maturity Date payment).

(d) Prior to any repayment of any Loan or Loans hereunder, the Borrower shall select the Borrowing or Borrowings constituting such Loan or Loans to be repaid or reduced and shall notify the Administrative Agent in writing by electronic mail or telecopy) of such selection (i) in the case of an ABR Term Loan Borrowing, not later than 12:00 p.m., Local Time, one Business Day before the scheduled date of such repayment, (ii) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., Local Time, three Business Days before the scheduled date of such repayment or reduction and (iii) in the case of an ABR Revolving

Borrowing, not later than 10:00 a.m. Local Time, one Business Day prior to the day of such repayment.    Except as otherwise provided in Section 2.11(e), each repayment of a Borrowing within any Class shall be applied ratably to the Loans in such Class included in the repaid Borrowing. Notwithstanding anything to the contrary in the immediately preceding sentence, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent in writing (by electronic mail or telecopy) of such selection not later than 12:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid and any fees required pursuant to Section 2.12(e) and reasonably documented out-of-pocket expenses with respect to such repayments to the extent required to be reimbursed pursuant to the terms of this Agreement. Notwithstanding anything herein to the contrary (but in any event subject to Section 2.16), the Borrower may rescind any notice of prepayment pursuant to Section 2.11(a), if such prepayment would have resulted from a refinancing or repayment of the facilities under this Agreement (whether through the incurrence of other Indebtedness, issuance of Equity Interests or otherwise), which refinancing or repayment shall not be consummated or shall otherwise be delayed, or condition such prepayment pursuant to Section 2.11(a) on the consummation of such refinancing or repayment. Any prepayments required to be made under Sections 2.11(b), (c) or (d) shall be accompanied by a written notice of such prepayment in accordance with the timing in this Section 2.10(d), and shall include the sub-section of Section 2.11 that such payment is being made pursuant to.

SECTION 2.11 Prepayment of Loans. (a) The Borrower shall have the right, in its sole discretion at any time and from time to time to prepay any Borrowing in whole or in part, in accordance with paragraphs (c) and (d) of Section 2.10, without premium or penalty (but subject to Section 2.16 and except for the Prepayment Fee payable pursuant to Sections 2.12 (e)), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior written notice in accordance with Section 2.10(d).

(b) All Net Proceeds shall be applied promptly after receipt thereof to prepay Term Loans in accordance with paragraphs (c) and (d) of Section 2.10. For the avoidance of doubt, in the event that any Net Proceeds are not reinvested by the Borrower within the 12 month period referred to in “Net Proceeds”, or, upon request by the Administrative Agent if an Event of Default shall have occurred and be continuing, the Borrower shall immediately apply the Net Proceeds as set forth in paragraphs (c) and (d) of Section 2.10.

(c) Not later than 90 days after the end of each Excess Cash Flow Period (or such later date, if any, on which the Borrower is permitted or required to deliver annual audited statements under Section 5.04(a)), commencing with the Excess Cash Flow Period ending on December 31, 2017, the Borrower shall prepay the Term Loans as set forth in paragraphs (c) and (d) of Section 2.10 in an aggregate amount equal to the (A) the Required Percentage of such Excess Cash Flow, if any, for such Excess Cash Flow Period, minus (B) the sum of (1) the aggregate principal amount of voluntary prepayments of Term Loans pursuant to Section 2.11(a), (2) permanent voluntary reductions of Revolving Facility Commitments pursuant to Section 2.08(b) solely to the extent that an equal amount of Revolving Facility Loans was simultaneously repaid pursuant to Section 2.11(a) (and solely to the extent any such voluntary prepayments of Term Loans and permanent reductions of Revolving Facility Commitments shall not have already been deducted when calculating Excess Cash Flow) and (3) the aggregate amount of Net Proceeds applied to repay the Term Loans pursuant to Section 2.11(b) in respect of clause (c) of the definition of “Net Proceeds” in such Excess Cash Flow Period; provided, that if the amount in clause (B) exceeds the amount in clause (A), no such prepayment of Term Loans shall be required. Not later than the date on which the Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), the Borrower will deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment and the calculation thereof in reasonable detail.

(d) In the event and on such occasion that the total Revolving Facility Exposure plus the face amount of letters of credit issued under Section 6.01(s) exceeds the total Revolving Facility Commitments, the Borrower shall prepay Revolving Facility Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit Cash Collateral in an account with the Collateral Agent pursuant to Section 2.22) in an aggregate amount equal to such excess.

(e) Notwithstanding anything to the contrary contained in this Section 2.11 or any other provision of this Agreement, the Borrower may prepay any Class or Classes of outstanding Term Loans, at a discount to par pursuant to one or more auctions (each, an “Auction”) on the following basis (any such prepayment, an “Auction Prepayment”):

(i) [Reserved].

(ii) All Term Lenders (other than Defaulting Lenders) of the applicable Class or Classes shall be permitted (but not required) to participate in each Auction. Any such Lender who elects to participate in an Auction may choose to offer all or part of such Lender’s Term Loans of the applicable Class for prepayment.

(iii) Each Auction Prepayment shall be subject to the conditions that (A) the Administrative Agent shall have received a certificate to the effect that (I) immediately prior to and after giving effect to the Auction Prepayment, no Default shall have occurred and be continuing, (II) as of the date of the Auction Notice (as defined in Exhibit F), the Borrower is not in possession of any material non-public information with respect to Holdings or any of its Subsidiaries that has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Holdings or any of its Subsidiaries) prior to such date, and, if not disclosed to the Lenders, could reasonably be expected to have a material effect upon, or otherwise be material to, (1) a Lender’s decision to participate in any Auction or (2) the market price of the Term Loans subject to such Auction, and (III) each of the conditions to such Auction Prepayment has been satisfied, (B) immediately prior to and after giving effect to the Auction Prepayment, the sum of the unused Revolving Facility Commitments plus Unrestricted Cash and cash equivalents held by Loan Parties shall not be less than $75,000,000, (C) each offer of prepayment made pursuant to this Section 2.11(e) must be in an amount not less than $5,000,000, (D) no Auction Prepayment shall be made from the proceeds of any Revolving Facility Loan or Swingline Loan, and (E) any Auction Prepayment shall be offered to all Lenders with Term Loans on a pro rata basis.

(iv) All Term Loans prepaid by the Borrower pursuant to this Section 2.11(e) shall be accompanied by all accrued interest on the par principal amount so prepaid to, but not including, the date of the Auction Prepayment. Auction Prepayments shall not be subject to Section 2.16. The par principal amount of Term Loans prepaid pursuant to this Section 2.11(e) shall be applied pro rata to reduce the remaining scheduled installments of principal thereof pursuant to Section 2.10(c)(i).

(v) Each Auction shall comply with the Auction Procedures and any such other procedures established by the Administrative Agent in its reasonable discretion and agreed to by the Borrower.

(vi) This Section 2.11(e) shall neither (A) require the Borrower to undertake any Auction nor (B) limit or restrict the Borrower from making voluntary prepayments of Term Loans in accordance with Section 2.11(a).

SECTION 2.12 Fees. (a) The Borrower agrees to pay to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, three Business Days after the last day of March, June, September and December in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Revolving Facility Lenders shall be terminated as provided herein (which, if said day is not a Business Day, then the next Business Day thereafter), a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Revolving Facility Lender during the preceding quarter (or shorter period commencing with the Closing Date or ending with the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated), which shall accrue at a rate equal to the Applicable Margin. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Revolving Facility Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated as provided herein.

(b) The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender, through the Administrative Agent, three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Applicable Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Borrowings effective for each day in such period; provided, however, that any L/C Participation Fee otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to Section 2.22 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.23(a)(iv), with the balance of such fee, if any, payable to the Issuing Bank for its own account, and (ii) to each Issuing Bank, for its own account, (x) three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate to be agreed between the Issuing Bank and the Borrower per annum of the daily average stated amount of such Letter of Credit (or as otherwise agreed with such Issuing Bank), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Agent Fee Letter (the “Administrative Agent Fees”).

(d) [reserved].

(e) If (x) the Borrower makes a voluntary prepayment of all or any portion of Term Loans pursuant to Section 2.11(a) or a mandatory prepayment of all or any portion of Term Loans pursuant to Section 2.11(b) from the receipt of Net Proceeds pursuant to clause (b) of the definition thereof, (y) any Prepayment Transaction is consummated in respect of all or any portion of the Term Loans (including an assignment of all or any portion of a Term Loan held by a Non-Consenting Lender pursuant to Section 2.19(c)) or (z) the Term Loans become due as a result of an acceleration of the Term Loans pursuant to Section 7.01 (collectively, the “Payment Events” and each , a “Payment Event”), the Borrower shall pay each Lender whose Term Loans are subject to such Payment Event, on the date of such Payment Event, a fee (the “Prepayment Fee”), equal to: (i) if such Payment Event occurs on or prior to the second anniversary of the Closing Date, the Make Whole Premium Amount applicable to the aggregate principal amount of Term Loans subject to such Payment Event, (ii) if such Payment Event occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, 3.00% on the aggregate principal amount of Term Loans subject to such Payment Event and (iii) if such Payment Event occurs after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, 1.00% on the aggregate principal amount of Term Loans subject to such Payment Event; provided that with respect to any Payment Event in respect of an acceleration in regard to Section 7.01(g) or prepayment in connection with a Change in Control (a “COC Payment Event”), the Prepayment Fee that the Borrower shall pay each Lender whose Term Loans are subject to such COC Payment Event, payable on the date of such COC Payment Event, shall be equal to: (i) if such COC Payment Event occurs on or prior to the first anniversary of the Closing Date, the COC Make Whole Premium Amount applicable to the aggregate principal amount of Term Loans subject to such COC Payment Event, (ii) if such COC Payment Event occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, 3.00% on the aggregate principal amount of Term Loans subject to such COC Payment Event and (iii) if such COC Payment Event occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, 1.00% on the aggregate principal amount of Term Loans subject to such COC Payment Event; provided, however that for the avoidance of doubt, no Prepayment Fee shall be due with respect to any prepayments made pursuant to Section 2.11(b) from the receipt of Net Proceeds pursuant to clauses (a) and (c) of the definition thereof and Section 2.11(c).

(f) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the applicable Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, then (i) such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (B) in the case of any other amount, 2.00% plus the interest rate that would have applied had such amount, during the period of non-payment, constituted an ABR Loan, and (ii) all other principal of any Loan then outstanding hereunder shall bear interest at a rate of 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.09.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon the earlier of the termination of the Revolving Facility Commitments and the Revolving Facility Maturity Date and (iii) in the case of the Term Loans, on the Term Loan Maturity Date; provided, that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (C) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All computations of interest for ABR Loans determined by reference to the “Prime Rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.18(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(f) When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in this Section 2.13 (Interest) or in other Sections of this Agreement is not and will not become subject to Swiss withholding tax (Verrechnungssteuer). Notwithstanding that the parties do not anticipate (acting in good faith) that any payment of interest will be subject to Swiss withholding tax (Verrechnungssteuer), they agree that, if a tax deduction for Swiss withholding tax (Verrechnungssteuer) is required by law to be made by a Loan Party in respect of any interest payable by it under this Agreement and should, in respect of such Loan Party, paragraph (b) of Section 2.17 (Payments free of Taxes) or paragraph (d) of Section 2.17 (Indemnification by Borrower) be unenforceable for any reason, the applicable interest rate in relation to that interest payment shall be

(i) the interest rate which would have applied to that interest payment (as provided for in this Section 2.13 (Interest) or otherwise in this Agreement in the absence of this paragraph (g))

divided by

(ii) 1 minus the rate at which the relevant Tax Deduction is required to be made (where the rate at which the relevant deduction or withholding of Tax is required to be made is for this purpose expressed as a fraction of 1 rather than as a percentage) and

(1) the relevant Loan Party shall be obliged to pay the relevant interest at the adjusted rate in accordance with this paragraph, (2) the relevant Loan Party shall make the tax deduction for Swiss withholding tax (Verrechnungssteuer) on the so recalculated interest and (3) all references to a rate of interest in this Agreement shall be construed accordingly..

(g) To the extent that interest payable by a Loan Party under this Agreement becomes subject to Swiss withholding tax (Verrechnungssteuer), each relevant Lender and the Loan Parties shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for the relevant Loan Party to obtain authorization to make interest payments without them being subject to Swiss withholding tax (Verrechnungssteuer) or to allow the Lenders to prepare claims for the refund of any Swiss withholding tax (Verrechnungssteuer) so deducted.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency, on any day:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining any applicable Adjusted Eurocurrency Rate for such currency for such Interest Period for such day; or

(b) the Administrative Agent is advised by the Required Lenders that any applicable Adjusted Eurocurrency Rate for such currency for such Interest Period for such day will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing, for such Interest Period or such day;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by electronic mail or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto, an ABR Borrowing and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.]

SECTION 2.17 Taxes.

(a) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Unless otherwise specified, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars, except as otherwise expressly provided herein. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal of Swingline Loans and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, and unreimbursed L/C Disbursements then due to such parties, and (iii) third, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans of a given Tranche, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon under any Tranche than the proportion received by any other Lender under such Tranche, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders under such Tranche to the extent necessary so that the benefit of all such payments shall be shared by the Lenders under such Tranche ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans under such Tranche; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to (x) any payment made pursuant to and in accordance with the express terms of this Agreement (including, without limitation, Section 2.11(e) or the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.22, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Disbursements or Swingline Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (A) (1) in the case of Loans, the Federal Funds Effective Rate, (2) in the case of any other amounts denominated in U.S. Dollars, the Federal Funds Effective Rate, and (3) in the case of any other amount denominated in a currency other than U.S. Dollars, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the applicable conditions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.05(d) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.05(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.05(d).

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.05, and (v) such assignment does not conflict with any applicable Laws. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 9.09 requires the consent of all the Lenders affected or each Lender and with respect to which the Required Lenders (as may be required by Section 9.09 in any given case) shall have granted their consent (any such Lender referred to above, a “Non-Consenting Lender”), then so long as no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (i) replace any such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its

Loans and Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Bank) or (ii) require such Non-Consenting Lender to assign all of its Term Loans hereunder or all of its Revolving Facility Commitments or Revolving Facility Loans hereunder to one or more assignees reasonably acceptable to the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Bank); provided, that (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced, including obligations arising under Section 2.16 as a result of such replacement, and/or all Obligations of the Borrower owing to such Non-Consenting Lender in respect of any Loans required to be assigned shall be paid in full to such Non-Consenting Lender concurrently with such assignment (including all fees payable to such Non-Consenting Lender in accordance with Sections 2.12(d) and (e)), and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.05.

SECTION 2.20 [Reserved].

SECTION 2.21 Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.22 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or any Issuing Bank if, as of the expiration date for all Letters of Credit set forth in Section 2.05(c), any L/C Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Exposure.

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at a bank to be reasonably agreed between the Administrative Agent and the Borrower. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Collateral Agent, for the benefit of the Administrative Agent, the applicable Issuing Bank and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.22(c). If at any time the Administrative Agent or the Collateral Agent determines that Cash Collateral is subject to any right or claim of any person other than the Collateral Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, then (i) the Borrower (solely to the extent that the applicable Cash Collateral was provided by the Borrower), or (ii) the relevant Defaulting Lender (solely to the extent that the applicable Cash Collateral was provided by such Defaulting Lender) will, promptly upon demand by the Administrative Agent, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.22 or Sections 2.04, 2.05, 2.11, 2.23 or 7.01 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific Letter of Credit obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.04(b)(ii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.22 may be otherwise applied in accordance with Section 7.01), and (y) the person providing Cash Collateral and the Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.23 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.09.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that

Defaulting Lender pursuant to Section 9.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. The Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender), and (y) shall be limited in its right to receive L/C Participation Fees as provided in Section 2.12(b).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.04 and 2.05, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.23(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants that:

SECTION 3.01 Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings, the Borrower and each of the Subsidiaries (a) is a limited liability company, unlimited liability company, corporation or partnership duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other organizational power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction and licensed and, as applicable, in good standing under the laws of each jurisdiction where such qualification or license or, if applicable, good standing is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, (d) has the corporate or other organizational power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder and (e) has all requisite governmental licenses, authorizations, consents and approvals to own its property and assets and to carry on its business as now conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02 Authorization. The execution, delivery and performance by Holdings, the Borrower and each of the Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions, (a) have been duly authorized by all corporate, stockholder or limited liability company or partnership action required to be obtained by Holdings, the Borrower and such Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any limited liability company or operating agreements) or by-laws of Holdings, the Borrower or any such Loan Parties, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Loan Parties is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Loan Parties, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02.

SECTION 3.03 Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) except to the extent set forth in the applicable Foreign Pledge Agreements or Foreign Security Documents, any foreign laws, rules and regulations as they relate to pledges of Equity Interests or granting of Liens pursuant to such agreements.

SECTION 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents (including, for the avoidance of doubt, the filing of Uniform Commercial Code financing statements and equivalent filings in foreign jurisdictions), (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such other actions, consents, approvals, registrations or filings with respect to which the failure to be obtained or made could not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

SECTION 3.05 Financial Statements. (a) The Borrower has heretofore furnished to the Lenders:

(i) The unaudited pro forma condensed combined balance sheet as of December 31, 2016 (the “Pro Forma Closing Balance Sheet”) of the Borrower, together with its combined subsidiaries (in each case including the notes thereto), copies of which have heretofore been furnished to each Lender, which have been prepared giving effect to the Transactions (as if such events had occurred on such date). The Pro Forma Closing Balance Sheet has been prepared in good faith based on assumptions believed by Holdings and the Borrower to have been reasonable as of the date of delivery thereof (it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items is subject to change). The Pro Forma Closing Balance Sheet presents fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated subsidiaries as at December 31, 2016, assuming that the events specified in the second preceding sentence had actually occurred at such date.

(ii) The audited consolidated balance sheets of the Borrower and its subsidiaries as at December 31, 2015 and December 31, 2016 and the related statements of operations, changes in combined equity and cash flows of the Borrower and its subsidiaries for the fiscal years ended December 31, 2015 and December 31, 2016, in each such case, copies of which have heretofore been furnished to each Lender, which have been prepared in accordance with GAAP applied consistently throughout the periods involved, and present fairly, in all material respects, the financial position and results of operations of the Borrower and its subsidiaries, as of and on such dates set forth on such financial statements.

(iii) The unaudited quarterly consolidated balance sheets of the Borrower and its combined Subsidiaries and the related statements of operations and cash flows showing the financial position of the Borrower and its combined Subsidiaries, in each such case, copies of which have heretofore been furnished to each Lender, which have been prepared in accordance with GAAP applied consistently throughout the periods involved, and present fairly, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries, for the most recent fiscal quarter(s) ended after December 31, 2016 and at least 45 days prior to the Closing Date.

(iv) The unaudited monthly summary income statement information in a form consistent with what is delivered to the Board of Directors and summary balance sheet information in the form agreed to between the Administrative Agent and the Borrower prior to the Closing Date, for the most recent month(s) ended after December 31, 2016 and at least 30 days prior to the Closing Date.

(b) Except as set forth in Schedule 3.05(b), as of the Closing Date, none of the Borrower or the Subsidiaries has any material Guarantees, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in the preceding clauses (a)(i) and (ii). During the period from December 31, 2016, to and including the Closing Date there has been no disposition by Holdings, the Borrower or any of its subsidiaries of any material part of its business or property that has not been disclosed to the Administrative Agent.

SECTION 3.06 No Material Adverse Change or Material Adverse Effect. Since December 31, 2016, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07 Title to Properties; Possession Under Leases. (a) Each of the Borrower and the Subsidiaries has good and valid record fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (including all Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title, interests or easements could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets held in fee simple are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b) Each of the Borrower and the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be considered to have Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of the Borrower and the Subsidiaries owns or possesses or has valid licenses to all patents, trademarks, service marks, trade names, copyrights and rights with respect thereto necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the their businesses, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) As of the Closing Date, none of the Borrower or the Subsidiaries has received any notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

(e) None of the Borrower or the Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

SECTION 3.08 Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect subsidiary of Holdings. Except as set forth on Schedule 3.08(a), as of the Closing Date, all of the issued and outstanding Equity Interests of each subsidiary of Holdings is owned directly by Holdings or by another subsidiary.

(b) Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purported to be pledged by) it under the Security Documents, free of any and all Liens other than Liens permitted by Section 6.02.

(c) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings, the Borrower or any of the Subsidiaries, and there are no other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Equity Interests pledged by (or purported to be pledged) under the Security Documents, except rights of employees to purchase Equity Interests of Holdings or as set forth on Schedule 3.08(c).

SECTION 3.09 Litigation; Compliance with Laws. (a) As of the Closing Date, there are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of its subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the Transactions. As of the date of any Borrowing after the Closing Date, there are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of its subsidiaries or any business, property or rights of any such person which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Holdings, the Borrower, the Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Agreements with Regulatory Agencies. Neither Holdings, the Borrower nor any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Authority that currently restricts the conduct of its business (each item in this sentence, a “Regulatory Agreement”) in a manner that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Nor has Holdings, the Borrower or any of its Subsidiaries been advised since December 31, 2015 by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement that could reasonably be expected to have a Material Adverse Effect. Holdings, the Borrower and each of its Subsidiaries is in compliance with each Regulatory Agreement to which it is party or subject, other than to the extent such noncompliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and neither Holdings, the Borrower nor any of its Subsidiaries has received any notice from any Governmental Authority indicating that either Holdings, the Borrower or any of its Subsidiaries is not in compliance with any such Regulatory Agreement, other than to the extent such noncompliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10 Federal Reserve Regulations. (a) None of Holdings, the Borrower or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11 Investment Company Act; Public Utility Holding Company Act. None of Holdings, the Borrower or the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.12 Use of Proceeds. The Borrower will use the proceeds of the Term Loans borrowed on the Closing Date, to refinance the indebtedness under the Existing Credit Agreement and the Affinion International Notes and for the payment of fees and expenses payable in connection with the Transactions. The Borrower will use the proceeds of the Revolving Facility Loans and the Swingline Loans for working capital needs and other general corporate purposes (including, without limitation, for Permitted Business Acquisitions and to make Permitted Investments). The Borrower will use the proceeds of the Letters of Credit solely to support payment obligations incurred by the Borrower and its Subsidiaries. Other than as set forth on Schedule 3.12, all Senior Notes, Affinion Investments Notes and Existing Holdings Notes shall have been exchanged pursuant to the 2017 Exchange.

Holdings and the Borrower confirm and shall ensure that no proceeds borrowed or Letter of Credit requested under the Credit Facilities have been or will be used in a manner which would constitute a “use of proceeds in Switzerland” as interpreted by Swiss tax authorities for purposes of Swiss withholding tax (Verrechnungssteuer), except and to the extent that a written confirmation or tax ruling countersigned by the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung) has been obtained (in a form satisfactory to the Administrative Agent) confirming that the intended “use of proceeds in Switzerland” does not result therein that interest payments in respect of a Credit Facility become subject to a withholding or deduction for Swiss withholding tax (Verrechnungssteuer).

SECTION 3.13 Tax Returns. Except as set forth on Schedule 3.13:

(a) Each of Holdings, the Borrower and the Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects, including, without limitation, relating to all periods or portions thereof ending on or prior to the Closing Date and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments, including, without limitation, relating to all periods or portions thereof ending on or prior to the Closing Date that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP; and

(b) Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to each of Holdings, the Borrower and the Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Taxing authority.

SECTION 3.14 No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, were true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) Any Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower (it being understood that forecasts and projections by their nature are inherently uncertain, that actual results may differ significantly from the forecasted or projected results and that such differences may be material and no assurances are being given that the results reflected in the forecasts and projections will be achieved).

SECTION 3.15 Employee Benefit Plans. (a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth on Schedule 3.15: (i) each of Holdings and the Borrower, the Subsidiaries is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable law; (ii) no Reportable Event has occurred during the past five years as to which Holdings, the Borrower, a Subsidiary or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) the present value of all benefit liabilities under each Plan of Holdings, the Borrower, the Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, does not exceed the value of the assets of such Plan; (iv) no ERISA Event has occurred or is reasonably expected to occur; and (v) none of Holdings, the Borrower, the Subsidiaries or the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.

(b) Each of Holdings, the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(c) None of Holdings, the Borrower or any of the Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme that is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993), and none of Holdings, the Borrower or any of the Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 39 and 43 of the Pensions Act 2004) such an employer, other than any such scheme, connection or association that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.16 Environmental Matters. Except as disclosed on Schedule 3.16 and except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint or penalty has been received by the Borrower or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened, that allege a violation of or liability under any applicable Environmental Laws, in each case relating to the Borrower or any of the Subsidiaries, (ii) each of the Borrower and the Subsidiaries has obtained and maintained all permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii)

there has been no material written environmental assessment or audit conducted since January 1, 2005, by the Borrower or any of the Subsidiaries of any property currently owned or leased by the Borrower or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the date hereof, (iv) no Hazardous Material is located at, on or under any property currently or, to the knowledge of the Borrower, formerly owned, operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any applicable Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of its Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws, and (v) there are no written agreements in which the Borrower or any of the Subsidiaries has expressly assumed or undertaken responsibility, and such assumption or undertaking of responsibility has not expired or otherwise terminated, for any liability or obligation of any other person arising under or relating to applicable Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.

SECTION 3.17 Security Documents. (a) The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent intended to be created thereby. In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements in appropriate form are filed in the offices specified on Schedule 3 of the Collateral Agreement, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in (to the extent required thereby), all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other person (except, in the case of Collateral other than Pledged Collateral, Liens expressly permitted by Section 6.02).

(b) When the Intellectual Property Security Agreements are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral comprised of Intellectual Property in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in (to the extent intended to be created thereby), all right, title and interest of the Loan Parties thereunder in the domestic Intellectual Property included in the Collateral, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors thereunder after the Closing Date) except Liens expressly permitted by Section 6.02.

(c) Each Foreign Pledge Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof to the fullest extent permissible under applicable law. In the case of the Pledged Collateral described in a Foreign Pledge Agreement, when certificates representing such Pledged Collateral (if any) are delivered to the Collateral Agent, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, prior and superior in right to any other person except Liens expressly permitted by Section 6.02.

(d) Each Foreign Security Document is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof to the fullest extent permissible under applicable law. In the case of the Collateral described in a Foreign Security Document, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, prior and superior in right to any other person except Liens expressly permitted by Section 6.02.

(e) The Mortgages executed and delivered after the Closing Date pursuant to Section 5.11 shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of a person pursuant to Liens expressly permitted by Section 6.02.

(f) After taking the actions specified for perfection therein, each Security Document (excluding the Foreign Pledge Agreements, the Foreign Security Documents, the Collateral Agreement and the Mortgages, each of which is covered by another paragraph of this Section 3.17), when executed and delivered, will be effective under applicable law to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral subject thereto (to the extent intended to be created thereby), and will constitute a fully perfected Lien on and security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto (to extent required thereby), prior and superior to the rights of any other person, except for rights secured by Liens expressly provided by Section 6.02.

(g) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, other than to the extent set forth in the applicable Foreign Pledge Agreements or Foreign Security Documents, none of the Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, Collateral owned by any Foreign Subsidiary Loan Party, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.18 Location of Real Property. Schedule 3.18 lists completely and correctly as of the Closing Date all material real property owned or leased by Holdings, the Borrower and the Loan Parties and the addresses thereof. As of the Closing Date, Holdings, the Borrower and the Loan Parties own in fee all the real property set forth as being owned by them on such Schedule 3.18. As of the Closing Date, Holdings, the Borrower and the Loan Parties have in all material respects, valid leases in a material real property set forth as being leased by them on Schedule 3.18.

SECTION 3.19 Solvency. (a) Immediately after giving effect to the Transactions on the Closing Date, (i) the sum of the assets of the Borrower (individually) and Holdings, the Borrower and the Subsidiaries on a consolidated basis, both at a fair valuation and at present fair salable value, exceeds the liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities of the Borrower (individually) and Holdings, the Borrower and the Subsidiaries on a consolidated basis, respectively; (ii) the Borrower (individually) and Holdings, the Borrower and the Subsidiaries on a consolidated basis, respectively, have sufficient capital with which to conduct their business; and (iii) the Borrower (individually) and Holdings, the Borrower and the Subsidiaries on a consolidated basis have not incurred debts beyond their ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) a right to an equitable remedy for breach of performance to the extent such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

(b) Neither of Holdings or the Borrower intends to, or believes that it or any Loan Party will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Loan Party and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Loan Party.

SECTION 3.20 Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts, stoppages, slowdowns or other labor disputes pending or threatened against Holdings, the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; (c) all payments due from Holdings, the Borrower or any of the Subsidiaries or for which any claim may be made against Holdings, the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary to the extent required by GAAP; and (d) Holdings, the Borrower and the Subsidiaries are in compliance with all applicable laws, agreements, policies, plans and programs relating to employment and employment practices. Except as set forth on Schedule 3.20, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.21 Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect. Such insurance complies with the requirements of this Agreement and the other Loan Documents and the Borrower believes (in the good faith judgment of the management of Borrower) that the insurance maintained by or on behalf of Holdings, the Borrower and the Subsidiaries is in at least such amounts as is adequate, reasonable and prudent in light of the size and nature of its business.

SECTION 3.22 Senior Debt. The Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the Affinion Investments Notes Indenture.

SECTION 3.23 No Violation. (a) None of Holdings, the Borrower or any Subsidiary is (a) a party to any agreement or instrument, or subject to any corporate restriction, that, individually or in the aggregate, has resulted, or could reasonably be expected to result, in a Material Adverse Effect or (b) is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which any of Holdings, the Borrower or any Subsidiary is a party that, individually or in the aggregate, has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

SECTION 3.24 Holdings Indebtedness. As of the Closing Date, and after giving effect to the Transactions, Holdings’ only Indebtedness is the Indebtedness set forth on Schedule 3.24.

SECTION 3.25 PATRIOT Act, etc. To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

SECTION 3.26 Sanctions Laws (a) None of the Loan Parties or Subsidiaries is in violation of any applicable Sanctions Laws, engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Sanctions Laws.

(b) None of the Loan Parties or Subsidiaries is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person with which any Agent or Lender is prohibited from dealing or otherwise engaging in any transaction by any Sanctions Laws;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” (as defined in Executive Order No. 13224); or

(v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party or, to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans, Letters of Credit, the Transactions or the other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

SECTION 3.27 Anti-Corruption Laws and Sanctions Laws. The Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents that act in any capacity in connection with the credit facility established hereby, are in compliance with Anti-Corruption Laws and applicable Sanctions Laws in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions Laws.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any Issuing Bank to issue, amend, extend or renew Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01 All Credit Events. On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties set forth in the Loan Documents that are qualified by materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on and as of the date of such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any (i) increase in the stated amount of such Letter of Credit or (ii) extension of the expiration of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified by materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, as of such earlier date).

(c) At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any (i) increase in the stated amount of such Letter of Credit or (ii) extension of the expiration of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing or would result therefrom.

Each Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any (i) increase in the stated amount of such Letter of Credit or (ii) extension of the expiration of such Letter of Credit) shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02 Closing Date. On the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date the following favorable and customary executed legal opinions:

(i) the legal opinion Akin Gump Strauss Hauer and Feld, LLP, special counsel for Holdings, the Borrower and the other Loan Parties; and

(ii) the legal opinion of local counsel in each jurisdiction in which a material Loan Party is organized (and such other opinions as reasonably requested by the Administrative Agent in its sole discretion), to the extent such Loan Party is not covered by the opinion referenced in the preceding clause (i).

Each legal opinion shall be (i) in form and substance reasonably satisfactory to the Administrative Agent, (ii) dated the Closing Date, and (iii) addressed to each Issuing Bank, the Administrative Agent and the Lenders, covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request. Each of Holdings, the Borrower and the other Loan Parties hereby instructs its counsel to deliver such opinions.

(c) [Reserved].

(d) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii) and (iii) below:

(i) a copy of the certificate or articles of incorporation or formation, limited liability agreement, partnership agreement or other constituent or governing documents, including all amendments thereto, of each Loan Party, (a) if applicable in such jurisdiction, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official), and (b) otherwise, (i) certified by the Secretary or Assistant Secretary of each such Loan Party or other person duly authorized by the constituent documents of such Loan Party or (ii) otherwise in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders;

(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party or other person duly authorized by the constituent documents of such Loan Party dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the by-laws (or limited liability company agreement, articles of association, partnership agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below;

(B) that attached thereto is a true and complete copy of resolutions (or equivalent authorizing actions) duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member), and, with respect to each Loan Party incorporated in the Netherlands, if required by law or its constituent documents, the general meeting (algemene vergadering), (algemene ledenvergadering) and/or supervisory board (raad van commissarissen) of such Loan Party, authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date;

(C) that attached thereto, in relation to a Loan Party incorporated in Switzerland, is a true and complete copy of the minutes of a shareholder/quotaholder resolutions duly adopted by the shareholder/quotaholder of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date;

(D) that the certificate or articles of incorporation, by-laws, limited liability company agreement, articles of association, partnership agreement or other equivalent constituent and governing documents of such Loan Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above;

(E) as to the incumbency and specimen signature of each officer or other duly authorized person executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party;

(F) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party;

(G) In the case of a Loan Party formed, incorporated or organized under the laws of England and Wales), confirming that borrowing or guaranteeing or securing, as appropriate, the total commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded; and

(iii) a certification of another officer or other duly authorized person as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer or other person duly authorized by such Loan Party executing the certificate pursuant to clause (ii) above.

(iv) In the case of a Loan Party formed, incorporated or organized under the laws of England and Wales), a copy of a resolution of the board of directors (or applicable equivalent) and/or the shareholders of that Loan Party (in each case to the extent required by law): (i) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute the Loan Documents to which it is a party; (ii) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and (iii) authorizing a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Loan Documents to which it is a party;

(v) The Administrative Agent shall have received in the case of each Loan Party incorporated in the Netherlands, if applicable, an unconditional positive advice (advies) of each works council having jurisdiction over that Loan Party and the related request for advice (adviesaanvraag) or confirmation of such works council that it irrevocably and unconditionally waives its right to render advice, or, if not applicable, a confirmation by the Board of Directors of that Loan Party in the resolutions referred to in paragraph (ii) (B) above that such Loan Party does not have a works council.

(e) The elements of the Collateral and Guarantee Requirement referred to in clauses (a), (b), (c), (d) and (e) shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such filings (or similar documents) are permitted by Section 6.02 or have been released.

(f) On the Closing Date, the Transactions shall be consummated substantially concurrently with the funding of the Term Loans on the Closing Date, and after giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred Equity Interests other than Indebtedness permitted pursuant to Section 6.01.

(g) The Administrative Agent shall have received a customary certificate in from a Responsible Officer of the Borrower, in form and substance satisfactory to the Administrative Agent and addressed to the Administrative Agent and the Lenders, certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

(h) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date (including, for the avoidance of doubt, pursuant to the Fee Letters) and, to the extent invoiced at least 3 Business Days prior to the Closing Date, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Latham & Watkins LLP and reasonably necessary U.S. local and foreign counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document and the Borrower shall have otherwise complied in all material respects with the terms of the Fee Letters.

(i) The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.02 of this Agreement (provided that to the extent unavailable by the Closing Date, the Borrower shall comply with such requirements as set forth in Schedule 5.17).

(j) Since December 31, 2016, no Material Adverse Effect has occurred.

(k) The Lenders shall have received the Pro Forma Closing Balance Sheet and the financial statements described in Section 3.05(a).

(l) The Administrative Agent shall have received a certificate of Holdings, Dated the Closing Date, confirming satisfaction with Sections 4.01(b), 4.01(c) and 4.02(n).

(m) At least five Business Days prior to the Closing Date, the Agents and the Lenders shall have received all documentation and other information required by bank regulatory authorities or reasonably requested by any Agent or any Lender under or in respect of applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and including a duly executed W-9 tax form (or such other applicable IRS tax form) of the Borrower that was requested at least 10 Business Days prior to the Closing Date.

(n) The Total Secured Leverage Ratio as of the Closing Date, calculated based on EBITDA for the four consecutive fiscal quarter period ended on December 31, 2016, shall not exceed 5.90:1.00.

(o) The 2017 Exchange shall have been consummated, in all material respects, in accordance with the terms and conditions set forth in the 2017 Exchange Documents; provided that any modifications, amendments or waivers thereto shall not be adverse to the interests of the Administrative Agent, the Lenders or the Arrangers unless consented to in writing by the Administrative Agent, the Lenders and the Arrangers; provided, for the avoidance of doubt, (i) any change to cash consideration being offered to note holders pursuant to the 2017 Exchange Documents shall not be adverse to the interests of the Administrative Agent, the Lenders or the Arrangers if any increase in such amount would be funded by proceeds from the issuance of 2017 Exchange Notes pursuant to the Investor Purchase Agreement and (ii) any waiver of the minimum condition with respect to the exchange of the Senior Notes pursuant to the 2017 Exchange Documents shall not be adverse to the interests of the Administrative Agent, the Lenders or the Arrangers if any unexchanged Senior Notes are redeemed, purchased or otherwise discharged concurrently with the closing of the 2017 Exchange.

Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

Affirmative Covenants

Each of Holdings (solely with respect to Section 5.01(a), Section 5.03 and Section 5.06) and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification obligations) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, each of Holdings (solely with respect to Section 5.01(a), Section 5.03 and Section 5.06) and the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01 Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization, (i) except as otherwise expressly permitted under Section 6.05, and (ii) except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided, that (i) Subsidiaries that are Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Subsidiary Loan Parties and (ii) Subsidiaries that are Foreign Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties unless, in each case, such liquidation is otherwise permitted by Section 6.05(b).

(b) Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses, rights and privileges with respect thereto necessary to the normal conduct of its business, unless the failure to do so would not result, in each case, in a Material Adverse Effect, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02 Insurance. (a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses, taking into account the general degree to which such companies are leveraged, and maintain such other insurance as may be required by law or any other Loan Document.

(b) Cause all such property and property casualty insurance policies to be endorsed or otherwise amended to include appropriate loss payable endorsements, including, with respect to Mortgaged Properties, a “standard” or “New York” lender’s loss payable endorsement, in each case, in form and substance reasonably satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the other Loan Parties under such policies directly to the Administrative Agent; cause all such policies to provide that none of the Borrower, the Administrative Agent or any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Administrative Agent may reasonably (in light of a Default or a material development in respect of the insured property) require from time to time to protect their interests; deliver original or certified copies of all such policies or a certificate of an insurance broker to the Administrative Agent; cause each such policy to provide that it shall not be canceled, lapsed (including for nonrenewal) or terminated upon less than 30 days’ prior written notice (or 10 days’ prior written notice in the case of any failure to pay any premium due thereunder) thereof by the insurer to the Administrative Agent; deliver to the Administrative Agent, prior to the cancellation, lapse (including for nonrenewal) or termination of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c) Notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by Holdings, the Borrower or any of the Subsidiaries; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(d) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrower, on behalf of itself and behalf of each of its subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower and the Subsidiaries or the protection of their properties.

SECTION 5.03 Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto, and (c) the failure to make such payment and discharge could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04 Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) as soon as available, but in any event within 90 days (or, if applicable, such shorter period as the SEC shall specify for the filing of Annual Reports on Form 10-K or, if applicable, such longer period permitted under Rule 12b-25 under the Exchange Act) after the end of each fiscal year, (i) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and, commencing with the fiscal year ending December 31, 2017, setting forth in comparative form the corresponding figures for the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such fiscal year and a “key performance indicator” report with such content as may be mutually agreed by the Administrative Agent and the Borrower, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by an independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent (it being understood that any of the “big four” accounting firms shall be acceptable to the Administrative Agent) and accompanied by an opinion of such accountants (which shall not be qualified in any material respect, other than solely with respect to, or resulting solely from, an upcoming maturity of any Tranche under this Agreement) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of Annual Reports on Form 10-K of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such Annual Reports include the information specified herein);

(b) as soon as available, but in any event within 45 days after the first three fiscal quarters of each fiscal year (or, if applicable, such shorter period as the SEC shall specify for the filing of Quarterly Reports on Form 10-Q or, if applicable, such longer period permitted under Rule 12b-25 under the Exchange Act) and within 75 days for the fourth fiscal quarter of any fiscal year, commencing with the fiscal quarter ending March 31, 2017, (i) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such quarterly period and a “key performance indicator” report with such content as may be mutually agreed by the Administrative Agent and the Borrower, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Responsible Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the delivery by the Borrower of Quarterly Reports on Form 10-Q of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such Quarterly Reports include the information specified herein));

(c) as soon as available, but in any event within 30 days after the end of each of the first two months of each fiscal quarter, summary income statement information in a form consistent with what is delivered to the Board of Directors and summary balance sheet information in the form agreed to between the Administrative Agent and the Borrower prior to the Closing Date.

(d) Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.04 may be satisfied with respect to financial information of Borrower and its subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) Holdings’ (or any direct or indirect parent thereof) as applicable, Form 10-K or 10-Q, as applicable; provided that, with respect to clauses (A) and (B), to the extent such information relates to Holdings (or any direct or indirect parent of Holdings), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such direct or indirect parent), on the one hand, and the information relating to the Borrower and its subsidiaries on a standalone basis, on the other hand.

(e) (i) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Responsible Officer of the Borrower (A) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) setting forth computations in reasonable detail demonstrating compliance with the covenant contained in Section 6.10, or that compliance is not then required in accordance with the terms of Section 6.10, and (ii) concurrently with any delivery of financial statements under paragraph (a) above, but only if available after use of commercially reasonable efforts, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations);

(f) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other reports and statements filed by Holdings, the Borrower or any of its subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (f) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or any website operated by the SEC containing “EDGAR” database information;

(g) if, as a result of any change in accounting principles and policies from those applied in the preparation of the financial statements referred to in Section 3.05(a)(ii) for the fiscal year ended December 31, 2016, the consolidated financial statements of the Borrower and its subsidiaries delivered pursuant to paragraph (a) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a) above following such change, a schedule prepared by a Responsible Officer on behalf of the Borrower reconciling such changes to what the financial statements would have been without such changes;

(h) within 75 days after the beginning of each fiscal year, detailed consolidated quarterly budgets for such fiscal year and, as soon as available, significant revisions, if any, of such budget and quarterly projections with respect to such fiscal year, including a description of underlying assumptions with respect thereto;

(i) upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (i) or Section 5.11(f);

(j) promptly, a copy of all reports submitted to the Board of Directors (or any committee thereof) of any of Holdings, the Borrower or any Subsidiary in connection with any material interim or special audit made by independent accountants of the books of Holdings, the Borrower or any Subsidiary;

(k) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of its subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

(l) promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate, concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

SECTION 5.05 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of its subsidiaries as to which an adverse determination is reasonably probable and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings, the Borrower or any of its subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect;

(d) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect; and

(e) any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiaries thereof.

SECTION 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority as applicable to it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.10, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings, the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings or the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings or the Borrower to discuss the affairs, finances and condition of Holdings, the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided that, notwithstanding anything in this Section 5.07 to the contrary, Holdings, the Borrower and its Subsidiaries will not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure is prohibited by applicable law or binding contractual arrangement and such contractual arrangement was not created or made binding in contemplation of this provision or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.08 Payment of Obligations. Pay its material Indebtedness and other material obligations, including material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09 Use of Proceeds. Use the proceeds of the Loans and the Letters of Credit only as contemplated in Section 3.12. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing

(a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws in any material respect, (b) for the purpose of funding, financing or facilitating any unauthorized activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) knowingly in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto.

SECTION 5.10 Compliance with Environmental Laws. Comply with all Environmental Laws applicable to its operations and properties; and comply with and obtain and renew all material permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties, except, in each case with respect to this Section 5.10, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.11 Further Assurances; Additional Security. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any asset (other than real property) that has an individual Fair Market Value in an amount, or if purchase price therefor is, greater than $2,500,000 is acquired by Holdings, the Borrower or any other Loan Party after the Closing Date or owned by an entity at the time it becomes a Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and other than assets that (i) are subject to secured financing arrangements containing restrictions permitted by Section 6.09(c) pursuant to which a Lien on such assets securing the Obligations is not permitted or (ii) are not required to become subject to the Liens of the Administrative Agent pursuant to Section 5.11(g) or the Security Documents), cause such asset to be subjected to a Lien securing the Obligations pursuant to appropriate Security Documents and take, and cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.11, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c) Promptly notify the Administrative Agent of the acquisition of, and, upon the written request of the Administrative Agent, grant and cause each of the Loan Parties to grant to the Administrative Agent security interests and mortgages in, such real property of the Borrower or any such Loan Parties as are not covered by the original Mortgages (other than assets that (i) are subject to permitted secured financing arrangements containing restrictions permitted by Section 6.09(c), pursuant to which a Lien on such assets securing the Obligations is not permitted or (ii) are not required to become subject to the Liens of the Administrative Agent pursuant to Section 5.11(g) or the Security Documents), to the extent acquired after the Closing

Date and having a value or purchase price at the time of acquisition in excess of $2,500,000 pursuant to documentation in such form as is reasonably satisfactory to the Administrative Agent (each, an “Additional Mortgage”) and constituting valid and enforceable perfected Liens superior to and prior to the rights of all third persons subject to no other Liens except as are permitted by Section 6.02, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. With respect to each such Additional Mortgage, the Borrower shall deliver, or cause the applicable Loan Party to deliver, to the Administrative Agent contemporaneously therewith a title insurance policy or policies or marked up unconditional binder of title insurance in an amount equal to the Fair Market Value of the Mortgaged Property, paid for by the Borrower or the applicable Loan Party, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02 and Liens arising by operation of law, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and a survey if reasonably available with respect to property outside the United States. Additionally, if applicable, Borrower shall deliver to the Administrative Agent a completed standard “life of loan” flood hazard determination form for each property encumbered by a Mortgage, and if the property is located in an area designated by the U.S. Federal Emergency Management Agency (or any successor agency) as having special flood or mud slide hazards, (i) a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004 is not available because the applicable community does not participate in the NFIP, (ii) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (iii) if Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent.

(d) In connection with (i) the formation or acquisition of any direct or indirect Subsidiary Loan Party or Foreign Subsidiary Loan Party or (ii) any existing direct or indirect subsidiary of Holdings or the Borrower becoming a Subsidiary Loan Party or Foreign Subsidiary Loan Party, within ten Business Days after the date of such formation, acquisition or Subsidiary becoming a Subsidiary Loan Party or Foreign Subsidiary Loan Party, notify the Administrative Agent and the Lenders thereof and, within 20 Business Days after such date or such longer period as the Administrative Agent shall agree (or, in the case of a Foreign Subsidiary Loan Party or a Foreign Pledge Agreement, such later date as may be the first practicable date because of delays caused by foreign legal requirements, despite diligent efforts on the part of the Loan Parties), cause the Collateral and Guarantee Requirement to be satisfied with respect to such subsidiary and with respect to any Equity Interest in or Indebtedness of such subsidiary owned by or on behalf of any Loan Party, subject to Section 5.11(g).

(e) [Reserved].

(f) (i) Furnish to the Administrative Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s organizational identification number, provided, that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within 30 days of such change, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the applicable Secured Parties (to the extent intended to be created by the Security Documents) and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(g) The Collateral and Guarantee Requirement and the other provisions of this Section 5.11 need not be satisfied with respect to (i) any real property held by the Borrower or any of the Subsidiaries as a lessee under a lease, (ii) any Equity Interests acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as (A) such Equity Interests constitute less than 100% of all applicable Equity Interests of such person and the persons holding the remainder of such Equity Interests are not Affiliates, (B) doing so would violate or require a consent (that could not be readily obtained without undue burden on the Loan Parties) under applicable law or regulations or a contractual obligation binding on such Equity Interests, including with regard to any Insurance Subsidiary, after giving effect to anti-assignment provisions of the Uniform Commercial Code and (C) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Equity Interests, (iii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets, after giving effect to anti-assignment provisions of the Uniform Commercial Code (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(i) that is secured by a Lien permitted pursuant to Section 6.02(i) or (j)), (iv) any Unrestricted Subsidiary or Equity Interests or assets of an Unrestricted Subsidiary and (v) any Subsidiary or asset with respect to which the Administrative Agent determines that the cost of the satisfaction of the Collateral and Guarantee Requirement or the provisions of this Section 5.11 with respect thereto exceeds the value of the security afforded thereby; provided, that, (i) upon the reasonable request of the Administrative Agent, Holdings and the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (ii) and (iii) above and (ii) the Administrative Agent may, in its sole discretion, allow for extensions of time for satisfaction of, and waivers with respect to the satisfaction of, the Collateral and Guarantee Requirement or provisions of this Section 5.11.

SECTION 5.12 Fiscal Year; Accounting. In the case of the Borrower, cause its fiscal year to end on December 31.

SECTION 5.13 Rating. In the case of the Borrower, use commercially reasonable efforts to maintain (i) public ratings (but not any specific rating) from each of Moody’s and S&P for the Term Loans, (ii) a public corporate credit rating of the Borrower (but not any specific rating) from S&P and (iii) a public corporate family rating of the Borrower (but not any specific rating) from Moody’s.

SECTION 5.14 Lender Meetings. In the case of the Borrower, upon the request of the Administrative Agent, (a) participate in a meeting of the Administrative Agent and the Lenders once during each fiscal year to be held at such time and location as may be agreed upon by the Borrower and the Administrative Agent, and (b) to the extent that the Borrower has not already participated in or scheduled a similar conference call for such quarter in connection with the delivery of its financial statements under the 2017 Exchange Notes (which the Administrative Agent and the Lenders can participate in), participate in a telephonic conference call with the Administrative Agent and the Lenders quarterly at such time as may be agreed upon by the Borrower and the Administrative Agent.

SECTION 5.15 Compliance with Material Contracts. Perform and observe all of the material terms and conditions of each Material Agreement to be performed or observed by it; provided that, no breach of this Section 5.15 shall be deemed to have occurred if any alleged breach or failure to observe the material terms and conditions of a Material Agreement is being contested in good faith by appropriate proceedings by the Borrower or applicable Subsidiary, and the Borrower or such Subsidiary shall have set aside on its books reserves in accordance with GAAP.

SECTION 5.16 Compliance with Anti-Corruption Laws. Maintain policies and procedures reasonably designed to ensure compliance by the Borrower, the Subsidiaries, and their respective directors, officers, employees, and agents with the Anti-Corruption Laws.

SECTION 5.17 Post-Closing Matters. Deliver to Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.17 hereof or take such actions described on Schedule 5.17, in each case, on or before the dates specified with respect to such items on Schedule 5.17 (or, in each case, such later date as may be agreed to by Administrative Agent in its sole discretion). All conditions, covenants, representations and warranties contained in this Agreement and the other Loan Documents will be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.17 within the time periods specified thereon, rather than as elsewhere provided in the Loan Documents).

ARTICLE VI

Negative Covenants

Each of Holdings (solely with respect to Sections 6.08(b) and 6.09) and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification obligations) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all

Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, Holdings will not (solely with respect to Sections 6.08(b) and 6.09) and the Borrower will not, and will not cause or permit any of the Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness (other than intercompany Indebtedness) of the Subsidiaries existing, or incurred pursuant to facilities existing, on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or, without duplication, replacements of such facilities that would constitute Permitted Refinancing Indebtedness with respect to such facilities if all Indebtedness available to be incurred thereunder were outstanding on the date of such replacement;

(b) Indebtedness created hereunder and under the other Loan Documents;;

(c) Indebtedness of the Borrower and the Subsidiaries pursuant to Swap Agreements permitted by Section 6.12;

(d) Indebtedness of the Borrower and the Subsidiaries owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case, provided in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04, and (ii) Indebtedness of the Borrower owing to any Subsidiary and Indebtedness of any other Loan Party owing to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness of the Borrower and the Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, reasonably required in the conduct of the business (giving effect to any growth or expansion of such business permitted hereunder), including those incurred to secure health, safety, insurance and environmental obligations of the Borrower and its Subsidiaries as conducted in accordance with good and prudent business industry practice and otherwise as permitted by the Loan Documents;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business and in good faith; provided, that (i) such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days of notification to the Borrower of its incurrence; and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged into or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness, in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement, and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable (together with Indebtedness outstanding pursuant to this paragraph (h) or paragraph (i) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), would not exceed $45,000,000 in the aggregate;

(i) (i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, (ii) any Permitted Refinancing Indebtedness in respect thereof, and (iii) Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03, collectively, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01 or this paragraph (i) and the Remaining Present Value of leases permitted under Section 6.03) would not exceed $45,000,000 in the aggregate;

(j) Indebtedness in respect of the 2017 Exchange Notes and Permitted Refinancing Indebtedness with respect thereto;

(k) other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount at any time outstanding pursuant to this paragraph (k) not in excess of $30,000,000;

(l) Guarantees by the Borrower or any Subsidiary of any Indebtedness of the Borrower or any Subsidiary expressly permitted to be incurred under this Agreement; provided, that, notwithstanding anything to the contrary in this Section 6.01, (i) the Borrower and the Loan Parties shall not Guarantee the Indebtedness of any Subsidiary that is not a Loan Party unless such Guarantee is expressly permitted under Section 6.04, (ii) any Guarantees by the Borrower or any Loan Party under this Section 6.01(l) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Obligations on terms not less favorable to the Lenders than the subordination terms of such other Indebtedness, (iii) no Subsidiary shall Guarantee any Junior Indebtedness (or Permitted Refinancing Indebtedness in respect of any of the foregoing), unless such Subsidiary is also a Loan Party in compliance with the Collateral and Guarantee Requirement and (iv) no Subsidiary (other than Affinion Investments II) shall Guarantee the Affinion Investment Notes Documents;

(m) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition, in each case, to the extent such obligation or transaction is permitted by this Agreement;

(n) reimbursement and similar obligations of Subsidiaries in respect of letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) having an aggregate face amount not in excess of $12,000,000;

(o) Indebtedness of the Borrower and the Subsidiaries supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(p) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q) to the extent constituting Indebtedness, all premium (if any), interest (including interest paid in kind and post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;

(r) Indebtedness of the Borrower and the Subsidiaries incurred under lines of credit or overdraft facilities extended by one or more financial institutions reasonably acceptable to the Administrative Agent or by Lenders and, in each case, established for the Borrower’s and such Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Indebtedness may be secured as, but only to the extent, provided in Section 6.02(b) and in the Security Documents (it being understood, however, that for a period of 90 consecutive days during each fiscal year of the Borrower the outstanding principal amount of Indebtedness under the Overdraft Line shall not exceed $15,000,000);

(s) up to $20,000,000 in aggregate principal amount of Indebtedness of the Borrower in respect of letters of credit, provided that if the aggregate Available Unused Commitment under the Revolving Facility Commitments is $20,000,000 or less, the availability under this Section 6.01(s) shall be reduced by an amount equal to which the Available Unused Commitment under the Revolving Facility Commitment decreases below $20,000,000;

(t) up to $10,000,000 in aggregate principal amount of Indebtedness of Foreign Subsidiaries that are not Loan Parties at any time outstanding; provided, that to the extent that the terms of such Indebtedness are permitted hereunder, any increase in the amount of such Indebtedness as a result of capitalized or paid-in-kind interest or accreted principal on such Indebtedness pursuant to such terms shall not constitute a further issuance or incurrence of Indebtedness for purposes of this Section 6.01(t);

(u) Indebtedness consisting of earn-outs and obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with Permitted Business Acquisitions or any other Investment permitted hereunder;

(v) [Reserved.];

(w) Indebtedness consisting of an unsecured corporate purchase card program in an aggregate amount at any time outstanding pursuant to this paragraph (w) not in excess of $45,000,000; and

(x) (i) other Indebtedness incurred by the Borrower or any Subsidiary Loan Party, so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) such Indebtedness is unsecured, (C) the Borrower and the Subsidiaries shall be in Pro Forma Compliance and (D) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, on a Pro Forma Basis, (x) the Consolidated Leverage Ratio, calculated as of the last day of the most recently completed and Reported fiscal quarter, shall not exceed 4.00 to 1.00, and (y) the Interest Coverage Ratio, calculated as of the last day of the most recently completed and Reported fiscal quarter, shall not be less than 2.00 to 1.00, and (ii) Permitted Refinancing Indebtedness in respect thereof.

SECTION 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including the Borrower or any Subsidiary of the Borrower) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a); provided, that (i) such Liens shall secure only those obligations that they secure on the Closing Date (and Permitted Refinancing Indebtedness in respect thereof permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary and (ii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(b) any Lien created under the Loan Documents, the Overdraft Line or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage; provided, however, in no event shall the holders of the Indebtedness under the Overdraft Line have the right to receive proceeds in respect of a claim in excess of $15,000,000 in the aggregate, together with (i) any accrued and unpaid interest in respect of Indebtedness under the Overdraft Line and (ii) any accrued and unpaid fees and expenses owing by the Subsidiaries under the Overdraft Line, from the enforcement of any remedies available to the Secured Parties under all of the Loan Documents;

(c) any Lien on any property or asset of the Borrower or any Subsidiary (i) securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h) or (ii) acquired after the Closing Date in a transaction permitted by this Agreement; provided, that such Lien (A) does not apply to any other property or assets of Holdings, the Borrower or any of the Subsidiaries not securing such Indebtedness or other obligations owing to the same financier as the financier of such Indebtedness or other obligations or to any person to which such financier has assigned such Indebtedness or other obligations, at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness incurred prior to such date and which Indebtedness is permitted hereunder, such Indebtedness owing to the same financier as the financier of such Indebtedness at the date of the acquisition, that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (B) such Lien is not created in contemplation of or in connection with such acquisition, (C) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness” and (D) in the case of clause (ii) of this Section 6.02(c), (x) after giving effect to any such Lien and the incurrence of Indebtedness, if any, secured by such Lien is created, incurred, acquired or assumed (or any prior Indebtedness becomes so secured) on a Pro Forma Basis, the Senior Secured Leverage Ratio, calculated as of the last day of the most recently ended and Reported fiscal quarter, shall be less than or equal to 2.75 to 1.00, (y) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (z) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by Holdings, the Borrower or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety, insurance and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on or agreements dealing with the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i) purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided, that (i) such security interests secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs incurred by the Borrower or any Subsidiary in connection with such acquisition, and (iv) such security interests do not apply to any other property or assets of Holdings, the Borrower or any Subsidiary (other than to accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender; provided, still further, that such security interest shall not be required to secure Indebtedness under Section 6.01(i), if (A) after giving effect to any such Lien and the incurrence of Indebtedness secured by such Lien is created, incurred, acquired or assumed (or any prior Indebtedness becomes so secured) on a Pro Forma Basis, the Senior Secured Leverage Ratio, calculated as of the last day of the most recently completed and Reported fiscal quarter, shall be less than or equal to 3.00 to 1.00 (ii) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (iii) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement;

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) other Liens with respect to property or assets of the Borrower or any Subsidiary not constituting, or required to constitute, Collateral for the Obligations; provided that (i) after giving effect to any such Lien and the incurrence of Indebtedness, if any, secured by such Lien is created, incurred, acquired or assumed (or any prior Indebtedness becomes so secured) on a Pro Forma Basis, the Senior Secured Leverage Ratio, calculated as of the last day of the most recently completed and Reported fiscal quarter, shall be less than or equal to 3.00 to 1.00 (ii) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (iii) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement;

(m) Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Section 5.11 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n) any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(p) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights (including Liens arising or created pursuant to the applicable general banking terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Banking Association);

(q) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f), (k) or (n) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(r) licenses of intellectual property and software that are not material to the conduct of any of the business lines of the Borrower and the Subsidiaries and the value of which does not constitute a material portion of the assets of the Borrower and its Subsidiaries, taken as a whole, and such license does not materially interfere with the ordinary course of conduct of the business of the Borrower or any of its Subsidiaries;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(t) Liens on the assets of a Foreign Subsidiary that is not a Loan Party that secure Indebtedness of such Foreign Subsidiary that is permitted to be incurred under Section 6.01;

(u) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder with respect to any acquisition that would constitute an Investment permitted by this Agreement;

(v) Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(w) Liens in favor of the Borrower or any Loan Party;

(x) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(y) Liens of franchisors in the ordinary course of business not securing Indebtedness;

(z) Liens on not more than $12,000,000 of deposits securing Swap Agreements permitted to be incurred under Section 6.12;

(aa) Liens securing insurance premium financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(bb) Liens incurred to secure cash management services in the ordinary course of business and in good faith; provided, that such Liens are not incurred in connection with, and do not secure, any borrowings or Indebtedness;

(cc) deposits or other Liens with respect to property or assets of the Borrower or any Subsidiary; provided, that the obligations secured by such Liens shall not exceed $18,000,000 at any time;

(dd) leases and subleases not constituting Capital Lease Obligations of real property not material to the conduct of any business line of the Borrower and its Subsidiaries granted to others in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; and

(ee) Liens on cash collateral securing Indebtedness incurred under Section 6.01(s) so long as such cash collateral does not exceed 105% of the Indebtedness permitted under Section 6.01(s).

Notwithstanding the foregoing, (i) no Liens shall be permitted to exist, directly or indirectly, on (a) Pledged Collateral and (b) any Indebtedness of the Borrower or any Subsidiary to the Borrower or a Domestic Subsidiary (unless such Indebtedness shall have become subject to a first priority Lien securing the Obligations), other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties and Liens permitted by Section 6.02(d) or (p) and (ii) no Liens over any deposit account of the Borrower or any Subsidiary Loan Party not in favor of the Administrative Agent for the benefit of the Secured Parties other than Liens permitted by Sections 6.02(b), (d), (f), (g), (k), (o)(i), (o)(ii), (p), (bb) or (ee) shall be perfected.

Notwithstanding the foregoing, (i) no Liens will be permitted to exist, directly or indirectly, on any assets or Equity Interests of the Borrower or any Subsidiaries, except to the extent specifically permitted herein and (ii) no Liens will be permitted to exist, directly or indirectly, to the extent such Liens are in regard to Indebtedness for borrowed money, on any assets or Equity Interests of a Subsidiary that is not a Loan Party pursuant to Sections 6.02(l) and (cc) unless such Subsidiary becomes a Loan Party and complies with the Collateral and Guarantee Requirements.

SECTION 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that (a) a Sale and Lease-Back Transaction shall be permitted with respect to property (i) owned by the Borrower or any Subsidiary that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property, or (ii) owned by any Foreign Subsidiary that is not a Loan Party regardless of when such property was acquired, and (b) at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to Sections (h) and (i) and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03) would not exceed $45,000,000 in the aggregate.

SECTION 6.04 Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger; and including in one transaction or a series of transactions) any Equity Interests, Indebtedness, other securities of or of all or substantially all of the property and assets or business of another person or assets constituting a business unit, line of business or division of such person, make or permit to exist any loans, advances or capital contributions to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), in any other person, except:

(a) Investments by Holdings in the Equity Interests of the Borrower at any time, which Equity Interests will constitute Pledged Collateral;

(b) (i) Investments by (x) the Borrower or the Subsidiaries in other Subsidiaries and Unrestricted Subsidiaries effective as of the Closing Date as set forth on Schedule 6.04 and (y) [reserved]; (ii) Investments by the Borrower or any Subsidiary Loan Party in the Borrower or any Subsidiary Loan Party; (iii) Investments by any Foreign Subsidiary Loan Party in the Borrower or any Loan Party; (iv) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party and (v) Investments by the Borrower or any Subsidiary in the Borrower or any Subsidiary not otherwise permitted in clauses (ii), (iii) or (iv) above or in any Similar Business in an aggregate amount for all such Investments made or deemed made pursuant to this Section 6.04(b)( v) that are at that time outstanding (in the case of Guarantees, after deducting any reduction in the amount thereof without having made payment thereunder, and after giving effect to any returns with respect to such Investments or the sale of Investments made pursuant to this Section 6.04(b)(v) (i) to the extent such returns or the proceeds of such sale received by the Borrower and its Subsidiaries consists of cash and Permitted Investments and (ii) in an amount not to exceed the amount of the Investments made after the Closing Date) not to exceed the $30,000,000 (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, that (A) intercompany current liabilities incurred in the ordinary course of business and in good faith in connection with cash management operations shall not be included in calculating the limitation in this Section 6.04(b) at any time and (B) the aggregate amount of Investments made in persons that are not Loan Parties or do not in connection with such Investment becomes a Loan Party, in each case, pursuant to Section 6.04(b)(v), taken together with Investments made pursuant to “Permitted Business Acquisitions” in persons that do not become Loan Parties (other than the Specified Acquisition) shall not exceed the Non-Loan Party Cap;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e) (i) loans and advances to employees of Holdings, the Borrower or any Subsidiary in the ordinary course of business not to exceed $5,000,000 in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(f) (i) accounts receivable arising, and trade credit granted, in the ordinary course of business, (ii) any securities received in satisfaction or partial satisfaction of defaulted accounts receivable from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (iii) any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements permitted pursuant to Section 6.12;

(h) Investments existing on the Closing Date and set forth on Schedule 6.04;

(i) Investments resulting from pledges and deposits referred to in Sections 6.02(f), (g), (k), (s) and (u);

(j) additional Investments by the Borrower or any of its Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this Section 6.04(j) that are at that time outstanding (in the case of Guarantees, after deducting any reduction in the amount thereof without having made payment thereunder and after giving effect to any returns with respect to such Investments or the sale of Investments made pursuant to this Section 6.04(j) (i) to the extent such returns or the proceeds of such sale received by the Borrower and its Subsidiaries consists of cash and Permitted Investments and (ii) in an amount not to exceed the amount of the Investments made after the Closing Date), not to exceed $30,000,000 (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(k) Investments constituting Permitted Business Acquisitions;

(l) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(m) intercompany loans and other Investments between Foreign Subsidiaries that are not Loan Parties;

(n) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(o) [reserved];

(p) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(q) Investments of a Subsidiary acquired after the Closing Date or of a person merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the Closing Date to the extent that (i) such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation, and (iii) such Investments were in existence on the date of such acquisition, merger or consolidation; and

(r) Investments received substantially contemporaneously in exchange for Equity Interests of Holdings; provided, that (i) no Change in Control would result therefrom, and (ii) such Equity Interests do not constitute Disqualified Stock;

(s) Investments in joint ventures not in excess of $18,000,000 in the aggregate;

(t) Guarantees by (i) the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Subsidiary in the ordinary course of business and (ii) any Foreign Subsidiary of operating leases (other than Capital Lease Obligations) or of obligations that do not constitute Indebtedness, in each case, entered into by any Foreign Subsidiary in the ordinary course of business;

(u) Investments made with Excluded Contributions provided that (i) at the time of such Investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) such Excluded Contributions shall not have been otherwise applied for any other purpose;

(v) Investments made by Subsidiaries that are not Subsidiary Loan Parties solely to the extent such Investments are made with the proceeds received by such Subsidiary from an Investment in such Subsidiary made pursuant to Sections 6.04(b)(v), (j) or (x);

(w) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04); and

(x) Investments in Foreign Subsidiaries in the form of intercompany loans made by the Borrower or any of its Domestic Subsidiaries with the proceeds of royalty payments received by the Borrower or its Domestic Subsidiaries from Foreign Subsidiaries in an aggregate amount not to exceed $25,000,000 in any fiscal year of the Borrower.

Notwithstanding anything to the contrary contained in Section 6.04 above, no Investment shall be permitted by this Section 6.04 with respect to the assets or Equity Interests of any Material Insurance Subsidiary, except for (if otherwise permitted hereunder) (i) when such assets or Equity Interests represents a de minimis, immaterial or dormant portion of the Insurance Business of the Borrower and its Subsidiaries, (ii) Investments by the Borrower or any Subsidiary Loan Party in the Borrower or any Subsidiary Loan Party and (iii) Investments by any Foreign Subsidiary Loan Party in the Borrower or any Loan Party.

Notwithstanding anything to the contrary contained in Section 6.04 above, the Borrower and its Subsidiaries shall not, directly (and shall cause their Subsidiaries not to, directly or indirectly) make any Investments pursuant to clauses (j) and (s) above in order to make Dividends not otherwise permitted under Section 6.06 or Junior Indebtedness Payments not otherwise permitted under Section 6.09(b).

SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all of any division, unit or business of any other person, except that this Section shall not prohibit:

(a) (i) the lease, purchase and sale of inventory in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately thereafter no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger of any Subsidiary into the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger or consolidation of (x) any Domestic Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party or (y) any Foreign Subsidiary into or with any Foreign Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Foreign Subsidiary Loan Party, and, in the case of each of clauses (i) and (ii), no person other than the Borrower, Subsidiary Loan Party or Foreign Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party or (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Borrower) in accordance with Section 5.01(a)(ii) if the Borrower determines in good faith that such liquidation, change in form or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07 and the aggregate gross proceeds of any such sales, transfers, leases or other dispositions plus the aggregate gross proceeds of any or all assets sold, transferred or leased in reliance upon paragraph (h) below shall not exceed $20,000,000;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Liens permitted by Section 6.02 and Dividends permitted by Section 6.06;

(f) any swap of assets with a Fair Market Value not to exceed $10,000,000 in the aggregate during the term of this Agreement in exchange for other assets of comparable or greater value or usefulness to the business of the Borrower and the Subsidiaries taken as a whole, as determined in good faith by the management of the Borrower, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) for the avoidance of doubt, such swap of assets shall not, directly or indirectly, be made for the purposes of making a Dividend not otherwise permitted under Section 6.06 or Junior Indebtedness Payment not otherwise permitted under Section 6.09(b);

(g) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h) (i) sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05; provided, that the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (h) plus the aggregate gross amount of such proceeds in reliance upon Section 6.05(c) above shall not exceed $20,000,000; provided, further, that the Net Proceeds thereof are applied in accordance with Section 2.11(b); and (ii) dispositions of the assets or Equity Interests of any Material Insurance Subsidiary; provided that (i) such sales and dispositions are for Fair Market Value, (ii) such disposition is for 85% cash consideration, to a third party that is not an Affiliate upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would otherwise be obtained in a comparable arm’s-length transaction, (iii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iv) the Total Secured Leverage Ratio shall not exceed the lesser of (x) 5.275 to 1.00 and (y) the Total Secured Leverage Ratio immediately prior to giving effect to such disposition and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial information for such Subsidiary or assets, and (v) the Net Proceeds thereof (which, for the avoidance doubt, shall not be subject to a reinvestment right) are applied in accordance with Section 2.11(b) and subject to the Prepayment Fees in respect of COC Payment Events pursuant to Section 2.12(e).

(i) any Permitted Business Acquisition or merger or consolidation in order to effect a Permitted Business Acquisition; provided, that following any such merger or consolidation (i) involving the Borrower, the Borrower is the surviving corporation, (ii) involving a Domestic Subsidiary, the surviving or resulting entity shall be a Subsidiary Loan Party that is a Wholly Owned Subsidiary and (iii) involving a Foreign Subsidiary, the surviving or resulting entity shall be a Wholly Owned Subsidiary;

(j) non-exclusive licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary in the ordinary course of business and other licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary that are not material to the conduct of any of the business lines of the Borrower and the Subsidiaries, that do not materially interfere with the ordinary course of the business of the Borrower or any of its Subsidiaries and the value of which does not constitute a material portion of the assets of the Borrower and its Subsidiaries, taken as a whole, and that are not material to the ordinary course of conduct of the business of the Borrower or any of its Subsidiaries;

(k) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(l) sales, leases or other dispositions of inventory, equipment or other assets (excluding Equity Interests, assets constituting a business division, unit, line of business, all or substantially all of the assets of any Material Subsidiary, Sale and Lease-Back Transactions and receivables) of the Borrower and the Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries; provided, that the Net Proceeds thereof are applied in accordance with Section 2.11(b);

(m) [reserved];

(n) [reserved]; and

(o) [reserved].

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (except as permitted to Loan Parties pursuant to Section 6.05(c)) unless such disposition is for Fair Market Value, and (ii) no sale, transfer or other disposition of assets with a Fair Market Value of more than $2,000,000 shall be permitted by paragraph (a), (d), (h),or (l) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided, that for purposes of clause (ii), the amount of any secured Indebtedness of the Borrower or any Subsidiary or other Indebtedness of a Subsidiary that is not a Loan Party (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets shall be deemed to be cash.

SECTION 6.06 Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make, directly or indirectly, any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any subsidiary of the Borrower to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests of the person redeeming, purchasing, retiring or acquiring such shares) (any of the foregoing dividends, distributions, redemptions, repurchases, retirements, other acquisitions or setting aside of amounts, “Dividends”); provided, however, that:

(a) (i) any Subsidiary may declare and pay dividends to, or make other distributions to, the Borrower or any Subsidiary that is a direct parent of such Subsidiary and, if not a Wholly Owned Subsidiary, to each other direct owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests; and (ii) to the extent permitted by Section 6.04, any Subsidiary that is not a Wholly Owned Subsidiary may repurchase its Equity Interests from any owner of the Equity Interests of such Subsidiary that is not the Borrower or a Subsidiary;

(b) the Borrower may declare and pay dividends or make other distributions to Holdings in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings, including, in an aggregate amount not to exceed $2,500,000, for director fees and for costs and expenses associated with registration and listing of Holdings’ Equity Interests, and (ii) actual U.S. federal, state and local income Tax liabilities of Holdings for the consolidated group of which Holdings is parent to the extent that Holdings, and not the Borrower, (A) files a consolidated U.S. federal income tax return that includes the Borrower and its Subsidiaries in an amount not to exceed the amount that the Borrower and its Subsidiaries would have been required to pay in respect of federal, state or local income taxes, as the case may be, in respect of such year if the Borrower and its Subsidiaries had paid such taxes directly as a stand-alone taxpayer or stand-alone group; provided, that with respect to any such taxes attributable to Unrestricted Subsidiaries, such dividends or distributions shall be permitted only to the extent of cash actually received from such Unrestricted Subsidiaries and (B) actually pays, or will pay, as the consolidated tax payor, such taxes for the Borrower and its Subsidiaries, it being agreed that if such dividends and distributions are paid to Holdings and Holdings does not make such consolidated tax payments on the date when the Borrower and its subsidiaries are required to pay such taxes, such failure shall be an Event of Default that shall continue until all such taxes are paid, (iii) fees and expenses related to any public offering or private placement of equity securities of Holdings that is not consummated, and (iv) other fees and expenses in connection with the maintenance of its existence and its ownership of the Borrower;

(c) the Borrower may declare and pay dividends or make other distributions to Holdings in order to enable Holdings to purchase or redeem Equity Interests of Holdings (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings, the Borrower or any of the Subsidiaries or by any Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of dividends for such purchases or redemptions under this Section 6.06(c) shall not exceed (i) in any fiscal year (A) $2,500,000 (plus up to $1,250,000 of any such unused amounts from the immediately preceding year which may be carried over), plus (ii) cash proceeds received from directors, consultants, officers or employees of Holdings, the Borrower or any Subsidiary from the issuance of Equity Interests of Holdings (other than Disqualified Stock) in connection with permitted employee compensation and incentive arrangements as set forth in a certificate of a Responsible Officer of the Borrower, which, if not used in any fiscal year, may be carried forward to any fiscal calendar year, plus (iii) amounts received in respect of key man life insurance policy proceeds;

(d) any person may make noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any person may make additional dividends or other distributions in an aggregate amount with all other Dividends and other distributions made pursuant to this clause (e) not to exceed $5,000,000;

(f) any person may make distributions to minority shareholders of any subsidiary that is acquired pursuant to a Permitted Business Acquisition pursuant to appraisal or dissenters’ rights with respect to shares of such subsidiary held by such shareholders;

(g) [reserved];

(h) [reserved];

(i) [reserved];

(j) the Borrower or any Subsidiary may make payments of cash, or dividends, distributions or advances to allow such person to make payments of cash, in lieu of the issuance of fractional shares upon exercise of warrants or upon the conversion or exchange of Equity Interests of such person; provided, however, that the aggregate amount of such payments, dividends, distributions or advances shall not exceed $5,000,000; and

(k) [reserved]; and

(l) the Borrower may (x) declare and pay dividends to Holdings to enable Holdings to make payments or purchases in respect of the Existing Holdings Notes using the proceeds of issuances of 2017 Exchange Notes, (y) issue 2017 Exchange Notes in exchange for Existing Holdings Notes pursuant to the 2017 Exchange and (z) declare and pay dividends to Holdings to enable Holdings to pay accrued and unpaid interest with respect to Existing Holdings Notes in connection with the transactions described in clauses (x) and (y).

SECTION 6.07 Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise expressly permitted (or required) with such Affiliates or holders under this Agreement or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate; provided, that this clause (ii) shall not apply to (A) the indemnification of directors of Holdings, the Borrower or the Subsidiaries in accordance with customary practice or (B) to the extent otherwise permitted under this Agreement (each of which shall not be prohibited by this Section 6.07), the following:

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, deferred compensation agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Holdings;

(ii) [reserved];

(iii) transactions among the Borrower and the Loan Parties (other than Holdings) and transactions among the Loan Parties (other than Holdings);

(iv) the payment of fees and indemnities to directors, officers, employees and consultants of Holdings, the Borrower and the Subsidiaries in the ordinary course of business;

(v) the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under the terms of, the Transaction Documents, agreements set forth on Schedule 6.07 and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (v) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date;

(vi) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions, as described herein or contemplated by the Transaction Documents;

(vii) any employment agreements entered into by Holdings, the Borrower or any of the Subsidiaries in the ordinary course of business;

(viii) transactions permitted by, and complying with, the provisions of, Section 6.04;

(ix) transactions permitted by, and complying with, the provisions of, Section 6.05;

(x) transactions permitted by, and complying with the provisions of, Section 6.06;

(xi) any purchase by any director, officer, employee or consultant of the Borrower or Holdings of Equity Interests of Holdings or any contribution by Holdings to, or purchases of, equity capital of the Borrower; provided that any Equity Interests of the Borrower shall be pledged to the Administrative Agent on behalf of the Lenders pursuant to the Collateral Agreement;

(xii) [reserved;]

(xiii) payments or loans (or cancellation of loans) to employees or consultants that are (A) approved by a majority of the Board of Directors or the managing member of the Borrower in good faith, (B) made in compliance with applicable law and (C) otherwise permitted under this Agreement;

(xiv) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(xv) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower and Holdings from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate;

(xvi) [reserved.];

(xvii) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries;

(xviii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;

(xix) transactions between Holdings, the Borrower or any of its Subsidiaries and any person that is an Affiliate solely by virtue of having a director who is also a director of Holdings, the Borrower or any direct or indirect parent company of the Borrower, provided, however, that such director abstains from voting as a director of Holdings or the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person;

(xx) intercompany transactions for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries;

(xxi) the termination of management agreements and payments in connection therewith at the net present value of future payments;

(xxii) transactions among the Borrower and its Subsidiaries that are not prohibited under this Agreement in the ordinary course of business;

(xxiii) entering into tax sharing agreements or arrangements approved by the Board of Directors of Holdings or the Borrower, provided that any payments thereunder are permitted by Section 6.06;

(xxiv) any agreements or arrangements between a third party and an Affiliate of the Borrower that are acquired or assumed by the Borrower or any Subsidiary in connection with an acquisition or merger of such third party (or assets of such third party) by or with the Borrower or any Subsidiary; provided, that (A) such acquisition or merger is permitted under this Agreement and (B) such agreements or arrangements are not entered into in contemplation of such acquisition or merger or otherwise for the purpose of avoiding the restrictions imposed by this Section 6.07; and

(xxv) any contribution to the capital of the Borrower by Holdings.

SECTION 6.08 Business of Holdings, the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than:

(a) in the case of the Borrower and any Subsidiary, (i) any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, (ii) any business or business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions, (iii) any business or business activity that the senior management of the Borrower deems beneficial for the Borrower or such Subsidiary or (iv) any business or business activity of any person acquired pursuant to a Permitted Business Acquisition provided that such Permitted Business Acquisition was in a Similar Business; and

(b) in the case of Holdings, (i) ownership of the Equity Interests in the Borrower together with activities directly related thereto, and (A) Holdings shall own no assets other than such Equity Interests, its books and records, deposit accounts of Holdings existing prior to the Closing Date, any replacement deposit accounts or additional deposit accounts entered into in the ordinary course of Holdings’ business, all cash deposits held therein, and cash paid to Holdings in accordance with the terms hereof, and (B) Holdings shall not grant a Lien on any of its assets other than Liens created pursuant to the Loan Documents, and ordinary course Liens incurred under customary deposit account agreements entered into by Holdings with respect to deposit accounts existing prior to the Closing Date (and any replacement deposit accounts entered into in the ordinary course of Holdings’ business); (ii) performance of its obligations under and in connection with the Loan Documents, the 2017 Exchange Notes, any Permitted Refinancing Indebtedness in respect of the Loan Documents or the 2017 Exchange Notes, and the Existing Holdings Notes; (iii) issuance of Equity Interests and activities related thereto; (iv) as otherwise required by law; and (v) holding any cash received in accordance with the terms hereof and investing such proceeds in Permitted Investments.

SECTION 6.09 Limitation on Modifications and Payments of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. (a) Amend or modify in any manner materially adverse to the Lenders the articles or certificate of incorporation or by-laws or limited liability company operating agreement or other Organizational Documents of the Borrower or any of the Subsidiaries.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Indebtedness (or any Permitted Refinancing Indebtedness in respect of the foregoing) or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Indebtedness (or any Permitted Refinancing Indebtedness in respect of the foregoing) (collectively, a “Junior Indebtedness Payment”), except for (A) Refinancing with Permitted Refinancing Indebtedness in respect thereof permitted by Section 6.01, (B) payments of regularly scheduled interest, other than (x) payments in respect of the Indebtedness subordinated in right of payment to the Obligations prohibited by the subordination provisions thereof and (y) cash payments of interest with respect to the 2017 Exchange Notes, which shall only be permitted if, (I) the pro forma Senior Secured Leverage Ratio immediately after giving effect to such cash payment of interest is less than or equal to 4.375 to 1.00 (such ratio being calculated, solely for purposes of this clause, based on the most recently available internally generated financials for the Borrower and its subsidiaries), (II) (x) if all interest due is paid in cash, the Consolidated Fixed Charge Coverage Ratio immediately after giving effect to such cash payment of interest, is greater than or equal to 1.375 to 1.00 on a pro forma basis after giving effect to such payment (such ratio being calculated, solely for purposes of this clause, based on the most recently available internally generated financials for the Borrower and its subsidiaries), (y) if paid partially in cash and partially as paid-in-kind interest, the Consolidated Fixed Charge Coverage Ratio immediately after giving effect to such cash payment of interest is greater than or equal to 1.25 to 1.00 but less than 1.375 to 1.00 on a pro form basis after giving effect to such payment (such ratio being calculated, solely for purposes of this clause, based on the most recently available internally generated financials for the Borrower and its subsidiaries), and (III) the Average Liquidity calculated as of the record date for such interest payment minus the contemplated amount of the cash interest payment shall be greater than or equal to $80,000,000, (C) to the extent this Agreement is then in effect, principal on the scheduled maturity date thereof, subject to any subordination provisions applicable thereto, (D) purchases, redemptions, retirement, acquisition, cancellation or termination of any Affinion Investments Notes, Extended Senior Subordinated Notes and Senior Notes (I) solely with the proceeds of the issuance of 2017 Exchange Notes, (II) in exchange for 2017 Exchange Notes and (III) with other cash of the Borrower and its Subsidiaries to pay accrued and unpaid interest with respect to any Affinion Investments Notes, Extended Senior Subordinated Notes or Senior Notes, in connection with the transactions described in clauses (I) and (II), and (E) purchases, redemptions, retirement, acquisition, cancellation or termination of Junior Indebtedness with the proceeds of contributions to common capital, or issuances of Equity Interests of, Holdings, conversion of Junior Indebtedness to Equity Interests of Holdings or exchange of Junior Indebtedness for Equity Interests of Holdings, in each case, other than Disqualified Stock of Holdings;

(ii) Amend or modify, or permit the amendment or modification of, any provision of any Junior Indebtedness documentation (and any Permitted Refinancing Indebtedness in respect of the foregoing), or any agreement relating thereto, other than amendments or modifications that (A) are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders and (B) to the extent applicable, otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

(c) Enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by any Material Subsidiary to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by Holdings, the Borrower or any Loan Party, or any Subsidiary required to be a Loan Party, pursuant to the Security Documents, in each case, other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) (I) restrictions imposed by applicable law, (II) restrictions on the payment of dividends and distributions and the making of cash advances, contractual or otherwise, imposed on Insurance Subsidiaries, and (III) restrictions on the pledge of the direct Equity Interests of Insurance Subsidiaries under applicable laws;

(B) contractual encumbrances or restrictions (1) in effect on the Closing Date with respect to Liens permitted under Section 6.02(a) or as otherwise disclosed on Schedule 6.09(c), (2) pursuant to the 2017 Exchange Notes Documents, (3) pursuant to documentation related to any Indebtedness permitted pursuant to Section 6.01 as long as such encumbrances or restrictions are no more restrictive, taken as a whole, than those contained in this Agreement, (4) [reserved], or (5) pursuant to documentation related to any permitted renewal, extension or refinancing of any Indebtedness described in clauses (1) and (2) that does not expand the scope of any such encumbrance or restriction or make such restriction more onerous;

(C) any restriction on the Equity Interests or assets of a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of such Equity Interests or assets permitted under Section 6.05 pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to the assets of, or the Equity Interests in, joint ventures entered into in the ordinary course of business;

(E) other than with respect to Holdings, any restrictions imposed by any agreement relating to Indebtedness permitted by Section 6.01 and secured by a Lien permitted by Section 6.02 to secure such Indebtedness to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(G) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 applicable to the asset to be sold pending the consummation of such sale;

(J) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(K) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions on the property subject to such lease; or

(L) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary and such restriction does not apply to the Borrower or any other Material Subsidiary or any of their respective assets.

SECTION 6.10 Financial Maintenance Covenants. Beginning with the fiscal quarter ending on June 30, 2017, except with the written consent of the Required Lenders, permit:

(a) the Total Secured Leverage Ratio on the last day of any fiscal quarter to exceed the ratios set forth below:

Fiscal Quarter End Date	Total Secured Leverage Ratio
June 30, 2017	7.500:1.000
September 30, 2017	7.500:1.000
December 31, 2017	7.500:1.000
March 31, 2018	7.250:1.000
June 30, 2018	7.000:1.000
September 30, 2018	6.750:1.000
December 31, 2018	6.500:1.000
March 31, 2019	6.375:1.000
June 30, 2019	6.250:1.000
September 30, 2019	6.000:1.000
December 31, 2019	5.875:1.000
March 31, 2020	5.750:1.000
June 30, 2020	5.750:1.000
September 30, 2020	5.500:1.000
December 31, 2020	5.500:1.000
March 31, 2021	5.250:1.000
June 30, 2021	5.000:1.000
September 30, 2021	5.000:1.000
December 31, 2021	4.750:1.000
March 31, 2022 and thereafter	4.500:1.000

(b) the Consolidated Fixed Charge Coverage Ratio on the last day of any fiscal quarter to be less than the ratios set forth below:

Fiscal Quarter End Date	Consolidated Fixed Charge Coverage Ratio
June 30, 2017	1.000:1.000
September 30, 2017	1.000:1.000
December 31, 2017	1.000:1.000
March 31, 2018	1.000:1.000
June 30, 2018	1.000:1.000
September 30, 2018	1.075:1.000
December 31, 2018	1.100:1.000
March 31, 2019	1.100:1.000
June 30, 2019	1.100:1.000
September 30, 2019	1.100:1.000
December 31, 2019	1.050:1.000
March 31, 2020	1.050:1.000
June 30, 2020	1.050:1.000
September 30, 2020	1.000:1.000
December 31, 2020	1.000:1.000
March 31, 2021	1.000:1.000
June 30, 2021	1.000:1.000
September 30, 2021	1.000:1.000
December 31, 2021	1.000:1.000
March 31, 2022 and thereafter	1.000:1.000

SECTION 6.11 Limitations on Change in Fiscal Periods . Allow the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

SECTION 6.12 Swap Agreements . Enter into any Swap Agreement other than (a) non-speculative Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including currency risks), and (b) non-speculative Swap Agreements entered into in the ordinary course of business in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings, the Borrower or any Subsidiary.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) any default shall be made in the due observance or performance by the Borrower of any covenant or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.05(a), 5.09 or in Article VI ;

(e) default shall be made in the due observance or performance by the Borrower or any Loan Party of (x) any covenant or agreement contained in Section 5.04 and such default shall continue unremedied for a period of 5 days after notice thereof from the Administrative Agent to the Borrower or (y) any covenant or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above and clause (x) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f) (i) any event or condition occurs that (a) results in any Material Indebtedness becoming due prior to its scheduled maturity or (b) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Holdings, the Borrower or any Subsidiary shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any of its subsidiaries, or of a substantial part of the property or assets of Holdings, the Borrower or any of its subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, moratorium, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of its subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of its subsidiaries or (iii) the winding-up or liquidation of Holdings, the Borrower or any of its subsidiaries (except, in the case of any subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any of its subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, moratorium, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of its subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of its subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings, the Borrower or any Loan Party or any Material Subsidiary to pay one or more final judgments aggregating in excess of $25,000,000, which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the Borrower, a Subsidiary or any ERISA Affiliate shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (iv) any other event or condition shall occur or exist with respect to a Plan or a Multiemployer Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(l) (i) any Loan Document shall for any reason be asserted in writing by Holdings, the Borrower or any Loan Party (or, in the case of any Security Document with respect to the pledge of Equity Interests of the Borrower, the pledgor thereunder) not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to the Borrower and the Loan Parties on a consolidated basis or the Equity Interests of the Borrower, shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party (or, in the case of any Security Document with respect to the pledge of Equity Interests of the Borrower, the pledgor thereunder) not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or Collateral owned by Foreign Subsidiary Loan Parties or the application thereof, or from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement, or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by Holdings, the Borrower or any material Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings, the Borrower or any Loan Party not to be in effect or not to be legal, valid and binding obligations;

(m) the Obligations shall fail to constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the Affinion Investments Notes; or

(n) any Junior Indebtedness or any guarantees thereof that is subordinated in right of payment to the Obligations, shall cease for any reason to be validly subordinated to the Obligations as provided in the documentation governing such Junior Indebtedness or any Loan Party shall contest the subordination of any Junior Indebtedness or any guarantees thereof;

then, and in every such event (other than an event with respect to any Loan Party described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans then outstanding so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document constituting Obligations, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand Cash Collateral pursuant to Section 2.22; and in any event with respect to any Loan Party described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document constituting Obligations, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.22, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02 Exclusion of Certain Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (j) of Section 7.01, any reference in any such clause to any subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.

ARTICLE VIII

The Agents

SECTION 8.01 Appointment and Authority. (a) Each of the Lenders and each Issuing Bank hereby irrevocably appoints HPS Investment Partners, LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “Collateral Agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.04(d), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) With respect to Foreign Security Documents governed by Swiss law (“Swiss Security”), the Collateral Agent shall:

(i) hold and administer any non-accessory Swiss Security (nicht-akzessorische Schweizer Sicherheiten) as indirect representative (indirekter Stellvertreter) in its own name but on behalf and for the benefit of the Agents, the Administrative Agent and the Lenders; and

(ii) hold and administer any accessory Swiss Security (akzessorische Schweizer Sicherheiten) (e.g. a right of pledge) (a “Swiss Accessory Security”) for itself and as direct representative (direkter Stellvertreter) in the name and on behalf of the Agents, the Administrative Agent and the Lenders.

(d) The Administrative Agent and each Agent and Lender hereby appoints the Collateral Agent as its direct representative (direkter Stellvertreter) and authorizes the Collateral Agent (whether or not by or through employees or agents):

(i) to accept, execute and deliver in its name and on its behalf as its direct representative (direkter Stellvertreter) any Foreign Security Documents creating a Swiss Accessory Security;

(ii) to accept, execute and deliver in its name and on its behalf as its direct representative (direkter Stellvertreter) any amendments, confirmations and/or alterations to any Foreign Security Documents creating a Swiss Accessory Security and to administer, exercise such rights, remedies, powers and discretions as are delegated to or conferred upon the Collateral Agent thereunder together with such powers and discretions as are reasonably incidental thereto; and

(iii) to take such other action in its name and on its behalf as its direct representative (direkter Stellvertreter) as may from time to time be authorized under or in accordance with the Loan Documents.

(iv) The Administrative Agent and each Agent and Lender hereby ratifies and approves all acts and declarations previously done by the Collateral Agent on its behalf.

SECTION 8.02 Rights as a Lender. (a) The person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as the Administrative Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents or that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.01 and 9.09) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or an Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or an Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06 Resignation of the Administrative Agent and the Collateral Agent. (a) The Administrative Agent and/or Collateral Agent may at any time give to the Lenders, the Issuing Banks and the Borrower notice of its resignation as Administrative Agent and/or Collateral Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and the Administrative Agent and/or Collateral Agent, as applicable further agrees that for the 30 day period immediately following its notice of resignation, it will not appoint a successor unless the Borrower shall have consented to such successor, such consent not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent and/or Collateral Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent and/or Collateral Agent meeting the qualifications set forth above; provided that if the Administrative Agent and/or Collateral Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent and/or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except in its capacity as Collateral Agent holding collateral security on behalf of any Secured Parties, it shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Banks directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent and/or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and/or Collateral Agent, and the retiring Administrative Agent and/or Collateral shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent and/or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s and/or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent and/or Collateral Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent and/or Collateral Agent was acting as Administrative Agent and/or Collateral Agent.

(b) Any resignation by HPS Investment Partners, LLC as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (b) the retiring the Swingline Lender shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents, and (c) at the sole election of the retiring Administrative Agent, in its capacity as an Issuing Bank, either (i) the retiring Administrative Agent, in its capacity as an Issuing Bank, shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents, and the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit or (ii) the retiring Administrative Agent, in its capacity as an Issuing Bank, shall remain party to this Agreement as an Issuing Bank, and in such capacity shall continue to have all of the rights and obligations of an “Issuing Bank” under this Agreement and the other Loan Documents with respect to each Letter of Credit previously issued by such Issuing Bank and outstanding at the time of its resignation as Administrative Agent (including, without limitation, the right to receive Issuing Bank Fees pursuant to Section 2.12(b)), but shall not be required to issue any new (or renew or extend any existing) Letters of Credit.

SECTION 8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Banks acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder

SECTION 8.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arranger or Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank hereunder.

SECTION 8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Borrowing shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Banks to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Banks any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Banks to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Banks in any such proceeding.

SECTION 8.10 Collateral Agreement. (a) (i) The Lenders and the Issuing Banks irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Collateral Agent and the Issuing Banks shall have been made), (B) that is sold or to be sold to a party that is not a Loan Party as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) subject to Section 9.09, if approved, authorized or ratified in writing by the Required Lenders.

(ii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (i) or (j) of Section 6.02.

(b) The Lenders and the Issuing Banks irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any guarantor from its obligations under the Guaranty Agreement and the other Security Documents if such person ceases to be a Loan Party as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, each of the Required Lenders will confirm in writing the Administrative Agent’s or Collateral Agent’s, as applicable, authority to release or subordinate its interest in particular types or items of property, or to release any guarantor from its obligations under the Guarantee and the other Security Documents.

SECTION 8.11 Withholding Tax. To the extent required by any applicable laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender or under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payment in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, to its address set forth on Schedule 9.01(a)(i);

(ii) if to the Administrative Agent or Collateral Agent, to the applicable address as set forth on Schedule 9.01(a)(ii) and including copies to any sub-agents as set forth therein; and

(iii) if to the Swingline Lender (if any) or Issuing Bank (if any), to it at the address or telecopy number set forth separately in writing.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Notices and other communications to the Lenders and each Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or any Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Each of the Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to the Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) The Administrative Agent, each Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 9.04(b), participations in Letter of Credit obligations and in Swingline Loans) at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed); provided, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other person or in connection with the initial syndication of the Loans; provided, that any liability of the Borrower to an assignee that is an Approved Fund or affiliate of the assigning Lender under Section 2.15 or 2.17 shall be limited to the amount, if any, that would have been payable hereunder by the Borrower in the absence of such assignment; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten days after having received notice thereof;

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of in the case of a Term Loan, all or any portion of such Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund of such Lender; and

(C) the Swingline Lender and the Issuing Bank; provided, that the consent of the Issuing Bank shall not be required if such assignment is an assignment of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under a given Tranche, the amount of the Commitments or Loans of the assigning Lender under a given Tranche subject to each such assignment (as of the date such Assignment and Acceptance is recorded in the Register by the Administrative Agent) shall not be less than (x) $1,000,000 in respect of Term Loans, and (y) $5,000,000 in respect of the Revolving Facility Loans, unless each of the Borrower and the Administrative Agent otherwise consent; provided that simultaneous assignments to two or more Related Funds or by two or more Related Funds to a single Assignee shall be treated as one assignment for purposes of the minimum assignment requirement, and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Commitment);

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which may be waived or reduced at the Administrative Agent’s sole discretion); provided, that (i) assignments pursuant to Section 2.19 shall not require the signature of the assigning Lender to become effective and (ii) any such processing and recordation fee in connection with assignments pursuant to Section 2.19 shall be paid by the Borrower or the assignee;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, including any tax forms required to be provided pursuant to Section 2.17(g); and

(D) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance (which shall be the date of such recordation) the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States of America a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, all documents required under Section 9.04(b)(ii)(C) (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph, provided that for the avoidance of doubt, the date that is the later of (i) the trade date specified (if any) in the Assignment and Assumption and (ii) the day such Assignment and Assumption has been recorded in the Register shall be the effective date of the assignment.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person, or the Borrower or any of the Affiliated Lenders) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clause (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.09(b) and (2) directly affects such Participant and (y) no other agreement with respect to such Participant may exist between such Lender and such Participant.

(ii) The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(g) (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may, without the consent of the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, at its expense and upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) [Reserved].

(g) Notwithstanding the foregoing, no assignment may be made or participation sold to (i) a natural person, (ii) an Ineligible Institution without the prior written consent of the Borrower, (iii) any Defaulting Lender or any of its subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (iii) or (iv) any Affiliated Lenders, except as provided in section (h) below. Upon the request of any Lender, the Administrative Agent shall inform such Lender as to whether an actual proposed Participant or Assignee is an Ineligible Institution.

(h) Assignments to Affiliated Lenders. Notwithstanding anything in this Agreement to the contrary, any Term Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to an Affiliated Lender, subject to the following limitations:

(i) In connection with an assignment to an Affiliated Lender, (A) the Affiliated Lender shall have identified itself in writing as an Affiliated Lender to the assigning Term Lender and the Administrative Agent prior to the execution of such assignment and (B) the Affiliated Lender shall be deemed to have represented and warranted to the assigning Term Lender and the Administrative Agent that the requirements set forth in this Section 9.04(h)(i) and Section 9.04(h)(iv) below shall have been satisfied upon consummation of the applicable assignment;

(ii) Affiliated Lenders will not (A) have the right to receive information, reports or other materials provided solely to Lenders by the Administrative Agent and/or the Collateral Agent or any other Lender, except to the extent made available to the Borrower, (B) attend or participate in meetings attended solely by the Lenders and the Administrative Agent and/or the Collateral Agent or (C) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent, the Collateral Agent or the Lenders;

(iii) (A) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) under, this Agreement or any other Loan Document, each Affiliated Lender will be deemed to have consented in the same proportion as the Term Lenders that are not Affiliated Lenders consented to such matter, unless such matter requires the consent of all or all affected Lenders and adversely affects such Affiliated Lender more than other Term Lenders in any material respect, (B) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Bankruptcy Plan”), each Affiliated Lender hereby agrees (x) not to vote on such Bankruptcy Plan, (y) if such Affiliated Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (z) not to contest any request by any party for a determination by a court of competent jurisdiction effectuating the foregoing clause (y), in each case under this clause (B) unless such Bankruptcy Plan adversely affects such Affiliated Lender more than other Term Lenders in any material respect and (C) each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate of the Borrower’s attorney-in-fact, with full authority in the place and stead of such Affiliate of the Borrower and in the name of such Affiliated Lender (solely in respect of Term Loans held by such Affiliated Lender and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary or appropriate to carry out the provisions of this Section 9.04(h)(iii), including to ensure that any vote of such Affiliated Lender on any Bankruptcy Plan is withdrawn or otherwise not counted;

(iv) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders may not exceed 25% of the aggregate outstanding principal amount of Term Loans;

(v) the Affiliated Lender will not be entitled to bring actions against the Administrative Agent or the Collateral Agent, in its role as such, or receive advice of counsel or other advisors to the Administrative Agent, the Collateral Agent or any Lender or challenge the attorney-client privilege of their respective counsel; and

(vi) the Loans held by any Affiliated Lenders in the aggregate shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document.

Each Affiliated Lender that is a Term Lender hereunder agrees to comply with the terms of this Section 9.04(h) (notwithstanding that it may be granted access to the Platform or any other electronic site established for the Lenders by the Administrative Agent), and each Affiliated Lenders agrees that in any subsequent assignment of all or any portion of its Term Loans it shall identify itself in writing to the assignee as an Affiliated Lender prior to the execution of such assignment.

(i) Resignation as an Issuing Bank or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Issuing Bank assigns all of its Revolving Facility Commitment and Revolving Facility Loans pursuant to Section 9.04(b), such Issuing Bank may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an Issuing Bank and/or (ii) upon 30 days’ notice to the Borrower, resign as

Swingline Lender. In the event of any such resignation as an Issuing Bank or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Issuing Bank as an Issuing Bank or Swingline Lender, as the case may be. If such Issuing Bank resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all unreimbursed L/C Disbursements with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in unreimbursed amounts pursuant to Section 2.05(c)). If the Swingline Lender resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(b). Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of a retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Banks shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of such Issuing Bank with respect to such Letters of Credit.

SECTION 9.05 Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent and its Affiliates in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (including reasonable fees, charges and disbursements of counsel for the Administrative Agent), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender and each Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Bank), in connection with the enforcement or protection of their rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or the Letters of Credit issued hereunder, including all such out-of-pocket costs incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that, the Borrower’s obligations under this Section 9.05(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one primary outside legal counsel for all persons described in clauses (i) through (ii) above, taken as a whole, (y) in the case of any actual or perceived conflict of interest, one outside legal counsel for each group of affected Persons similarly situated, taken as a whole, in each appropriate jurisdiction and (z) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions).

(b) The Borrower shall indemnify the Administrative Agent, Lead Arranger, the Agents, each Issuing Bank, each Lender, their respective Affiliates and each of their respective directors, trustees, officers, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel fees, charges and disbursements (except the allocated costs of in-house counsel and limited to the fees and expenses of (x) one primary outside legal counsel to the Indemnitees, taken as a whole, (y) in the case of any actual or perceived conflict of interest, one outside legal counsel for each group of affected Persons similarly situated, taken as a whole, in each appropriate jurisdiction and (z) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party, by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are (x) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment, satisfaction and discharge of any of the Obligations, the resignation of the Administrative Agent or any Issuing Bank or the Swingline Lender, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable no later than ten Business Days after written demand therefor, accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested. This Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such

Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction

(d) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the applicable Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the applicable Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or applicable Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 2.18(f).

SECTION 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, the Borrower or any other Subsidiary against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 9.07 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, or the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent or the Collateral Agent, as applicable, upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the Collateral Agent (as applicable), plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 9.08 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.09 Waivers; Amendment. (a) None of the Arranger, the Agents or the Lenders shall by any act (except by a written instrument pursuant to clause (b) below), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Arranger, Agent or Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Arranger, Agent or Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Arranger, Agent or Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, or (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement without the prior written consent of each Lender directly affected thereby; provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory prepayment or reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender or a decrease of fees of any Lender),

(iii) extend, waive or reduce the amount of any scheduled installment of principal or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory prepayment or reduction in the aggregate Commitments shall not constitute an extension, waiver or reduction of the amount of a scheduled installment of principal or date of payment of interest or fees),

(iv) amend or modify the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, or require any Lender to make available Interest Periods longer than six months without its consent, without the prior written consent of the each Lender adversely affected thereby,

(v) amend or modify the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the applicable Loans and Commitments),

(vi) release all or substantially all the Collateral or release any of Holdings, the Borrower or any other Loan Party from its Guarantee under the Guaranty Agreement, unless, in the case of a Loan Party, all or substantially all of the Equity Interests of such Loan Party are sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender,

(vii) subordinate the Liens in favor of the Administrative Agent or Collateral Agent, as applicable, securing the Obligations, with respect to all or substantially all of the Collateral, without the prior written consent of each Lender,

(viii) effect any waiver, amendment or modification that by its terms adversely affects the rights of Lenders participating in any Class of Loans, as the case may be, differently from those of Lenders participating in another Class of Loans, without the consent of the Majority Lenders participating in the adversely affected Class (it being agreed that the Required Lenders, may waive, in whole or in part, any prepayment required by Section 2.11 so long as the application of any prepayment still required to be made is not changed), and

(ix) effect any waiver, amendment or modification of Section 5.4 of the Collateral Agreement, or any comparable provision of any other Security Document, in a manner that materially adversely affects the rights in respect of payments or collateral of Lenders, without the consent of each Lender so affected;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or an Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.09 and any consent by any Lender pursuant to this Section 9.09 shall bind any Assignee of such Lender.

(c) Without the consent of any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any other waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e) Subject to the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of Required Lenders.

(f) Notwithstanding anything to the contrary contained in this Section 9.09, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the outstanding Term Loans of any Class (“Refinanced Term Loans”) with one or more tranches of replacement term loans (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus accrued interest, fees, expenses and premium), (b) the Effective Yield for such Replacement Term Loans shall not be higher than the Effective Yield for such Refinanced Term Loans, unless the final stated maturity of such Replacement Term Loans is at least one year later than the final stated maturity of such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Term Loans prior to the time of such incurrence), (d) any

Replacement Term Loans have a final stated maturity equal to or later than the final stated maturity date of the Refinanced Term Loans at the time of such refinancing, (e) any Replacement Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory prepayment made by the Borrower pursuant to Section 2.11 with any Class of Term Loans that ranks pari passu as to security with such Replacement Term Loans (and junior basis as to any Class of Term Loans that ranks senior as to security with such Replacement Term Loans) and (f) all other terms applicable to such Replacement Term Loans (excluding pricing, interest, fees, rate floors, call, premiums and maturity date, subject to preceding clauses (b), (c) and (d)) shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to such refinancing.

(g) Notwithstanding anything to the contrary contained in this Section 9.09, if at any time after Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(h) Notwithstanding anything to the contrary contained in this Section 9.09, any waiver, amendment or modification of this Agreement that (x) in the absence of this clause (h) would require the consent of the Required Lenders and (y) by its terms affects solely the rights, benefits, duties or obligations under this Agreement of one Class of Lenders and not any other Class of Lenders may, in each case, be effected by an agreement or agreements in writing entered into by the Borrower and Majority Lenders of such affected Class of Lenders (together with any other individual Lender directly affected thereby whose consent would be required by the first and second provisos appearing in Section 9.09(b)).

(i) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Administrative Agent, the Borrower and the Revolving Facility Lenders shall be permitted to amend this Agreement in order to (i) add new or additional Issuing Banks and/or Swingline Lenders or to reflect that Letters of Credit may be issued by a Third Party LC Issuer, (ii) revise the Letter of Credit and Swingline provisions in this Agreement to accommodate the administrative or operational needs of such new or additional Issuing Bank, Third Party LC Issuer and/or Swingline Lenders, provided that (X) any such Issuing Banks and/or Swingline Lenders and any such revised provisions must be reasonably acceptable to the Administrative Agent and the Revolving Facility Lenders, and (Y) such amendments shall not be materially adverse to the Term Lenders, (iii) modify the required notice period for borrowing of Revolving Facility Loans and (iv) increase or decrease the L/C Commitment and Swingline Commitment amounts, provided that in no event shall such L/C Commitment or Swingline Commitment amounts exceed the Revolving Facility Commitment. Such amendment(s) shall become effective without any further action or consent of any other party to any Loan Document.

(j) Notwithstanding anything to the contrary contained in this Section 9.09, this Agreement and the other Loan Documents may be amended, restated, supplemented and/or otherwise modified with the written consent of the Administrative Agent, Holdings, the Borrower and the Required Lenders, in order to (i) increase the interest rate or yield applicable to the Credit Facilities, including by increasing the Applicable Margin or similar component of the interest rate, by modifying the method of computing interest applicable to the Credit Facilities (including by creating any new interest rate “floors”) or paying additional upfront fees, consent fees or original issue discount on or with respect to the Credit Facilities and (ii) increase a letter of credit, unused commitment, facility or utilization fee or other fees having similar effect under the Credit Facilities.

SECTION 9.10 Interest Rate Limitation. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Requirements of Law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

SECTION 9.11 [Reserved].

SECTION 9.12 Entire Agreement. This Agreement and the other Loan Documents represent the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 9.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT

OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.14 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. Without limiting the foregoing provisions of this Section 9.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile (or other electronic) transmission pursuant to procedures approved by the Administrative Agent shall be as effective as delivery of a manually signed original.

SECTION 9.16 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.17 Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, the Borrower or any other Loan Party or their properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.18 Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and the other Loan Parties furnished to it by or on behalf of Holdings, the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.18 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.18), except: (a) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (b) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (c) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.18), (d) in order to enforce its rights under any Loan Document in a legal proceeding, (e) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.18), (f) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section) or (g) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.

SECTION 9.19 Direct Website Communications.

(a) Delivery. (i) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document but only to the extent requested by the Administrative Agent. Nothing in this Section 9.19 shall prejudice the right of the Agents, the Lead Arranger or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address set forth in Section 9.01 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (a) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (b) that the foregoing notice may be sent to such e-mail address.

(b) Posting. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make the Communications available to the Lenders and each Issuing Bank by posting the Communications on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such person’s securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that (w) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, each Issuing Bank and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 9.18); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(c) Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.20 Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Loan Party (other than the Equity Interests of the Borrower) to a person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement, then the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such assets or Equity interests, and, in the case of a disposition of the Equity Interests of any Loan Party in a transaction permitted by this Agreement and as a result of which such Loan Party would cease to be a Subsidiary, terminate such Loan Party’s obligations under the Guaranty Agreement, Collateral Agreement and any other applicable Security Document. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than contingent indemnities and expense reimbursement obligations to the extent no claim therefor has been made) are paid in full and all Letters of Credit and Commitments are terminated. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of the Borrower shall no longer be deemed to be made once such Equity Interests or asset or subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

SECTION 9.21 Power of Attorney. Each Lender (including the Swingline Lender) and each Issuing Bank hereby (i) authorizes the Administrative Agent as its agent and attorney-in-fact to execute and deliver, on behalf of and in the name of such Lender or Issuing Bank (or Affiliate), all and any Loan Documents (including Security Documents) and related documentation, (ii) authorizes the Administrative Agent to appoint any further agents or attorneys-in-fact to execute and deliver, or otherwise to act, on behalf of and in the name of the Administrative Agent for any such purpose and (iii) authorizes the Administrative Agent to delegate its powers under this power of attorney and to do any and all acts and to make and receive all declarations that are deemed necessary or appropriate to the Administrative Agent.

SECTION 9.22 PATRIOT Act Notice. Each Lender, each Issuing Bank, the Administrative Agent (for itself and not on behalf of any Lender) and the Collateral Agent hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer information number of each Loan Party and other information that will allow such Lender, such Issuing Bank, the Administrative Agent or the Collateral Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by any Lender, any Issuing Bank, the Administrative Agent or the Collateral Agent, provide all documentation and other information that such Lender, such Issuing Bank, the Administrative Agent or the Collateral Agent, as applicable, reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

SECTION 9.23 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arranger, and the other Agents are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger, and the other Agents, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Lead Arranger, and the other Agents each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other person and (B) neither the Administrative Agent, the Lead Arranger, nor any of the other Agents has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arranger, and the other Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Lead Arranger, nor any of the other Agents has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arranger, and the other Agents with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AFFINION GROUP HOLDINGS, INC., as Holdings

By:	/s/ Gregory S. Miller
Name:	Gregory S. Miller
Title:	Executive Vice President and Chief Financial Officer

AFFINION GROUP, INC., as Borrower

By:	/s/ Gregory S. Miller
Name:	Gregory S. Miller
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

HPS INVESTMENT PARTNERS, LLC, as Administrative Agent and Collateral Agent

By:	/s/ Colbert Cannon
Name:	Colbert Cannon
Title:	Managing Director

[Signature Page to Credit Agreement]

[Lender signature pages on file with Administrative Agent]

[Signature Page to Credit Agreement]

Execution Version

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

1. This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

2. For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

a.	Assignor:

b.	Assignee:[1]
[and	is an Affiliate/Approved Fund of [Identify Lender]]

c.	Borrower: Affinion Group, Inc.

d.	Administrative Agent: HPS Investment Partners, LLC, as Administrative Agent under the Credit Agreement

[1]	Assignee cannot be an Ineligible Institution or an Affiliate Lender.

A-1

e.	Credit Agreement: Credit Agreement dated as of [May 10], 2017 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Affinion Group Holdings, Inc., a Delaware corporation (“Holdings”), Affinion Group, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, HPS Investment Partners, LLC, as administrative agent (“HPS” or, together with any successor administrative agent, in such capacity, the “Administrative Agent”) and as collateral agent (together with any successor collateral agent appointed pursuant thereto, in such capacity, the “Collateral Agent”) for the Lenders.

f.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitments/ Loans for all Lenders	Amount of Commitments/ Loans Assigned	Percentage Assigned of Commitments/ Loans[2]
Revolving Facility Loan			%
Term Loan			%

Effective Date:                 ,             , 20    . [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

A-2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

Consented[3] to and accepted:

HPS INVESTMENT PARTNERS, LLC, AS ADMINISTRATIVE AGENT

By:
Name:
Title:

[Consented[4] to:]

AFFINION GROUP, INC.

By:
Name:
Title:

[Consented[5] to:]

[NAME]

By:
Name:
Title:

[3]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.
[4]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.
[5]	Consents of Issuing Bank and Swingline Bank to be included to the extent required by Section 9.04(b) of the Credit Agreement.

A-3

Execution Version

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.	Representations and Warranties

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrowers, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrowers, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is not an “Affiliate Lender”, as such term is defined in the Credit Agreement and (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment

A-1-1

and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

A-1-2

EXHIBIT B

FORM OF

ADMINISTRATIVE QUESTIONNAIRE

[Attached]

[on file with Administrative Agent]

B-1

EXHIBIT C-1

[FORM OF]

BORROWING REQUEST

HPS Investment Partners, LLC,

        as Administrative Agent for the Lenders referred to below

40 West 57th Street, 27th Floor

New York, NY 10019

Attn: Colbert H. Cannon, 212.287.4682, colbert.cannon@hpspartners.com

With copies to:

HPS Investment Partners, LLC,

40 West 57th Street, 33rd Floor

New York, NY 10019

Attn: Vali D. Shokrgozar, 212.287.6782, vali.shokrgozar@hpspartners.com

HPS Investment Partners, LLC,

40 West 57th Street – 27th Floor

New York, NY 10019

Attn: Alexey Pazukha, 212.287.6845, Alexey.Pazukha@HPSPartners.com

HPS Investment Partners, LLC,

40 West 57th Street – 33rd Floor

New York, NY 10019

Attn: Fernando Huertas, 212.287.4286, Fernando.Huertas@hpspartners.com

HPS Investment Partners, LLC,

40 West 57th Street – 33rd Floor

New York, NY 10019

Attn: Chris Barnett, 212.287.5589, Chris.Barnett@hpspartners.com

Cortland Capital Market Services LLC

225 W. Washington Street, 21st Floor

Chicago, Illinois 60606

Attn: Ryan Morick and Legal Department

Email: ryan.morick@cortlandglobal.com; legal@cortlandglobal.com

Fax: 312-376-0751

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of [ 🌑 ], 2017 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Affinion Group Holdings, Inc., a Delaware corporation (“Holdings”), Affinion Group,

C-1-1

Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, HPS Investment Partners, LLC, as administrative agent (“HPS” or, together with any successor administrative agent appointed pursuant thereto, in such capacity, the “Administrative Agent”) and as collateral agent (together with any successor collateral agent appointed pursuant thereto, in such capacity, the “Collateral Agent”) for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Borrowing Request and the Borrower hereby requests Borrowings under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:

(A)	Class of Borrowing: [Revolving Facility] [Term Loans]

(B)	Aggregate Amount of Borrowing[6]:

(C)	Date of Borrowing (which shall be a Business Day):

(D)	Type of Borrowing (ABR or Eurocurrency):

(E)	Interest Period (if a Eurocurrency Borrowing)[7]:

(F)	Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed:

The Borrower named below hereby represents and warrants that the conditions specified in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement are satisfied.8

Very truly yours,

AFFINION GROUP, INC.

By:
Name:
Title:

[6]	At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that (i) each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e).
[7]	Which must comply with the definition of “Interest Period” and end no later than the Revolving Facility Maturity Date or the Term Facility Maturity Date, as applicable.
[8]	To be included in Borrowing Notices after the Closing Date.

C-1-2

EXHIBIT C-2

[FORM OF]

SWINGLINE BORROWING REQUEST

HPS Investment Partners, LLC,

        as Administrative Agent for the Lenders referred to below

40 West 57th Street, 27th Floor

New York, NY 10019

Attn: Colbert H. Cannon, 212.287.4682, colbert.cannon@hpspartners.com

With copies to:

HPS Investment Partners, LLC,

40 West 57th Street, 33rd Floor

New York, NY 10019

Attn: Vali D. Shokrgozar, 212.287.6782, vali.shokrgozar@hpspartners.com

HPS Investment Partners, LLC,

40 West 57th Street – 27th Floor

New York, NY 10019

Attn: Alexey Pazukha, 212.287.6845, Alexey.Pazukha@HPSPartners.com

HPS Investment Partners, LLC,

40 West 57th Street – 33rd Floor

New York, NY 10019

Attn: Fernando Huertas, 212.287.4286, Fernando.Huertas@hpspartners.com

HPS Investment Partners, LLC,

40 West 57th Street – 33rd Floor

New York, NY 10019

Attn: Chris Barnett, 212.287.5589, Chris.Barnett@hpspartners.com

Cortland Capital Market Services LLC

225 W. Washington Street, 21st Floor

Chicago, Illinois 60606

Attn: Ryan Morick and Legal Department

Email: ryan.morick@cortlandglobal.com; legal@cortlandglobal.com

Fax: 312-376-0751

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of [ 🌑 ], 2017 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Affinion Group Holdings, Inc., a Delaware corporation (“Holdings”), Affinion Group,

C-2-1

Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, HPS Investment Partners, LLC, as administrative agent (“HPS” or, together with any successor administrative agent appointed pursuant thereto, in such capacity, the “Administrative Agent”) and as collateral agent (together with any successor collateral agent appointed pursuant thereto, in such capacity, the “Collateral Agent”) for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Swingline Borrowing Request and the Borrower hereby requests Borrowings under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:

(A)	Aggregate Amount of Borrowing:

(B)	Date of Borrowing (which shall be a Business Day):

(C)	Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed:

The Borrower named below hereby represents and warrants that the conditions specified in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement are satisfied.

[Signature page follows]

C-2-2

Very truly yours,

AFFINION GROUP, INC.

By:
Name:
Title:

C-2-3

EXHIBIT D

[FORM OF]

COLLATERAL AGREEMENT

[To Be Attached]

D-1

COLLATERAL AGREEMENT

among

AFFINION GROUP HOLDINGS, INC.,

AFFINION GROUP, INC.,

certain of its Subsidiaries

and

HPS INVESTMENT PARTNERS, LLC,

as Administrative Agent and Collateral Agent

Dated as of May 10, 2017

D-1

i

Page

SCHEDULE 1	Description of Pledged Investment Property	2-1

SCHEDULE 2	Filings and Other Actions Required to Perfect Security Interests	3-1

SCHEDULE 3	Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office	4-1

SCHEDULE 4	Location of Inventory and Equipment	5-1

SCHEDULE 5	Material Excluded Assets	7-1

SCHEDULE 6	Government Receivables	5-1

SCHEDULE 7	Copyrights; Patents; Trademarks; Intellectual Property Licenses; Other Intellectual Property	8-1

SCHEDULE 8	Vehicles	9-1

SCHEDULE 9	Letter of Credit Rights	10-1

SCHEDULE 10	Commercial Tort Claims	11-1

EXHIBIT A	Form of Uncertificated Securities Control Agreement	A-1

EXHIBIT B-1	Form of Copyright Security Agreement	EXHIBIT B-1

EXHIBIT B-2	Form of Patent Security Agreement	EXHIBIT B-2

EXHIBIT B-3	Form of Trademark Security Agreement	EXHIBIT B-3

ANNEX 1	Assumption Agreement	ANNEX 1-1

COLLATERAL AGREEMENT, dated as of May 10, 2017, among each of the signatories hereto designated as a Grantor on the signature pages hereto (together with any other entity that may become a party hereto as a Grantor as provided herein, each a “Grantor” and collectively, the “Grantors”), and HPS INVESTMENT PARTNERS, LLC, as Administrative Agent and Collateral Agent (in such capacity and together with its successors and assigns in such capacity, the “Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of May 10, 2017 (as amended, restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), among AFFINION GROUP HOLDINGS, INC., a Delaware corporation (“Holdings”), AFFINION GROUP, INC., a Delaware corporation (the “Borrower”), Lenders and the Agent, and (ii) the other Secured Parties (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders and Issuing Banks to make their respective extensions of credit to the Borrower thereunder and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Grantor hereby agrees with the Agent, for the benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1. Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof): Accounts, Account Debtor, As-Extracted Collateral, Authenticate, Certificated

1-1

Security, Chattel Paper, Commodity Account, Commodity Contract, Commodity Intermediary, Documents, Electronic Chattel Paper, Entitlement Order, Equipment, Farm Products, Financial Asset, Fixtures, Goods, Health-Care-Insurance Receivable, Instruments, Inventory, Letter of Credit Rights, Manufactured Homes, Money, Payment Intangibles, Securities Account, Securities Intermediary, Security, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b) The following terms shall have the following meanings:

“After-Acquired Intellectual Property” shall have the meaning set forth in Section 4.9(c).

“Agreement” shall mean this Collateral Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Bankruptcy Proceeding” means: (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Guarantor; (b) any other voluntary or involuntary insolvency, reorganization or Bankruptcy Case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Guarantor or with respect to a material portion of their respective assets; (c) any liquidation, dissolution, reorganization or winding up of any Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Guarantor.

“Cash Equivalents” shall mean, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the government of the United States of America or (ii) issued by any agency of the United States of America and the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition and having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (ii) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000 and (iii) has a rating of at least AA- from S&P and Aa3 from Moody’s; (d) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (e) securities with maturities of one year or less from the

2

date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition; and (g) shares of money market, mutual or similar funds which (i) invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (ii) has net assets of not less than $500,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Collateral” shall have the meaning set forth in Section 2; provided that, for the avoidance of doubt, in no event shall any Excluded Assets constitute “Collateral”.

“Collateral Account” shall mean (i) any collateral account established by the Agent as provided in Section 5.1 or 5.3 and (ii) any cash collateral account established as provided in the Credit Agreement.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Copyright Licenses” shall mean all written agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (including, without limitation, those listed on Schedule 7).

“Copyrights” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all works of authorship and all intellectual property rights therein, all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and databases, all designs (including but not limited to all industrial designs, “Protected Designs” within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all “Mask Works” (as defined in 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications for registration thereof including, without limitation, the registrations and applications listed on Schedule 7, (ii) all extensions, renewals, and restorations thereof, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Credit Agreement” shall have the meaning set forth in the preamble hereto.

3

“Deposit Account” shall mean all “deposit accounts” as defined in Article 9 of the UCC and all other accounts maintained with any financial institution (other than Securities Accounts or Commodity Accounts), and shall include, without limitation, all of the accounts listed on Schedule 1 hereto under the heading “Deposit Accounts” together, in each case, with all funds held therein and all certificates or instruments representing any of the foregoing.

“Discharge of the Secured Obligations” shall mean and shall have occurred upon termination of the Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Collateral Agent and the Issuing Banks shall have been made).

“Disposition” shall mean, with respect to any property, any sale, lease, sublease, assignment, conveyance, transfer, exclusive license or other disposition thereof (including (i) by way of merger or consolidation, (ii) any sale and leaseback and (iii) any synthetic lease); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Equity Interests” (i) shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of the equity of such Person, including, if such person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and, if such Person is a trust, all beneficial interests therein, and shall also include any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such corporation, partnership, limited liability company or trust, whether outstanding on the date hereof or issued on or after the date hereof and (ii) shall include, without limitation, all Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests.

“Excluded Assets” shall mean (i) any permit, lease, license, contract or agreement to which any Grantor is a party or any of its rights or interests thereunder if and only to the extent that the grant of a security interest hereunder (a) is prohibited by or shall constitute or result in a violation of any law, rule or regulation applicable to such Grantor or (b) shall constitute or result in a breach of a term or provision of, or the termination of or a default under the terms of, such permit, lease, license, contract or agreement (other than to the extent that any such law, rule, regulation, term or provision would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law (including any debtor relief law or principle of equity); provided, however, that the Collateral shall include (and such security interest shall attach and the definition of Excluded Assets shall not then include) immediately at such time as the contractual or legal provisions referred to above shall no longer be applicable and to the extent severable, and shall attach immediately to any portion of such permit, lease, license, contract or agreement not subject to the provisions specified

4

in clauses (a) or (b) above, (ii) property owned by any Grantor that is subject to a purchase money Lien or Capital Lease permitted under the Credit Agreement if the agreement pursuant to which such Lien is granted (or the document providing for such Capital Lease) prohibits, or requires the consent of any Person other than the Grantors which has not been obtained as a condition to, the creation of any other Lien on such property; provided further that the exclusions referred to in clauses (ii) and (iii) of this definition shall not include any Proceeds of such permit, lease, license, contract or agreement or property; (iii) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (iv) Equity Interests in any Subsidiary of any Grantor (other than a Wholly-Owned Subsidiary) acquired after the Closing Date to the extent the grant of a security interest pursuant to this Agreement is prohibited by the terms of the Organizational Documents or any joint venture agreement of such Subsidiary and such prohibition (a) existed at the time such Subsidiary was acquired and (b) was not created in anticipation or contemplation thereof, (v) Excluded Foreign Subsidiary Voting Stock, (vi) other assets with respect to which the Collateral and Guarantee Requirement is not required to be satisfied pursuant to Section 5.11(g) of the Credit Agreement, (vii) accounts described in clauses (g)(iii) through (g)(vi) of the definition of Collateral and Guarantee Requirement in the Credit Agreement and (viii) all Vehicles and other assets subject to certificates of title and letter of credit rights (in each case, other than to the extent a Lien on such assets or such rights can be perfected by filing a UCC-1 or perfected automatically as supporting obligations).

“Excluded Foreign Subsidiary Voting Stock” shall mean any voting stock in excess of 65% of the issued and outstanding voting Equity Interests of any Excluded Foreign Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such

5

Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“General Intangibles” shall mean all “general intangibles” as such term is defined in Section 9-102(a)(42) of the UCC and, in any event, shall include, without limitation, with respect to any Grantor, all rights of such Grantor to receive any tax refunds, all Hedge Agreements, contracts, agreements, instruments and indentures and all licenses, permits, concessions, franchises and authorizations issued by Governmental Authorities in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, replaced or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all rights of such Grantor to damages arising thereunder, and (iv) all rights of such Grantor to terminate and to perform, compel performance and to exercise all remedies thereunder.

“Guarantor” has the meaning set forth in the Guaranty Agreement.

“Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether the Agent is the loss payee thereof).

“Intellectual Property” shall mean, with respect to any Grantor, the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets and Trade Secret Licenses, and all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Security Agreements” shall mean, collectively, the Copyright Security Agreement substantially the form of Exhibit B-1, the Patent Security Agreement substantially in the form of Exhibit B-2, and the Trademark Security Agreement substantially in the form of Exhibit B-3.

“Intercompany Note” shall mean any promissory note evidencing loans made by any Grantor to Holdings, the Borrower or any of its Subsidiaries.

6

“Investment Property” shall mean the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC including, without limitation, all Certificated Securities and Uncertificated Securities, all Security Entitlements, all Securities Accounts, all Commodity Contracts and all Commodity Accounts (other than any Excluded Assets), (ii) all security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (iii) whether or not constituting “investment property” as so defined, all Pledged Notes, all Pledged Equity Interests, all Pledged Security Entitlements and all Pledged Commodity Contracts.

“Issuers” shall mean the collective reference to each issuer of Pledged Equity Interests.

“Material Intellectual Property” shall mean any Intellectual Property included in the Collateral that is material to the business of any Grantor or is otherwise of material value.

“Obligations” shall mean the “Obligations” as defined in the Credit Agreement.

“Patent Licenses” shall mean all written agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (including, without limitation, those listed on Schedule 7).

“Patents” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all patentable inventions and designs, all United States, foreign, and multinational patents, certificates of invention, and similar industrial property rights, and applications for any of the foregoing, including, without limitation, (i) each patent and patent application listed on Schedule 7, (ii) all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all inventions and improvements described and claimed therein, (iv) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (vi) all other rights accruing thereunder or pertaining thereto throughout the world.

“Permitted Liens” shall mean the collective reference to Liens permitted by Section 6.02 of the Credit Agreement.

“Pledged Commodity Contracts” shall mean all Commodity Contracts listed on Schedule 1 and all other Commodity Contracts to which any Grantor is party from time to time.

7

“Pledged Debt Securities” shall mean all debt securities now owned or hereafter acquired by any Grantor, including, without limitation, the debt securities listed on Schedule 1, together with any other certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

“Pledged Equity Interests” shall mean all Equity Interests, and shall include Pledged LLC Interests, Pledged Partnership Interests and Pledged Stock; provided, however, that in no event shall “Pledged Equity Interests” include any Excluded Assets.

“Pledged LLC Interests” shall mean all membership interests and other interests now owned or hereafter acquired by any Grantor in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 1 hereto under the heading “Pledged LLC Interests” and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and any securities entitlements relating thereto and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option or other agreement to acquire any of the foregoing, all management rights, all voting rights, any interest in any capital account of a member in such limited liability company, all rights as and to become a member of the limited liability company, all rights of the Grantor under any shareholder or voting trust agreement or similar agreement in respect of such limited liability company, all of the Grantor’s right, title and interest as a member to any and all assets or properties of such limited liability company, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing; provided, however, that Pledged LLC Interests shall not include any Excluded Assets.

“Pledged Notes” shall mean all promissory notes now owned or hereafter acquired by any Grantor including, without limitation, those listed on Schedule 1 and all the Intercompany Notes.

“Pledged Partnership Interests” shall mean all partnership interests and other interests now owned or hereafter acquired by any Grantor in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 1 hereto under the heading “Pledged Partnership Interests” and the certificates, if any, representing such partnership interests, and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing, all management rights, all voting rights, any interest in any capital account of a partner in such partnership, all rights as and

8

to become a partner of such partnership, all of the Grantor’s rights, title and interest as a partner to any and all assets or properties of such partnership, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing; provided, however, that Pledged Partnership Interests shall not include any Excluded Assets.

“Pledged Securities” shall mean the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Equity Interests regardless of whether constituting Securities under the UCC.

“Pledged Security Entitlements” shall mean all security entitlements with respect to the financial assets listed on Schedule 1 and all other security entitlements of any Grantor.

“Pledged Stock” shall mean all shares of capital stock now owned or hereafter acquired by such Grantor, including, without limitation, all shares of capital stock described on Schedule 1 hereto under the heading “Pledged Stock”, and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing; provided, however, that Pledged Stock shall not include any Excluded Assets.

“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon and distributions or payments with respect thereto.

“Receivable” shall mean all Accounts and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.

“Secured Obligations” shall mean (i) the Obligations, (ii) each guarantee of the Obligations and (iii) whether or not constituting Obligations, the unpaid principal of and interest on (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower or any other Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations and liabilities of the Borrower or any other Grantor to any Agent, any Lender which may arise under or in connection with any Loan Document; provided, however, that Secured Obligations shall not include any Excluded Swap Obligations.

9

“Secured Parties” shall mean collectively, the Arranger, the Agent, the Syndication Agent, the Documentation Agent, the Bookrunner, the Lenders, the Issuing Banks, each Indemnitee pursuant to Section 9.05 of the Credit Agreement and each co-agent or sub-agent appointed by the Agent from time to time pursuant to the Credit Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary Grantors” shall mean, collectively, the Subsidiaries of the Borrower that are Grantors.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Trademark Licenses” shall mean all written agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution, or other violation of any Trademark or permitting co-existence with respect to a Trademark (including, without limitation, those listed on Schedule 7).

“Trade Secret Licenses” shall mean all agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Trade Secret or otherwise providing for a covenant not to sue for misappropriation or other violation of a Trade Secret.

“Trade Secrets” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to (i) all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, and with respect to any and all of the foregoing (i) all rights to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (ii) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trademarks” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all domestic, foreign and multinational trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, Internet domain names, other indicia of origin or source identification, and general intangibles of a like nature, whether registered or unregistered, and, with respect to any and all of the foregoing, (i) all registrations and

10

applications for registration thereof including, without limitation, the registrations and applications listed on Schedule 7, (ii) all extensions and renewals thereof, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution, or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“UETA” shall have the meaning set forth in Section 3.3.

“Vehicles” shall mean all cars, trucks, trailers, construction and earth moving equipment and other Equipment of any nature covered by a certificate of title law of any jurisdiction and includes, without limitation, the vehicles listed on Schedule 8, and all tires and other appurtenances to any of the foregoing.

1.2. Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and Annex references, are to this Agreement unless otherwise specified. References to any Schedule, Exhibit or Annex shall mean such Schedule, Exhibit or Annex as amended or supplemented from time to time in accordance with this Agreement.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(d) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein shall mean payment in cash in immediately available funds.

(e) The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited

11

to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(f) All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2. GRANT OF SECURITY INTEREST;

CONTINUING LIABILITY UNDER COLLATERAL

(a) Each Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(i)	all Accounts, including all Receivables;

(ii)	all Chattel Paper;

(iii)	all Deposit Accounts;

(iv)	all Documents;

(v)	all Equipment;

(vi)	all General Intangibles;

(vii)	all Instruments;

(viii)	all Insurance;

(ix)	all Intellectual Property;

(x)	all Inventory;

(xi)	all Investment Property;

(xii)	all Letter of Credit Rights;

(xiii)	all Money;

(xiv)	all Pledged Equity Interests;

(xv)	all Goods not otherwise described above;

12

(xvi) all Collateral Accounts;

(xvii) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

(xviii) all commercial tort claims now or hereinafter described on Schedule 10; and

(xix). to the extent not otherwise included, all other property of such Grantor and all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, none of the Excluded Assets shall constitute Collateral.

(b) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Agent or any Secured Party, and (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any Receivables and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Agent or any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to any Receivables, Pledged Partnership Interests or Pledged LLC Interests.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Secured Parties to enter into the Credit Agreement and to induce the Lenders and the Issuing Bank to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Secured Parties on the Closing Date, and, unless specified as only as of the Closing Date, on the date of each Credit Event, (and for the purposes of making such representations and warranties set forth in this Section 3 in connection with each Credit Event, each Grantor may, prior to the making of any such representation and warranty, amend and supplement all Schedules as applicable but once made, such representation and warranty shall, as of such making, be deemed to have been made based on the Schedules in effect at such date), (other than, for the avoidance of doubt, with respect to any Excluded Assets except as set forth in Section 3.6(b) below), that:

13

3.1. Representations in Credit Agreement. The representations and warranties set forth in Article III of the Credit Agreement as they relate to such Grantor or to the Loan Documents to which such Grantor is a party, each of which is hereby incorporated herein by reference, are true and correct, in all material respects, except for representations and warranties that are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct (after giving effect to any such qualification therein) in all respects as of such date, in each case unless expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the Secured Parties shall be entitled to rely on each of such representations and warranties as if they were fully set forth herein, provided that each reference in each such representation and warranty to any Borrower’s knowledge shall, for the purposes of this Section 3.1, be deemed to be a reference to such Grantor’s knowledge.

3.2. [Reserved].

3.3. Valid, Perfected First Priority Liens. (a) The security interests granted pursuant to this Agreement constitute a legal and valid security interest in favor of the Agent, for the benefit of the Secured Parties, securing the payment and performance of each Grantor’s Secured Obligations and upon completion of the filings and other actions specified on Schedule 2 (all of which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Agent in duly completed and duly executed form, as applicable, and may be filed by the Agent at any time) and payment of all filing fees, will constitute fully perfected security interests in all of the Collateral, to the extent perfection of a security interest therein may be accomplished by such filings and other actions, prior to all other Liens on the Collateral except for Permitted Liens. Without limiting the foregoing, each Grantor has taken all actions required hereunder or under the Credit Agreement that are necessary or desirable, including without limitation those specified in Section 4.2 to: (i) establish the Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Property constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodity Accounts, (ii) establish the Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts, (iii) establish the Agent’s “control” (within the meaning of Section 9-107 of the UCC) over all Letter of Credit Rights, (iv) establish the Agent’s control (within the meaning of Section 9-105 of the UCC) over all Electronic Chattel Paper and (v) establish the Agent’s “control” (within the meaning of Section 16 of the Uniform Electronic Transactions Act as in effect in the applicable jurisdiction (the “UETA”)) over all “transferable records” (as defined in UETA).

3.4. Name; Jurisdiction of Organization, Etc. Such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 3. Each

14

Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as specified on Schedule 3, it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (if applicable) or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past five years. As of the Closing Date, except as permitted under Section 6.02 of the Credit Agreement, each Grantor has not within the last five years become bound (whether as a result of merger or otherwise) as Grantor under a security agreement entered into by another Person, which has not heretofore been terminated. Unless otherwise stated on Schedule 3, such Grantor is not a transmitting utility as defined in UCC § 9-102(a)(80).

3.5. Inventory and Equipment. (a) As of the Closing Date (or as of such later date such schedule has been updated), the Inventory and the Equipment (other than Inventory and Equipment in transit) are kept at the locations listed on Schedule 4.

(b) Any Inventory now or hereafter produced by any Grantor included in the Collateral has been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.

(c) As of the Closing Date, none of the Inventory or Equipment is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC) therefor or is otherwise in the possession of any bailee or warehouseman.

3.6. Special Collateral; Excluded Collateral. (a) As of the Closing Date, none of the Collateral constitutes, or is the Proceeds of, (1) Farm Products, (2) As-Extracted Collateral, (3) Manufactured Homes, (4) Health-Care Insurance Receivables, (5) timber to be cut, or (6) aircraft engines, satellites, ships or railroad rolling stock. As of the Closing Date, no material portion of the Collateral consists of Vehicles or other goods subject to a certificate of title.

(b) No material portion of the Grantors’ assets constitutes Excluded Assets and no Excluded Asset is material to the business of the Grantors other than as set forth on Schedule 5 hereto.

3.7. Investment Property. (a) As of the Closing Date (or as of such later date such schedule has been updated), Schedule 1 hereto sets forth under the headings “Pledged Stock”, “Pledged LLC Interests” and “Pledged Partnership Interests”, respectively, all of the Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests or percentage of partnership interests of the respective issuers thereof indicated on such Schedule. As of the Closing Date (or as of such later date such schedule has been updated), Schedule 1 hereto sets forth under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes owned by any Grantor, and all of such Pledged Debt Securities and Pledged Notes, have been, in the case of those issued by Affiliates of such Grantor, or, in the case of those issued by Persons that are

15

not Affiliates of such Grantor, to the knowledge of such Grantor have been, duly authorized, authenticated, issued, and delivered and are the legal, valid and binding obligation of the issuers thereof enforceable in accordance with their terms and are not in default and, in the case of those issued by Affiliates of such Grantor, constitute all of the issued and outstanding inter-company indebtedness owed by such Affiliates to such Grantor evidenced by an instrument or certificated security of the respective issuers thereof. As of the Closing Date (or as of such later date such schedule has been updated), Schedule 1 hereto sets forth under the headings “Securities Accounts,” “Commodities Accounts,” and “Deposit Accounts,” respectively, all of the Securities Accounts, Commodities Accounts and Deposit Accounts in which each Grantor has an interest. Each Grantor is the sole entitlement holder or customer of each such account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Agent pursuant hereto) having “control” (within the meanings of Sections 8-106, 9-106 and 9-104 of the UCC) over, or any other interest in, any such Securities Account, Commodity Account or Deposit Account or any securities, commodities or other property credited thereto.

(b) The shares of Pledged Stock pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Equity Interests of each Issuer owned by such Grantor other than any such Equity Interests that are Excluded Foreign Subsidiary Voting Stock or Excluded Assets.

(c) All the shares of the Pledged Equity Interests have been duly and validly issued and are fully paid and nonassessable. No Grantor is in default of its obligations under any Organizational Document of any Issuer of Pledged Equity Interests.

(d) As of the Closing Date, none of the Pledged LLC Interests or Pledged Partnership Interests are, or represent interests in entities that (a) are registered as investment companies, (b) are dealt in or traded on securities exchanges or markets or (c) have opted to be treated as securities under the Uniform Commercial Code of any jurisdiction.

(e) No consent, approval or authorization of any Person is required for the pledge by such Grantor of the Pledged Equity Interests pursuant to this Agreement or for the execution, delivery or performance of this Agreement by such Grantor, whether under the Organizational Documents of any Issuer of Pledged Equity Interests or otherwise, except such as have been obtained and are in full force and effect.

3.8. Receivables. (a) No amount in excess of $2,000,000 in the aggregate payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Tangible Chattel Paper which has not been delivered to the Agent or constitutes Electronic Chattel Paper that has not been subjected to the control (within the meaning of Section 9-105 of the UCC) of the Agent.

(b) As of the Closing Date (or as of such later date such schedule has been updated), except as set forth on Schedule 6 hereto none of the Grantors has Receivables in excess of $2,000,000 with respect to which the obligor is a Governmental Authority.

16

(c) As of the Closing Date, each Receivable (i) is the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (ii) is enforceable in accordance with its terms, (iii) is not subject to any set-offs, defenses, taxes or counterclaims (except with respect to refunds, returns and allowances in the ordinary course of business with respect to damaged merchandise) and (iv) is in compliance with all applicable laws, provided that with respect to Receivables owed by an Account Debtor who is not an Affiliate of any Grantor each of the foregoing is to the best knowledge of such Grantor, in each case, subject to reserves established in accordance with GAAP and set forth in the consolidated balance sheet of the Borrower.

3.9. Intellectual Property.

(a) As of the Closing Date (or as of such later date such schedule has been updated), Schedule 7 lists all of the following Intellectual Property, to the extent owned by such Grantor in its own name: (i) issued Patents and pending Patent applications, (ii) registered Trademarks and applications for the registration of Trademarks, and (iii) registered Copyrights, and applications to register Copyrights. All such Intellectual Property is recorded in the name of such Grantor. As of the Closing Date (or as of such later date such schedule has been updated), except as set forth on Schedule 7, such Grantor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to such Intellectual Property, as well as any other Material Intellectual Property owned by such Grantor, in each case free and clear of all Liens, claims and licenses, except for Permitted Liens and the licenses set forth on Schedule 7.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Intellectual Property of such Grantor that is required to be listed on Schedule 7 is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor, in the case of Patents, is any of such Intellectual Property the subject of a reexamination proceeding, and such Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks of such Grantor in full force and effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, no action or proceeding is pending, or, to the knowledge of such Grantor, threatened, alleging that such Grantor, or the conduct of such Grantor’s business, infringes, misappropriates, dilutes, or otherwise violates the Intellectual Property of any other Person.

(d) Such Grantor controls the nature and quality of all products sold and all services rendered under or in connection with all Trademarks of such Grantor constituting Material Intellectual Property, and has taken all action reasonably necessary to insure that all licensees of all such Trademarks comply with such Grantor’s standards of quality.

(e) As of the Closing Date (or as of such later date such schedule has been updated), except as set forth on Schedule 7, such Grantor has not made a previous assignment, sale, transfer, exclusive license, or similar arrangement constituting a present or future assignment, sale, transfer, exclusive license or similar arrangement of any Material Intellectual Property that has not been terminated or released.

17

3.10. Vehicles. As of the Closing Date (or as of such later date such schedule has been updated), Schedule 8 is a complete and correct list of all Vehicles owned by such Grantor on the date hereof.

3.11. Letter of Credit Rights. No Grantor is a beneficiary or assignee under any letter of credit other than the letters of credit described on Schedule 9.

3.12. Commercial Tort Claims. No Grantor has any commercial tort claims other than those described on Schedule 10.

SECTION 4. COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Discharge of the Secured Obligations:

4.1. Covenants in Credit Agreement. Each Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Subsidiaries.

4.2. Delivery and Control of Instruments, Chattel Paper, Negotiable Documents, Investment Property and Deposit Accounts.

(a) If any of the Collateral in excess of $5,000,000 in the aggregate is or shall become evidenced or represented by any Instrument or Certificated Security, such Instrument (other than checks received in the ordinary course of business) or Certificated Security, shall be immediately delivered to the Agent, duly endorsed in a manner satisfactory to the Agent, to be held as Collateral pursuant to this Agreement.

(b) If any of the Collateral in excess of $5,000,000 in the aggregate is or shall become evidenced or represented by an Uncertificated Security, such Grantor shall cause the Issuer to agree in writing with such Grantor and the Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Agent without further consent of such Grantor, such agreement to be in substantially the form of Exhibit A or in form and substance reasonably satisfactory to the Agent.

(c) Each Grantor shall maintain Securities Entitlements, Securities Accounts and Deposit Accounts, other than accounts described in clauses (g)(i) through (g)(vii) of the definition of Collateral and Guarantee Requirement in the Credit Agreement, only with financial institutions that have agreed to comply with entitlement orders and instructions issued or originated by the Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Agent.

18

(d) If any of the Collateral with a value in excess of $5,000,000 is or shall become evidenced or represented by a Commodity Contract, such Grantor shall cause the Commodity Intermediary with respect to such Commodity Contract to agree in writing with such Grantor and the Agent that such Commodity Intermediary will apply any value distributed on account of such Commodity Contract as directed by the Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Agent.

(e) In addition to and not in lieu of the foregoing, if any Issuer of any Investment Property is organized under the law of, or has its chief executive office in, a jurisdiction outside of the United States, each Grantor shall, subject to the Agreed Security Principles, take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records, as may be necessary or advisable or as may be reasonably requested by the Agent, under the laws of such jurisdiction to insure the validity, perfection and priority of the security interest of the Agent.

4.3. Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.3 and shall use commercially reasonable efforts to defend such security interest against the claims and demands of all Persons whomsoever.

(b) Such Grantor shall furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of such Grantor as the Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Agent, and at the sole expense of such Grantor, such Grantor shall promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts and any other relevant Collateral, taking any actions necessary to enable the Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto to the extent required hereunder, including without limitation, executing and delivering and causing the relevant depositary bank or securities intermediary to execute and deliver a control agreement in form and substance reasonably satisfactory to the Agent.

(d) In the event that a Grantor hereafter acquires any Collateral of a type described in Section 3.6(a) hereof, it shall promptly notify the Agent in writing and use commercially reasonable efforts to take such actions and execute such documents and make such filings all at such Grantor’s expense as the Agent may reasonably request in order to ensure that the Agent has a valid, perfected, first priority security interest in such Collateral, subject to any Permitted Liens.

19

4.4. [Reserved].

4.5. Notices. Such Grantor will advise the Agent promptly, in reasonable detail, of:

(a) any Lien (other than any Permitted Lien) on any of the Collateral which would adversely affect the ability of the Agent to exercise any of its remedies hereunder; and

(b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

4.6. Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any stock or other ownership certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), or option or rights in respect of the capital stock or other Pledged Equity Interest of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Equity Interests, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Agent in the exact form received, duly endorsed by such Grantor to the Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Agent so requests, signature guaranteed, to be held by the Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations. If an Event of Default shall have occurred and be continuing, any sums paid upon or in respect of the Pledged Equity Interests upon the liquidation or dissolution of any Issuer shall be paid over to the Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Equity Interests or any property shall be distributed upon or with respect to the Pledged Equity Interests pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Agent, be delivered to the Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If an Event of Default shall have occurred and be continuing and any sums of money or property so paid or distributed in respect of the Pledged Equity Interests shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations.

(b) Without the prior written consent of the Agent, such Grantor will not cause or permit any Issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any

20

action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, that notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (b), such Grantor shall promptly notify the Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Agent’s “control” thereof.

(c) Each Grantor which is an Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Equity Interests issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Agent promptly in writing of the occurrence of any of the events described in Section 4.6(a) with respect to the Pledged Equity Interests issued by it and (iii) the terms of Sections 4.7(c) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 4.7(c) with respect to the Pledged Equity Interests issued by it. In addition, each Grantor which is either an Issuer or an owner of any Pledged Equity Interests hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Agent and to the transfer of any Pledged Equity Interest to the Agent or its nominee following an Event of Default and to the substitution of the Agent or its nominee as a partner, member or shareholder or other equity holder of the Issuer of the related Pledged Equity Interest.

4.7. Voting and Other Rights with Respect to Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing, each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Notes or Pledged Debt Securities, in each case paid in the normal course of business of the relevant Issuer, to the extent permitted by the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Equity Interests; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which would result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing: (i) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights with respect to Pledged Securities which it would otherwise be entitled to exercise shall cease and all such rights shall thereupon become vested in the Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (ii) the Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Pledged Securities to its name or the name of its nominee or agent. In addition, the Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Pledged Securities for certificates or instruments of smaller or larger denominations. In order to permit the Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Agent all proxies, dividend payment orders and other instruments as the Agent may from time to time reasonably request and each Grantor acknowledges that the Agent may utilize the power of attorney set forth herein.

21

(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Agent.

4.8. Receivables. Other than in the ordinary course of business consistent with its past practice or to the extent any such actions would not reasonably be expected to have a Material Adverse Effect, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof; provided that, a Grantor shall not take any of the foregoing actions to the extent an Event of Default has occurred and is continuing.

4.9. Intellectual Property. (a) Such Grantor will not, without the prior written consent of the Agent, do any act or omit to do any act whereby any Material Intellectual Property may lapse, become abandoned, cancelled, dedicated to the public, forfeited, or otherwise impaired.

(b) Such Grantor shall take all reasonable steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration or issuance of each Trademark, Patent, and Copyright owned by or exclusively licensed to such Grantor and constituting Material Intellectual Property.

(c) Such Grantor agrees that, should it hereafter (i) obtain an ownership interest in any item of Intellectual Property, (ii) obtain an exclusive license to any Copyrights, (iii) (either by itself or through any agent, employee, licensee, or designee) file any application for the registration or issuance of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or any similar office or agency in any other country or in any political subdivision of any of the foregoing, or (iv) should it file a Statement of Use or an Amendment to Allege Use with respect to any “intent-to-use” Trademark application (the items in clauses (i), (ii) (iii) and (iv), collectively, the “After-Acquired Intellectual Property”), then the provisions of Section 2 shall automatically apply thereto, and any such After-Acquired Intellectual Property shall automatically become part of the Collateral, and such Grantor shall give prompt written notice thereof to the Agent in accordance herewith, and shall provide the Agent with an amended Schedule 7 hereto, in each case, concurrently with the delivery of each of the quarterly financials (or Quarterly Reports) delivered pursuant to Section 5.04(b) of the Credit Agreement, and promptly take the actions specified in Section 4.9(d) with respect thereto.

22

(d) Such Grantor shall execute Intellectual Property Security Agreements with respect to the Intellectual Property included in the Collateral as of the date hereof, as well as any After-Acquired Intellectual Property, in substantially the form of Exhibits C-1, C-2, or C-3, as applicable, in order to record the security interest granted herein to the Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and such Grantor shall promptly execute and deliver, and have recorded, any and all other agreements, instruments, documents, and papers as the Agent may reasonably request to evidence the Secured Parties’ security interest in any such Intellectual Property with any other applicable offices, agencies, or Governmental Authorities, subject to the Agreed Security Principles.

(e) Such Grantor shall use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or may in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property that constitutes Material Intellectual Property.

(f) Such Grantor shall promptly notify the Agent if it knows or has reason to know that any item of Material Intellectual Property may become (i) abandoned or dedicated to the public or placed in the public domain, (ii) invalid or unenforceable, (iii) subject to any adverse determination or development regarding such Grantor’s ownership, registration or use or the validity or enforceability of such item of Intellectual Property (including the institution of, or any adverse development with respect to, any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court) or (iv) the subject of any reversion or termination rights.

(g) In the event that any Material Intellectual Property owned by or exclusively licensed to any Grantor is infringed, misappropriated, diluted or otherwise violated by another Person, such Grantor shall (i) promptly take all reasonable actions to stop such infringement, misappropriation, dilution or other violation and protect its rights in such Material Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages, and (ii) promptly notify the Agent after it learns thereof.

4.10. [Reserved].

4.11. Government Receivables. If any Grantor shall at any time after the date of this Agreement acquire or become the beneficiary of Receivables in excess of $5,000,000 in the aggregate in respect of which the account debtor is a Governmental Authority, such Grantor shall promptly notify the Agent and, upon the reasonable request of the Agent, shall take any necessary steps to perfect the Lien of the Agent for the benefit of the Secured Parties therein, and make such Lien enforceable against the account debtor.

23

4.12. Letter of Credit Rights. Within thirty (30) days after the date of obtaining any letter of credit rights other than in respect of the letters of credit described on Schedule 9 hereto, each Grantor shall provide the Agent with an amended or supplemented Schedule 9 to reflect such additional letters of credit.

4.13. Commercial Tort Claims. Within thirty (30) days after the date of any additional material commercial tort claims arising since Schedule 10 was last delivered, each Grantor shall provide the Agent with an amended or supplemented Schedule 10 to reflect such additional commercial tort claims.

SECTION 5. REMEDIAL PROVISIONS

5.1. Certain Matters Relating to Receivables. (a) [Reserved].

(b) The Agent hereby authorizes each Grantor to collect such Grantor’s Receivables and each Grantor hereby agrees to continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation in respect thereof and diligently exercise each material right it may have under any Receivable and any such Supporting Obligation, in each case, at its own expense consistent with its reasonable business judgment; provided, however, that the Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall forthwith (and, in any event, within two (2) Business Days) be deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Agent if required, in a Collateral Account maintained under the sole dominion and control of the Agent, subject to withdrawal by the Agent for the account of the Secured Parties only as provided in Section 5.4, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) If an Event of Default has occurred and is continuing, at the Agent’s request, each Grantor shall deliver to the Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

5.2. Communications with Obligors. (a) The Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) After the occurrence and during the continuance of an Event of Default, the Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the Account Debtor or counterparty to make all payments under the Receivable directly to the Agent.

24

5.3. Proceeds to be Turned Over To Agent. In addition to the rights of the Secured Parties specified in Section 5.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing and upon Agent’s written request, all Proceeds received by any Grantor consisting of cash, Cash Equivalents, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Agent, if required). All Proceeds received by the Agent hereunder shall be held by the Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 5.4.

5.4. Application of Proceeds. (a) Subject to Section 5.4(b) below, if an Event of Default shall have occurred and be continuing, at any time at the Agent’s election, the Agent may (and, if directed by the Required Lenders, shall), notwithstanding the provisions of Section 2.08 and Section 2.11 of the Credit Agreement, apply all or any part of the Collateral and/or net Proceeds thereof (after deducting fees and expenses as provided in Section 5.5) realized through the exercise by the Agent of its remedies hereunder, whether or not held in any Collateral Account, in payment of the Secured Obligations. The Agent shall apply any such Collateral or Proceeds to be applied in the following order:

First, to the Agent and the Administrative Agent to pay incurred and unpaid fees and expenses under the Loan Documents;

Second, to the Administrative Agent in respect of Secured Obligations then due and owing and remaining unpaid for application by the Administrative Agent in accordance with the terms of the Credit Agreement;

Third, to the Administrative Agent in respect of all Secured Obligations, (other than those under clause second above) for prepayment of such Secured Obligations in accordance with the terms of the Credit Agreement; and

Fourth, any balance of such Proceeds remaining after a Discharge of the Secured Obligations shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same and any Collateral remaining after a Discharge of Secured Obligations shall be returned to the applicable Grantor or to whomsoever may be lawfully entitled to receive the same.

In addition, with respect to any proceeds of Insurance received by the Agent, (x) if no Event of Default shall have occurred and be continuing, (i) such Insurance Proceeds shall be returned to the Grantors if permitted or required by the Credit Agreement or (ii) if not so permitted or required by the Credit Agreement, then such Insurance Proceeds shall be applied in accordance with this Section 5.4(a) and (y) if an Event of Default shall have occurred and be continuing, then such Insurance Proceeds shall be applied in accordance with this Section 5.4(a).

25

(b) Notwithstanding the foregoing, with respect to any Letters of Credit issued by an Issuing Bank, if such Issuing Bank, or the Agent on behalf of such Issuing Bank, shall have received any Collateral to “cash collateralize” any such Letter of Credit, all such Collateral shall first be applied to satisfy any reimbursement obligations and other obligations owing to the Issuing Bank in respect of such Letter of Credit before it may be applied as set forth in Section 5.4(a).

5.5. Code and Other Remedies. (a) If an Event of Default shall occur and be continuing, the Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and all rights under any other applicable law or in equity. Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, presentments, protests, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party, on the internet or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. So long as an Event of Default shall have occurred and be continuing, the Agent may store, repair or recondition any Collateral or otherwise prepare any Collateral for disposal in the manner and to the extent that the Agent deems appropriate. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold or to become the licensor of all or any such Collateral, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. For purposes of bidding and making settlement or payment of the purchase price for all or a portion of the Collateral sold at any such sale made in accordance with the UCC or other applicable laws, including, without limitation, the Bankruptcy Code, the Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled to credit bid and use and apply the Secured Obligations (or any portion thereof) as a credit on account of the purchase price for any Collateral payable by the Agent at such sale, such amount to be apportioned ratably to the Secured Obligations of the Secured Parties in accordance with their pro rata share of such Secured Obligations. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable

26

notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Agent may sell the Collateral without giving any warranties as to the Collateral. The Agent may specifically disclaim or modify any warranties of title or the like. The foregoing will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Agent’s request, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Agent shall have the right to enter onto the property where any Collateral is located without any obligation to pay rent and take possession thereof with or without judicial process. The Agent shall have no obligation to marshal any of the Collateral.

(b) The Agent shall deduct from such Proceeds all reasonable costs and expenses of every kind incurred in connection with the exercise of its rights and remedies against the Collateral or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable and documented attorneys’ fees and disbursements. Any net Proceeds remaining after such deductions shall be applied or retained by the Agent in accordance with Section 5.4. Only after such application and after the payment by the Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a) of the UCC, need the Agent account for the surplus, if any, to any Grantor. If the Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Agent. In the event the purchaser fails to pay for the Collateral, the Agent may resell the Collateral and the applicable Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by it or them of any rights hereunder.

(c) In the event of any Disposition of any of the Intellectual Property, the goodwill of the business connected with and symbolized by any Trademarks subject to such Disposition shall be included, and the applicable Grantor shall supply the Agent or its designee with such Grantor’s know-how and expertise, and with documents and things embodying the same, relating to the exploitation of such Intellectual Property, including the manufacture, distribution, advertising and sale of products or the provision of services under such Intellectual Property, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property and to the manufacture, distribution, advertising and sale of such products and services.

27

(d) For the purpose of enabling the Agent to exercise rights and remedies under this Section 5.5 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any Collateral) at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Agent, for the benefit of the Secured Parties, (i) an irrevocable, nonexclusive, and assignable license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use, practice, license, sublicense, and otherwise exploit any and all Intellectual Property now owned or held or hereafter acquired or held by such Grantor (which license shall include access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof) and (ii) an irrevocable license (without payment of rent or other compensation to such Grantor) to use, operate and occupy all real property owned, operated, leased, subleased, or otherwise occupied by such Grantor.

5.6. Effect of Securities Laws. Each Grantor recognizes that the Agent may be unable to effect a public sale of any or all of the Pledged Equity Interests or the Pledged Debt Securities by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests or the Pledged Debt Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

5.7. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

SECTION 6. POWER OF ATTORNEY

6.1. Agent’s Appointment as Attorney-in-Fact, Etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing,

28

each Grantor hereby gives the Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Agent may request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or purchase any insurance called for by the terms of the Loan Documents and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 5.5 or 5.6, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)(1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all

29

purposes, and do, at the Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Agent agrees that, except as provided in Section 6.1(b), it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to promptly comply therewith.

(c) [Reserved].

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until a Discharge of the Secured Obligations.

6.2. Authorization of Financing Statements. Each Grantor acknowledges that pursuant to Section 9-509(b) of the UCC and any other applicable law, the Agent is authorized to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Agent under this Agreement. Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in the Security documents or as “all assets” or “all personal property” of the such Grantor, whether now owned or hereafter existing or acquired by the such Grantor or such other description as the Agent, in its sole judgment, determines is necessary or advisable. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

SECTION 7. LIEN ABSOLUTE; WAIVER OF SURETYSHIP DEFENSES

7.1. Lien Absolute, Waivers. (a) All rights of Agent hereunder, and all obligations of Grantors hereunder, shall be absolute and unconditional irrespective of, shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all, rights, claims or defenses that it might otherwise have (now or in the future) with respect to, in each case, each of the following (whether or not such Grantor has knowledge thereof):

30

(i) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Secured Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party;

(ii) any renewal, extension or acceleration of, or any increase in the amount of the Secured Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Loan Documents;

(iii) any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Loan Documents, at law, in equity or otherwise) with respect to the Secured Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Secured Obligations;

(iv) any change, reorganization or termination of the corporate structure or existence of Borrower or any other Grantor or any of their Subsidiaries and any corresponding restructuring of the Secured Obligations;

(v) any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Secured Obligations or any subordination of the Secured Obligations to any other obligations;

(vi) the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Secured Obligations or any other impairment of such collateral;

(vii) any exercise of remedies with respect to any security for the Secured Obligations (including, without limitation, any collateral, including the Collateral securing or purporting to secure any of the Secured Obligations) at such time and in such order and in such manner as the Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Grantor would otherwise have and without limiting the generality of the foregoing or any other provisions hereof, each Grantor hereby expressly waives any and all benefits which might otherwise be available to such Grantor under applicable law; and

(viii) any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Grantor as an obligor in respect of the Secured Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any other Grantor for the Secured Obligations, or of such Grantor under the guarantee contained in the Credit Agreement or of any security interest granted by any Grantor, whether in a Bankruptcy Proceeding or in any other instance.

31

(b) In addition each Grantor further waives any and all other defenses, set- offs or counterclaims (other than a defense of payment or performance in full hereunder) which may at any time be available to or be asserted by it, the Borrower or any other Grantor or Person against any Secured Party, including, without limitation, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury.

(c) Each Grantor waives diligence, presentment, protest, marshaling, demand for payment, notice of dishonor, notice of default and notice of nonpayment to or upon the Borrower or any of the other Grantors with respect to the Secured Obligations. Except for notices provided for herein, each Grantor hereby waives notice (to the extent permitted by applicable law) of any kind in connection with this Agreement or any collateral securing the Secured Obligations, including, without limitation, the Collateral. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Grantor, Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Borrower, any other Grantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from Borrower, any other Grantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Borrower, any other Grantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Grantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

SECTION 8. THE COLLATERAL AGENT

8.1. Authority of Agent. (a) Each Grantor acknowledges that the rights and responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Agent and the Grantors, the Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

(b) The Agent has been appointed to act as Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or

32

refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement. The provisions of the Credit Agreement relating to the Agent, including without limitation, the provisions relating to resignation or removal of the Agent (subject to Section 8.3(e) hereof) and the powers and duties and immunities of the Agent, are incorporated herein by this reference and shall survive any termination of the Credit Agreement.

8.2. Duty of Agent. The Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Agent deals with similar property for its own account. Neither the Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys or other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from their own gross negligence or willful misconduct in breach of a duty owed to such Grantor.

8.3. Exculpation of the Agent. (a) The Agent shall not be responsible to any Secured Party for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any Security Document or the validity or perfection of any security interest or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Agent to the Secured Parties or by or on behalf of any Secured Party to the Agent or any Secured Party in connection with the Security Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Secured Obligations, nor shall the Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Security Documents or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.

(b) Neither the Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Secured Parties for any action taken or omitted by the Agent under or in connection with any of the Security Documents except to the extent caused solely and

33

proximately by the Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Agent shall be entitled to refrain from any act or the taking of any action in connection herewith or any of the Security Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Agent shall have been instructed in respect thereof by the Required Lenders and, upon such instruction, the Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such written instructions. Without prejudice to the generality of the foregoing, (i) the Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Grantors and their Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Secured Party shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any of the Security Documents in accordance with the Credit Agreement.

(c) Without limiting the indemnification provisions of the Credit Agreement, each of the Secured Parties not party to the Credit Agreement severally agrees to indemnify the Agent, to the extent that the Agent shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the Security Documents or otherwise in its capacity as the Agent in any way relating to or arising out of this Agreement or the Security Documents; provided, no such Secured Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely and proximately from the Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts insufficiently indemnified against until such additional indemnity is furnished.

(d) No direction given to the Agent which imposes, or purports to impose, upon the Agent any obligation not set forth in or arising under this Agreement or any Security Document accepted or entered into by the Agent shall be binding upon the Agent.

(e) Prior to the Discharge of the Secured Obligations, the Agent may resign at any time in accordance with Section 8.06 of the Credit Agreement. After the Agent’s resignation in accordance with Section 8.06 of the Credit Agreement, the provisions of Section 8 hereof and of Section 8 of the Credit Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Upon the acceptance of any appointment as the Agent by a successor Agent in accordance with Section 8.06 of the Credit Agreement, the retiring Agent shall promptly transfer all Collateral within its possession

34

or control to the possession or control of the successor Agent and shall execute and deliver such notices, instructions and assignments as may be necessary or desirable to transfer the rights of the Agent in respect of the Collateral to the successor Agent.

8.4. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Security Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8 shall apply to any such sub-agent and to any of the Affiliates of the Agent and any such sub-agents, and shall apply to their respective activities as if such sub-agent and Affiliates were named herein in connection with the transactions contemplated hereby and by the Security Documents. Notwithstanding anything herein to the contrary, each sub-agent appointed by the Agent or Affiliate of the Agent or Affiliate of any such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Secured Parties, and such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent or Affiliate acting in such capacity.

8.5. No Individual Foreclosure, Etc. No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Secured Obligations except to the extent expressly contemplated by this Agreement or the other Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Secured Obligations provided hereunder and under any other Loan Documents, to have agreed to the foregoing provisions and the other provisions of this Agreement. Without limiting the generality of the foregoing, each Secured Party authorizes the Agent to credit bid all or any part of the Secured Obligations held by it.

SECTION 9. MISCELLANEOUS

9.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Grantor and the Agent, provided that any provision of this Agreement imposing obligations on any Grantor may be waived by the Agent in a written instrument executed by the Agent. After the Discharge of the Secured Obligations, the provisions of this Agreement may be waived, amended, supplemented or otherwise modified by a written instrument executed by each Grantor.

35

9.2. Notices. All notices, requests and demands to or upon the Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.01 of the Credit Agreement.

9.3. No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4. Enforcement Expenses; Indemnification. Each Grantor agrees to (1) pay or reimburse each Secured Party for all its costs and expenses incurred in enforcing or preserving any rights under this Agreement and (2) indemnify each Secured Party, in each case to the same extent that the Borrower is obligated to do so pursuant to Section 9.05 of the Credit Agreement. The agreements in this Section shall survive repayment of the Secured Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

9.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Agent, unless permitted under the Credit Agreement, and any such assignment, transfer or delegation without such consent shall be null and void.

9.6. Set-Off. Each Grantor hereby irrevocably authorizes each Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured, provided that, if such Secured Party is a Lender, it complies with

36

Section 9.06 of the Credit Agreement. Each Secured Party exercising any right of set-off shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Secured Party may have.

9.7. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

9.8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.9. Section Headings. The Section headings and Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10. Integration/Conflict. This Agreement and the other Loan Documents represent the entire agreement of the Grantors, the Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by the Agent or any other Secured Party relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the case of any Collateral “located” outside the United States (including any Equity Interests of an Issuer organized under a jurisdiction other than the United States of any state or other locality thereof), in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any applicable Foreign Security Document which cannot be resolved by both provisions being complied with, the provisions contained in such Foreign Security Document shall govern to the extent of such conflict with respect to such Collateral. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of a Mortgage securing the Secured Obligations and the terms thereof are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall control in the case of fixtures and real property leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall control in the case of all other Collateral.

37

9.11. GOVERNING LAW. THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

9.12. Submission to Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this agreement or any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against such Grantor or any of its assets in the courts of any jurisdiction;

(d) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

(e) consents to service of process in the manner provided in Section 9.17 of the Credit Agreement (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law); and

(f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

38

9.13. Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents and the provisions of Section 9.23 of the Credit Agreement are incorporated herein, mutatis mutandis (to apply to this Agreement rather than the Credit Agreement), and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

9.14. Additional Grantors. Each Subsidiary of either the Borrower or Holdings that is required to become a party to this Agreement pursuant to Section 5.11 of the Credit Agreement shall become a Grantor as required by the Credit Agreement for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

9.15. Releases. (a) The Collateral shall be released from the Liens created hereby as set forth in Section 9.20 of the Credit Agreement. This Agreement and all obligations (other than those expressly stated to survive such termination) of the Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors upon a Discharge of the Secured Obligations.

(b) Each Grantor acknowledges that, except upon release pursuant to clause (a) above, it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

9.16. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON

39

WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Remainder of page left intentionally blank.]

40

IN WITNESS WHEREOF, each of the undersigned has caused this Collateral Agreement to be duly executed and delivered as of the date first above written.1

GRANTORS:

[NAME OF GRANTOR]

By:

Name:

Title:

[ADD ADDITIONAL SIGNATURE BLOCKS AS NEEDED]

[1]	NTD: Akin Gump to add in the company signature blocks.

SIGNATURE PAGE TO COLLATERAL AGREEMENT

AGENT:

HPS INVESTMENT PARTNERS, LLC, as Agent

By:

Name:

Title:

SIGNATURE PAGE TO COLLATERAL AGREEMENT

Schedule 1

DESCRIPTION OF PLEDGED INVESTMENT PROPERTY

Pledged Stock:

Grantor	Issuer	Issuer’s Jurisdiction Under New York UCC Section 9- 305(a)(2)	Class of Stock	Stock Certificate No.	Percentage of Shares	No. of Shares
Affinion Group, LLC	Affinion Data Services, Inc.	Delaware	Common Stock	4	100%	100
Affinion Group Holdings, Inc.	Affinion Group, Inc.	Delaware	Common Stock	3	100%	100
Affinion Group, Inc.	Affinion Net Patents, Inc.	Delaware	Common Stock	03	100%	100
Affinion Group, Inc.	Affinion PD Holdings, Inc.	Delaware	Common Stock	01	100%	100

2-1

Grantor	Issuer	Issuer’s Jurisdiction Under New York UCC Section 9- 305(a)(2)	Class of Stock	Stock Certificate No.	Percentage of Shares	No. of Shares
Affinion Group, LLC	Cardwell Agency, Inc.	Virginia	Common Stock	6	100%	200
Trilegiant Corporation	CCAA, Corporation	Delaware	Common Stock	1	100%	100
Affinion Group, LLC	Connexions Loyalty, Inc.	Delaware	Common Stock	5 Stock issued by Affinion Loyalty Group, Inc. before name change.	100%	1000
Affinion Benefits Group, LLC	Long Term Preferred Care, Inc.	Tennessee	Common Stock	4	100%	1,000
Connexions Loyalty Travel Solutions LLC	Propp Corp.	Illinois	Common Stock	2	100%	100

2-2

Grantor	Issuer	Issuer’s Jurisdiction Under New York UCC Section 9- 305(a)(2)	Class of Stock	Stock Certificate No.	Percentage of Shares	No. of Shares
Trilegiant Corporation	Trilegiant Auto Services, Inc.	Wyoming	Common Stock	3	100%	3,000
Affinion Group, LLC	Trilegiant Corporation	Delaware	Common Stock	3	100%	100
Trilegiant Corporation	Trilegiant Insurance Services, Inc.	Delaware	Common Stock	4	100%	100
Trilegiant Corporation	Trilegiant Retail Services, Inc.	Delaware	Common Stock	4	100%	1,000
Trilegiant Corporation	Watchguard Registration Services, Inc.	Indiana	Common Stock	3	100%	10
Webloyalty Holdings, Inc.	Webloyalty.com, Inc.	Delaware	Common Stock	1	100%	200
Affinion Group, Inc.	Webloyalty Holdings, Inc.	Delaware	Common Stock	1002	100%	1,000

2-3

Pledged Notes:

Grantor	Issuer	Principal Amount	Maturity Date
Affinion Investments, LLC	Affinion Group, Inc.	$10,160,920	August 15, 2018

Pledged Debt Securities:

None.

Pledged Security Entitlements:

None.

2-4

Pledged Commodity Contracts:

None.

Pledged Partnership Interests:

Grantor	Issuer	Type of Partnership Interest (e.g., General or Limited)	Certificated (Y/N)	Certificate No. (if any)	% of Outstanding Partnership Interests of the Partnership

Trilegiant Retail Services, Inc.	CUC Asia Holdings	General Partnership	N	N/A	1%

Pledged LLC Interests:

Grantor	Issuer	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	% of Outstanding LLC Interests of the Issuer

Affinion Group, LLC	Affinion Benefits Group, LLC	Y	N/A	N/A	100%

2-5

Grantor	Issuer	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	% of Outstanding LLC Interests of the Issuer
Webloyalty.com, Inc.	Affinion Brazil Holdings I, LLC	N	N/A	N/A	100%
Webloyalty.com, Inc.	Affinion Brazil Holdings II, LLC	N	N/A	N/A	100%
Affinion Group, Inc.	Affinion Developments, LLC	N	N/A	N/A	100%
Affinion Group, Inc.	Affinion Group, LLC	Y	3	10	100%
Connexions Loyalty, Inc.	Affinion Investments II, LLC	N	N/A	N/A	100%

2-6

Grantor	Issuer	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	% of Outstanding LLC Interests of the Issuer
Affinion Brazil Holdings I, LLC	Affinion Investments, LLC	N	N/A	N/A	100%
Affinion Benefits Group, LLC	Affinion Publishing, LLC	N	N/A	N/A	100%
Affinion Group, LLC	BreakFive, LLC	N	N/A	N/A	100%
Connexions Loyalty, Inc.	Connexions Loyalty Acquisition, LLC	N	N/A	N/A	100%
Connexions Loyalty Travel Solutions LLC	Connexions Loyalty Global Travel Fulfillment LLC	N	N/A	N/A	100%

2-7

Grantor	Issuer	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	% of Outstanding LLC Interests of the Issuer
Connexions Loyalty Acquisition, LLC	Connexions Loyalty Travel Solutions LLC	N	N/A	N/A	100%
Connexions SMV, LLC	Connexions SM Ventures, LLC	N	N/A	N/A	100%
Connexions Loyalty, Inc.	Connexions SMV, LLC	N	N/A	N/A	100%
Trilegiant Corporation	Global Protection Solutions, LLC	Y	N/A	N/A	100%
Connexions Loyalty Travel Solutions LLC	Incentive Networks LLC	N	N/A	N/A	100%
Webloyalty.com, Inc.	Lift Media, LLC	N	N/A	N/A	100%
Connexions Loyalty Acquisition, LLC	Loyalty Travel Agency LLC	N	N/A	N/A	100%

2-8

Grantor	Issuer	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	% of Outstanding LLC Interests of the Issuer
Trilegiant Corporation	Travelers Advantage Services, LLC	Y	3	100	100%

Other Pledged Equity Interests:

Grantor	Issuer	Issuer’s Jurisdiction Under New York UCC Section 9- 305(a)(2)	Class of Stock	Stock Certificate No.	Percentage of Shares	No. of Shares
Trilegiant Corporation	Affinion International Philippines Corp.	Philippines	Capital Stock	N/A	100%	47,312,000
Affinion Brazil Holdings I, LLC	Affinion International Servicos de Fidelidade e Corretora de Seguros Ltda	Brazil			65%
Affinion Investments, LLC	Affinion International Servicos de Fidelidade e Corretora de Seguros Ltda	Brazil			35%

2-9

Grantor	Issuer	Issuer’s Jurisdiction Under New York UCC Section 9- 305(a)(2)	Class of Stock	Stock Certificate No.	Percentage of Shares	No. of Shares
Affinion Brazil Holdings I, LLC	Connexions Loyalty Agencia de Turismo Ltda	Brazil			2%
Connexions Loyalty Travel Solutions LLC	Connexions Loyalty Travel Limited	Hong Kong	Ordinary	1	100%	1
Connexions Loyalty Travel Solutions LLC	Connexions Loyalty Travel S.A.S.	Colombia	Ordinary	1	100%	29,000
Trilegiant Corporation	Credit Card Sentinel Sweden AB	Sweden		N/A	100%	N/A
Connexions Loyalty Travel Solutions LLC	CX Loyalty Pte. Ltd.	Singapore	Common	2	100%	1
Trilegiant Corporation	Entertainment Publications de Mexico S.A., de C.V.	Mexico			100%

2-10

Trilegiant Corporation	Entertainment Publications of Argentina, S.A.	Argentina		100%
Webloyalty Holdings, Inc.	Webloyalty International Mexico, S. de R.L. de C.V.	Mexico	N/A	0.03%	N/A

Deposit Accounts:

Grantor	Name of Depositary Bank	Account Number	Account Name
Affinion Group, Inc.	Deutsche Bank New York, NY	00488229	Checking Account
Affinion Benefits Group, LLC	Deutsche Bank New York, NY	00488376	Checking Account
Affinion Benefits Group, LLC	Deutsche Bank New York, NY	00488392	Checking Account

2-11

Affinion Benefits Group, LLC	Deutsche Bank New York, NY	00495314	Checking Account

2-12

Schedule 2

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

1.	Secretary of the State of the State of Delaware with respect to:

Affinion Benefits Group, LLC

Affinion Brazil Holdings I, LLC

Affinion Brazil Holdings II, LLC

Affinion Data Services, Inc.

Affinion Developments, LLC

Affinion Group Holdings, Inc.

Affinion Group, Inc.

Affinion Group, LLC

Affinion Investments, LLC

Affinion Investments II, LLC

Affinion Net Patents, Inc.

Affinion PD Holdings, Inc.

Affinion Publishing, LLC

BreakFive, LLC

CCAA, Corporation

Connexions Loyalty Acquisition, LLC

Connexions Loyalty Global Travel Fulfillment LLC

Connexions Loyalty Travel Solutions LLC

Connexions Loyalty, Inc.

Connexions SMV, LLC

CUC Asia Holdings

Global Protection Solutions, LLC

Incentive Networks LLC

Lift Media, LLC

Loyalty Travel Agency LLC

Travelers Advantage Services, LLC

Trilegiant Corporation

Trilegiant Insurance Services, Inc.

Trilegiant Retail Services, Inc.

Webloyalty Holdings, Inc.

webloyalty.com, inc.

2.	Secretary of the State of the State of Connecticut with respect to:

3-1

CUC Asia Holdings

3.	Secretary of the State of the Commonwealth of Virginia with respect to:

Cardwell Agency, Inc.

4.	Secretary of the State of the State of Nevada with respect to:

Connexions SM Ventures, LLC

5.	Secretary of the State of the State of Tennessee with respect to:

Long Term Preferred Care, Inc.

6.	Secretary of the State of the State of Illinois with respect to:

Propp Corp.

7.	Secretary of the State of the State of Wyoming with respect to:

Trilegiant Auto Services, Inc.

8.	Secretary of the State of the State of Indiana with respect to:

Watchguard Registration Services, Inc.

Copyright Filing

Copyright Security Agreement to be filed with the United States Copyright Office

Actions with respect to Investment Property

1.	Delivery of certificates or instruments listed on schedule 1 representing Pledged Interests together with undated stock powers (or equivalent documents) executed in blank as required by Section 4.2.

2.	Delivery of the promissory note listed on schedule 1 representing the Pledged Note as required by Section 4.2.

7-1

Other Actions

Entry in to deposit account and/or security accounts, as applicable, as required by Section 4.2(c).

7-1

Schedule 3

EXACT LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Exact Legal Name	Jurisdiction of Organization/ Formation	Organizational Identification Number	Chief Executive Office or Sole Place of Business
Affinion Benefits Group, LLC	Delaware	2088396	6 High Ridge Park, Stamford, CT 06905
Affinion Brazil Holdings I, LLC	Delaware	5022654	6 High Ridge Park, Stamford, CT 06905
Affinion Brazil Holdings II, LLC	Delaware	5022656	6 High Ridge Park, Stamford, CT 06905
Affinion Data Services, Inc.	Delaware	3373005	6 High Ridge Park, Stamford, CT 06905
Affinion Developments, LLC	Delaware	5433210	6 High Ridge Park, Stamford, CT 06905
Affinion Group Holdings, Inc.	Delaware	4000334	6 High Ridge Park, Stamford, CT 06905
Affinion Group, Inc.	Delaware	3999611	6 High Ridge Park, Stamford, CT 06905
Affinion Group, LLC	Delaware	2822500	6 High Ridge Park, Stamford, CT 06905
Affinion Investments II, LLC	Delaware	4039325	6 High Ridge Park, Stamford, CT 06905

4-1

Exact Legal Name	Jurisdiction of Organization/ Formation	Organizational Identification Number	Chief Executive Office or Sole Place of Business
Affinion Investments, LLC	Delaware	4697169	6 High Ridge Park, Stamford, CT 06905
Affinion Net Patents, Inc.	Delaware	4034465	6 High Ridge Park, Stamford, CT 06905
Affinion PD Holdings, Inc.	Delaware	5513970	6 High Ridge Park, Stamford, CT 06905
Affinion Publishing, LLC	Delaware	2171616	6 High Ridge Park, Stamford, CT 06905
BreakFive, LLC	Delaware	5182374	6 High Ridge Park, Stamford, CT 06905
Cardwell Agency, Inc.	Virginia	0288183-7	6 High Ridge Park, Stamford, CT 06905
CCAA, Corporation	Delaware	4327283	6 High Ridge Park, Stamford, CT 06905
Connexions Loyalty Acquisition, LLC	Delaware	4825224	6 High Ridge Park,Stamford, CT 06905
Connexions Loyalty Global Travel Fulfillment LLC	Delaware	4679247	6 High Ridge Park,Stamford, CT 06905
Connexions Loyalty Travel Solutions LLC	Delaware	4494516	6 High Ridge Park, Stamford, CT 06905
Connexions Loyalty, Inc.	Delaware	3409335	6 High Ridge Park, Stamford, CT 06905

7-1

Exact Legal Name	Jurisdiction of Organization/ Formation	Organizational Identification Number	Chief Executive Office or Sole Place of Business
Connexions SM Ventures, LLC	Nevada	NV20001293791	6 High Ridge Park, Stamford, CT 06905
Connexions SMV, LLC	Delaware	5691481	6 High Ridge Park, Stamford, CT 06905
CUC Asia Holdings	Delaware	N/A	6 High Ridge Park, Stamford, CT 06905
Global Protection Solutions, LLC	Delaware	4765216	6 High Ridge Park, Stamford, CT 06905
Incentive Networks LLC	Delaware	6062487	6 High Ridge Park, Stamford, CT 06905
Lift Media, LLC	Delaware	4232342	6 High Ridge Park, Stamford, CT 06905
Long Term Preferred Care, Inc.	Tennessee	000236578	6 High Ridge Park, Stamford, CT 06905
Loyalty Travel Agency LLC	Delaware	4495491	6 High Ridge Park, Stamford, CT 06905
Propp Corp.	Illinois	5254-568-4	6 High Ridge Park, Stamford, CT 06905
Travelers Advantage Services, LLC	Delaware	3914309	6 High Ridge Park, Stamford, CT 06905

7-1

Exact Legal Name	Jurisdiction of Organization/ Formation	Organizational Identification Number	Chief Executive Office or Sole Place of Business
Trilegiant Auto Services, Inc.	Wyoming	2002-000439337	6 High Ridge Park, Stamford, CT 06905
Trilegiant Corporation	Delaware	3751516	6 High Ridge Park, Stamford, CT 06905
Trilegiant Insurance Services, Inc.	Delaware	3219945	6 High Ridge Park, Stamford, CT 06905
Trilegiant Retail Services, Inc.	Delaware	3417430	6 High Ridge Park, Stamford, CT 06905
Watchguard Registration Services, Inc.	Indiana	198202-665	6 High Ridge Park, Stamford, CT 06905
Webloyalty Holdings, Inc.	Delaware	3947054	6 High Ridge Park, Stamford, CT 06905
Webloyalty.com, Inc.	Delaware	2991165	6 High Ridge Park, Stamford, CT 06905

7-1

Schedule 4

LOCATION OF INVENTORY AND EQUIPMENT

Grantor	Address

Affinion Group Inc.	High Ridge Park, Building 6, Stamford CT, 06905

Trilegiant Corporation	40 Oakview Drive, Trumbull, CT, 06611

Trilegiant Corporation	401 Kings View Drive, Lebanon, OH, 45036

Trilegiant Corporation	103 Knightsbridge Dr., Hamilton, OH, 45011

Affinion Benefits Group LLC	801 Crescent Centre, Franklin, TN, 37067

Affinion Group Inc.	400 Duke Drive, Aspen Grove, TN, 37067

Connexions Loyalty Travel Solutions LLC	6442 City West Parkway, Eden Prairie, MN, 55344

Webloyalty International LTD	Charter Court 50 Windsor Road Slough SL1 2EJ UK

5-1

Schedule 5

MATERIAL EXCLUDED ASSETS

None.

7-1

Schedule 6

GOVERNMENT RECEIVABLES

None.

5-1

Schedule 7

Copyrights, Copyright Applications and Copyright Licenses:

Copyright	CMG Party	TX #
Shoppers advantage release/notice/letter.	Trilegiant Corporation	3-399-344

Buyers advantage release/notice/letter. CLNA	Trilegiant Corporation	3-399-345

AutoVantageTriWindow/announcement/questionnaire.	Trilegiant Corporation	3-402-274

Premier dining, dinner on us: liftnotc/reply form.	Trilegiant Corporation	3-474-986

Used car audit/outer envelope/survey/liftnote	Trilegiant Corporation	3-474-987

PrivacyGuard—see through report/letter/liftnote.	Trilegiant Corporation	3-476-096

HealthSavcr.	Trilegiant Corporation	3-542-543

Shopper’s advantage notice/letter/release.	Trilegiant Corporation	3-550-886

Travel survey for traveler’s advantage.	Trilegiant Corporation	3-550-887

CitiShopper triwindow/survey/notice/release.	Trilegiant Corporation	3-550-888

Premier CitiShopper survey/notice/release.	Trilegiant Corporation	3-550-889

lDM/snap pak for Auto Vantage.	Trilegiant Corporation	3-550-890

IDM/snap pak for shopper’s advantage.	Trilegiant Corporation	3-550-891

IDM/snap pak for travelers advantage.	Trilegiant Corporation	3-550-892

Privacy guard notice/letter/release.	Trilegiant Corporation	3-551-445

Complete home release/notice/letter.	Trilegiant Corporation	3-551-448

CitiTravel notice/letter/release.	Trilegiant Corporation	3-551-449

Sears premier dining.	Trilegiant Corporation	3-572-952

Profitability and analysis date base system-Comp-U- Card: project outline/ Joseph DeBellis	Joseph DeBellis Company & Trilegiant Retail Services, Inc. (f/k/a Comp-U-Card)	143-797

8-1

Copyright	CMG Party	TX #
Bonus Banking.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-042478

Member benefits.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-042-479

Timeless checking benefits.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-061-835

Hometown checking-come home to valuable extras.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-061-836

The winner-the ultimate checking account.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-061-837

The best in checking-discover checking at its best	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-061-838

Simply the best, experience the value.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-061-839

If you’re 50 or over, join a celebration in checking	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-061-840

The merchandising catalog: a directory of marketing materials for your packaged checking program.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-132-280

CareFree 50+	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-186-844

Club 50 Plus . a new generation in checking.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-186-845

Fifty and Better; unlimited checking, discounts, $100,000 accidental death insurance & more	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-186-846

Banclub checking: a select group of quality benefits.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-186-847

Ultimate checking.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-186-848

Cheek Club the checking difference.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-186-849

Keynote checking: one of the best things about being 50.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-186-850

7-1

Copyright	CMG Party	TX #
Look for the signs of checking value.	on text & artwork; Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-381-917

Convenience, savings, security: three simple words, one big idea in checking.	on text & artwork: Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-381-918

Fifty and better: now you can own a masterpiece.	on text & artwork; Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-381-919

Benefits request form	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-508-929

Hot summer savings, all year long	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-538-472

Checking extras that make a world of difference.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-561-775

Home inventory log.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-743

Asset organizer: to help you keep all your important financial and personal information in one easily accessible location.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-744

ID Network Safety Service form.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-745

Quest.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-746

Free medical emergency data card.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-747

Quest.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-748

Family story teller.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-749

Family story teller.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-750

Travelers Advantage.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-751

Asset organizer: to help you keep all your important financial and personal information in one easily accessible location.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-752

7-1

Copyright	CMG Party	TX #
Family budget log.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-753

Home inventory log	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-754

Auto emergency information log	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-755

Document and personal property registry form.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-756

Credit card expense log.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-757

AutoVantage.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-758

Key ring protection.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-759

Sojourns magazine.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-760

Traveler’s Advantage.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-761

Discount pharmacy service.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-762

Discount pharmacy service.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-763

Eye care savings.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-764

Key ring registration.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-765

Shoppers Advantage.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-766

Safe deposit box.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-767

Data Reminder Service.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-768

7-1

Copyright	CMG Party	TX #
Medical data source.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-769

Discount medical emergency data card: Medical emergency data card.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-770

Medical ledger your easy-to-complete record of medical expenses and insurance action.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-771

Medical insurance filing assistance.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-772

Traveler’s Physician Network.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-773

Dining Advantage.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-774

Medical emergency data card for joint account holder.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-775

Savers Club discount book.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-776

Savers Club discount book.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-777

Traveler’s Advantage.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-778

Credit card protection service.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-779

Credit card protection service.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-780

Emergency Cash Advance Service.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-781

Car rental discounts.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-782

Auto Vantage.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-783

Long-distance travel card	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-784

7-1

Copyright	CMG Party	TX #
CheCash.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-785

Grocery coupons.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-786

Buyers Advantage: protect your purchases-no extra paperwork.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-787

Discount movie tickets	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-788

ID Network Safety Service.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-789

Dining Advantage	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-790

Regional discount book.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-791

Purchase Award Points.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-808-792

Sojourns magazine.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-810-093

Medical insurance log.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-810-094

Auto trip routing.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-810-095

Half-price hotels.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-810-096

Luggage protection.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-810-097

Rx Advantage.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-810-098

Rx Advantage.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	4-810-099

Preserving two precious resources-Time & money.	Affinion Benefits Group, LLC (f/k/a FISI Madison Financial Corporation)	5-015-055

7-1

Copyright	CMG Party	TX #
PERLS: Professional ESOP Repurchase Liability Software: user manual.	Affinion Benefits Group, LLC (f/k/a Affinion Benefits Group, LLC (f/k/a Benefit Consultants, Inc.))	2-931-488

PERLS 3.0.	Affinion Benefits Group, LLC (f/k/a Benefit Consultants, Inc.)	4-327-408

North American employee ownership survey results.	Affinion Benefits Group, LLC (f/k/a Benefit Consultants, Inc.) & Western Compensation and Benefits Consultants	5-200-864

The Pizitz way of saying “thank you” for your valued patronage / Richard Pizitz.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	162-501

Yours free for six months: the most valuable protection you may ever have.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	162-502

Credit card registration form.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	179-365

The Hot-Line program.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	179-366

Free of charge Return the enclosed certificate and receive a valuable service that protects you when your credit cards are lost or stolen. A $12.00 annual value, yours at no cost for six full months, courtesy of Union 76 / Richard Jefferson	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	181-801

Union 76 says “Thank you” for your valued patronage, absolutely free.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	181-802

Union 76 says “Thank you” for your valued patronage, introducing absolutely free.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	181-803

Free a valuable service for our credit card customers: temporary membership card.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	205-922

An Important announcement to our credit card customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	205-923

Free of charge Return the enclosed certificate and become eligible for a valuable service that protects you	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	205-924

Certificate for our credit card holders only.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	205-925

See the whole year at a glance with this giant 24” x 38” mylar plastic-coated 1979 datemaker calendar.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	205-926

7-1

Copyright	CMG Party	TX #
Free This distinctive mylar plastic-laminated Datemaker calendar, a $9.95 value.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	205-927

Free from Gulf Please accept this indispensable mylar plastic-laminated 1979 datemaker calendar	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	205-928

Free This distinctive 24” x 38” mylar plastic-laminated Datemaker calendar—a $9.95 value: Arco-our way of saying “happy new year”.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	211-200

An Important announcement to all VISA cardholders.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	211-202

Medical history form.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	211-203

Certificate for Shell credit card customers only.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	224-498

To get your free Hot-Line services simply.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	234-134

The Visa way of saying “Thank you” for your valued patronage.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	234-135

An Important announcement to all Visa cardholders.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	234-136

Free A valuable gift from Orange State Life.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	234-137

An Important announcement to all Master Charge cardholders.	SafeCard Services, Inc. d b.a. Hot-Line Credit Card Bureau of America	234-138

An Important announcement to all Hyatt guests.	SafeCard Services, Inc. d b.a. Hot-Line Credit Card Bureau of America	234-139

Free Announcing a free credit card service for al! Sunmark cardholders.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	234-140

An Important announcement to all N A C credit card customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	234-141

Free of charge Return the enclosed certificate and receive a valuable service that protects you when your credit cards are lost or stolen, yours at no cost for six full months, courtesy of Sunmark	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	234-142

7-1

Copyright	CMG Party	TX #
Free This distinctive 24” x 38” mylar plastic-laminated Datemaker calendar, a $9 95 value: Our way of saying “happy New Year”	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	236-178

Gulf gift certificate, free 1979 Datemaker calendar: our way of saying happy New Year.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	236-179

Free from Gulf Please accept this indispensable, mylar plastic-laminated 1979 Datemaker calendar: just return the enclosed certificate.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	236-180

Your free credit card protection services are now in effect.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	236-182

An Important announcement to all Gulf Travel Card customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	236-183

Certificate for Gulf Travel Card customers only.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. National Home Protection Association)	236-184

Free A gift you’ll enjoy 365 days a year: a $9 95 value, yours for the asking.	SafeCard Services, Inc.	236-185

An Important announcement to all GulfTravcl Card customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	236-186

The Car Club date-minder registration form.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	248-877

An Important announcement to all May Company cardholders.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	248-880

Here are your Hot-Line key tags.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	248-881

An Important announcement to all Master Charge cardholders	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	248-882

Car Club warning stickers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	248-883

The Car Club route request letter.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	248-884

The Master Charge way of saying “thank you” for your valued patronage.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	257-787

Personal household inventory.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. National Home Protection Association)	275-648

7-1

Copyright	CMG Party	TX #
Free of charge Return the enclosed certificate and become eligible for a valuable service that protects you when your credit cards are lost or stolen.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	275-650

Certificate for Gulf travel card customers only.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	275-651

TheCarClub automobile registration form with membership card: no. C-165.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	301-074

A Valuable free service for Arco credit card customers: no. 0962A.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	301-075

Arco biorhythm report request form.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	301-076

Sears Library Service gift certificate, free 1979 datemaker calendar: no. 1026C.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	301-077

TheCarClub “nomograph” mileage calculator.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	301-079

Free from Sears Please accept this practical, Mylar plastic-laminated 1979 datemaker calendar: no. 1026L.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	301-080

Date-Minder registration form: no. M-578.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	301-081

Announcing, an additional valuable protection and the termination of the introductory period.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. National Home Protection Association)	302-204

Personal household inventory form, please fill in your Shell credit card number.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. National Home Protection Association)	302-205

No thanks.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. National Home Protection Association)	302-206

Shell’s way of saying “Thank you” for your valued patronage.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	302-207

An Important announcement to all Shell credit card holders.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	302-209

Certificate for Shell credit card holders only, to get your free hot-line services, simply	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	302-210

Membership guide: details on your emergency Hot-Line services and how they work.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	322-170

Date-minder registration form / Hot-Line Credit Card Bureau of America.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	405-311

7-1

Copyright	CMG Party	TX #
Certificate for G. Fox & Company cardholders only.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	405-312

G. Fox & Company Hot-Line solicitation letter.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	405-313

G. Fox & Company Hot-Line solo pack insert.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	405-314

Joskes hot-line renewal letter	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	405-315

Credit card registration form.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	405-316

Joskes hot-line renewal no-match letter	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	405-317

Gulf’s 1980 DateMinder calendar certificate	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	405-318

Arco’s “Stamp” insert.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	405-319

Mobil’s 1980 appointment book solicitation letter.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	405-320

Gulf’s 1980 calendar brochure.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	405-321

Statement of terms.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	405-322

The 1980 almanac appointment book.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	405-323

Korvettes’s sic 1980 appointment book insert.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	405-324

Gift certificate, free 1980 almanac appointment book.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	405-325

No thanks.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	421-165

A A, American Airlines.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	427-545

A A, American Airlines: credit card registration form.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	427-546

Invitation.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	427-547

Shell Oil Company.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	427-548

7-1

Copyright	CMG Party	TX #
Pizitz.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	427-549

Gulf’s 1980 DateMinder calendar solicitation letter.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	428-336

Gulf’s 1980 DateMinder calendar insert.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	428-337

This practical calendar, in home or office, can help your whole family function efficiently: item no. 2, yours for only $9.95 from Sears Library Service.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	434-730

Yours from Sears: 2 sensational, useful items for 1980, a gold-color embossed 1980 almanac appointment book and a plastic-laminated 1980 DateMinder calendar.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	434-731

Dear DateMinder subscriber.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	434-732

This practical appointment book, in home or office, can help your whole family function efficiently: item no. 1, yours for only $9.95 from Sears Library Service.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	434-733

Free This handsome 7 l/2” x 9 1/4” 1980 deluxe almanac appointment book bound in beautiful leather: Our way of saying, “Happy New Year”.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	434-734

Deposit or cash the enclosed $2.00 check at your bank. It’s a real, live check.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	434-735

Free This distinctive 24” x 37” mylar plastic-laminated DateMinder calendar, a $9.95 value: Shell’s way of helping you plan 1980.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	434-736

Free This handsome 7 l/2” x 9 1/4” 1980 deluxe almanac appointment book bound in beautiful leather.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	434-737

Order/option card: do not return this card unless you check one of these boxes.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	434-738

Sears Library Service certificate: 1980 almanac appointment book. 1980 DateMinder calendar.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	434-739

A $1.00 check is enclosed, deposit or cash it at your bank: it’s a real, live check.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	476-498

A $1.00 check is enclosed, deposit or cash it at your bank: it’s a real, live check.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	476-499

7-1

Copyright	CMG Party	TX #
Keep your guard up.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	476-500

A Service to protect you when your new Master card/Visa card or any other credit cards you carry are lost or stolen: absolutely free.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	476-501

Deposit or cash the enclosed $1.00 check at your bank. It’s a real, live check.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	479-240

J C Penney 1981 appointment book solo “worth $9.95 free”.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	516-965

Mobil 1981 almanac appointment book renewal “bound in beautiful leather”	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	516-966

Gertz $1.00 check solo piece “free”.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	516-967

Sterns $1.00 check solo piece “free”.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	516-968

Shell $1.00 check solo piece “up front”	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	516-969

American Airlines 6 months free Hot-Line solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	516-970

An Important announcement to all Texaco travel card customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	516-971

Free Return the enclosed credit card application today and you are eligible to receive a valuable free service.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	516-972

Conoco Hot-Line 6 months free solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	516-973

Gulf $1.00 check solo piece “up-front” with 3 year option: code no. 2047A.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	526-902

Southeast Services, Inc., Visa $1.00 check solo piece “up-front”: code no. 2036E.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	526-903

Gulf $1.00 check solo piece “up-front”: code no. 2047.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	526-904

Gulf 1980 DateMinder calendar & N H P A mini-file (free) solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	530-943

7-1

Copyright	CMG Party	TX #
Gulf 1980 N H P A mini-file (free) solo piece.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	530-944

Deposit or cash the enclosed $1.00 check at your bank. It’s a real, live check.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	530-945

How did we rate with you?	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	530-946

Gulf hot-line “stamp” reissue insert.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	530-947

May Company catalogue order form.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	536-752

J C Penney appointment book worth $9.95 free	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	536-753

Deposit or cash the enclosed $1.00 check at your bank. It’s a real, live check.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	537-998

Free from Gulf Pay only $2.99 each for postage, handling, and service.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	537-999

J C Penney 1981 appointment book worth $9.95 free.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-000

The New 1981 DateMinder calendar.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-001

The New 1981 DateMinder calendar.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-002

Reserve your 1981 almanac appointment book Reserve your 1981 DateMinder wall calendar Act now to take advantage of a special savings, buy 2 of either item and save over $7.00 or buy 2 of both products and you save over $15.90.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-003

Two gifts from Sears Please accept these 2 practical gifts, a gold-color embossed 1981 almanac appointment book and a plastic-laminated 1981 DateMinder calendar, just return the enclosed gift certificate to reserve yours.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-004

Free from Gulf Pay only $2.99 each for postage, handling, and service.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-005

Free from Gulf Pay only $2.99 each for postage,	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-006

7-1

Copyright	CMG Party	TX #
handling, and service.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)

Free 1981 “mini-file” household organizer.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-007

Free from Gulf Pay only $2.99 each for postage, handling, and service.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-008

Free 1981 appointment book.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-009

Free 1981 DateMinder calendar.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-010

The New 1981 almanac appointment book: code no. AL306.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-046

The New 1981 almanac appointment book: code no AL304.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-047

Order/option form: code no. A210.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-048

Order/option form: code no. D122.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-049

Order/option form: code no. A212.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-050

DateMinder registration form: code no. M723 / a Hot-Line Credit Card Bureau of America.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-051

Shell up-front new member Hot-Line letter: code no. L511.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-052

Union up-front new member letter: code no. L520.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-053

Bank new member (standard up front) letter: code no. L5I6.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-054

The May Company renewal letter: code no. L436.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-055

Bank renewal letter: code no. L497.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-056

7-1

Copyright	CMG Party	TX #
Gulf Hot-Line reminder letter: code no. L493.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-057

Korvettes H. L. coverage exp. letter: code no. M683.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-058

Option card: code no. M656.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-059

Firestone DateMinder registration form: code no M722.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-060

An Important announcement to all Firestone cardholders.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-061

Free credit card protection plan.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-062

Option card: code no. M657.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-063

Texaco renewal Hot-Line letter: code no. L474.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-064

Shell renewal letter: code no. L463.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-065

“30-second” credit card registration form: code no. C180.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-066

Important notice for C C registration (Alaska & Hawaii): code no. M708.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-067

DateMinder registration form: code no. M712 a Hot-Line Credit Card Bureau of America.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-068

Bank new member letter with key: code no. L515.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-069

Texaco new member letter: code no. L476.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-070

2 free gifts for Gulf credit card customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-071

Credit card registration form.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-072

7-1

Copyright	CMG Party	TX #
Your credit card protection services are now in effect. They could save you time, money, and aggravation, so please follow these important instructions.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-073

No thanks.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-074

No thanks.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-075

The New 1981 DateMinder calendar.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-076

The New 1981 Mini-File household organizer.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-077

Think of your credit cards as cash. Thieves do.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	538-078

Free You pay only $2.99 postage, handling, and service charge. This mini-file household organizer.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	551-022

Your free credit card protection services are now in effect. They could save you time, money, and aggravation, so please follow these important instructions.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	551-023

Your credit card protection services are now in effect. They could save you time, money, and aggravation, so please follow these important instructions.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	51-024

An Important announcement to our cardholders.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	551-025

Now your credit cards are protected 9 ways.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	551-026

You carry a N C N B Visa card. Do you carry 1 or more of the cards below?	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	551-027

Observation/evaluation form.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	551-028

Standard up-front store new member letter.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	561-745

Hot-Line E. A. T. $100.00 up-front letter	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	561-746

7-1

Copyright	CMG Party	TX #
Standard retail store renewal letter	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	561-747

Gulf up-front new member letter	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	561-748

Bank new member letter with airline ticket	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	561-749

Hot-Line conversion letter (from 3 to 5 years)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	561-750

Your free credit card protection services are now in effect.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	561-751

Texaco (Hot-Line) cancellation confirmation	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	563-443

Your J C Penney credit card registration services are now in effect. They could save you time, money, and aggravation, so please follow these important instructions.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	563-444

The New 1981 personal appointment book.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	563-445

Important notice regarding your key tag.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	563-446

Credit card list revision.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	63-447

An Important announcement to Texaco travel card customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	580-904

Enrollment-Hot-Line credit card protection.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	580-905

Free credit card protection plan.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	580-906

An Important announcement to our cardholders- Southwest Bankcard Center.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	580-907

1st City National Bank of Houston renewal letter, $100 cash	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	580-908

An Important announcement to all Hecht’s customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	580-909

7-1

Copyright	CMG Party	TX #
1st City National Bank of Houston renewal letter and emergency airline ticket	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	580-910

Hot-Line account activation program.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	580-911

Welcome Here arc the 1981 Guinness book of world records and 1981 World Almanac and Book of facts you ordered.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	586-638

An Important announcement to all Gertz cardholders.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	586-639

Deposit or cash the enclosed $1.00 check at your bank.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	586-640

Hot-Line renewal letter	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	586-641

Your credit card protection services arc now in effect.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	586-642

Your free credit card protection services are now in effect.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	586-643

DateMinder registration form.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	586-644

Your free credit card protection services are now in effect.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	586-645

J C Penney credit card registration service.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	586-646

Gulf $2.99 Guinn and/or almanac solo: code no. 3022	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	590-787

Gulf $2.99 almanac solo: code no. 3020	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	590-788

Texaco calendar solo-free: code no. 2088	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	590-789

Sears 1981 appointment book/calendar solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	590-790

Gulf $1.00 up-front solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	590-791

7-1

Copyright	CMG Party	TX #
Hechts $1.00 up-front solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	590-792

An Important announcement to J C Penney credit card customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	590-793

Amoco 3 year offer “solo”: code no. CP 1080-U	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	590-794

Amoco six months offer “solo”: code no. CP 1080-F	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	590-795

Amoco 18 months for price of 12 “solo”: code no. CP 1080-18	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	590-796

Amoco $1 check, upfront “solo”: code no. CP 1080-C	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	590-797

Amoco SI check, upfront “solo” with 3 year option: code no. CP 1080-0	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	590-798

Amoco 6 months free, red solo: code no. CP 1080-SA	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	590-799

Gimbel $1.00 upfront solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	590-800

How did we rate with you?	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	590-801

Gulf $3.00 up-front solo: code no. 3045	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	590-802

Arco change of address verification solo: code no. 3014	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	590-803

Dateminder registration form.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	590-804

Gulf 1980 DateMinder Calendar and almanac appointment book (free) solo mailing piece	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	596-421

Free from Gulf Pay only 52.99 each for postage, handling, and service.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	597-509

Hot-Line change of address information card	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	601-281

7-1

Copyright	CMG Party	TX #
Texaco cancellation thank you card	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	601-282

Fidelity National Bank of Baton Rouge’s Hot-Line solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	601-283

Your Mini-File household organizer and how to use it.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	601-284

Gulf-$2.99 free Guinness solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	601-285

Standard 1981 order/option renewal card for Mini-File	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	601-286

Script—banks-six months free (with no C C R F)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	601-287

Deposit or cash the enclosed $1.00 check at your bank: it’s a real, live check	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	604-024

Absolutely free: The 1981 hardcover “special edition” World Almanac & book of facts (regularly $9.95) just for examining the 1981 hardcover Guinness book of world records	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	604-025

Dear Hot-line member.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	604-026

Texaco welcome letter 1981 Guinness	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	605-131

Gulf welcome letter for 1981 World almanac	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	605-132

2 free gifts for Gulf credit card customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	605-133

This hardbound 976-page, 198! special edition of the World Almanac and book of facts.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	605-134

Absolutely free This hardcover 672-page, 1981 edition Guinness Book of world records.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	605-135

Open a Hecht’s charge account now.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	617-823

An Important announcement to all Bon cardholders.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-106

7-1

Copyright	CMG Party	TX #
An Important announcement to all Stern’s cardholders.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-107

An Important announcement to all Dryden’s customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-108

An Important announcement to all Kaufmann’s cardholders.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-109

An Important announcement to all Meier & Frank cardholders.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-110

Absolutely free This hardbound 976-page, 1981 special edition of The World almanac and book of facts.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-111

Hecht’s instant credit detach Hecht’s instant charge card and shop today.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-112

Gulf’s buy Guinness/get almanac free, 1981	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-113

Gulf buy World almanac get Guinness free, 1981	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-114

Texaco $2.99 Guinness solo, 1981	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-115

Texaco Guinness/World Almanac up front solo, 1981	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-116

Texaco $2.99 Guinness/World Almanac solo, 1981	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-117

Texaco $2.99 almanac solo, 1981	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-118

Medical history form: confidential.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-119

We’ll pay you $ 1 to protect your credit cards.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-120

Hot-Line Credit Card list revision	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-121

J. C. Penney: “6 months free hotline”	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-122

7-1

Copyright	CMG Party	TX #
J. C. Penney: $1.00 up front, J. C. P.: C C R S	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-123

An Important announcement to Amoco credit card customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-124

Oh. no My credit cards are missing	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-125

J. C. Penney $1.00 check-6 months free	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-126

An Important announcement to all Arco credit card customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-127

Sears “buy World Almanac, get Guinness free”	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-128

J. C. Penney: “6 months free C C R S”	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	633-129

Order form.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	636-026

Texaco new member welcome letter	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	636-027

Announcing an additional valuable benefit: you soon become eligible for $100.00 cash in case of emergency	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	636-028

Reminder, if you haven’t done so already, complete the enclosed credit card registration form and return it to us right away	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	636-030

Here are 3 ways to tell your cardholders that Master Charge is becoming MasterCard—and to generate substantial income to boot	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	636-656

You carry a Visa card. Do you carry 1 or more of the cards below? If so, tear out that “stamp” and read the important message inside.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	638-851

You carry a N C N B Visa card. Do you carry 1 or more of the cards below? If so, tear out that “stamp” and read the important message inside.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	638-853

You carry a MasterCard. Do you carry 1 or more of the cards below? If so, tear out that “stamp” and read the important message inside.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	638-854

7-1

Copyright	CMG Party	TX #
Gulf Guinness/World almanac upfront solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	638-855

Hot-Line 5-year/lifetime solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	638-856

Arco 6 months free hot-line without copy on envelope	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	638-857

Arco hot-line solo with paper ID card upfront	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	638-858

Arco hot-line 3-year up-front	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	638-859

Arco 6 months free hot-line with copy on envelope	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	638-860

Arco hot-line solo” # 1-3 year up-front	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	638-861

Arco “welcome letter” for hot-line up-front	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	638-862

J C Penney appointment book & reminder service—fulfillment	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	638-863

May Company hot-line catalogue bangtail	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	638-864

May Company hot-line remit bangtail	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	638-865

You carry a Visa card or MasterCard. Do you carry 1 or more of the cards below? !f so, tear out that “stamp” and read the important message inside.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	638-866

Reminder, if you haven’t done so already, complete the enclosed credit card registration form and return it to us right away	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	645-017

A $1.00 check is enclosed. Deposit or cash it at your bank. It’s a real, live check.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	646-996

A $1.00 cheek is enclosed. Deposit or cash it at your bank. It’s a real, live check.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	646-997

Free for six months with your new GulfCard-protection for every credit card you carry	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	649-241

7-1

Copyright	CMG Party	TX #
Handbook of credit card protection services: important notice, J.C. Penney.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	649-242

This practical 1981 Mini-File household organizer worth $10.00 is yours absolutely free-to-keep, just for examining J. K. Lasser’s invaluable guide-Your income tax	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	649-243

Membership guide: details on your emergency J. C. Penney credit card registration services and how they work.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	649-244

An Important announcement to all Dey’s card holders.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	649-245

Texaco 1981 calendar free offer insert	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	649-246

Texaco Guinness insert-free	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	649-247

Gulfs 1981 Guinness free insert	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	649-248

Direct Hot-Line renewal statement with I.D. card	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	649-249

Gulf welcome letter, Guinness/World almanac combo, new member	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	649-250

Texaco update form & no-thanks card	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	649-251

J. C. Penney update form & no-thanks card	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	649-252

Guinness & World almanac book return slip	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	649-253

J. C. Penney credit card registration & key tag form with I.D. card	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	649-254

J. C. Penney credit card registration form	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	649-255

Arco H-L renewal letter, “You and thousands of other Arco credit card customers”	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	658-327

First Bank of New Haven Hot-Line solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	658-328

7-1

Copyright	CMG Party	TX #
Texaco, Guinness World Almanac solo-$2.99 free	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	658-329

Along with the book(s) you ordered, you are eligible to use a toll-free reference service: GWM 102.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	658-759

Along with the book(s) you ordered, you are eligible to use a toll-free reference service: GWM 103.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	658-760

J C Penney $3 check up-front mini-file & tax guide solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	660-713

J C Penney $1 check up-front mini-file and tax guide solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	660-714

J C Penney-buy mini-file & tax guide, get money book free solo (“arc you giving gifts to the I R S?”	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	660-715

1981 Guinness/World Almanac bounceback order cards (code GWM 101)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-016

Meier & Frank bangtail, 6 months free with dateminder reminder: (code no. 3210)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-017

2 free gifts for Sunoco/DX credit card customers: for active accounts only.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-018

Hot-line calculator slip: code no. M858)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-019

May Company Hot-Line solo, U-F with dateminder: code no. 3179	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-020

Hot-Line solo, U-F, E A T, 1/3/5 year lifetime with publishers note: code no. 3225 (L)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-021

Hot-Line solo, 6 months free/E A T 1 year at $15: code no. 3216(F)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-022

J C Penney C C R S $1 check. 1 year-S12 6 months free solo: code no. 3194)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-023

Hot-Line solo, 6 months free/E A T, 1 year/$12: code no. 3215(E)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-024

N H P A standard renewal letter: code no. FH 679L	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-025

7-1

Copyright	CMG Party	TX #
Enrollment-Hot-Line credit card protection: TM 115.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-026

Hot-Line change of billing from major purchase card to MC/Visa: letter	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-027

Announcing an additional valuable protection and the termination of the introduction period	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-028

J C Penney, “Here is your tax guide”: slip	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-029

Sunmark Industries H-L/E A T $100, 6 months free renewal letter	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-030

Reminder-if you haven’t done so already, complete the enclosed credit card registration form and return it to us right away.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-031

Hot-Line reminder letter: code no. L562	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-032

Your six month free credit card protection services are now in effect.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-033

Bank hot-line renewal letter	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-034

Hot-Line renewal letter: code no. L534S	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-035

J C Penney 1981 “Everyone’s money book,” mini-file & tax guide-welcome letter: code no. MF-208	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-036

J C Penney 198] mini-file, tax guide welcome letter: code no.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-037

Conoco Hot-Line reminder letter: code no. L559	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-038

J C Penney mini-file/ “Your income tax” card: code no. MF109	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	753-039

Your credit card protection services arc now in effect, they could save you time, money and aggravation: so please follow these important instructions.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	763-016

An Important announcement to all Pizitz cardholders.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-188

7-1

Copyright	CMG Party	TX #
A SI .00 check is enclosed. Deposit or cash it at your bank. It’s a real, live check.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-189

An Important announcement to Conoco credit card customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-190

An Important announcement to all Texaco travel card customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-191

The DateMinder calendar.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-192

Hot-line credit card protection program.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-193

Handbook of credit card protection services.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-194

Handbook of credit card protection services.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-195

Our way of saying “Thanks”	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-196

An Important announcement to all G. Fox cardholders.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-197

Handbook of credit card protection services.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-198

Sunoco Guinness/World almanac combination solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-199

An Important announcement to all Kaufmann’s cardholders.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-200

Michigan Bankcard 6 months free Hot-Line solo: code no. 3169	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-201

Master Charge is becoming MasterCard: please read this important announcement carefully code no. 3186	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-202

Gulf $1.00 check, 6 months free Hot-Line solo: code no. 3167	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-203

Here is your new MasterCard: please read this important announcement carefully: code no. 3185	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-204

7-1

Copyright	CMG Party	TX #
An Important announcement to all O’Neil’s charge customers: code no. 1081-3368	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-205

An Important announcement to all O’Neil’s charge customers: code no. 3191	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-206

Texaco mid-year calendar announcement	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-207

Shell Hot-Line with emergency airline tickets-$15./year, $39./3 year solo: code no. 781-3205	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-208

National Car Rental: enroll in Hot-Line now for as little as $12 and get a calculator worth $15, free: Code no. 681-3261	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-209

May Company, Guinness with reference service insert: code no. 681-3258	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-210

Arco Hot-Line with emergency airline ticket & free calculator: code no. 681 -3200	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-2! 1

An Important announcement to all Jordan Marsh cardholders: code no. 2026A	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-212

An Important announcement to all our cardholders: code no. 581-3228	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-213

Handbook of credit card protection services: important notice code no. 781-3206	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-214

Free credit card calculator just for giving Hot-Line a try: National Car Rental: code no. 681-3217	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-215

J C Penney, Guinness with reminder service billing slip code no. 38 81-3 1131	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-216

Mobil appointment book renewal with reminder service: code no. A223	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-217

Get an 80-page 1982 pocket diary’ absolutely free just for examining the annual companion appointment book or calendar: code no. 781-3308	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-218

Shell calendar renewal with reminder service at $9.95 & $1.95 solo: code no. D136	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-219

Gulf calendar renewal with reminder service: code no. D133	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-220

7-1

Copyright	CMG Party	TX #
Texaco calendar renewal with reminder service at $9.95 & $1.95: code no. D133	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-221

Taste 3 slices of one of the world’s finest tasting fruitcakes, free Gulf code no. 3416D	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-222

An Important announcement to all our cardholders: Pizitz: code no. 581-3226	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-223

Get an 80-page 1982 pocket diary absolutely free just for examining the annual companion appointment book or calendar: code no. 781-3309	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-224

Citibank protection plus with emergency airline tickets solo: code no. 681-3262	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-225

An Important announcement to all Pomeroy’s cardholders	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-226

An Important announcement to all Citibank cardmembers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-227

Gulf $2.99 world almanac with reference service solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-333

Gulf calendar/appointment book combo with reminder service solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-712

North Carolina National Bank, 6 months free with E A T solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-713

J C Penney, buy appointment book, get pocket planner free	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-714

Strouss Hot-Line “take one” with dateminder service	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	798-715

2 free gifts for our credit card customers, for active accounts only: code no. 3391	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-532

Taste 3 slices of one of the world’s finest tasting fruitcakes: code no. 2234	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-533

An Important announcement to our cardholders: code no. 3397	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-534

2 free gifts for our credit card customers, for active accounts only: code no. 3440	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-535

7-1

Copyright	CMG Party	TX #
J C Penney important gift certificate enclosed: code no. 3234	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-536

Visa, apply now and get a valuable service free for 6 months: Code no. 3404	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-537

2 free gifts for our charge card customers, for our customers only: code no. 3449	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-538

An Important announcement to all Howlands cardholders . code no. 3457	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-539

An Important announcement to all Steinbach cardholders code no. 3458	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-540

This distinctive 24 inches X 37 inches plastic-laminated 1982 DateMinder calendar, a $9.95 value: Code no. 3433-3	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-541

The New 1982 DateMinder calendar: Code no. D134	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-542

The New 1982 DateMinder calendar: Code no. D139	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-543

Taste 3 slices of one of the world’s finest tasting fruitcakes, free . Code no. 2201	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-544

Free credit card calculator (a $15.00 value) for active accounts only: code no. 3371	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-545

The New special edition 1982, Guinness book of world records: Code no. GM204	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-546

Free The World almanac and book of facts . code number 3439	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-547

2 free gifts for our credit card customers, for active accounts only: code no. 3385	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-548

Free Guinness book of world records: code no. 3436	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-549

2 free gifts for Gulf credit card customers, for active accounts only: code no. 3333	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-550

Free 1982 appointment book: code no. 3428	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-551

7-1

Copyright	CMG Party	TX #
The New special edition 1982 World Almanac and book of facts: Code no. WM20I	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-552

Your N H P A membership is now in effect: code no. FH678	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-553

J C Penney calendar &/or appointment book solo with reminder service: code no. 3197	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-554

J C Penney 1982 appointment book and matching 1982 pocket diary, worth $12.95 free: Code no 3328	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-555

Arco renewal letter, 6 months free with E.A T: code no L542	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-556

Gulf calendar renewal with reminder service (code no. DI33)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-557

Citibank Protection Plus new member letter: code no. L578	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-558

The New 1982 personal appointment book: code no. A225	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-559

Texaco renewal letter with $100 cash: code no. L579	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-560

2 free gifts for our charge card customers, for our customers only: code no. 3450	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-561

Free 1982 appointment book: code no. 3426	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-562

Thalhimer’s hot-line solo, 3 year lifetime with free calculator: code no. 3375	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-563

Personal household inventory: code FH682	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	839-564

Lerner Hot-Line solo, 6 months free: (code no. 3480)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	848-832

May Cohen’s 6 months free Hot-Line solo: (code no. 3468)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	848-833

Two gifts from Sears: a gold-color embossed 1982 deluxe appointment book and a plastic-laminated 1982 DateMinder calendar—just return the enclosed gift certificate to reserve yours	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-876

7-1

Copyright	CMG Party	TX #
Free Pay only $2.99 for handling, postage, and reference service. This hardcover 704-page 1982 special edition Guinness book of world records.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-877

Gulf world almanac apology postcard (1981 book): (code no. WL304)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-878

The New special edition 1982 World Almanac and book of facts: 80% updated	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-879

Absolutely free A service to protect you when any of your credit cards are lost or stolen. A $12.00 annual value, yours absolutely free for the next six months	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-880

Free from Steinbach Pay only $2.99 each for postage, handling, and Datemindcr reminder service.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-881

An Important announcement to all Gimbels cardholders—introducing free A service to protect you if your Gimbels card (or any other credit card you carry) are sic lost or stolen. A $12.00 annual value, yours at no cost for the next six months.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-882

Deposit or cash the enclosed $ 1.00 check at your bank. It’s a real, live check	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-883

Get a free credit card calculator, just for enrolling in Hot-Line on a no-risk 1 year trial.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-884

An Important announcement to all Gimbels cardholders—absolutely free A service to protect you when any of your credit cards are lost or stolen. A $12.00 annual value, yours absolutely free for the next six months	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-885

Deposit or cash the enclosed $1.00 check at your bank. It’s a real, live check	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-886

Deposit or cash the enclosed $1.00 check at your bank. It’s a real, live check	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-887

Free from Gulf Pay only $2.99 for postage, handling, and reference service. The hardcover 1982 special edition Guinness book of world records (a $10.95 value)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-888

Taste 3 slices of one of the world’s finest tasting fruitcakes, free	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-889

7-1

Copyright	CMG Party	TX #
An Important announcement to all Gimbels cardholdcrs—absolutely free A service to protect you when any of your credit cards are lost or stolen. A $12.00 annual value, yours absolutely free for the next six months	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-890

An Important announcement to all cardholders- introducing free A service to protect you if your Frederick & Nelson card (or any other credit card you carry) are sic lost or stolen. A $12.00 annual value, yours at no cost for the next six months.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-891

An Important announcement to all Michigan Bankard cardholders–absolutely free A service to protect you if your Visa, MasterCard, or any of your other credit cards are lost or stolen. A $12.00 annual value, yours absolutely free for the next six months	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-892

Visa, apply now and get a valuable service free for 6 months	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-893

Arco Hot-Line w/emergency airline tickets, $12, solo: (code no. 3379)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-894

An Important announcement to all Strouss cardholders- introducing free A service to protect you if your Strouss card (or any other credit cards you carry) are lost or stolen. A $12.00 annual value, yours at no cost for the next six months.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-895

An Important announcement to all cardholders-introducing free A service to protect you if your Visa/MasterCard cards (or any other credit cards you carry) are lost or stolen. A $12.00 annual value, yours at no cost for the next six months.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-896

An Important announcement to J C Penney credit card customers. Try it free of charge for the next six months, then decide. A service to protect you if your new J C Penney card or any of your other credit cards are lost or stolen. A $12.00 annual value , yours absolutely free for the next six months	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-897

Want instant Strouss credit? It’s in your cards	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-898

Do you carry any one or more of the credit cards shown on these “stamps?” If so, you qualify for free Hot-Line protection.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-899

An Important announcement to our cardholders. Absolutely free Important credit card protection from the Hot-Line Credit Card Bureau of America. A $12.00 annual value, yours at no cost whatsoever for the next six months	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-900

7-1

Copyright	CMG Party	TX #
Deposit or cash the enclosed $1.00 check at your bank. It’s a real, live check	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-901

Free Credit card calculator	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-902

Handbook of credit card protection services.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-903

Free credit card calculator (a $15.00 value)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-904

Free Pay only $2.99 for postage, handling, and reference service.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-905

Try Hot-Line at no cost for 30 days and get a calculator worth $15, free	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-906

Free of charge Return the enclosed certificate and become eligible for a valuable service.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-907

Landmark Union Trust Hot-Line solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-908

2 free gifts for our credit card customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-909

2 free gifts for Gulf credit card customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-910

Yes send me $1.00.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-911

Change of address service: please examine carefully.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-912

We’ll pay you $ 1.00 to protect your credit cards free for the next six months.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-913

Free This distinctive 24” X 37” plastic-laminated 1982 DateMinder calendar, a $9.95 value.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-914

Your 1982 “mini-file” household organizer is on reserve and ready for shipment.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-915

The New special edition 1982 Guinness book of world records	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	S 52-916

7-1

Copyright	CMG Party	TX #
2 free gifts for Howlands charge card customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-917

2 free gifts for Steinbach charge card customers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-918

Rainier National Bank 6 months free solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-919

The New special edition 1982 World Almanac and book of facts	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-920

Protection plus from Citibank protects all your bank credit cards, department store cards, gas cards, and travel cards.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-921

An Important announcement to all Loveman’s cardholders	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-922

Announcing an additional valuable benefit: you become eligible for the emergency airline ticket service when your membership is continued for another year	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-923

Your six months free credit card protection services arc now in effect	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-924

Here is the fruitcake you ordered.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-925

Dear hot-line customer, enclosed is your free credit card calculator	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-926

Yours for $1 plus $1.95 for postage (plus tax if any) and reminder service.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-927

An Important announcement to all Charming Shoppes cardholders.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-928

Handbook of credit card protection services: important notice.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-929

An Important announcement to all cardholders.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-930

Deposit or cash the enclosed $1.00 check at your bank. It’s a real, live check	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	852-931

Open a Hecht’s charge account now.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	857-856

7-1

Copyright	CMG Party	TX #
1982 Guinness book of world records	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	861-453

Howland Guinness/almanac combo solo @ $2.99 with reference service	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	880-216

Deposit or cash the enclosed $1.00 check at your bank. It’s a real, live check	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	880-217

The New special edition 1982 Guinness book of world records.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	880-218

Sears Guinness & almanac combo solo (code number 2409)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	914-247

N H P A member handbook: details on your N H P A membership services, how they work, and how to use them.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	920-471

Try Hot-Line at no cost for 30 days and get a gift credit card calculator (worth $15.00)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	920-472

Free A service to protect you if your Kaufmann’s credit card (or any other credit cards you carry) arc lost or stolen.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	920-473

Arco customer satisfaction card for calendar	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	920-474

Liberty House free appointment book w/Hot-Line, solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	920-475

Shell V I. P. renewal letter	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	920-476

J C Penney CCRS Bangtail	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	920-477

Important notice regarding your free calculator.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	920-478

The DateMinder calendar & deluxe appointment book.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	920-479

Two great books worth $20.90, yours for just $1.00 each.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	924-281

Absolutely free This handsome 71/2“x91/4” deluxe 1982 appointment book (A $9.95 value)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	924-282

7-1

Copyright	CMG Party	TX #
Get this beautiful globe of the earth free	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	924-283

Appointment book worth $9.95 free	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	924-284

Want additional copies? Return this card.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	924-285

The New 1982 personal appointment book.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	924-286

Here is the free fruitcake sampler you ordered.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	924-287

The New 1982 deluxe appointment book.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	924-288

Texaco-change of address.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	924-289

Arco Guinness/almanac solo with reference service (code no. 3446)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	925-295

May Cohen’s for your greater shopping convenience, “put us in your pocket,” open a charge account.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	960-877

Texaco inactive solo	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	960-888

Hot-Line V. I. P. member handbook.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	961-718

J C Penney Guinness/World almanac combo billing insert	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	961-719

Share Hot-Line with a friend	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	961-720

Important information	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	961-721

Arco magazine registration form.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	961-722

Credit card protection in force: respond now to avoid expiration.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	961-723

7-1

Copyright	CMG Party	TX #
Notice of annual meeting of shareholders to be held April 19, 1982.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	961-724

Shell hot-line insert with free calculator ; code no. 3549.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	961-985

Think of your credit cards as cash. Start protecting them absolutely free.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	968-754

Emergency medical card protection plan / W. M. Stalcup.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	969-861

Lowe’s free Guinness/almanac or calculator offer insert with sales slip.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-009-449

Shell V. I. P. Hot-Line data mailer: code no. 3692.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-014-322

1 C Penney credit card registration service solo with free calculator.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-014-346

J C Penney C C R S free key tag solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-014-347

Union Hot-Line solo, with free calculator.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-014-348

May Company take-one application.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-014-349

Gulf calendar/appointment book $1 check solo, 1983.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-032-211

Gulf buy calendar get 1983 A. B. free solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-032-212

Shell Western Union Hot-Line V. I. P. solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-032-213

Burdines Hot-Line insert with free calculator	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-032-214

Kroger Hot-Line take-one application.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-032-215

Steinbach 1983 Guin/almanac/cal/A B/M-F & T G insert.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-032-216

7-1

Copyright	CMG Party	TX #
J C Penney 4-way product merchandise insert.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-032-217

Shell 1983 5-way traditional solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-032-218

Shell V. 1. P. Hot-Line solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-032-219

Shell Hot-Line V. I. P. lead generator insert, 2-panel.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-032-220

J. C. Penney $3, check up-front, J. C. P./CCRS.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-037-350

Diners Club International-$1.00 check, 6 months free hot-line insert: (code no. 3733C)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-054-440

J C Penney 1983 appointment book renewal: code no. S folio, A257, envelope. AE 420.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-070-563

Pizitz credit card application, hot-line: code no. 3687.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-070-564

Direct N H P A hot-line $3.00 check solo: code no. 3626.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-070-565

Michigan National Bank hot-line insert: code no. 3562.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-070-571

Famous-Bair take one application ; code no, 3604.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-070-572

Texaco inactive Hot-Line solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-071-062

Burdines hot-line bangtail, 3 year/lifetime.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-075-538

Texaco Cal/Guin/W.A/MF & TG 4-way broadside solo, 1983.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-077-677

Direct hot-line $3 check solo, free N H P A (code number 3624)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-077-689

J C Penney C C R S plastic I.D. card solo (code number 3523)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-077-690

7-1

Copyright	CMG Party	TX #
Chase Manhattan hot-line/N H P A with free calculator, solo combo (code number 3597)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-077-691

Burdines Hot-Line card carrier with/free calculator: code no. 3611.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-078-057

We invite you to open a Burdines charge account.	SafeCard Services. Inc. 1983 (code no. 3647) SafeCard Services, Inc.	1-081-175

J C Penney CCRS w/free Guinness book solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-085-978

Shell V. I. P. Hot-Line lead generator insert, 1 panel.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-101-674

Gulf 5-way $1. Check solo, 1983.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-101-675

1983 proxy statement, SafeCard Services, Inc.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-130-635

J C Penney CCRS renewal kit: letter no. L641, return envelope, stickers, brochure, registration form no. C233.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-131-313

Bank of America hot-line fulfillment solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-138-832

Diners Club H-L $1. Check solo: code no. 3726.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-146-803

Burdines Hot-Line bangtail: code no. 3776.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-146-804

G. Fox Hot-Line bangtail: code no. 3664.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-146-805

Shell H-L solo: code no. 3835.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-146-806

Burdines Hot-Line credit card application: code no. 3844.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-146-807

Diners Club H-L V. 1. P. SI. Check solo: code no. 3794E.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-146-808

Famous Barr Hot-Line credit card application.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-165-332

7-1

Copyright	CMG Party	TX #
Henco hot-line leaflet (code number 39040C)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-190-546

Landmark long distance telephone service solo (code no. 3934).	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-190-654

Mobil hot-line 12 months free solo (code no. 3933)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-190-655

Gulf Guinness 1983 renewal.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-196-091

Texaco 1983 calendar renewal.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-196-092

Amoco hot-line N H P A $1 check solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-196-093

Texaco almanac renewal solo 1983.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-196-094

Direct renewal, 5-way, cal./A. B./Guinn-Alm/M F/T G, 1983.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-196-095

Direct hot-line lead generator solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-196-096

N H P A new member kit.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-196-097

Hot-line up-front new member kit	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-196-098

Kroger take -one application.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-196-099

Burdines hot-line “free for all” solicitation letter.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-196-100

May D & F	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-198-102

Gimbels 6 months free insert.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-198-867

Firestone $1. check insert.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	I-199-326

7-1

Copyright	CMG Party	TX #
Cain-Sloan hot-line insert: code no. 3925.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-199-339

American Express fee increase announcement.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-199-398

American Express new member letter / David B. Hill.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-199-522

Lazarus Hot-Line remittance envelope.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-201-137

Burdines Hot-Line datamailer.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-201-138

American Express conversion package: code no. C227.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-202-236

Shell Hot-line change of address solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-423-341

Freedom card center family legal guardian $6./month solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-423-342

Family legal guardian membership credentials packet.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-423-343

Texaco Hot-line $1. for 6 months security data mailer.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-423-344

Lazarus Hot-line $12./$27. mini mailer.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-423-345

Wells Fargo Bank hot-line new benefits data mailer.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-460-032

Western Auto hot-line free to all: insert & stickers.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-505-433

Maas Brothers Hot-Line 1 B M-style solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1 -529-629

Choice card hot-line solo: (Code no. 4356)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-537-757

Lazarus Family Legal Guardian multi-choice billing solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-554-411

7-1

Copyright	CMG Party	TX #
Lowe’s Legal Guardian brochure: code no. LG-101.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-557-560

Four great products for 1986 worth $54.80, yours for just $2 each	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-654-213

Four great products for 1986 worth $54.80, yours for just $3 each	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-659-922

Four great products for 1986 worth $54.80, yours for just $2 each: introductory offer.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-660-986

Four great products for 1986 worth $61.80, yours for just $2 superscript* each	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-686-877

J C Penney hot-line jumbo solo: 4393.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-786-529

Weinstocks V. I. P. card solo: $40./yr. fee card with hot-line 4614.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-812-732

May Cohens hot-line for $6.00 billed semiannually: I B	SafeCard Services, Inc. 4388.	1-818-630

Shell law plan $10/month cartoon solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-963-799

Shell law plan $1/lst mo.($10/mo.) cartoon solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-963-800

Shell law plan: $1./mo. ($10.mo ) 4 color solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-963-801

Pro Plus cross-sell to insurance buyers script $36./$12.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-976-214

Pro Plus change of address script $36./$12.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-976-216

Pro Plus new accounts script $36./$12.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-976-217

Pro Plus free to all follow up script $36./$12.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-976-219

Pro Plus life time to new accounts (with 3 year fall back) script $99./$36.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-976-220

Law Plan script $72./year.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-976-22!

7-1

Copyright	CMG Party	TX #
Pro Plus life time upgrade to 3 year members script $99.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-976-222

Pro plus life time with 3 year fall back script $99 /536.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	1-980-153

SafeCard script Choice card change of address $36/$12.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-017-169

Firestone LawPlan $l./lst month (510.) insert-LG155.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-017-615

Citibank lawplan $10./month data mailer LG158.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-018-907

Citibank lawplan $1./1st month (510.) data mailer LG158.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-018-908

Citibank lawPlan $10,/month document solo, LG156.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-020-516

Texaco star member card fee card solo: 4919.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-020-971

NHPA cross-sell to Pro Plus members script $45./$15.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-022-392

SafeCard approved script. Chase F T A $36/$12.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-034-956

SafeCard script LawPlan $10 per month.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-034-957

The Broadway Gold Key Club with hot-line solo: 4955.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-069-022

Texaco star member card preapproved $20 year data mailer, $142.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-073-799

Bank of America home protection with child fund data Mailer-5217.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-118-424

Bank of America home protection solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-128-200

J. C. Penney hot-line plus sweepstake solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-128-71!

7-1

Copyright	CMG Party	TX #
Sears SureCard $4.99/basic, $12/1 year. $27/3 year datamailer-$193.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-129-397

Sears free to all SureCard solo: 5192.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-132-299

Shell 1988 merchandise insert with personalized initials: 5265.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-132-809

J C Penney hot-line $12.00, hot-line plus $29.00, national home protection $24.00 solo: 504B.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-134-410

Bank of America home protection kit.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-140-518

J C Penney hot-line plus combo price solo-5048.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-156-379

Announcing four quality products for 1988.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-156-519

Generic bank TraveLine insert $19.95 per year: no. 5351.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-161-351

Sears SureCard membership kit.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-161-352

J C Penney hot-line plus membership kit.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-167-797

J C Penney lawplan $10/month 4-color sticker solo LG166.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-177-995

Barclays Bank (CA) TraveLine insert: $348.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-214-264

Shell Tax Watch with tax guide solo-5267.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-216-505

Citibank protection plus check solo: 5119.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-227-069

May D & F preapproved hot-line membercard solo 5041.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-227-070

J C Penney preapproved hot-line insert 5367.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-227-071

7-1

Copyright	CMG Party	TX #
Traveline membership credentials kit	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-282-806

Jordan Marsh (Bos) hot-line security data mailer: 5182.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-289-040

TaxWatch membership materials.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-290-280

Amoco law plan ultra consumer data mailer: LC212.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-294-210

Commercial federal/traveline no. 39 member fulfillment kit/packet code 307.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-425-776

Pomperoy’s/address verification/data mailer/code number 5427.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-436-853

Shell photo album/solo: no. 5586.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-451-002

O’Neil’s Credit memo/solo.: no. 5428.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-451-003

Generic/traveliner/newsletter.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-451-004

Carte/Blanche/free-to-al! holiday insert/number 5652.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-494-967

J C Penney Arthur Anderson tax watch w/tax guide solo: no. 5570	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-495-078:

The Credit Card Registration Service new member welcome letter.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-495-163

Firestone authorization data mailer: no. 5665.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-520-847

Credit-line fulfillment kit	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-533-202

Customer service operational package.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-533-203

Firestone creditline 4-color solo: no. 5666, $29/yr.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-578-029

7-1

Copyright	CMG Party	TX #
Firestone creditline kraft solo: no. 5667, $29/yr.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-578-030

Firestone credit summary data mailer: no. 5664, $29/yr.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-578-031

Sterns credit card carrier solo: no. 5899: $12/year.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-605-212

Jordan Marsh (Bos) hot-line reply-o-gram solo: 5854.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-611-643

Unocal V. I. P. cardmembership solo: 5303.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-611-644

Phillips 66 executive card, 5959, $25/year solo.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-612-538

Unocal V. 1. P. membership kit.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-617-915

Phillips 66 executive card membership kit.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-617-916

The Broadway gold key club membership kit.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-642-065

Texaco star member card: membership guide.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-642-066

J. Byrons plus card membership kit.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-642-067

Weinstocks V 1 P membership kit.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-642-068

Proposal for Phillips 66 Company / presented by Steve J. Halinos.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-662-132

Warranty plus membership kit.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-662-133

Creditline membership kit.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-662-135

Texaco warranty plus Kanter solo: $19/year.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-662-227

7-1

Copyright	CMG Party	TX #
Texaco warranty plus datamailer: $29/year.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-662-228

Quarterly report under section 13 or 15(d) of the Securities Exchange Act of 1934.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-662-229

Texaco warranty plus Kanter solo-529/year.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-723-406

Quarterly report under Section 13 or 15(d) of the Securities Exchange Act of 1934: form 10-Q.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-815-174

Shell select membership kit.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-824-738

CreditGuard membership guide.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-830-117

Union Privilege Travel Plus Club membership documents.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-834-597

Better deal Union Privilege Travel Plus 6x9 solo, 6 months free: no. 6146.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-834-598

Better deal Union Privilege Travel Plus Club datamailer: no. 6142.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-834-599

Better deal Union Privilege Travel Plus Club credit voucher solo: no. 6138.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-834-600

Spiegel plus card membership kit.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-834-601

Spiegel plus card membership solo-no. 6026, $15/year	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-834-674

Spiegel plus card membership solo-no. 6027, $20/year	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-834-675

Form 10-Q quarterly report under Section 13 or 15(d) of the Securities Exchange Act of 1934.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-869-201

Shell creditline/hot-line (combo) authorization data mailer: $39/year, 6474.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-881-078

Shell creditline/hot-line (combo) authorization data mailer: $39/year, 6397.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	2-881-079

7-1

Copyright	CMG Party	TX #
Form 10-Q quarterly report under Section 13 or 15(d) of the Securities Exchange Act of 1934.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	2-907-875

Creditline/hot-line membership kit.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	2-911-580

Creditline personal credit biography of John Q. Consumer.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	2-912-773

Shell safecheck membership kit.	Trilegiant Corporation (f/k/a SafeCard Services, Inc.)	3-063-027

Form 10-Q quarterly report under section 13 or 15(d) of the Securities Exchange Act of 1934,	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-118-236

May Company.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-145-370

JC Penney HL insert . 6828.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-152-573

Shell select solo-$20./year (6544), 9/13/91 B.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-156-590

CreditLine credit monitoring service plus.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-183-204

CreditLine personal credit biography of John Q Consumer.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-183-205

Shell safecheck datamailer—6 months free-S 12/year thereafter: no. 6584	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-429-357

Shell safecheck datamailer.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-431-183

Shell safecheck datamailer: 52.00 introductory offer + 1.95 S & H for 3 months, $1 2/year thereafter: 6583.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-431-258

Shell safecheck datamailer—$10/year.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-431-290

Mobil creditline w/early warning/3 mos. free-datamailer: 7613.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-558-751

Mobil creditline w/early warning: $29/yr-datamailer: 7614.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-558-752

Texaco free-to-all insert 3 months free: Hot-Line/creditline combo: 7644.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-558-753

7-1

Copyright	CMG Party	TX #
Texaco free-to-all follow-up datamailer: Hot-Line/creditline combo $39: 7645	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-558-754

Spiegel sweepstakes solo $20/yr fee card	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-677-371

Texaco merch. super stamp solo (7625)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-677-372

BP horizon solo $25/yr fee card (7655)	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-677-373

BP Horizon fulfillment kit (packet 345	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-677-374

Spiegel plus fulfillment kit (packet 356	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	3-677-375

Immediate reply requested. Please answer the questions inside regarding your account.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-138-223

Newport News plus card “call in to win” sweepstakes	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-215-748

Phillips 66 hot-line “4 pennies a day solo”-job 9042	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-215-749

Exxon hot-line “security system” solo-job 9270	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-215-750

Citibank Protection Plus “$15 for 15 months” datamailer-job 9114	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-215-752

Phillips 66 executive card “test drive” solo package- j ob/8949	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-221-904

Quick Where’s your wallet?	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-221-905

Mobil Hot-Line Welcome DataMailer: job no. 9099	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-221-980

Amoco hot-line datamailer: job no. 9229	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-222-049

Mobil creditline welcome with early warning datamailer: job no. 9096	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-222-050

7-1

Copyright	CMG Party	TX #
If your wallet was lost or stolen, which would you rather pay?	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-233-470

A pop quiz from Lane Bryant.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-233474

Hot-Line: the convenience and security continue.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-242-667

Hot-Line: don’t let your security lapse.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-242-668

Spiegel plus lifestyle solo: job 9006	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-247-152

Spiceel plus Q&A solo: job no. 9005	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-247-153

Hot-Line Credit Card Bureau of America: don’t let your security lapse.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-248-934

SafeCard	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-248-935

Hot-Line.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-248-936

Hot-Line new member.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-248-937

Hot-Line like the 13 million Hot-Line members you have just joined.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	4-248-938

Protection Plus financial report: v. 11, no. 3, Sept. 1983.	Trilegiant Corporation (f/k/a SafeCard Services, Inc. d.b.a. Hot-Line Credit Card Bureau of America)	145-320

RESERVATIONS-REWARDS,.	Webloyalty.com, Inc.	5-597-242 6-119-965

RESERVATION REWARDS, NO-CARD ON FILE. BY WEBLOYALTY.COM, INC.	Webloyalty.com, Inc.	6-119-965

TRAVEL VALUES PLUS.	Webloyalty.com, Inc.	5-597-243

RESERVATION REWARDS “COF” : COUPON.	Webloyalty.com, Inc.	5-842-219

	Webloyalty.com, Inc.	6-119-969

7-1

Copyright	CMG Party	TX #
RESERVATION REWARDS “COF” : FUN PAGE.	Webloyalty.com, Inc.	5-899-393

RESERVATION REWARDS “COF”, FUN PAGE. BY WEBLOYALTY.COM, INC.	Webloyalty.com, Inc.	6-119-966

WALLET SHIELD.	Webloyalty.com, Inc.	5-945-648 6-119-970

WALLET SHIELD “COF” COUPON. BY WEBLOYALTY.COM, INC.	Webloyalty.com, Inc.	6-119-970

SPECIAL OFFER BANNER.	Webloyalty.com, Inc.	5-875-671

STRETCH.	Webloyalty.com, Inc.	1-271-345

RESERVATIONS REWARDS COF POST BUY SURVEY.	Webloyalty.com, Inc.	5-953-483

RESERVATION REWARDS COF POST BUY SURVEY. BY WEBLOYALTY.COM, INC.	Webloyalty.com, Inc.	6-119-964

TRAVEL VALUES PLUS.	Webloyalty.com, Inc.	5-996-134

TRAVEL VALUES PLUS “COF”, PRE-CONFIRMATION LONG SCROLL. BY WEBLOYALTY.COM, INC.	Webloyalty.com, Inc.	6-119-982

TRAVEL VALUES PLUS.	Webloyalty.com, Inc.	5-996-135

TRAVEL VALUES PLUS “COF”, POST BUY COUPON. BY WEBLOYALTY.COM, INC.	Webloyalty.com, Inc.	6-119-978

BUYER ASSURANCE.	Webloyalty.com, Inc.	5-996-127

BUYER ASSURANCE COF COUPON BEST PRICE GUARANTEE. BY WEBLOYALTY.COM, INC.	Webloyalty.com, Inc.	6-119-973

7-1

Copyright	CMG Party	TX #
BUYER ASSURANCE.	Webloyalty.com, Inc.	5-996-128

BUYER ASSURANCE COF, COUPON. BY WEBLOYALTY.COM, INC.	Webloyalty.com, Inc.	6-119-972

BUYER ASSURANCE.	Webloyalty.com, Inc.	5-996-133

BUYER ASSURANCE COF, COUPON LOGOS. BY WEBLOYALTY.COM, INC.	Webloyalty.com, Inc.	6-119-977

BANNER CASH BACK.	Webloyalty.com, Inc.	5-996-126

RESERVATION REWARDS.	Webloyalty.com, Inc.	5-996-129

RESERVATION REWARDS NON-COF, POST BUY COUPON. BY WEBLOYALTY.COM, INC.	Webloyalty.com, Inc.	6-119-971

BUYER ASSURANCE.	Webloyalty.com, Inc.	5-996-130

BUYER ASSURANCE NON-COF. BY WEBLOYALTY.COM, INC.	Webloyalty.com, Inc.	6-119-975

WALLET SHIELD.	Webloyalty.com, Inc.	5-996-131

WALLET SHIELD NON-COF COUPON. BY WEBLOYALTY.COM, INC.	Webloyalty.com, Inc.	6-119-974

RESERVATION REWARDS SPECIAL REWARD BANNER	Webloyalty.com, Inc.	5-996-132

RESERVATIONS REWARDS.	Webloyalty.com, Inc.	5-984-142

RR COF POST BUY COUPON—MCG. BY WEBLOYALTY.COM, INC.	Webloyalty.com, Inc.	6-119-967

SHOPPER DISCOUNTS & REWARDS.	Webloyalty.com, Inc.	6-069-346

7-1

Copyright	CMG Party	TX #
SHOPPER DISCOUNTS AND REWARDS, COF, COUPON. BY WEBLOYALTY.COM, INC.	Webloyalty.com, Inc.	6-199-968

SHOPPER NON-COF : TOP COUPON.	Webloyalty.com, Inc.	6-215-673

SHOPPER-NON COF : MIDDLE COUPON.	Webloyalty.com, Inc.	6-215-674

RR COF POST BUY COUPON — MCG	Webloyalty.com, Inc.	6-080-093

RR COF POST BUY COUPON—MCG. BY WEBLOYALTY.COM, INC.	Webloyalty.com, Inc.	6-119-976

RR NON-COF COUPON 2ES	Webloyalty.com, Inc.	6-080-091

RR COF COUPON 2ES. BY WEBLOYALTY.COM, INC.	Webloyalty.com, Inc.	6-119-979

SDR COF, POST BUY COUPON —CE	Webloyalty.com, Inc.	6-080-092

SDR COF, POST BUY COUPON—CE. BY WEBLOYALTY.COM, INC.	Webloyalty.com, Inc.	6-119-981

RR NON-COF COUPON CE.	Webloyalty.com, Inc.	6-080-090

RR NON-COF COUPON—CE. BY WEBLOYALTY.COM, INC.	Webloyalty.com, Inc.	6-119-980

RESERVATION REWARDS COF-2004 CONTROL	Webloyalty.com, Inc.	6-154-528

RESERVATION REWARDS COF, POST BUY SHORT SELL	Webloyalty.com, Inc.	6-240-950

RESERVATION REWARDS COF, POST BUY COUPON WITH CALL TO ACTION	Webloyalty.com, Inc.	6-267-396

RESERVATION REWARDS COF, POST BUY 3 PHOTO (“UPSCALE”)	Webloyalty.com, Inc.	6-240-951

RESERVATION REWARDS COF, POST BUY COUPON WITH ALTERNATE BILLING OPTION : FIELDS FOR CONSUMER SIGN UP DATA SHOWN ON SELL PAGE.	Webloyalty.com, Inc.	6-240-948

7-1

Copyright	CMG Party	TX #
RESERVATION REWARDS COF, POST BUY COUPON WITH ALTERNATE BILLING OPTION : TO PASS DATA PRECHECKED.	Webloyalty.com, Inc.	6-240-949

RESERVATION REWARDS THINGS TO BUY (TTB)	Webloyalty.com, Inc.	6-359-101

DISTINCTIVE PRIVILEGES	Webloyalty.com, Inc.	6-359-102

RR COF File Folder	Webloyalty.com, Inc.	6-412-254

Short RR Bill COF	Webloyalty.com, Inc.	6-412-255

Short RR—Coupon COF	Webloyalty.com, Inc.	6-412-256

CREATE YOUR OWN COUPON	Webloyalty.com, Inc.	6-433-057

RR COUPON	Webloyalty.com, Inc.	6-445-670

CAREER DEGREE SOURCE WEBSITE	Webloyalty.com, Inc.	6-816-886

Patents, Patent Applications and Patent Licenses:

Borrower/Grantor	Title	Filing Date/ Issued Date	Status	Application/ Registration No.
Affinion Net Patents, Inc.	FULLY-INTEGRATED, ON-LINE INTERACTIVE FREQUENCY AND AWARD REDEMPTION PROGRAM Covers electronic Agreen stamp@ system with product and award database and customer account.	12/14/1995 6/30/1998	Expired 12/14/15	08/572,017 5,774,870

7-1

Affinion Net Patents, Inc.

FULLY INTEGRATED ON-LINE INTERACTIVE FREQUENCY AND AWARD REDEMPTION PROGRAM

Covers loyalty program with award point earning via purchases and online redemption with customer interaction through internet web page.

		6/25/1998 12/28/1999	Expired 12/14/15	09/105,227 6,009,412

Affinion Net Patents, Inc.	FULLY INTEGRATED, ON-LINE INTERACTIVE FREQUENCY AND AWARD REDEMPTION PROGRAM Similar to 5,774,870 with display for browsing products and awards in the products/awards databases.	11/12/1999 6/10/2003	Expired 12/14/15	09/441,144 6,578,012

7-1

Affinion Net Patents, Inc.

AN ON-LINE INCENTIVE SYSTEM

On line customer earning activity at merchant website and transferring value to customer in exchange for qualifying earning activity without redirecting customer away from merchant website.

		Granted. Next Annuity Due 10/5/2017; U.S. counterpart abandoned. Expires (5/10/19)	62871/99 (Australia) 758404

Affinion Net Patents, Inc.

AN ON-LINE INCENTIVE SYSTEM

On line customer earning activity at merchant website and transferring value to customer in exchange for qualifying earning activity without redirecting customer away from merchant website.

		Granted. Next Annuity Due 10/5/2017 U.S. counterpart abandoned. Expires (5/10/19)	200003848-9 (Singapore) 74514

Trilegiant Loyalty Solutions, Inc.	TRANSACTION BASED AWARD PROGRAM Determination of qualification for electronic transaction to receive award based on participating merchant information stored in database.	Granted. Next Annuity Due 8/11/2017; U.S. counterpart abandoned. Expires (8/11/20)	70576/00 (Australia) 770512

7-1

Affinion Net Patents, Inc.

A SYSTEM AND METHOD FOR DETERMINING THE LEVEL OF AN AUTHENTICATION REQUIRED FOR REDEEMING A CUSTOMER’S AWARD CREDITS

Determining authentication level required from consumer to redeem awards based on information stored in transaction history database.

			Expired due to Non- Payment of Maintenance Fee 10/28/2016	09/637,387 7,430,520

Affinion Net Patents, Inc.	A SYSTEM AND METHOD FOR DETERMINING THE LEVEL OF AN AUTHENTICATION REQUIRED FOR REDEEMING A CUSTOMER’S AWARD CREDITS Similar to 7,430,520	9/29/2008 8/17/2010	7.5 MFee due: 08/17/2017 Expires (8/11/20)	12/240,363 7,778,868

Affinion Net Patents, Inc.	INTERNET-BASED FREQUENCY AND AWARD REDEMPTION SYSTEM AND METHOD Continuation, similar to 5,774,870	10/31/2007 11/15/2011	Expires (10/13/17)	11/930,519 8,060,404

7-1

Affinion Net Patents, Inc.	INTERNET-BASED FREQUENCY AND AWARD REDEMPTION SYSTEM AND METHOD Continuation, similar to 5,774,870	10/31/2007 12/21/2010	Expires (10/13/17)	11/930,516 7,856,376

Webloyalty.com, Inc.

Method And System For Cross-Marketing Products And Services Over A Distributed Communication Network

This patent is directed to a method and system for cross-marketing products and services to customers of specific merchant web sites on the Internet by a merchant loyalty service provider web site on the Internet. The method/system provides a hyperlink to a merchant loyalty service provider web site from a merchant web site so that customers can access the merchant loyalty service provider web site directly from the merchant web site. The merchant loyalty service provider web site makes loyalty benefit offers to customers of the merchant customer. Loyalty benefit offers are related to the business of the merchant web site to build customer loyalty to the merchant web site.

		03/12/99 06/03/03	Patent Expired due to non- payment of Maintenance Fee Due: 6/03/2015 (instructed not to pay maintenance fee)	09/267,110 6,574,606 B1

7-1

Webloyalty.com, Inc.

Computer-Implemented Apparatus And Method For Generating A Tailored Promotion

This patent relates to apparatus and/or methods used in electronic commerce.

The apparatus is connected to a distributed communication network as well as a consumer information storage system. The consumer information storage contains, amongst other things, a consumer identifier storage system and one or more site identifiers. The site identifiers themselves include, for each site, information pertaining to websites visited by a particular user (associated with a particular user identifier). Additionally, the electronic commerce apparatus receives the activity information, stores the activity information in the consumer information storage, and uses the activity information to create a tailored promotion and to present the tailored promotion to the consumer upon the consumer’s visit to a second website.

One embodiment of the method includes the steps of obtaining information relating to the activity of a consumer when the consumer visits a first website and storing consumer preference information contained in the activity information. Next, a request for a second website is received and a tailored promotion for the consumer from saved preference information is created. The tailored promotion is presented to the consumer at the second website.

	02/28/00 08/25/09	Expires 01/03/27. 7.5 Year Maintenance Fee Due: 02/27/2017	09/514,946 7,580,855

7-1

Webloyalty.com, Inc.

Method And System For Cross-Marketing Products And Services Over A Distributed Communication Network

This patent is a continuation[1] of 6,574,606. Its claims are directed to methods for cross-marketing specific products and services to customers of specific merchant websites over a distributed communication network by a merchant loyalty service provider hosting site.

	05/02/03 04/26/05	Expires 5/09/2019. Waiting Expiration due to non- payment of Maintenance Fee Final Deadline 4/26/2017	10/428,093 6,885,995 B2
Webloyalty.com, Inc.

Autonomous Local Assistant For Managing Business Processes

This patent relates to an agent website that presents a local assistant program download offer on a customer’s computer upon receiving a request from the customer, transmitting a local assistant installation agreement to the customer’s computer, and installing a local assistant upon receipt of the agreement from the customer’s computer system.

	10/25/00 12/06/05	Expires 9/19/2022. 11.5 Year Maintenance Fee Due: 06/07/2017 Acquired from Loyalty Ventures	09/696,558 6,973,478

[1]	A “continuation” application or patent is a patent or application that “claims the benefit of” a prior-filed application. This entitles continuation applications to the same priority date. In general, continuations

7-1

Webloyalty.com, Inc.

Method And System For Modifying And Transmitting Data Between A Portable Computer And A Network

This patent relates to a system that assists a mobile client in interacting with associated computers. The system includes a mobile device (e.g., a PDA), a broker, a mini-server and a personal agent. The mobile device transmits requests, which include identification information and security information, to the mini-server (either directly or through a broker). Public and restricted requests are transmitted to the mini-server, which responds to the requests by providing information accessible through the internet. Private requests are transmitted to the personal agent. Secure connections between the mobile device, broker, mini-server and personal agent are used if required by the security level of the request. The mini-server or personal agent obtains the requested information and formats the requested information according to the requirements of the mobile client identification. The requested information is transmitted to the mobile client in a format which accounts for the visual display limitations of the mobile client.

	02/22/02 04/25/06	Expires 5/17/2022. 11.5 Year Maintenance Fee Due: 10/26/2017 Acquired from Loyalty Ventures	10/082,495 7,035,828

7-1

Webloyalty.com, Inc.

Method And System For Cross-Marketing Products And Services Over A Distributed Communication Network

This patent is a continuation of the 6,574,606 and 6,885,995 applications. Its claims relate to presenting a benefit offer and a benefit award as an incentive to accept the offer. In particular, the claims recite a method/system for cross-marketing a specific product and/or service to a customer of a merchant over a distributed communication network by a merchant loyalty service provider hosting site.

	11/30/04 02/19/08	Expires 6/17/2020. 11.5 Year Maintenance Fee Due: 08/19/2019	10/998,810 7,333,948

7-1

Trademarks, Trademark Applications and Trademark Licenses:

Borrower/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.
AFFINION PUBLISHING, LLC	24 HOUR TRAVEL CENTER	1/21/1994 8/29/1995	RENEWED (REGISTERED) Section 2(F)	74480767 1915479

PROPP CORPORATION	AIRFARECASH ANY AIRLINE-ANY TIME DOMESTIC & INTERNATIONAL DESTINATIONS	3/31/2010 11/9/2010	REGISTERED	85003084 3873268

TRILEGIANT CORPORATION	CARDMILES	9/13/1994 6/11/1996	RENEWED (REGISTERED)	74573138 1980215

AFFINION PUBLISHING, LLC	CLUB 55 PLUS	12/23/1988 9/5/1989	RENEWED (REGISTERED)	73771155 1555068

PROPCO MARKETING	COMPANION PLUS	5/17/2012 1/15/2013	REGISTERED	85627805 4274894

WEBLOYALTY.COM, INC.	COMPLETE · SAVINGS THE ULTIMATE ONLINE SOURCE FOR DEALS & DISCOUNTS PRESENTED BY WEBLOYALTY	7/9/2009 4/6/2010	REGISTERED	77777657 3770453

TRILEGIANT CORPORATION	DATAFROG	11/19/2008 2/1/2011	REGISTERED	77618016 3914778

TRILEGIANT CORPORATION	DATAFROG	11/18/2008 2/1/2011	REGISTERED	77616412 3914774

7-1

TRILEGIANT CORPORATION	GREAT OPTIONS	8/31/2009	REGISTERED LA	608023

TRILEGIANT CORPORATION	HEALTHSAVER	8/31/2009	REGISTERED LA	608020

CONNEXIONS LOYALTY, INC.	LEGAL ASSISTANT	8/11/2005 12/12/2006	REGISTERED	78690536 3183093

LONG TERM PREFERRED CARE INC.	LONG TERM PREFERRED CARE	11/2/1992	RENEWED PA	2145431

LONG TERM PREFERRED CARE, INC.	LONG TERM PREFERRED CARE	11/6/1992	RENEWED KY	10436

LONG TERM PREFERRED CARE, INC.	LONG TERM PREFERRED CARE	11/13/1992	RENEWED TN

AFFINION PUBLISHING, LLC	MANUFACTURERS DISCOUNT CARD	8/26/1993 5/2/1995	RENEWED (REGISTERED) Supplemental Register	74428732 1892838

GLOBAL PROTECTION SOLUTIONS, LLC	NET GAIN LOCAL	2/13/2013	REGISTERED WI

GLOBAL PROTECTION SOLUTIONS, LLC	NETGAIL LOCAL	2/20/2013	REGISTERED AZ	565887

AFFINION PUBLISHING, LLC	PET PRIVILEGES	10/30/1995 12/3/1996	RENEWED (REGISTERED)	75011898 2020611

TRILEGIANT CORPORATION	PRIVACY WATCH	6/21/1995 9/17/1996	RENEWED (REGISTERED)	74691728 2000996

TRILEGIANT CORPORATION	SECUREALL	8/31/2009	REGISTERED LA	608021

AFFINION PUBLISHING, LLC	T TRACEMYID	8/31/2010 3/27/2012	REGISTERED	85119969 4119243

AFFINION PUBLISHING, LLC	T TRACEMYID TAKE CONTROL OF YOUR IDENTITY	8/31/2010 3/27/2012	REGISTERED	85119997 4119244

7-1

TRILEGIANT CORPORATION	TOTAL GUARD	11/25/2008 9/28/2010	REGISTERED	77621291 3854395

AFFINION PUBLISHING, LLC	TOTAL WELLNESS FOR LESS	8/17/2009 11/16/2010	REGISTERED Supplemental Register	77806247 3878252

Trilegiant Corporation	CARDSECURE	8/19/2003 3/12/2008	Registered	1188179 TMA709,352

Trilegiant Corporation	CLEVER CLUBHOUSE	7/24/2003 3/23/2007	Registered	1185541 TMA 684,532

Trilegiant Corporation	DEALS & DESTINATIONS	12/16/2004 5/11/2007	Registered	1242075 TMA687,600

Affinion Publishing LLC	HOTEL SAVINGS NETWORK and Design	11/30/2004 5/8/2008	Registered	1240015 TMA713,859

Trilegiant Corporation	NHPA NATIONAL HOME PROTECTION ALLIANCE and Design	3/7/2005 3/26/2012	Registered	1250421 TMA820630

Trilegiant Corporation	PC SafetyPlus	4/13/2007 7/24/2008	Registered	1340598 TMA719259

Trilegiant Corporation	PC SAFETYPLUS and design Wares	4/13/2007 7/24/2008	Registered	1340597 TMA719253

Affinion Publishing LLC	PRIVACYGUARD	7/25/2003 6/20/2005	Registered	1185810 642565

7-1

Trilegiant Corporation	BREACHSHIELD	6/4/2008 5/14/2009	Registered	6963466 6963466

Trilegiant Corporation	CARD COPS	9/18/2007 1/23/2009	Registered	006286249 006286249

Long Term Preferred Care, Inc.	LONG TERM PREFERRED CARE & Design	12/31/1992 12/31/1992	Registered	X S12348

Connexions Loyalty Travel Solutions LLC	CONNEXIONS LOYALTY & Design	5/8/2015	Filed	303402602AA

Long Term Preferred Care, Inc.	LONG TERM PREFERRED CARE & Design	11/4/1992 11/4/1992	Registered	X S12130

Long Term Preferred Care, Inc.	LONG TERM PREFERRED CARE & Design	11/16/1992 11/16/1992	Registered	X S13288

Trilegiant Corporation	BREACHSHIELD	5/25/2009 5/3/2012	Registered	200905202 265312

Trilegiant Corporation	CARDCOPS	9/19/2007 4/14/2008	Registered	200711088 245356

Trilegiant Corporation	CARD COPS	9/19/2007 6/3/2010	Registered	2007/21383 2007/21383

Trilegiant Corporation	CARD COPS	9/19/2007 6/3/2010	Registered	2007/21384 2007/21384

Trilegiant Corporation	CARD COPS	9/19/2007 6/3/2010	Registered	2007/21385 2007/21385

Trilegiant Corporation	CARD COPS	9/19/2007 6/3/2010	Registered	2007/21386 2007/21386

Trilegiant Corporation	CARD COPS	9/19/2007 6/3/2010	Registered	2007/21387 2007/21387

7-1

Trilegiant Corporation	BREACHSHIELD	5/25/2009 5/25/2009	Registered	55713/2009 589358

Trilegiant Corporation	CARD COPS	9/25/2007 9/19/2008	Registered	60595/2007 576.813

Affinion Publishing LLC	1-800-TEL-TRIP	7/15/1991 7/21/1992	Registered	74/185406 1702163

Affinion Publishing LLC	50 GRAND	4/27/1990 12/31/1991	Registered	74/053514 1670699

Affinion Publishing LLC	800-TEL-SHOP	7/15/1991 7/21/1992	Registered	74/185405 1702310

Affinion Publishing LLC	ACCUTRIP	1/25/1996 5/13/1997	Registered	75/048124 2062313

Trilegiant Corporation	AFFINIMAX	4/3/2008 4/17/2012	Registered	77/438760 4128973

Trilegiant Corporation	AFFINION BENEFITS GROUP	6/12/2006 3/24/2009	Registered	78/905730 3594951

Trilegiant Corporation	AFFINION GROUP	9/27/2005 11/6/2007	Registered	78/721392 3331525

Trilegiant Corporation	AFFINION GROUP & Design	9/27/2005 12/11/2007	Registered	78/721404 3353647

Trilegiant Corporation	AFFINION INTERNATIONAL	4/3/2006 2/19/2008	Registered	78/852696 3386711

Trilegiant Corporation	AFFINION INTERNATIONAL & Design	4/3/2006 2/19/2008	Registered	78/852721 3386712

Trilegiant Corporation	AFFINION SECURITY CENTER	3/24/2008 5/10/2011	Registered	77/429946 3958137

7-1

Trilegiant Corporation	AFFINION SECURITY CENTER & Design	7/11/2008 5/31/2011	Registered	77/520453 3970946

Propp Corporation d/b/a Propco Prom	AIRFARECASH & Design	4/27/2016	Filed	015666

Affinion Publishing LLC	AUTOVANTAGE	1/25/2000 5/29/2001	Registered	75/903338 2454986

Affinion Publishing LLC	AutoVantage and design	4/4/2006 5/29/2007	Registered	78/853382 3246891

Affinion Publishing LLC	AutoVantage and design	8/14/2007 7/29/2008	Registered	77/254993 3477788

Affinion Publishing LLC	AUTOVANTAGE GOLD	2/28/2000 12/18/2001	Registered	75/931038 2519405

Affinion Publishing LLC	BANCLUB	1/11/1974 7/22/1975	Registered	73/010761 1016434

Connexions Loyalty Travel Solutions LLC	BE MEMORABLE, EXCEED	12/19/2013 11/11/2014	Registered	86/148047 4638447

Affinion Publishing LLC	BETTER THAN FREE CHECKING	11/23/1994 7/23/1996	Registered	74/602665 1989276

Affinion Publishing LLC	BONUS BANKING	12/22/1983 12/4/1984	Registered	73/458123 1308325

Affinion Publishing LLC	BreachShield	12/14/2007 8/24/2010	Registered	77/352979 3838324

Affinion Publishing LLC	BREAKFIVE	5/10/2012 10/15/2013	Registered	85/621576 4419386

Affinion Publishing LLC	BREAKFIVE & Design	6/26/2013 12/3/2013	Registered	85/970714 4443947

7-1

Affinion Publishing LLC	BUSINESS ASSET	3/23/1998 8/3/1999	Registered	75/454559 2267788

Affinion Publishing LLC	BUYERS ADVANTAGE	7/10/2000 11/25/2003	Registered	76/086782 2786868

Affinion Publishing LLC	BUYERS ADVANTAGE	8/3/1988 3/21/1989	Registered	73/743912 1531245

Affinion Publishing LLC	BUYERS ADVANTAGE	1/22/1990 9/18/1990	Registered	74/020700 1614237

Affinion Publishing LLC	BUYERS ADVANTAGE PLUS	12/11/2009 5/10/2011	Registered	77/891816 3958950

Affinion Publishing LLC	BUYERS ADVANTAGE plus Design	3/6/2003 6/29/2004	Registered	76/495087 2858661

Affinion Publishing LLC	BUYERS ADVANTAGE PROGRAM, plus Design	7/5/2000 9/4/2001	Registered	76/083249 2484963

Affinion Publishing LLC	BUYER’S APPRECIATION	2/25/1991 7/21/1992	Registered	74/142031 1702103

Affinion Publishing LLC	BUYER’S APPRECIATION	3/24/1994 4/4/1995	Registered	74/504601 1887458

Affinion Publishing LLC	BUYERS PROTECTION Low Price Guarantee Longest Life for the Stuff You Buy (and design)	5/13/2010 3/13/2012	Registered	85/037880 4112424

Affinion Publishing LLC	BUYERS ULTIMATE ADVANTAGE	4/18/2011 6/26/2012	Registered	85/298047 4165658

7-1

Trilegiant Corporation	CARD COPS and design	6/14/2007 10/7/2008	Registered	77/206636 3510708

Trilegiant Corporation	CARD COPS FRAUD ALARM	7/12/2007 11/4/2008	Registered	77/227930 3528525

Trilegiant Corporation	CARD PATROL	8/13/2007 9/22/2009	Registered	77/254077 3686651

Trilegiant Corporation	CARDCOPS	6/14/2007 8/5/2008	Registered	77/206587 3479060

Trilegiant Corporation	CARDSECURE	12/17/1986 8/18/1987	Registered	73/635813 1453482

Affinion Publishing LLC	CHECK CLUB	7/15/1980 5/10/1983	Registered	73/270336 1237600

Affinion Publishing LLC	CLASSIC SAVINGS	11/13/2009 9/27/2011	Registered	77/872456 4032177

Trilegiant Corporation	CLEVER CLUBHOUSE	3/22/2002 11/4/2003	Registered	76/386463 2780418

Affinion Publishing LLC	CLUB 55 PLUS and Design	12/23/1988 9/5/1989	Registered	73/771155 1555068

Affinion Publishing LLC	COMPLETE AUTO 360°	7/27/2010 7/5/2011	Registered	85/094135 3991328

Connexions Loyalty, Inc.	CompleteAssistant	5/30/2002 7/20/2004	Registered	76/414247 2865507

Affinion Publishing LLC	COMPLETEHOME	8/19/1999 1/21/2003	Registered	75/778301 2678512

Affinion Publishing LLC	COMPLETEHOME	9/28/1990 9/28/1993	Registered	74/101200 1795446

7-1

Connexions Loyalty Travel Solutions LLC	CONNEXIONS LOYALTY & Design	1/22/2013 12/10/2013	Registered	85/828800 4449072

Affinion Publishing LLC	CONVENIENT HEALTH INSURANCE and design	2/5/2010 10/23/2012	Registered	77/929633 4230355

Trilegiant Corporation	COOLEXTRAS	2/8/2006 4/24/2007	Registered	78/809897 3235383

Trilegiant Corporation	coolExtras and (dollar) design	3/15/2006 10/30/2007	Registered	78/838145 3327510

Trilegiant Corporation	COVERING YOU AND YOUR PURCHASES!	2/24/2003 12/28/2004	Registered	76/491979 2914912

Trilegiant Corporation	CREDENTIALS	3/14/1986 11/24/1987	Registered	73/587889 1466554

Affinion Publishing LLC	CREDIT ALERT	11/22/1993 11/22/1994	Registered	74/461101 1863946

Affinion Publishing LLC	CREDIT ALERT logo	1/18/2007 3/23/2010	Registered	77/085914 3763605

Affinion Publishing LLC	CREDIT CARD GUARDIAN	3/15/1993 11/23/1993	Registered	74/367778 1806412

Trilegiant Corporation	CREDIT LINE CREDIT MONITORING SERVICES and Design	4/7/1989 12/29/1992	Registered	73/792612 1743455

Trilegiant Corporation	CREDITREPORTPLACE	6/20/2001 8/19/2003	Registered	76/274152 2753879

7-1

Trilegiant Corporation	DataSweep	6/21/2007 5/20/2008	Registered	77/211842 3433506

Trilegiant Corporation	DateReminder	8/13/1985 9/23/1986	Registered	73/553318 1410442

Affinion Publishing LLC	DEALS OFF THE DEEP END	10/7/2011 1/1/2013	Registered	85/441694 4269337

Affinion Publishing LLC	Designer Deals & Design	8/9/2012 4/2/2013	Registered	85/69949 4315098

Trilegiant Corporation	DESTINATION GUARD	6/4/2009 3/8/2011	Registered	77/752345 3929280

Affinion Publishing LLC	DESTINATION SAVINGS	9/8/2006 8/12/2008	Registered	78/970415 3486570

Affinion Publishing LLC	DISCOUNT TRACKS & TIX	7/22/2010 7/26/2011	Registered	85/090580 4004076

Connexions Loyalty Travel Solutions LLC	DISTINCTIVE DEPARTURES	8/11/1999 9/11/2001	Registered	75/773120 2488758

Affinion Publishing LLC	DON’T BE CAUGHT OFF-GUARD	9/7/2007 5/5/2009	Registered	77/274022 3616812

Affinion Publishing LLC	DRIVERS ADVANTAGES	12/17/1990 10/31/1995	Registered	74/125913 1931832

Trilegiant Corporation	ELITE EXCURSIONS	7/30/2002 2/28/2006	Registered	76/436111 3064055

Trilegiant Corporation	ELITE EXCURSIONS	7/30/2002 11/9/2004	Registered	76/976998 2902137

Trilegiant Corporation	ELITE EXCURSIONS REDEFINING FIRST CLASS & Design	2/26/2004 10/3/2006	Registered	78/374767 3151631

7-1

Connexions Loyalty, Inc.	ELITE REWARDS	6/1/1999 5/22/2001	Registered	75/717895 2453903

Connexions Loyalty, Inc.	EMPLOYALTY	1/16/2001 7/23/2002	Registered	76/194374 2599208

Affinion Publishing LLC	ENHANCED FRAUD PROTECTION PLUS	12/11/2009 12/14/2010	Registered	77/891558 3888899

Trilegiant Corporation	EVERYDAY COOKING AT HOME	6/19/2009 10/5/2010	Registered	77/764068 3857879

Trilegiant Corporation	EVERYDAY COOKING AT HOME & Design	11/12/2009 12/14/2010	Registered	77/871561 3891267

Affinion Publishing LLC	EVERYDAY GROCERY SAVINGS	8/30/2006 8/12/2008	Registered	78/964163 3486557

Affinion Publishing LLC	EVERYDAY GUEST	8/1/2007 10/28/2008	Registered	77/244140 3525249

Trilegiant Corporation	EVERYDAY PRIVILEGES GOLD	7/26/2004 3/14/2006	Registered	78/456487 3069351

Affinion Publishing LLC	EVERYDAY SAVINGS & REWARDS	8/16/2007 5/26/2009	Registered	77/256973 3627762

Trilegiant Corporation	EVERYDAY VALUES	1/10/2003 5/17/2005	Registered	76/481422 2952523

Trilegiant Corporation	EVERYDAY VALUES & Design	12/21/2012 3/10/2015	Registered	85/809342 4700284

Trilegiant Corporation	EVERYDAY VALUES GOLD	3/1/2004 3/21/2006	Registered	78/376165 3071907

7-1

Affinion Publishing LLC	EVERYWHERE CASH SAVINGS	3/25/2010 10/25/2011	Registered	77/968179 4046159

Affinion Publishing LLC	EVERYWHERE CASH SAVINGS (and design)	3/25/2010 10/25/2011	Registered	77/968170 4046158

Connexions Loyalty Travel Solutions LLC	EXCEED LOYALTY SUITE	12/19/2013 11/4/2014	Registered	86/148036 4634126

Affinion Publishing LLC	FIFTY AND BETTER and Design	1/8/1990 12/25/1990	Registered	74/017346 1629399

Affinion Publishing LLC	FIFTY-FIVE AND BETTER	9/11/1995 8/20/1996	Registered	74/727099 1995575

Affinion Publishing LLC	FINANCIAL SERVICES ASSOCIATION	8/10/2011 9/11/2012	Registered	85/394563 4207937

Connexions Loyalty Travel Solutions LLC	FLY4LESS	10/23/1990 10/29/1991	Registered	74/108480 1662796

Trilegiant Corporation	FRAUD ASSIST TOOLBOX	8/25/2008 3/23/2010	Registered	77/555199 3764382

Affinion Publishing LLC	FRAUD PROTECTION PLUS	12/11/2007 7/27/2010	Registered	77/891527 3824562

Affinion Publishing LLC	Free Scores And More	4/10/2013 3/18/2014	Registered	85/900171 4499475

Affinion Publishing LLC	FreeScoresandMore.com	4/11/2013 3/18/2014	Registered	85/901439 4499477

Affinion Publishing LLC	FREESWIM	10/7/2011 1/1/2013	Registered	85/441682 4269336

7-1

Affinion Publishing LLC	FS & Design	12/6/2011 6/11/2013	Registered	85/488040 4350990

Affinion Publishing LLC	FSA Financial Services Association Education Protection Savings Since 1971 & Design	7/31/2014 3/31/2015	Registered	86/353458 4711530

Affinion Publishing LLC	GET-YOU-THERE PROTECTION	1/26/2010 2/7/2012	Registered	77/920350 4096634

Trilegiant Corporation	GO SMART!	8/29/2007 8/31/2010	Registered	77/267681 3841931

Affinion Publishing LLC	GREAT FUN	2/24/2000 6/26/2001	Registered	75/926514 2464672

Affinion Publishing LLC	GREAT FUN! and Design	8/12/2002 1/6/2004	Registered	76/439215 2803402

Trilegiant Corporation	GREAT OPTIONS	7/18/2001 11/5/2002	Registered	76/287027 2647114

Trilegiant Corporation	GREAT OPTIONS TRAVEL	10/18/2001 9/30/2003	Registered	76/327315 2769900

Affinion Publishing LLC	HEALTHSAVER	6/24/2002 6/3/2003	Registered	76/424475 2721041

Affinion Publishing LLC	HOTEL SAVINGS NETWORK	3/25/2004 7/19/2005	Registered	76/583345 2974788

Affinion Publishing LLC	HOTEL SAVINGS NETWORK and Design	8/30/2000 7/30/2002	Registered	76/119819 2602324

Trilegiant Corporation	HOT-LINE CREDIT CARD BUREAU OF AMERICA and Design	2/29/1988 6/13/1989	Registered	73/713787 1543815

7-1

Affinion Publishing LLC	IDENTITY FRAUD PROTECTION & Design	6/13/2000 12/30/2003	Registered	76/068713 2800690

Trilegiant Corporation	IDENTITY FRAUD SUPPORT SERVICE	2/27/2003 6/22/2004	Registered	76/493358 2857046

Trilegiant Corporation	IDENTITY FRAUD SUPPORT SERVICE and Design	3/21/2003 11/9/2004	Registered	76/499584 2901189

Trilegiant Corporation	IDENTITY SECURE IDENTITY THEFT PROTECTION and design	7/9/2008 4/13/2010	Registered	77/518247 3775546

Trilegiant Corporation	IDENTITYSECURE	2/22/2008 7/14/2009	Registered	77/403605 3656064

Trilegiant Corporation	IDENTITYSECURE and Lock Design	5/7/2002 12/2/2003	Registered	76/404471 2789580

Affinion Publishing LLC	IN SYNC WITH YOUR LIFESTYLE	9/29/2009 10/25/2011	Registered	77/837221 4045928

Trilegiant Corporation	INSIDER VALUES	10/26/2005 12/18/2007	Registered	78/740680 3357446

Trilegiant Corporation	INSIDER VALUES and design	8/4/2006 5/13/2008	Registered	78/945295 3428732

Trilegiant Corporation	IT’S ABOUT YOUR PAST... AND IT AFFECTS YOUR FUTURE.	9/3/2002 10/12/2004	Registered	76/446880 2893758

Affinion Publishing LLC	JUST FOR ME	4/14/2000 6/11/2002	Registered	76/026920 2579824

Trilegiant Corporation	LIVE TO SAVE	3/23/2009 5/25/2010	Registered	77/697245 3794571

7-1

Connexions Loyalty, Inc.	LOLA	9/27/2002 4/20/2004	Registered	76/453431 2835242

Connexions Loyalty Travel Solutions LLC	LOUNGE FIRST	9/21/2011 4/16/2013	Registered	85/428535 4321705

Affinion Publishing LLC	LOYALTY STARTS HERE	6/27/2016	Filed	87/085075

Affinion Publishing LLC	Lux 360°	6/3/2016	Filed	87/059098

Affinion Publishing LLC	MemberSecure	6/22/2009 7/13/2010	Registered	77/765603 3816675

Trilegiant Corporation	MERCHANT ALARM	6/14/2007 6/3/2008	Registered	77/206640 3443166

Connexions Loyalty, Inc.	Miscellaneous (Elite Rewards) Design	9/13/2000 6/11/2002	Registered	76/127446 2580094

Affinion Publishing LLC	Miscellaneous (Progeny) design	8/20/2002 3/2/2004	Registered	78/155791 2819626

Affinion Publishing LLC	Miscellaneous (Shopping bag) Design	3/27/2002 5/6/2003	Registered	76/387711 2713133

Trilegiant Corporation	Miscellaneous (Trilegiant) Design	7/19/2004 2/28/2006	Registered	76/603065 3061679

Affinion Publishing LLC	MobileSure	4/27/2010 6/26/2012	Registered	85/024449 4165059

Affinion Publishing LLC	MobileSure (and design)	5/14/2010 11/13/2012	Registered	85/038690 4242417

Connexions Loyalty, Inc.	MotivEngine	4/20/2012 10/1/2013	Registered	85/604223 4411795

Affinion Publishing LLC	MyIDMatters	3/18/2009 8/31/2010	Registered	77/693470 3842493

7-1

Trilegiant Corporation	N and Design	12/18/1998 8/29/2000	Registered	75/607911 2380589

Affinion Publishing LLC	NATIONAL CARD REGISTRY	9/23/1998 7/18/2000	Registered	75/557269 2369541

Affinion Publishing LLC	NATIONAL CARD REGISTRY.COM YOU’RE PROTECTED. ONLINE AND ON THE ROAD. and Design	4/7/2000 4/8/2003	Registered	76/020353 2705068

Affinion Publishing LLC	NetGain Local	12/19/2012 10/1/2013	Registered	85/806713 4412292

Trilegiant Corporation	NETMARKET	12/15/1995 2/11/1997	Registered	75/033199 2036825

Trilegiant Corporation	NETMARKET	3/22/1996 3/3/1998	Registered	75/076932 2141393

Trilegiant Corporation	NETMARKET (Stylized)	12/18/1998 8/29/2000	Registered	75/607910 2380588

Trilegiant Corporation	netmarket.com (Stylized)	10/23/2003 2/22/2005	Registered	76/557317 2927426

Affinion Publishing LLC	NEW OUTLOOKS CLUB	2/24/1986 11/11/1986	Registered	73/584367 1416936

Trilegiant Corporation	NHPA National Home Protection Alliance & Design	8/29/2012 1/21/2014	Registered	85/715716 4471885

Connexions Loyalty Travel Solutions LLC	ORX	8/8/2007 1/6/2009	Registered	77/249692 3558402

7-1

Trilegiant Corporation	PREDICT. PREVENT. PROTECT.	8/17/2006 5/27/2008	Registered	78/954724 3438355

Affinion Publishing LLC	PRIORITY CHECKING	8/7/1997 4/13/1999	Registered	75/337115 2238246

Trilegiant Corporation	PRIVACY WATCH and eye design	3/20/2006 9/11/2007	Registered	78/841120 3292132

Affinion Publishing LLC	PRIVACYGUARD	4/6/2000 4/24/2001	Registered	76/019705 2446370

Affinion Publishing LLC	PRIVACYGUARD (Stylized)	4/8/1991 4/5/1994	Registered	74/154607 1829743

Affinion Publishing LLC	PrivacyGuard Express	3/11/2013 8/19/2014	Registered	85/872739 4589582

Affinion Publishing LLC	PrivacyGuard Mobile	3/3/2016	Filed	86/927574

Trilegiant Corporation	PRIVACYWATCH	2/7/2006 2/5/2008	Registered	78/809238 3379510

Affinion Publishing LLC	PROGENY MARKETING PROGENY MARKETING	8/15/2002 8/19/2003	Registered	78/154447 2753100

Propp Corporation d/b/a Propco Prom	PROPCO	12/9/2014 8/18/2015	Registered	86/475431 4793804

Affinion Publishing LLC	PURCHASE REPLACEMENT	12/17/1991 6/2/1992	Registered	74/141827 1691012

Affinion Publishing LLC	RECREATIONPLUS	10/17/2001 11/25/2003	Registered	76/327129 2787121

Affinion Publishing LLC	REWARD & PROTECT	5/20/2009 4/27/2010	Registered	77/741164 3782980

7-1

Connexions Loyalty, Inc.	REWARDS SHIELD	7/7/2015	Filed	86/685302

Trilegiant Corporation	S.A.F.E. SCORE	5/4/2006 1/8/2008	Registered	78/876741 3367038

Trilegiant Corporation	SAVE TIME, SAVE MONEY, SAVE YOUR SANITY	1/19/2000 8/7/2001	Registered	75/898972 2475335

Affinion Publishing LLC	SAVERS CLUB	3/16/1994 4/23/1996	Registered	74/500802 1969218

Trilegiant Corporation	SAVINGS and Key Design	2/26/2002 5/11/2004	Registered	76/375392 2840978

Affinion Publishing LLC	SAVINGS ON TAP	1/19/2011 9/25/2012	Registered	85/220751 4214687

Webloyalty.com, Inc.	SavingsWatch	2/27/2013 3/25/2014	Registered	85/861967 4500611

Affinion Publishing LLC	ScoreRunner	11/26/2013	Filed	86/129143

Trilegiant Corporation	SECUREALL	5/7/2008 3/30/2010	Registered	77/468235 3768252

Trilegiant Corporation	SECUREALL	5/24/2006 12/25/2007	Registered	78/891289 3360798

Trilegiant Corporation	SECUREALL LIVE MORE. WORRY LESS. YOU’RE PROTECTED. and design	10/28/2004 1/1/2008	Registered	78/507616 3363154

Affinion Publishing LLC	SERVICES IN SYNC	8/24/2011 4/24/2012	Registered	85/406503 4131803

Trilegiant Corporation	SET YOUR RECORDS STRAIGHT	9/3/2002 7/8/2003	Registered	76/446877 2734579

7-1

Affinion Publishing LLC	SHOPPERS ADVANTAGE	11/10/1983 7/30/1985	Registered	73/452138 1352175

Affinion Publishing LLC	SHOPPERS ADVANTAGE	4/6/2000 6/12/2001	Registered	76/019704 2459577

Affinion Publishing LLC	SHOPPERSADVANTAGE (Stylized) and Design	3/27/2002 5/6/2003	Registered	76/387712 2713134

Connexions Loyalty, Inc.	SHOPRAISING MALL	4/3/2012 1/15/2013	Registered	85/587728 4277256

Affinion Publishing LLC	SMALL BUSINESS CENTRAL	4/19/2000 8/6/2002	Registered	76/029816 2605502

Affinion Publishing LLC	SMALL BUSINESS CENTRAL	8/14/2012 8/5/2014	Registered	85/703414 4580721

Affinion Publishing LLC	SMALL BUSINESS CENTRAL & Design	6/30/2000 6/11/2002	Registered	76/081135 2579955

Affinion Publishing LLC	SMART SOLUTIONS... EVERYDAY SAVINGS...	8/19/2002 7/20/2004	Registered	76/441288 2865539

Affinion Publishing LLC	SOJOURNS	3/22/1990 10/8/1991	Registered	74/041182 1660372

Affinion Publishing LLC	SS & Design	9/8/2011 4/24/2012	Registered	85/418190 4132009

Affinion Publishing LLC	Take Control of Your Identity	8/24/2010 4/3/2012	Registered	85/114427 4122509

Affinion Publishing LLC	THE CLASSIC	2/20/1981 10/19/1982	Registered	73/298027 1213421

7-1

Affinion Publishing LLC	THE CLUB and Design	1/5/1977 5/1/1979	Registered	73/111536 1117418

Affinion Publishing LLC	THE FINANCIAL ADVANTAGE	7/16/1984 6/25/1985	Registered	73/490131 1344981

Affinion Publishing LLC	THE PLUS PACKAGE	2/18/2000 6/19/2001	Registered	75/922497 2461343

Affinion Publishing LLC	THE WINNER	12/17/1980 3/15/1983	Registered	73/290110 1231301

Affinion Publishing LLC	THINK OUTSIDE THE MARGINS	6/26/2013 11/26/2013	Registered	85/970705 4440350

Affinion Publishing LLC	TraceMYID	7/14/2010 3/20/2012	Registered	85/084353 4115699

Affinion Publishing LLC	TraceMyID (and design)	8/31/2010 3/27/2012	Registered	85/119969 4119243

Affinion Publishing LLC	TraceMyID Take Control of Your Identity (and design)	8/31/2010 3/27/2012	Registered	85/119997 4119244

Affinion Publishing LLC	TRANSFER PLUS	3/11/1998 5/11/1999	Registered	75/448444 2244576

Affinion Publishing LLC	TRAVELERS ADVANTAGE	1/26/1983 5/13/1986	Registered	73/410948 1393539

Trilegiant Corporation	TRILEGIANT	12/13/2000 9/16/2003	Registered	76/180212 2764873

Affinion Publishing LLC	TRIPLE-CASH ACCIDENT PLAN	9/29/2004 1/9/2007	Registered	78/491649 3197391

Global Privacy Solutions LLC	ULTIMATE GUARD	3/11/2010 3/20/2012	Registered	77/956806 4115490

7-1

Connexions Loyalty Travel Solutions LLC	VACATIONS DIRECT	11/1/2010 6/28/2011	Registered	85/166430 3985186

Connexions Loyalty Travel Solutions LLC	vacationsdirect.com	11/23/2010 6/28/2011	Registered	85/183184 3985559

Connexions Loyalty Travel Solutions LLC	vacationsdirect.com	8/8/2007 5/20/2008	Registered	77/249685 3429989

Affinion Publishing LLC	WALLET SECURITY	6/19/2006 6/3/2008	Registered	78/911063 3442873

Affinion Publishing LLC	WALLET SECURITY	4/3/2000 12/18/2001	Registered	76/016487 2521211

Affinion Publishing LLC	Wallet Security Logo	8/30/2006 6/3/2008	Registered	78/964103 3443023

Affinion Publishing LLC	WALLET SECURITY PLUS	9/12/1994 2/6/1996	Registered	74/572742 1955421

Watchguard Registration Services, Inc.	WATCH-GUARD	5/14/1982 3/22/1983	Registered	73/364625 1232154

Watchguard Registration Services, Inc.	Watch-Guard Preferred	1/28/2008 1/5/2010	Registered	77/382414 3734738

Affinion Publishing LLC	WELLNESS EXTRAS	2/26/2002 11/4/2003	Registered	76/375397 2780368

Affinion Publishing LLC	WIRELESS PASS	4/29/2011 3/27/2012	Registered	85/308779 4119801

Affinion Publishing LLC	WP & Design	4/29/2011 6/12/2012	Registered	85/308219 4158952

Trilegiant Corporation	Your Discount Shopping Service and (bag) design	1/31/2005 1/30/2007	Registered	78/556954 3204485

7-1

Trilegiant Corporation	YOUR MECHANIC’S HOTLINE	2/14/2007 7/1/2008	Registered	77/107657 3459823

Affinion Publishing LLC	YOU’RE PROTECTED. ONLINE AND ON THE ROAD.	4/5/2000 4/8/2003	Registered	76/018770 2705066

Webloyalty.com, Inc.	COMPLETE SAVINGS (333)	8/16/2016	Registered	5,022,273

Webloyalty.com, Inc.	INCENTIVE NETWORKS (324)	12/21/2010	Registered	3,895,702

Webloyalty.com, Inc.	LITTLE BIRDIE	11/15/2011	Registered	4,057,538

Webloyalty.com, Inc.	RESERVATION REWARDS	1/24/2006	Registered	3,047,421

Webloyalty.com, Inc.	SAVINGSCIRCLE	1/4/2011	Registered	3,902,175

Webloyalty.com, Inc.	SAVINGS KEY	5/27/2008	Registered	3,438,346

Webloyalty.com, Inc.	TRAVEL VALUES PLUS	7/9/2002	Registered	2,591,465

Webloyalty.com, Inc.	WALLET SHIELD	1/13/2004	Registered	2,805,152

Webloyalty.com, Inc.	WEBLOYALTY	12/13/2005	Registered	3,025,350

Webloyalty.com, Inc.	webloyalty.com	1/22/2002	Registered	2,532,560

Webloyalty.com, Inc. (Canada)	RESERVATION REWARDS CANADA	8/21/2008	Registered	TMA721,598

Webloyalty.com, Inc. (Canada)	WEBLOYALTY.COM CANADA	1/16/2009	Registered	TMA732,485

Lift Media, Inc. (Canada)	LIFT MEDIA CANADA	10/4/2010	Registered	TMA778,847

Affinion International Limited (China)	PRIVACYGUARD in colour	6/6/2005	Registered (China)	893245 893245

7-1

Affinion International Limited (China)	SENTINEL	12/18/2006	Registered (China)	923320 923320

Affinion International Limited (China)	SENTINEL	12/18/2006	Registered (China)	923320 923320

Affinion International Limited (China)	SENTINEL	12/18/2006	Registered (China)	923320 923320

Affinion International Limited (Georgia)	PRIVACYGUARD in colour	6/6/2005	Registered (Georgia)	893245 893245

Affinion International Limited (Georgia)	SENTINEL	12/18/2006	Registered (Georgia)	923320 923320

Affinion International Limited (Japan)	PRIVACYGUARD in colour	6/6/2005	Registered (Japan)	893245 893245

Affinion International Limited (South Korea)	SENTINEL	12/18/2006	Registered (South Korea)	923320 923320

Affinion International Limited (South Korea)	SENTINEL	12/18/2006	Registered (South Korea)	923320 923320

Affinion International Limited (South Korea)	SENTINEL	12/18/2006	Registered (South Korea)	923320 923320

Affinion International Limited (Norway)	AFFINION	6/21/2007	Registered (Norway)	939656 939656

Affinion International Limited (Norway)	AFFINION GROUP device	6/21/2007	Registered (Norway)	939658 939658

Affinion International Limited (Norway)	AFFINION INTERNATIONAL	6/21/2007	Registered (Norway)	939657 939657

Affinion International Limited (Norway)	BUYERS ADVANTAGE device	6/29/2005	Registered (Norway)	893244 893244

7-1

Affinion International Limited (Norway)	CARD PATROL	9/11/2007	Registered (Norway)	958010 958010

Affinion International Limited (Norway)	CIMS	1/17/2001	Registered (Norway)	761045 761045

Affinion International Limited (Norway)	CIMS. stylised word	1/17/2001	Registered (Norway)	758540 758540

Affinion International Limited (Norway)	LET’S GO REWARDS and Device	1/28/2010 6/10/2011	Registered (Norway)	008835092_01 1030132

Affinion International Limited (Norway)	MY TRAVEL CLUB and Device	1/23/2009	Registered (Norway)	007539976_01 1009288

Affinion International Limited (Norway)	PCPROTECTIONPLUS and device	6/21/2007	Registered (Norway)	951176 951176

Affinion International Limited (Norway)	PRIVACYGUARD in colour	6/6/2005	Registered (Norway)	893245 893245

Affinion International Limited (Norway)	SENTINEL	12/18/2006	Registered (Norway)	923320 923320

Affinion International Limited (Norway)	SHOPPERS ADVANTAGE Device	10/15/2007	Registered (Norway)	944495 944495

Affinion International Limited (Norway)	TRAVELLER’S ADVANTAGE device in colour	6/29/2005	Registered (Norway)	890520 890520

Affinion International Limited (Poland)	CIMS	1/17/2001	Registered (Poland)	761045 761045

7-1

Affinion International Limited (Poland)	CIMS. stylised word	1/17/2001	Registered (Poland)	758540 758540

Affinion International Limited (Russian Federation)	PRIVACYGUARD in colour	6/6/2005	Registered (Russian Federation)	893245 893245

Affinion International Limited (Russian Federation)	SENTINEL	12/18/2006	Registered (Russian Federation)	923320 923320

Affinion International Limited (Singapore)	PRIVACYGUARD in colour	6/6/2005	Registered (Singapore)	893245 893245

Affinion International Limited (Switzerland)	AFFINION	6/21/2007	Registered (Switzerland)	939656 939656

Affinion International Limited (Switzerland)	AFFINION GROUP device	6/21/2007	Registered (Switzerland)	939658 939658

Affinion International Limited (Switzerland)	AFFINION INTERNATIONAL	6/21/2007	Registered (Switzerland)	939657 939657

Affinion International Limited (Switzerland)	BUYERS ADVANTAGE device	6/29/2005	Registered (Switzerland)	893244 893244

Affinion International Limited (Switzerland)	CARD PATROL	9/11/2007	Registered (Switzerland)	958010 958010

Affinion International Limited (Switzerland)	CIMS	1/17/2001	Registered (Switzerland)	761045 761045

Affinion International Limited (Switzerland)	CIMS. stylised word	1/17/2001	Registered (Switzerland)	758540 758540

Affinion International Limited (Switzerland)	LET’S GO REWARDS and Device	1/28/2010	Registered (Switzerland)	008835092_01 1030132

7-1

Affinion International Limited (Switzerland)	MY TRAVEL CLUB and Device	1/23/2009	Registered (Switzerland)	007539976_01 1009288

Affinion International Limited (Switzerland)	PCPROTECTIONPLUS and device	6/21/2007	Registered (Switzerland)	951176 951176

Affinion International Limited (Switzerland)	SHOPPERS ADVANTAGE Device	10/15/2007	Registered (Switzerland)	944495 944495

Affinion International Limited (Switzerland)	TRAVELLER’S ADVANTAGE device in colour	6/29/2005	Registered (Switzerland)	890520 890520

Affinion International Limited (Turkey)	PRIVACYGUARD in colour	6/6/2005	Registered (Turkey)	893245 893245

Affinion International Limited (Turkey)	SENTINEL	12/18/2006	Registered (Turkey)	923320 923320

Affinion International Limited (Ukraine)	PRIVACYGUARD in colour	6/6/2005	Registered (Ukraine)	893245 893245

Affinion International Limited (Ukraine)	SENTINEL	12/18/2006	Registered (Ukraine)	923320 923320

Affinion International Limited (WIPO)	AFFINION	6/21/2007	Registered (WIPO)	939656 939656

Affinion International Limited (WIPO)	AFFINION GROUP device	6/21/2007	Registered (WIPO)	939658 939658

Affinion International Limited (WIPO)	AFFINION INTERNATIONAL	6/21/2007	Registered (WIPO)	939657 939657

Affinion International Limited (WIPO)	BUYERS ADVANTAGE device	6/29/2005	Registered (WIPO)	893244 893244

Affinion International Limited (WIPO)	CARD PATROL	9/11/2007	Registered (WIPO)	958010 958010

7-1

Affinion International Limited (WIPO)	CIMS	1/17/2001	Registered (WIPO)	761045 761045

Affinion International Limited (WIPO)	CIMS. stylised word	1/17/2001	Registered (WIPO)	758540 758540

Affinion International Limited (WIPO)	LET’S GO REWARDS and Device	1/28/2010	Registered (WIPO)	1030132 1030132

Affinion International Limited (WIPO)	MY TRAVEL CLUB and Device	1/23/2009	Registered (WIPO)	1009288 1009288

Affinion International Limited (WIPO)	PCPROTECTIONPLUS and device	6/21/2007	Registered (WIPO)	951176 951176

Affinion International Limited (WIPO)	PRIVACYGUARD in colour	6/6/2005	Registered (WIPO)	893245 893245

Affinion International Limited (WIPO)	SENTINEL	12/18/2006	Registered (WIPO)	923320 923320

Affinion International Limited (WIPO)	SHOPPERS ADVANTAGE Device	10/15/2007	Registered (WIPO)	944495 944495

Affinion International Limited (WIPO)	TRAVELLER’S ADVANTAGE device in colour	6/29/2005	Registered (WIPO)	890520 890520

Affinion International Limited (Australia)	AutoVantage	9/1/1988	Registered (Australia)	494452 494452

Affinion International Limited (Australia)	TRAVELLERS ADVANTAGE	9/1/1988	Registered (Australia)	494453 494453

Affinion International Limited (Taiwan)	NETMARKET	9/12/1997 8/16/1999	Registered (Taiwan)	86047588 864073

Webloyalty International Sarl (EUTM)	COMPLETE SAVINGS and Device	3/28/2012 10/29/2012	Registered (EUTM)	010766566 010766566

7-1

Webloyalty International Sarl (Switzerland)	COMPLETE SAVINGS and Device	3/29/2012 8/2/2012	Registered (Switzerland)	53695/2012 632540

Webloyalty International Sarl (Switzerland)	MY TIME REWARDS and Device	3/29/2012 7/30/2012	Registered (Switzerland)	53714/2012 632445

Webloyalty International Sarl (United Kingdom)	MY TIME REWARDS and Device (Series of 2)	1/13/2016 11/25/2016	Registered (United Kingdom)	UK00003144241 UK00003144241

Webloyalty International Sarl (Spain)	PRIVILEGIOS EN COMPRAS and Device 1	6/19/2015 4/15/2016	Registered (Spain)	3567685 3567685

Webloyalty International Sarl (Spain)	PRIVILEGIOS EN COMPRAS and Device 2	6/19/2015 4/15/2016	Registered (Spain)	3567684 3567684

Webloyalty International Sarl (EUTM)	REMISES ET REDUCTIONS and Devic	3/28/2012 10/31/2012	Registered (EUTM)	010766558 010766558

Webloyalty International Sarl (Switzerland)	REMISES ET REDUCTIONS and Device	3/29/2012 8/7/2012	Registered (Switzerland)	53697/2012 632615

Webloyalty International Sarl (EUTM)	SHOPPER DISCOUNTS & REWARDS and Device	3/28/2012 10/30/2012	Registered (EUTM)	010766632 010766632

Webloyalty International Sarl (Switzerland)	SHOPPER DISCOUNTS & REWARDS and Device	3/29/2012 7/30/2012	Registered (Switzerland)	53704/2012 632444

7-1

Schedule 8

VEHICLES

Entity	Year	Make	Model	VIN	State
Progeny Marketing	1996	International	24’ Box Truck	1HTSDAAM9TH298996	TN
Affinion Benefits Group	2012	Ford	Transit Connect – Cargo Van	NM0LS7CN7CT077360	TN
Affinion Benefits Group	2013	Nissan	NV200	3N6CM0KNXDK696209	TN

9-1

Schedule 9

LETTER OF CREDIT RIGHTS

Beneficiary	Applicant	Obligor	Principal Amount
Affinion Group, Inc.	UST LLC	U.S. Bank National Association	$3,906,000.00

10-1

Schedule 10

COMMERCIAL TORT CLAIMS

None.

11-1

EXHIBIT A TO

COLLATERAL AGREEMENT

FORM OF UNCERTIFICATED SECURITIES CONTROL AGREEMENT

This CONTROL AGREEMENT (as amended, supplemented or otherwise modified from time to time, the “Control Agreement”) dated as of             ,             ,         is made by and among             , a             corporation (the “Grantor”), HPS INVESTMENT PARTNERS, LLC, as Agent (in such capacity, the “Agent”) for the Secured Parties (as defined in the Collateral Agreement referred to below), and             , a             corporation (the “Issuer”).

WHEREAS, the Grantor has granted to the Agent for the benefit of the Secured Parties a security interest in the uncertificated securities of the Issuer owned by the Grantor from time to time (collectively, the “Pledged Securities”), and all additions thereto and substitutions and proceeds thereof (collectively, with the Pledged Securities, the “Collateral”) pursuant to a Collateral Agreement, dated as of [ 🌑 ], 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Collateral Agreement”), among the Grantor and the other persons party thereto as grantors in favor of the Agent.

WHEREAS, the following terms which are defined in Articles 8 and 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof (the “UCC”) are used herein as so defined: Adverse Claim, Control, Instruction, Proceeds and Uncertificated Security.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Notice of Security Interest. The Grantor, the Agent and the Issuer are entering into this Control Agreement to perfect, and to confirm the priority of, the Agent’s security interest in the Collateral. The Issuer acknowledges that this Control Agreement constitutes written notification to the Issuer of the Agent’s security interest in the Collateral. The Issuer agrees to promptly make all necessary entries or notations in its books and records to reflect the Agent’s security interest in the Collateral and, upon request by the Agent, to register the Agent as the registered owner of any or all of the Pledged Securities. The Issuer acknowledges that the Agent has control over the Collateral.

SECTION 2. Collateral. The Issuer hereby represents and warrants to, and agrees with the Grantor and the Agent that (i) the terms of any limited liability company interests or partnership interests included in the Collateral from time to time shall expressly provide that they are securities governed by Article 8 of the Uniform Commercial Code in effect from time to time in the State of [ISSUER’S JURISDICTION], (ii) the Pledged Securities are uncertificated securities, (iii) the issuer’s jurisdiction is, and during the term of this Control Agreement shall remain, the State of [ISSUER’S JURISDICTION], (iv) Schedule 1 contains a true and complete description of the Pledged Securities as of the date hereof and (v) except for the claims and interests of the Agent and the Grantor in the Collateral, the Issuer does not know of any claim to or security interest or other interest in the Collateral.

SECTION 3. Control. The Issuer hereby agrees, upon written direction from the Agent and without further consent from the Grantor, (a) to comply with all instructions and directions of any kind originated by the Agent concerning the Collateral, to liquidate or otherwise dispose of the Collateral as and to the extent directed by the Agent and to pay over to the Agent all proceeds without any set-off or deduction, and (b) except as otherwise directed by the Agent, not to comply with the instructions or directions of any kind originated by the Grantor or any other person.

SECTION 4. Other Agreements. The Issuer shall notify promptly the Agent and the Grantor if any other person asserts any lien, encumbrance, claim (including any adverse claim) or security interest in or against any of the Collateral. In the event of any conflict between the provisions of this Control Agreement and any other agreement governing the Pledged Securities or the Collateral, the provisions of this Control Agreement shall control.

SECTION 5. Protection of Issuer. The Issuer may rely and shall be protected in acting upon any notice, instruction or other communication that it reasonably believes to be genuine and authorized.

SECTION 6. Termination. This Control Agreement shall terminate automatically upon receipt by the Issuer of written notice executed by the Agent that (i) the Discharge of the Secured Obligations has occurred, or (ii) all of the Collateral has been released, whichever is sooner, and the Issuer shall thereafter be relieved of all duties and obligations hereunder.

SECTION 7. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, to the Grantor’s and the Agent’s addresses as set forth in the Collateral Agreement, and to the Issuer’s address as set forth below, or to such other address as any party may give to the others in writing for such purpose:

[Name of Issuer]

[Address of Issuer]

Attention:

Telephone: (            )              -

Telecopy: (            )              -

SECTION 8. Amendments in Writing. None of the terms or provisions of this Control Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the parties hereto.

SECTION 9. Entire Agreement. This Control Agreement and the Collateral Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

SECTION 10. Execution in Counterparts. This Control Agreement may be executed in any number of counterparts by one or more parties to this Control Agreement and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Control Agreement by facsimile or other electronic transmission (e.g., “pdf”, or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 11. Successors and Assigns. This Control Agreement shall be binding upon the successors and assigns of each of the parties hereto and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither the Grantor nor the Issuer may assign, transfer or delegate any of its rights or obligations under this Control Agreement without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void.

SECTION 12. Severability . In the event any one or more of the provisions contained in this Control Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 13. Section Headings. The Section headings used in this Control Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 14. Submission to Jurisdiction; Waivers. Each of the Grantor and the Issuer hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Control Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Control Agreement shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Control Agreement or any other Loan Document against the Grantor or any of its assets in the courts of any jurisdiction;

(d) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(e) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Grantor at its address referred to in Section 7 of this Control Agreement or at such other address of which the Agent shall have been notified pursuant thereto;

(f) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(g) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

SECTION 15. GOVERNING LAW AND JURISDICTION.

THIS CONTROL AGREEMENT HAS BEEN DELIVERED TO AND ACCEPTED BY THE AGENT AND WILL BE DEEMED TO BE MADE IN THE STATE OF NEW YORK. THIS CONTROL AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS CONTROL AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW OF GOVERNING PERFECTION AND EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

SECTION 16. WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CONTROL AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE, THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CONTROL AGREEMENT BY, AMONG OTHER THINS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

IN WITNESS WHEREOF, each of the undersigned has caused this Control Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:

Name:
Title:

HPS INVESTMENT PARTNERS, LLC, as Agent

By:
Name:

Title:

[NAME OF ISSUER]

By:
Name:

Title:

EXHIBIT B-1

TO COLLATERAL AGREEMENT

FORM OF COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of [            ], 20[            ] (this “Agreement”), is made by each of the signatories hereto indicated as a “Grantor” (each a “Grantor” and collectively, the “Grantors”) in favor of HPS INVESTMENT PARTNERS, LLC, as Administrative and Collateral Agent for the Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, pursuant to that certain Credit Agreement dated as of [                    ], 2017 by and among AFFINION GROUP HOLDINGS, INC., a Delaware corporation, AFFINION GROUP, INC., a Delaware corporation, the lenders from time to time party thereto (the “Lenders”), the Agent for the Lenders, and the other parties from time to time party thereto (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and conditions set forth therein, to the Borrower; and

WHEREAS, as a condition precedent to the obligation of the Lenders to make their respective extension of credit to the Borrower under the Credit Agreement, the Grantors entered into a Collateral Agreement dated as of [                ], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”) between each of the Grantors and the Agent, pursuant to which each of the Grantors assigned, transferred and granted to the Agent, for the benefit of the Secured Parties, a security interest in the Copyright Collateral (as defined below);

WHEREAS, pursuant to the Collateral Agreement, each Grantor agreed to execute and deliver this Agreement, in order to record the security interest granted to the Agent for the benefit of the Secured parties with the United States Copyright Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Agent as follows:

SECTION 1. Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Collateral Agreement, and if not defined therein, shall have the respective meanings given thereto in the Credit Agreement.

SECTION 2. Grant of Security Interest

Each Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in

EXHIBIT B-1

which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Copyright Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all works of authorship and all intellectual property rights therein, all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and databases, all designs (including but not limited to all industrial designs, “Protected Designs” within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all “Mask Works” (as defined in 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications for registration thereof including, without limitation, the registrations and applications listed in Schedule A attached hereto, (ii) all extensions, renewals, and restorations thereof, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world (collectively “Copyrights”); and

(b) all agreements, licenses and covenants pursuant to which such Grantor has been granted exclusive rights in any registered Copyrights or has otherwise been granted or has granted a covenant not to sue for infringement or other violation of any registered Copyrights, including, without limitation, each agreement listed in Schedule A attached hereto.

SECTION 3. Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent for the Secured Parties pursuant to the Collateral Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Collateral Agreement, the provisions of the Collateral Agreement shall control.

SECTION 4. Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OF THE SECURITY INTERESTS).

SECTION 5. Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

EXHIBIT B-1

[Remainder of page intentionally left blank]

EXHIBIT B-1

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR], as Grantor

By:
Name:
Title:

STATE OF )

) ss.

COUNTY OF )

On this             day of                 ,             before me personally appeared                     , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing Copyright Security Agreement on behalf of                     , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

[NAME OF GRANTOR]

By:
Name:
Title:

STATE OF )

) ss.

COUNTY OF )

EXHIBIT B-1

On this             day of                 ,             before me personally appeared                     , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing Copyright Security Agreement on behalf of                     , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

[ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

EXHIBIT B-1

Accepted and Agreed:

HPS INVESTMENT PARTNERS, LLC,
as Agent

By:
Name:
Title:

EXHIBIT B-1

SCHEDULE A

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS

Title	Registration No.	Registration Date

COPYRIGHT APPLICATIONS

Title	Application / Case No.	Filing Date

EXCLUSIVE COPYRIGHT LICENSES

Description of Copyright License	Name of Licensor	Registration Number of underlying Copyright

EXHIBIT B-1

EXHIBIT B-2

TO COLLATERAL AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of [            ], 20[        ] (this “Agreement”), is made by each of the signatories hereto indicated as a Grantor (each a “Grantor” and collectively, the “Grantors”) in favor of HPS INVESTMENT PARTNERS, LLC, as administrative agent and collateral agent for the Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, pursuant to that certain Credit Agreement dated as of [            ], 2017 by and among AFFINION GROUP HOLDINGS, INC., a Delaware corporation, AFFINION GROUP, INC., a Delaware corporation, the lenders from time to time party thereto (the “Lenders”), the Agent for the Lenders, and the other parties from time to time party thereto (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and conditions set forth therein, to the Borrower; and

WHEREAS, as a condition precedent to the obligation of the Lenders to make their respective extension of credit to the Borrower under the Credit Agreement, the Grantors entered into a Collateral Agreement dated as of [            ], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”) between each of the Grantors and the Agent, pursuant to which each of the Grantors assigned, transferred and granted to the Agent, for the benefit of the Secured Parties, a security interest in the Patent Collateral (as defined below);

WHEREAS, pursuant to the Collateral Agreement, each Grantor agreed to execute and deliver this Agreement, in order to record the security interest granted to the Agent for the benefit of the Secured parties with the United States Patent and Trademark Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Agent as follows:

SECTION 1. Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Collateral Agreement, and if not defined therein, shall have the respective meanings given thereto in the Credit Agreement.

SECTION 2. Grant of Security Interest.

Each Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each

EXHIBIT B-2

case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Patent Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

all patentable inventions and designs, all United States, foreign, and multinational patents, certificates of invention, and similar industrial property rights, and applications for any of the foregoing, including without limitation: (i) each patent and patent application listed in Schedule A attached hereto (ii) all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all inventions and improvements described and claimed therein, (iv) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto, and (vi) all other rights of any accruing thereunder or pertaining thereto throughout the world.

SECTION 3. Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent for the Secured Parties pursuant to the Collateral Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Collateral Agreement, the provisions of the Collateral Agreement shall control.

SECTION 4. Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OF THE SECURITY INTERESTS).

SECTION 5. Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

EXHIBIT B-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR],

as Grantor

By:
Name:
Title:

STATE OF )

) ss.

COUNTY OF )

On this             day of                 ,             before me personally appeared                     , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing Patent Security Agreement on behalf of                     , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

[NAME OF GRANTOR]

By:
Name:
Title:

STATE OF )

) ss.

COUNTY OF )

EXHIBIT B-2

On this             day of                 ,             before me personally appeared                     , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing Patent Security Agreement on behalf of                     , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

[ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

EXHIBIT B-2

Accepted and Agreed:

HPS INVESTMENT PARTNERS, LLC,
as Agent

By:
Name:
Title:

EXHIBIT B-2

SCHEDULE A

to

PATENT SECURITY AGREEMENT

PATENTS AND PATENT APPLICATIONS

Title	Application No.	Filing Date	Patent No.	Issue Date

EXHIBIT B-2

EXHIBIT B-3

TO COLLATERAL AGREEMENT

FORM OF TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of [            ], 20[        ] (this “Agreement”), is made by each of the signatories hereto indicated as a Grantor (each a “Grantor” and collectively, the “Grantors”) in favor of HPS INVESTMENT PARTNERS, LLC, as administrative agent and collateral agent for the Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, pursuant to that certain Credit Agreement dated as of [            ], 2017 by and among AFFINION GROUP HOLDINGS, INC., a Delaware corporation, AFFINION GROUP, INC., a Delaware corporation, the lenders from time to time party thereto (the “Lenders”), the Agent for the Lenders, and the other parties from time to time party thereto (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and conditions set forth therein, to the Borrower; and

WHEREAS, as a condition precedent to the obligation of the Lenders to make their respective extension of credit to the Borrower under the Credit Agreement, the Grantors entered into a Collateral Agreement dated as of [            ], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”) between each of the Grantors and the Agent, pursuant to which each of the Grantors assigned, transferred and granted to the Agent, for the benefit of the Secured Parties, a security interest in the Trademark Collateral (as defined below);

WHEREAS, pursuant to the Collateral Agreement, each Grantor agreed to execute and deliver this Agreement, in order to record the security interest granted to the Agent for the benefit of the Secured parties with the United States Patent and Trademark Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Agent as follows:

SECTION 1. Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Collateral Agreement, and if not defined therein, shall have the respective meanings given thereto in the Credit Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral

SECTION 2.1 Grant of Security. Each Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Trademark Collateral”) as collateral

EXHIBIT B-3

security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

all domestic, foreign and multinational trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, Internet domain names, other indicia of origin or source identification, and general intangibles of a like nature, whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications for registration thereof including, without limitation, the registrations and applications listed in Schedule A attached hereto, (ii) all extension and renewals thereof, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution, or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

SECTION 2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest granted under Section 2.1 hereof attach to any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

SECTION 3. Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent for the Secured Parties pursuant to the Collateral Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Collateral Agreement, the provisions of the Collateral Agreement shall control.

SECTION 4. Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OF THE SECURITY INTERESTS).

EXHIBIT B-3

SECTION 5. Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

EXHIBIT B-3

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR],

as Grantor

By:
Name:
Title:

STATE OF )

) ss.

COUNTY OF )

On this             day of             ,             before me personally appeared             , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing Trademark Security Agreement on behalf of             , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

[NAME OF GRANTOR]

By: :
Name
Title:

STATE OF )

) ss.

COUNTY OF )

EXHIBIT B-3

On this             day of             ,             before me personally appeared             , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing Trademark Security Agreement on behalf of             , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

[ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER

GRANTORS]

EXHIBIT B-3

Accepted and Agreed:

HPS INVESTMENT PARTNERS, LLC,
as Agent

By:
Name:
Title:

EXHIBIT B-3

SCHEDULE A

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND APPLICATIONS

Mark	Serial No.	Filing Date	Registration No.	Registration Date

EXHIBIT B-3

ANNEX 1 TO

COLLATERAL AGREEMENT

ASSUMPTION AGREEMENT, dated as of             ,             , made by             , a             corporation (the “Additional Grantor”), in favor of HPS INVESTMENT PARTNERS, LLC, as Agent (in such capacity, the “Agent”) for (i) the banks and other financial institutions and entities (the “Lenders”) parties to the Credit Agreement referred to below, and (ii) the other Secured Parties (as defined in the Collateral Agreement (as hereinafter defined)). All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, AFFINION GROUP HOLDINGS, INC., a Delaware corporation (“Holdings”), AFFINION GROUP, INC., a Delaware corporation (the “Borrower”), the Lenders, and the Agent have entered into a Credit Agreement, dated as of [            ], 2017 (as amended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Collateral Agreement, dated as of             , 2017 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”) in favor of the Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.14 of the Collateral Agreement, hereby becomes a party to the Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules             to the Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

Annex 1-1

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3. Successors and Assigns.

This Assumption Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Additional Grantor may not assign, transfer or delegate any of its rights or obligations under this Assumption Agreement without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 1-2

Annex 1A

Annex 1-1

EXHIBIT E

[FORM OF]

GUARANTEE AGREEMENT

[To Be Attached]

E-1

Execution Version

GUARANTY AGREEMENT

made among

AFFINION GROUP HOLDINGS, INC.,

AFFINION GROUP, INC.,

and certain of its Subsidiaries

and

HPS INVESTMENT PARTNERS, LLC,

as Administrative Agent and Collateral Agent

Dated as of May 10, 2017

Execution Version

i

Section 4	POWER OF ATTORNEY AND FURTHER ASSURANCES	14

4.1	Agent’s Appointment as Attorney-in-Fact, Etc.	14

4.2	Further Assurances	14

4.3	Parallel Debt	14

Section 5	MISCELLANEOUS	15

5.1	Amendments in Writing	15

5.2	Notices	15

5.3	No Waiver by Course of Conduct; Cumulative Remedies	15

5.4	Enforcement Expenses; Indemnification.	15

5.5	Successors and Assigns	16

5.6	Set-Off	16

5.7	Counterparts	16

5.8	Severability	16

5.9	Section Headings	17

5.10	Integration, Conflict	17

5.11	GOVERNING LAW	17

5.12	Submission to Jurisdiction; Waivers	17

5.13	Acknowledgments	18

5.14	Additional Guarantors	18

5.15	Releases	18

5.16	WAIVER OF JURY TRIAL	18

Annex I-Joinder Agreement		Annex-I

ii

GUARANTY AGREEMENT

GUARANTY AGREEMENT dated as of May 10, 2017, among each of the signatories hereto designated as a Guarantor on the signature pages hereto (together with any other entity that may become a party hereto as a Guarantor as provided herein, (each a “Guarantor” and collectively, the “Guarantors”)) and HPS INVESTMENT PARTNERS, LLC, as Administrative Agent and Collateral Agent (in such capacities and together with its successors and assigns in such capacities, the “Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of May 10, 2017 (as amended, restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), among AFFINION GROUP HOLDINGS, INC., a Delaware corporation (“Holdings”), AFFINION GROUP, INC., a Delaware corporation (the “Borrower”), the Lenders and the Agent, and (ii) the other Guaranteed Parties (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Guarantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Guarantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Guaranty to the Agent for the benefit of the Guaranteed Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders and Issuing Banks to make their respective extensions of credit to the Borrower thereunder and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Guarantor hereby agrees with the Agent, for the benefit of the Guaranteed Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, all terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The following terms shall have the following meanings:

“Bankruptcy Case” means a case under the Bankruptcy Code or any other bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Guarantor;

(b) any other voluntary or involuntary insolvency, reorganization or Bankruptcy Case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Guarantor or with respect to a material portion of their respective assets;

(c) any liquidation, dissolution, reorganization or winding up of any Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Guarantor.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Corresponding Obligations” shall have the meaning set forth in Section 4.3.

“Discharge of the Guaranteed Obligations” shall mean and shall have occurred upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Collateral Agent and the Issuing Banks shall have been made).

“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity

2

Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Guaranteed Obligations” shall mean (i) the Obligations, (ii) each guarantee of the Obligations and (iii) whether or not constituting Obligations, the unpaid principal of and interest on (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower or any other Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations and liabilities of the Borrower or any other Guarantor to any Agent, any Lender which may arise under or in connection with any Loan Document; provided, however, that Guaranteed Obligations shall not include any Excluded Swap Obligations.

“Guaranteed Parties” shall mean the Secured Parties.

“Guaranty” shall mean this Guaranty as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Obligee Guarantor” shall have the meaning set forth in Section 2.6.

“Parallel Debt” shall have the meaning set forth in Section 4.3.

“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Restricted Obligations” shall have the meaning set forth in Section 2.12.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swiss Guarantor” shall have the meaning set forth in Section 2.12.

“UK Guarantor” means a Guarantor incorporated and existing under the laws of England and Wales.

“Voidable Transfer” shall have the meaning set forth in Section 2.10.

3

1.2. Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section, Schedule, Exhibit and Annex references, are to this Guaranty unless otherwise specified. References to any Schedule, Exhibit or Annex shall mean such Schedule, Exhibit or Annex as amended or supplemented from time to time in accordance with this Guaranty.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein shall mean payment in cash in immediately available funds.

(d) The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

1.3. Dutch Terms. In this Guaranty, where it relates to a Dutch person or the context so requires, a “Bankruptcy Proceeding” includes (i) a request for bankruptcy (faillissement) or being declared bankrupt (failliet verklaard), (ii) a request for (preliminary) suspension of payment (voorlopige) surseance van betaling, (iii) the appointment of a curator or a beoogd curator, and (iv) the appointment of a bewindvoerder or a beoogd bewindvoerder.

SECTION 2. GUARANTEE

2.1. Guarantee of Guaranteed Obligations. Each of the Guarantors hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Agent, for the benefit of the Guaranteed Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each other Guarantor, including the Borrower, when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations. Each Guarantor shall be liable under its guarantee set forth in this Section 2.1, without any limitation as to amount, for all present and future Guaranteed Obligations, including specifically all future increases in the outstanding amount of the Loans or other Guaranteed Obligations and other future increases in the Guaranteed Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents, on the date hereof. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all Guaranteed Obligations (including, without limitation, interest, fees, costs and expenses) that would be owed by any other obligor on the Guaranteed Obligations but for the fact that they are unenforceable or not allowable due to the existence of a Bankruptcy Proceeding involving such other obligor because it is the intention of the Guarantors and Guaranteed Parties that the Guaranteed Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower or any other Guarantor of any portion of such Guaranteed Obligations.

4

2.2. Limitation on Obligations Guaranteed. (a) Notwithstanding any other provision hereof, the right of recovery against each Guarantor under Section 2 hereof shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under Section 2 hereof void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guaranty set forth herein and the obligations of each Guarantor hereunder. To effectuate the foregoing, the Agent and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor in respect of the guarantee set forth in Section 2 hereof at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor with respect thereto hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guarantee set forth in Section 2 hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under Section 2 hereof will be deemed to be enforceable and payable after the guaranty under Section 2 hereof. To the fullest extent permitted by applicable law, this Section 2.2(a) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

(b) Each Guarantor agrees that Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 2.2 (a) without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Guaranteed Party hereunder.

(c) In respect of the UK Guarantors, this guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within financial assistance within the meaning of Section 678 of the Companies Act.

2.3. Nature of Guarantee; Continuing Guarantee; Waivers of Defenses Etc. (a) Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing guarantee of payment and performance and not merely of collectability. Each Guarantor waives diligence, presentment, protest, marshaling, demand for payment, notice of dishonor, notice of default and notice of nonpayment to or upon the Borrower or any of the other Guarantors with respect to the Guaranteed Obligations. Without limiting the generality of the foregoing, this Guaranty and the obligations of each Guarantor hereunder shall be valid and enforceable and shall extend to the ultimate balance of the Guaranteed Obligations, without any reduction, limitation, impairment, set-off, defense, counterclaim, discharge or termination for any reason (other than a Discharge of the Guaranteed Obligations). If any Guarantor is a natural person, it is expressly agreed that this guarantee shall survive the death of such guarantor and shall continue in effect.

5

(b) Each Guarantor agrees that the Guaranteed Obligations of each Guarantor hereunder are independent of the Guaranteed Obligations of each other Guarantor and of any other guarantee of the Guaranteed Obligations and when making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Guaranteed Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower and any other Guarantor or any other Person or against any collateral security or other guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by any Guaranteed Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower and any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower and any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Guaranteed Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(c) No payment made by the Borrower, any of the other Guarantors, any other guarantor or any other Person or received or collected by any Guaranteed Party from the Borrower and any of the other Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment remain liable for the Guaranteed Obligations until the Discharge of the Guaranteed Obligations.

(d) Without limiting the generality of the foregoing, each Guarantor agrees that its obligations under and in respect of the guarantee contained in this Section 2 and any security interest, if any, securing the Guaranteed Obligations, shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all, rights, claims or defenses that it might otherwise have (now or in the future) with respect to each of the following (whether or not such Guarantor has knowledge thereof):

(i) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Guaranteed Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by any Guaranteed Party;

(ii) any renewal, extension or acceleration of, or any increase in the amount of the Guaranteed Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Loan Documents;

(iii) any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;

6

(iv) any change, reorganization or termination of the corporate structure or existence of Borrower or any other Guarantor or any of their Subsidiaries and any corresponding restructuring of the Guaranteed Obligations;

(v) any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Guaranteed Obligations or any subordination of the Guaranteed Obligations to any other obligations;

(vi) the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Guaranteed Obligations or any other impairment of such collateral;

(vii) any exercise of remedies with respect to any security for the Guaranteed Obligations (including, without limitation, any collateral, including the Collateral securing or purporting to secure any of the Guaranteed Obligations) at such time and in such order and in such manner as the Agent and the Guaranteed Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Guarantor would otherwise have and without limiting the generality of the foregoing or any other provisions hereof, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to such Guarantor under applicable law; and

(viii) any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any other Guarantor for the Guaranteed Obligations, or of such Guarantor under the guarantee contained in this Section 2 or of any security interest granted by any Guarantor, whether in a Bankruptcy Proceeding or in any other instance.

(e) In addition each Guarantor further waives any and all other defenses, set- offs or counterclaims (other than a defense of payment or performance in full hereunder) which may at any time be available to or be asserted by it, the Borrower or any other Guarantor or person against any Guaranteed Party, including, without limitation, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury.

2.4. Rights of Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Guaranteed Obligations by any Guarantor or is received or collected on account of the Guaranteed Obligations from any Guarantor or its property:

(a) If such payment is made by a Guarantor (including the Borrower) or from its property in respect of the Guaranteed Obligations of another Guarantor, such Guarantor shall be entitled, subject to and upon (but not before) a Discharge of the Guaranteed Obligations, (A)

7

to demand and enforce reimbursement for the full amount of such payment from such other Guarantor, and (B) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors (other than the Guarantor whose primary obligations were so guaranteed by the other Guarantors) based on the relative value of their assets and any other equitable considerations deemed appropriate by the court. For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under Section 2 hereof will be deemed to be enforceable and payable after the guaranty under Section 2 hereof.

(b) If and whenever any right of reimbursement or contribution becomes enforceable by any Guarantor (including the Borrower) against any other Guarantor (including the Borrower) whether under Section 2.4(a) or otherwise, such Guarantor shall be entitled, subject to and upon (but not before) a Discharge of the Guaranteed Obligations, to be subrogated (equally and ratably with all other Guarantors entitled to reimbursement or contribution from any other Guarantor as set forth in this Section 2.4) to any security interest that may then be held by the Agent upon any collateral securing or purporting to secure any of the Guaranteed Obligations. Any right of subrogation of any Guarantor (including the Borrower) shall be enforceable solely after a Discharge of the Guaranteed Obligations and solely against the Guarantors, and not against the Guaranteed Parties, and neither the Agent nor any other Guaranteed Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any collateral securing or purporting to secure any of the Guaranteed Obligations for any purpose related to any such right of subrogation. If subrogation is demanded by any Guarantor, then, after Discharge of the Guaranteed Obligations, the Agent shall deliver to the Guarantors making such demand, or to a representative of such Guarantors or of the Guarantors generally, an instrument satisfactory to the Agent transferring, on a quitclaim basis without any recourse, representation, warranty or any other obligation whatsoever, whatever security interest the Agent then may hold in whatever collateral securing or purporting to secure any of the Guaranteed Obligations that may then exist that was not previously released or disposed of or acquired by the Agent.

(c) All rights and claims arising under this Section 2.4 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor (including the Borrower) as to any payment on account of either (x) the Guaranteed Obligations or (y) any other obligation that is secured by any collateral that also secures or purports to secure any of the Guaranteed Obligations, in each case made by it or received or collected from its property shall be fully subordinated to the Guaranteed Obligations in all respects prior to the Discharge of the Guaranteed Obligations. Until Discharge of the Guaranteed Obligations, no Guarantor may demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor in any Bankruptcy Case, receivership, or Bankruptcy Proceeding, such payment or distribution shall be delivered by the

8

person making such payment or distribution directly to the Agent, for application to the payment of the Guaranteed Obligations. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Guaranteed Parties, and shall forthwith be transferred and delivered by such Guarantor to the Agent, in the exact form received and, if necessary, duly endorsed.

(d) The obligations of the Guarantors under this Guaranty and the other Loan Documents, including their liability for the Guaranteed Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.4 or otherwise. The invalidity, insufficiency, unenforceability or uncollectability of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Guaranteed Party against any Guarantor or its property. The Guaranteed Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

2.5. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Agent without set-off or counterclaim in Dollars in immediately available funds at the office of the Agent as specified in the Credit Agreement.

2.6. Subordination of Other Obligations. Any Indebtedness of the Borrower or any other Guarantor now or hereafter held by any other Guarantor (the “Obligee Guarantor”), whether as original creditor, assignee, or by way of subrogation, restitution or otherwise, is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Agent on behalf of the Guaranteed Parties and shall forthwith be paid over to the Agent for the benefit of the Guaranteed Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

2.7. Financial Condition of Borrower and other Guarantors. Any Credit Event may be made to the Borrower or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower or any other Guarantor at the time of any such grant or continuation. No Guaranteed Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower or any other Guarantor. Each Guarantor has adequate means to obtain information from the Borrower and each other Guarantor on a continuing basis concerning the financial condition of the Borrower and each other Guarantor and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and each other Loan Party and each other Guarantor and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Guaranteed Party to disclose any matter, fact or thing relating to the business, operations or condition of the Borrower or any other Guarantor now known or hereafter known by any Guaranteed Party.

9

2.8. Bankruptcy, Etc. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or Bankruptcy Proceeding, voluntary or involuntary, involving the Borrower or any other Guarantor or by any defense which the Borrower or any Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding. To the fullest extent permitted by law, the Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Agent, or allow the claim of the Agent in respect of, any interest, fees, costs, expenses or other Guaranteed Obligations accruing or arising after the date on which such case or proceeding is commenced.

2.9. Duration of Guarantee, Discharge of Guarantee Upon Sale of Guarantor. (a) Except as provided in Section 2.9(b) below and Section 9.20 of the Credit Agreement, and subject to Section 2.10 below, the guarantee contained in this Section 2 shall remain in full force and effect until the Discharge of the Guaranteed Obligations.

(b) If (i) all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions of the Loan Documents to a Person that is not an Affiliate of the Borrower or any other Guarantor or (ii) a Guarantor is no longer a Foreign Subsidiary Loan Party or Subsidiary Loan Party, as applicable, in accordance with the Credit Agreement, then in the case of each of clauses (i) and (ii), the guaranty of such Guarantor or such successor in interest, as the case may, hereunder shall automatically be discharged and released without any further action by any Guaranteed Party or other Person effective as of the time of such sale, disposition or other transaction.

2.10. Reinstatement. If at any time payment of any of the Guaranteed Obligations or any portion thereof is rescinded, disgorged or must otherwise be restored or returned by any Guaranteed Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Guarantor or any substantial part of its property, or otherwise, or if any Guaranteed Party repays, restores, or returns, in whole or in part, any payment or property previously paid or transferred to the Guaranteed Party in full or partial satisfaction of any Guaranteed Obligation, because the payment or transfer or the incurrence of the obligation is so satisfied, is declared to be void, voidable, or otherwise recoverable under any state or federal law (collectively a “Voidable Transfer”), or because such Guaranteed Party elects to do so on the reasonable advice of its counsel in connection with an assertion that the payment, transfer, or incurrence is a Voidable Transfer, then, as to any such Voidable Transfer, and as to all reasonable costs, expenses and attorney’s fees of the Guaranteed Party related thereto, the liability of each Guarantor hereunder will automatically and immediately be revived, reinstated, and restored and will exist as though the Voidable Transfer had never been made.

2.11. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor

10

shall only be liable under this Section 2.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.11, or otherwise under this Guaranty, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a Discharge of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 2.11 constitute, and this Section 2.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

2.12. Swiss Up-stream and Cross-stream Limitation and Withholding Tax.

(a) If and to the extent that a Guarantor incorporated under the laws of Switzerland (for the purpose of this Section a “Swiss Guarantor”) under this Guaranty Agreement guarantees or otherwise secures obligations other than obligations of one of its direct or indirect subsidiaries (i.e. obligations of such Swiss Guarantor’s direct or indirect parent companies (up-stream liabilities) or sister companies (cross-stream liabilities)) (the “Restricted Obligations”) and that the making of a payment in fulfilling the guarantee obligations under Section 2 hereof with respect to Restricted Obligations would under Swiss corporate law (inter alia, prohibiting capital repayments or restricting distributions), at the time payment is due, not be permitted, then such obligations and payment amount shall from time to time be limited to the amount permitted to be paid under Swiss corporate law; provided that such limited amount shall at no time be less than such Swiss Guarantor’s distributable capital at the time or times payment under or pursuant to Section 2 hereof is requested from such Swiss Guarantor, and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) release such Swiss Guarantor from payment obligations hereunder in excess thereof, but merely postpone the payment date therefore until such times as payment is again permitted notwithstanding such limitation. Any and all indemnities and other financial undertakings assumed by a Swiss Guarantor under this Guaranty Agreement shall be construed in a manner consistent with the provisions of this Section 2.12.

(b) In case a Swiss Guarantor must make a payment in respect of Restricted Obligations under this Guaranty Agreement and is obliged to withhold Swiss withholding tax (Verrechnungssteuer) (“Swiss Withholding Tax”) in respect of such payment, such Swiss Guarantor shall:

(i) procure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the tax;

(ii) if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct Swiss Withholding Tax at the rate of 35% (or such other rate as in force from time to time), or if the notification procedure pursuant to sub-paragraph (i) above applies for a part of the Swiss Withholding Tax only, deduct Swiss Withholding Tax at the reduced rate resulting after the discharge of part of such tax by notification

11

under applicable law, from any payment made by it in respect of Restricted Obligations and promptly pay any such taxes to the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung);

(iii) notify the Collateral Agent that such notification, or as the case may be, deduction has been made and provide the Collateral Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration;

(iv) in the case of a deduction of Swiss Withholding Tax:

(1) use its best efforts to ensure that any person other than a Guaranteed Party, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment in respect of Restricted Obligations, will, as soon as possible after such deduction (A) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties) and (B) pay to the Collateral Agent upon receipt any amounts so refunded; and

(2) if a Guaranteed Party is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment, and if requested by the Collateral Agent, shall provide the Collateral Agent (on its behalf or on behalf of any Guaranteed Party) those documents that are required by law and applicable tax treaties to be provided by the payer of such tax, for each relevant Guaranteed Party, to prepare a claim for refund of Swiss Withholding Tax.

(c) If a Swiss Guarantor is obliged to withhold Swiss Withholding Tax in accordance with paragraph (b) above, the Collateral Agent shall be entitled to further enforce the guarantee and any other indemnity granted by such Swiss Guarantor under this Guaranty Agreement and/or further apply proceeds therefrom against the Restricted Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss Withholding Tax were required, whereby such further enforcements/applications of proceeds shall always be limited to the maximum amount of the freely distributable capital of such Swiss Guarantor as set out in paragraph (a) above.

(d) If and to the extent requested by the Collateral Agent or if and to the extent required under Swiss mandatory law (with regards to restricting distributions) applicable at the relevant time, in order to allow the Collateral Agent (and the Guaranteed Parties) to obtain a maximum benefit under this Guaranty, the Swiss Guarantor shall, and any parent company of such Swiss Guarantor being a party to this Guaranty Agreement shall procure that such Swiss Guarantor will, promptly implement all such measures and/or promptly procure the fulfilment of all prerequisites allowing it to promptly make the (requested) payment(s) hereunder from time to time, including the following:

(i) preparation of an up-to-date audited balance sheet of the Swiss Guarantor;

12

(ii) obtain a confirmation of the auditors of the Swiss Guarantor confirming the maximum amount of the freely distributable capital;

(iii) approval by a shareholders’ meeting of the Swiss Guarantor of the (resulting) distribution;

(iv) to the extent permitted by applicable law, write up or realize any of the Swiss Guarantor’s assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the Swiss Guarantor’s business (nicht betriebsnotwendig); and

(v) all such other measures necessary or useful to allow the Swiss Guarantor to make the payments and perform the obligations hereunder with a minimum of limitations.

2.13. Guarantor Intent. Each UK Guarantor expressly confirms that it intends that this Guaranty Agreement shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

SECTION 3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE GUARANTORS.

3.1. Representations and Warranties. Each Guarantor represents and warrants to the Guaranteed Parties on the Closing Date and on the date of each Credit Event that the representations and warranties set forth in Section 3 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is incorporated herein by reference, are true and correct in all material respects, except for representations and warranties that are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct (after giving effect to any such qualification therein) in all respects as of such date, in each case unless expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the Guaranteed Parties shall be entitled to rely on each of such representations and warranties as if they were fully set forth herein, provided that each such reference in each such representation and warranty to any Borrower’s knowledge shall, for the purposes of this Section 3.1, be deemed to be a reference to such Guarantor’s knowledge.

13

3.2. Covenants. Each Guarantor covenants and agrees with the Guaranteed Parties that, from and after the date of this Guaranty until the Discharge of the Guaranteed Obligations, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

SECTION 4.	POWER OF ATTORNEY AND FURTHER ASSURANCES

4.1. Agent’s Appointment as Attorney-in-Fact, Etc. Each Guarantor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Guarantor and in the name of such Guarantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement.

4.2. Further Assurances. Each Guarantor agrees that from time to time, at the expense of such Guarantor, it shall promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable, or that the Agent may reasonably request, in order to ensure that the Guaranteed Parties receive the intended benefits hereof or to enable the Agent to exercise and enforce its rights and remedies hereunder.

4.3. Parallel Debt.

(a) For the purpose of this Section 4.3 “Corresponding Obligations” means any and all payment obligations, whether present or future, actual or contingent, that may at any time be owing by a Guarantor (in whichever capacity, including as Borrower) to a Guaranteed Party (in whichever capacity, including as Agent or Lender) under any of the Loan Documents (other than the payment obligations to the Collateral Agent under this Section 4.3).

(b) Each Guarantor hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent at any time amounts equal to the amounts due by it in respect of the Corresponding Obligations. Each payment undertaking of a Guarantor under this Section 4.3 to be referred to as a “Parallel Debt.”

(c) Each Parallel Debt will be payable in the currency or currencies of the relevant Corresponding Obligation and will become due and payable as and when and to the extent the relevant Corresponding Obligation becomes due and payable.

(d) Each of the parties to this Agreement hereby acknowledges that:

(i) each Parallel Debt constitutes an undertaking, obligation and liability to the Collateral Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations of the relevant Guarantor;

(ii) the Collateral Agent acts in its own name and not as trustee, agent or representative of the Guaranteed Parties or any one of them for the purpose of this Section 4.3, other than with respect to paragraph (iii) below, and that each Parallel Debt represents the Collateral Agent’s own separate and independent claim to receive payment of that Parallel Debt from the relevant Guarantor; and

14

(iii) any discharge of a Parallel Debt in full or in part shall to the same extent decrease the Corresponding Obligation to which its corresponds, and any discharge of a Corresponding Obligation in full or in part shall to the same extent decrease the Parallel Debt that corresponds to it, it being understood, in each case, that the amounts which may be payable by each Guarantor as Parallel Debt at any time shall never exceed the total of the amounts which are payable under or in connection with the Corresponding Obligations at that time.

(e) To the extent the Collateral Agent irrevocably receives or recovers any amount in payment of a Parallel Debt of a Guarantor, the Collateral Agent shall distribute such amount among the Guaranteed Parties who are creditors of the Corresponding Obligation of that Guarantor in accordance with the terms of the Credit Agreement, as if such amount were received or recovered by the Collateral Agent in payment of the Corresponding Obligation to which it corresponds.

SECTION 5. MISCELLANEOUS

5.1. Amendments in Writing. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Guarantor and the Agent, provided that any provision of this Guaranty imposing obligations on any Guarantor may be waived by the Agent in a written instrument executed by such Agent in accordance with Section 9.09 of the Credit Agreement.

5.2. Notices. All notices, requests and demands to or upon the Agent or any Guarantor hereunder shall be effected in the manner provided for in Section 9.01 of the Credit Agreement.

5.3. No Waiver by Course of Conduct; Cumulative Remedies. No Guaranteed Party shall by any act (except by a written instrument pursuant to Section 5.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Guaranteed Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Guaranteed Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Guaranteed Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

5.4. Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to (i) pay or reimburse each Guaranteed Party for all its costs and expenses incurred under this Agreement and (ii) to indemnify the Guaranteed Parties, in each case to the extent such Guarantor is obligated to do so pursuant to Section 9.05 of the Credit Agreement or to the extent that the Borrower is obligated to do so pursuant to Section 9.05 of the Credit Agreement and the Borrower fails to do so.

15

5.5. Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Guaranteed Parties and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guaranty without the prior written consent of the Agent unless permitted by the Credit Agreement and any such assignment, transfer or delegation without such consent shall be null and void.

5.6. Set-Off. Each Guarantor hereby irrevocably authorizes each Guaranteed Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as such Guaranteed Party may elect, against and on account of the obligations and liabilities of such Guarantor to such Guaranteed Party hereunder and claims of every nature and description of such Guaranteed Party against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Guaranteed Party may elect, whether or not any Guaranteed Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured, provided that, if such Guaranteed Party is a Lender, it complies with Section 9.06 of the Credit Agreement. Each Guaranteed Party exercising any right of set-off shall notify such Guarantor promptly of any such set-off and the application made by such Guaranteed Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Guaranteed Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Guaranteed Party may have.

5.7. Counterparts. This Guaranty may be executed by one or more of the parties to this Guaranty on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Guaranty by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

5.8. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

16

5.9. Section Headings. The section headings and Table of Contents used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken in consideration in the interpretation hereof.

5.10. Integration, Conflict. This Guaranty represents the agreement of the Guarantors, the Agent and the other Guaranteed Parties with respect to the subject matter hereof, and supercedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. There are no promises, undertakings, representations or warranties by the Agent or any other Guaranteed Party relative to the subject matter hereof not expressly set forth or referred to herein.

5.11. GOVERNING LAW. THIS GUARANTY AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS GUARANTY (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

5.12. Submission to Jurisdiction; Waivers. Each Guarantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Guaranty (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, and of the United States of America for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Guaranty shall affect any right that any Guaranteed Party may otherwise have to bring any action or proceeding relating to this Guaranty against the Guarantor or any of its assets in the courts of any jurisdiction;

(d) waives to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty in any court referred to in paragraph (a) of this section (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

17

(e) consents to service of process in the manner provided in Section 9.17 of the Credit Agreement (and agrees that nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by applicable law); and

(f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

5.13. Acknowledgments. Each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the other Loan Documents to which it is a party;

(b) no Guaranteed Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guaranty or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Guaranteed Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the parties hereto.

5.14. Additional Guarantors. Each Subsidiary of Holdings or the Borrower or other Person that is required to become a party to this Agreement pursuant to Section 5.11 of the Credit Agreement shall become a Guarantor as required by the Credit Agreement for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Joinder Agreement in the form of Annex 1 hereto.

5.15. Releases. At such time as there has been a Discharge of the Guaranteed Obligations, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Agent and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the request and sole expense of any Guarantor following any such termination, the Agent shall execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request to evidence such termination.

5.16. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN

18

THIS SECTION. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[This Space Intentionally Left Blank]

19

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty Agreement to be duly executed and delivered as of the date first above written.1

GUARANTORS:

[NAME OF GUARANTOR]

By:
Title: Name:

[ADD ADDITIONAL SIGNATURE BLOCKS AS NEEDED]

AGENT:

[1]	NTD: Akin Gump to add in the company signature blocks.

SIGNATURE PAGE TO GUARANTY AGREEMENT

HPS INVESTMENT PARTNERS, LLC,

as Agent

By:
Name:
Title:

SIGNATURE PAGE TO GUARANTY AGREEMENT

Annex 1 to

Guaranty Agreement

JOINDER AGREEMENT, dated as of                 , 20        , made by                             , a         corporation (the “Additional Guarantor”), in favor of HPS INVESTMENT PARTNERS, LLC, as administrative agent and collateral agent (in such capacity, the “Agent”) for (i) the banks and other financial institutions and entities (the “Lenders”) parties to the Credit Agreement referred to below, and (ii) the other Guaranteed Parties (as defined in the Guaranty Agreement (as hereinafter defined)). All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, AFFINION GROUP HOLDINGS, INC. (“Holdings”), AFFINION GROUP, INC. (the “Borrower”), the Lenders, and the Agent have entered into a Credit Agreement, dated as of [ 🌑 ], 2017 (as amended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Guarantor) have entered into the Guaranty Agreement, dated as of [ 🌑 ], 2017 (as amended, supplemented replaced or otherwise modified from time to time, the “Guaranty Agreement”) in favor of the Agent for the benefit of the Guaranteed Parties;

WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guaranty Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Joinder Agreement in order to become a party to the Guaranty Agreement;

NOW, THEREFORE, IT IS AGREED:

I. Guaranty Agreement. By executing and delivering this Joinder Agreement, the Additional Guarantor, as provided in Section 5.14 of the Guaranty Agreement, hereby becomes a party to the Guaranty Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules [                1 ] to the Guarantee Agreement. The Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Credit Agreement as they relate to such Additional Guarantor or to the Loan Documents to which such Additional Guarantor is a party, each of which is incorporated herein by reference, is true and correct in all material respects on and as of the date hereof (after giving effect to this Joinder Agreement).

[1]	Refer to each Schedule which needs to be supplemented where a secured guaranty is involved.

Annex 1-1

II. [LIMITATIONS OF GUARANTEE. [•]]2

III. GOVERNING LAW . THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IV. SUCCESSORS AND ASSIGNS . This Joinder Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Additional Guarantor may not assign, transfer or delegate any of its rights or obligations under this Assumption Agreement without the prior written consent of the Agent, unless permitted by the Credit Agreement, and any such assignment, transfer or delegation without such consent shall be null and void.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:

Name:
Title:

[2]	Any limitations required pursuant to the Agreed Security Principles to be added.

Annex 1-2

Annex 1-A

Annex 1-1

EXHIBIT F

AUCTION PROCEDURES

Summary. The Borrower may conduct one or more Auctions in order to make Auction Prepayments pursuant to the procedures described in this Exhibit F.

Notice Procedures. In connection with an Auction, the Borrower will provide notification to the Administrative Agent, for distribution to the Lenders (an “Auction Notice”, substantially in the form attached hereto as Annex A with such changes therein as the Borrower and the Administrative Agent may agree). Each Auction Notice shall contain (a) an aggregate prepayment amount (each, an “Auction Amount”), which may be expressed at the election of the Borrower as either (i) the total par principal amount of the Class or Classes of Term Loans offered to be prepaid or (ii) the total cash amount offered to be paid pursuant to the Auction, (b) the discount to par, which shall be a range (the “Discount Range”), equal to a percentage of par of the principal amount of the applicable Class or Classes of Term Loans expressed as a price per $1,000; provided that the par principal amount of the Term Loans offered to be prepaid in each Auction shall be in a minimum aggregate amount of $1,000,000 and with minimum increments of $100,000 (it being understood that the par principal amount of Term Loans actually prepaid may be less than the minimum amount in the event that the aggregate par principal amount of Term Loans actually offered to be available for prepayment by Lenders in such Auction is less than the minimum amount) and (c) the date by which Lenders are required to indicate their election to participate in such proposed Auction (the “Acceptance Date”) which shall be at least five Business Days following the date of the Auction Notices.

Reply Procedures. In connection with any Auction, each Lender may provide the Administrative Agent with a notice of participation with respect to Term Loans (the “Return Bid”, substantially in the form attached hereto as Annex B with such changes therein as the Borrower and the Administrative Agent may agree) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (the “Reply Price”), which must be within the applicable Discount Range and (ii) a par principal amount of the applicable Class or Classes of Term Loans which must be in increments of $100,000 (subject to rounding requirements specified by the Administrative Agent) (the “Reply Amount”). The foregoing minimum increment amount condition shall not apply if a Lender submits a Reply Amount equal to such Lender’s entire remaining amount of its applicable Class or Classes of Term Loans. Lenders may only submit one Return Bid per Auction in their capacity as a Term Lender; provided that the Borrower and the Administrative Agent may elect to permit multiple bids, in which case the Borrower and the Administrative Agent may agree to establish procedures under which each Return Bid may contain up to three bids, only one of which can result in a Qualifying Bid (as defined below). Any Lender with outstanding Term Loans whose Reply Bid is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept an Auction Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discounted price (the “Applicable Discounted Price”) for the Auction,

F-1

which will be the lower of (i) the lowest Reply Price for which the Borrower can complete the Auction at the Auction Amount and (ii) in the event that the aggregate amount of the Reply Amounts relating to such Auction Notice are insufficient to allow the Borrower to prepay the entire Auction Amount, the highest Reply Price that is within the Discount Range so that the Borrower can complete the Auction at such aggregate amount of Reply Amounts. The Borrower shall prepay the applicable Class or Classes of Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or less than the Applicable Discounted Price (“Qualifying Bids”) at the Applicable Discounted Price; provided that if the aggregate amount required to prepay Qualifying Bids (or, in the case of an Auction Amount expressed as a total par principal amount, if the aggregate par principal amounts of the Qualifying Bids) would exceed the Auction Amount for such Auction, the Borrower shall prepay such Qualifying Bids at the Applicable Discounted Price ratably based on the respective principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). In any Auction for which the Administrative Agent and the Borrower have elected to permit multiple bids, if a Lender has submitted a Return Bid with respect to the applicable Class or Classes of Term Loans containing multiple bids at different Reply Prices, only the bid with the highest Reply Price that is equal to or less than the Applicable Discounted Price will be deemed the Qualifying Bid with respect to the applicable Class or Classes of Term Loans of such Lender. Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable.

Additional Procedures. In connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to accept the prepayment of the entirety or its pro rata portion of its applicable Class or Classes of Term Loans in the Reply Amount at the Applicable Discounted Price. The Borrower will not have any obligation to prepay any Term Loans outside of the applicable Discount Range nor will any Return Bids outside such applicable Discount Range be considered in any calculation of the Applicable Discounted Price or satisfaction of the Auction Amount. Each prepayment of Term Loans in an Auction shall be consummated pursuant to procedures (including as to response deadlines for Return Bids, settlement periods, rounding amounts, type and Interest Period of accepted Term Loans, and calculation of Applicable Discounted Price referred to above) established by the Administrative Agent and agreed to by the Borrower. The Borrower may extend the Acceptance Date of an Auction by notice given at least 24 hours before the Acceptance Date set forth in the Auction Notice. The provisions of this Exhibit G shall not limit or restrict the Borrower from making voluntary prepayments of any Term Loans in accordance with Section 2.11(a) of this Agreement.

Annex A

to Exhibit F

FORM OF

AUCTION NOTICE

[Insert Administrative Agent Contact Details]

Re: Auction

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of [ 🌑 ], 2017 (as amended from time to time, the “Credit Agreement”), among Affinion Group Holdings, Inc., Affinion Group, Inc. (the “Borrower”), the Lenders from time to time party thereto and HPS Investment Partners, LLC, as administrative agent and collateral agent for the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement and the Auction Procedures.

The Borrower hereby gives notice to the Lenders that it desires to conduct the following Auction:

•	Auction Amount: $[ ], representing [the total par principal amount of [insert applicable Class or Classes of Term Loans]] [the total cash amount offered to be paid in exchange [insert applicable Class or Classes of Term Loans] pursuant to the Auction

•	Discount Range: Not less than $[ ] nor greater than $[ ] per $1,000 principal amount of [insert applicable Class or Classes of Term Loans]

The Borrower hereby represents that it does not possess any material non-public information with respect to Holdings or any of its Subsidiaries that has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Holdings or any of its Subsidiaries) prior to the date hereof, and, if not disclosed to the Lenders, could reasonably be expected to have a material effect upon, or otherwise be material to, (1) a Lender’s decision to participate in any Auction or (2) the market price of the [insert applicable Class or Classes of Term Loans] subject to this Auction

The Auction shall be consummated in accordance with Auction Procedures with each Return Bid due by [            ].

F-1

Very truly yours,

AFFINION GROUP, INC.,

By:
Name:
Title:

FORM OF

RETURN BID

[Lender Letterhead]

[Insert Administrative Agent Contact Details]

Re: Auction

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of [ 🌑 ], 2017 (as amended from time to time, the “Credit Agreement”), among Affinion Group Holdings, Inc., Affinion Group, Inc. (the “Borrower”), the Lenders from time to time party thereto and HPS Investment Partners, LLC, as administrative agent and collateral agent for the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement and the Auction Procedures.

The undersigned Lender hereby gives notice of its participation in the pending Auction by submitting the following Return Bid:14

Loans	Reply Price (price per $1,000)	Reply Amount (par principal amount)
[Insert applicable Class or Classes of Term Loans]	$[ ]	$ [ ]

The undersigned Lender acknowledges that the submission of this Return Bid obligates the Lender to accept the prepayment of the entirety of its pro rata portion of its [Insert applicable Class or Classes of Term Loans] in the Reply Amount at the Applicable Discounted Price, and that this Return Bid may not be withdrawn.

Very truly yours,

[LENDER]

By:
Name:
Title:

[14]	To be revised as appropriate to accommodate more than one bid if elected by the Administrative Agent and the Borrower in accordance with the Auction Procedures.

F-1

EXHIBIT G

[TAX COMPLIANCE CERTIFICATES]

EXHIBIT G-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [ 🌑 ], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Affinion Group Holdings, Inc., Affinion Group, Inc., the Lenders, and HPS Investment Partners, LLC, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                 , 20[     ]

EXHIBIT G-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [ 🌑 ], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Affinion Group Holdings, Inc., Affinion Group, Inc., the Lenders, and HPS Investment Partners, LLC, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:

Title:

Date:                     , 20[     ]

EXHIBIT G-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [ 🌑 ], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Affinion Group Holdings, Inc., Affinion Group, Inc., the Lenders, and HPS Investment Partners, LLC, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                 , 20[     ]

EXHIBIT G-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [ 🌑 ], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Affinion Group Holdings, Inc., Affinion Group, Inc., the Lenders, and HPS Investment Partners, LLC, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                 , 20[     ]

Execution Version

SCHEDULE 1.01(b)

Immaterial Subsidiaries

None.

SCHEDULE 1.01(d)

Unrestricted Subsidiaries

None.

SCHEDULE 1.01(e)

Agreed Security Principles

Set forth on this Schedule 1.01(e) are the Agreed Security Principles referred to in the Credit Agreement, dated as of May 10, 2017 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among, AFFINION GROUP HOLDINGS, INC., a Delaware corporation (“Holdings”), AFFINION GROUP, INC., a Delaware corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement) from time to time party thereto, HPS INVESTMENT PARTNERS, LLC, as administrative agent (together with any successor administrative agent appointed pursuant hereto, in such capacity, the “Administrative Agent”) and as collateral agent (together with any successor collateral agent appointed pursuant hereto, in such capacity, the “Collateral Agent”) for the Lenders. Capitalized terms used but not defined herein shall have the meanings specified therefor in the Credit Agreement.

PART I

The following principles shall apply to the guarantees and security granted by any Foreign Subsidiary Loan Party under the Guaranty Agreement or any Foreign Security Document. For the avoidance of doubt, the following principles shall not be deemed to modify, limit or alter any provisions of the Collateral Agreement, the Guaranty Agreement, the Intellectual Property Security Agreement or any other Security Document entered into by a Domestic Subsidiary under New York law.

PART II

1.	AGREED SECURITY PRINCIPLES

(a)	The guarantees and security to be provided by any Loan Party will be given in accordance with the Agreed Security Principles set out in this Schedule 1.01(e). This Schedule 1.01(e) addresses the manner in which the Agreed Security Principles will impact the guarantees and security proposed to be taken in relation to this transaction.

(b)	The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical impediments in obtaining effective guarantees and security from the Loan Parties in jurisdictions in which it has been agreed that guarantees and security will be granted. In particular:

(i)

general statutory limitations, regulatory requirements or restrictions, financial assistance, corporate benefit, fraudulent preference, “earnings stripping”, “controlled foreign corporation” rules, “thin capitalization” rules (or analogous restrictions), tax restrictions, retention of title claims, employee consultation or approval requirements, capital maintenance rules and similar principles may prevent or limit any Loan Party from providing a guarantee or security or may require that the guarantee or security be limited in amount or otherwise, provided that, to the extent requested by the Collateral Agent before signing any applicable security agreement or accession document, the relevant Loan Party shall use reasonable endeavors (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacles or restrictions or otherwise such guarantee or security document shall be subject to such limit;

(ii)	the relevant Loan Party shall use commercially reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to assist in demonstrating that adequate corporate benefit accrues to each relevant Loan Party and to overcome any such other limitations to the extent not unduly burdensome;

(iii)	the security and extent of its perfection will be agreed taking into account the cost to relevant Loan Party of providing security (including any increase to the tax cost of the Loan Parties) so as to ensure that it is proportionate to the benefit accruing to the Secured Parties (taking into account, amongst other things, materiality of the proposed security and relevant pledged assets in light of the security already granted);

(iv)	a factor in determining whether or not a guarantee shall be taken is the applicable cost (including adverse effects on interest deductibility and stamp duty, notarization and registration fees and the burden and/or cost of complying with any applicable financial assistance, corporate benefit or thin capitalization rules) which shall not be materially and disproportionately greater than the benefit to the Lenders of obtaining such guarantee, as determined by Borrower in good faith in consultation with the Administrative Agent;

(v)	Loan Parties will not be required to give guarantees or enter into security documents if it is not within the legal capacity of the relevant Loan Party or if the same would conflict with the fiduciary duties of the directors of the relevant Loan Party or contravene any legal or regulatory prohibition or would result in (or in a material risk of) personal or criminal liability on the part of any officer or director;

(vi)	the granting or perfection of security, when required, and other legal formalities will be completed, at the Closing Date or if later, within the time periods specified therefor in Section 5.11 of the Credit Agreement and in any event no later than the time periods specified by applicable law in order to ensure due perfection;

(vii)	the giving of a guarantee will not be required if it would have a material adverse effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents;

(viii)	unless granted under a global security document governed by the law of the jurisdiction of the applicable Loan Party or under English or New York law, all security shall be governed by the law of the jurisdiction of incorporation of that Loan Party or the jurisdiction of the issuer of any equity interests constituting Collateral thereunder or New York, as determined by the Administrative Agent in its reasonable discretion;

(ix)	the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the incremental cost of such fees, taxes and duties is materially and disproportionately greater than the benefit to the Lenders of increasing the guaranteed or secured amount as determined by the Administrative Agent in its discretion;

(x)	Loan Parties will not be required to give guarantees if doing so would be prohibited by (1) any law or regulation or (2) any contractual obligation in effect as of the date hereof (or, with respect to any subsidiary that is acquired after the date hereof, any contractual obligation in effect on the date of such acquisition that is not entered into in contemplation thereof), but only for so long as such prohibition exists, and provided that, the relevant Loan Party shall use reasonable endeavours to overcome any such obstacles or restrictions;

(xi)	to the extent possible, the Collateral Agent will hold one set of security for the Secured Parties (subject to applicable law).

2.	LOAN PARTIES AND SECURITY

(a)	Subject to the guarantee limitations set out in the Loan Documents, each guarantee will be an upstream, cross-stream and downstream guarantee and security for all liabilities of the Loan Parties under the Loan Documents in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction. Security Documents will secure the Guaranteed Obligations (as defined in the Guaranty Agreement) of the relevant security provider, and all other Obligations of the Loan Parties under the Loan Documents, in each case in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction.

(b)	Where a Loan Party pledges shares of a Foreign Subsidiary, the security document will be governed by the laws of the company whose shares are being pledged and not by the law of the country of the pledgor. Subject to these principles, the shares in each Loan Party shall be secured. The shares held by a Loan Party in a Subsidiary that is not a Loan Party shall not be required to be the subject of a Lien, unless that Subsidiary is a Material Subsidiary (or unless the shares in such Subsidiary can be secured in a global security agreement such as an English law debenture, New York law global security agreement or similar security agreement).

(c)	To the extent legally effective, all security shall be given in favor of the Collateral Agent and not the Secured Parties individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the Credit Agreement or Guaranty Agreement and not the individual security documents unless required under local laws. No action will be required to be taken in relation to any guarantee or security where any Lender transfers or assigns any of its participation in the Credit Facilities.

(d)	Any security document shall only be required to be notarized or notarially certified if required by law in order for the relevant security to become effective or admissible in evidence or otherwise perfected.

3.	TERMS OF SECURITY DOCUMENTS

The following principles will be reflected in the terms of any security taken in respect of any Loan Party as part of this transaction:

(a)	the security will be first ranking, except if legally impossible;

(b)	the Collateral Agent or Secured Parties shall only be able to exercise a power of attorney granted by a Loan Party following the occurrence of an Event of Default;

(c)	the remedies relating to any security provided by a Loan Party will not be enforceable until an Event of Default has occurred;

(d)	in the Security Documents there will be no repetition of clauses set out in the Credit Agreement such as those relating to notices, cost and expenses (except in Security Documents requiring notarization), indemnities, tax gross up, distribution of proceeds and release of security if the relevant Loan Party is a party to the Credit Agreement, and, in case the relevant Loan Party is not a party to the Credit Agreement, such clauses shall be substantially consistent with those in the Credit Agreement; representations and undertakings shall be included in the Security Documents to the extent relevant under local law to the creation, perfection, priority or enforcement of the security interest expressed to be created thereby (and including in any case representations to the legal and beneficial ownership of the assets over which it purports to grant security); and

(e)	a Lien will, where possible, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges shall be provided at intervals no more frequent than the relevant date on which the compliance certificate is required to be delivered (unless required more frequently under local law or advisable under standard market practice in order to ensure the enforceability or validity of the security interest).

4.	BANK ACCOUNTS

(a)	[Reserved].

(b)	If a Loan Party grants a Lien over its bank accounts it shall be free to deal with those accounts (other than mandatory prepayment accounts and any other accounts which are specifically blocked) in the ordinary course of its business (including closing unused or dormant accounts) until the occurrence of an Event of Default.

(c)	Account control agreements shall not be required. If it is customary under local law (e.g., Swiss Law) or required by local law for a Loan Party to serve on an account bank notice of a Lien over such Loan Party’s bank account in order to perfect such Lien, then such Loan Party shall serve such notice of such Lien on the account bank within five Business Days of the Lien being granted and such Loan Party shall use commercially reasonable efforts to obtain (i) an acknowledgement of that notice or (ii) the consent to the Lien of the account bank, where obtaining such consent is required by local law, in each case within 20 Business Days of such service of notice. If such Loan Party has used commercially reasonable efforts but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiration of that 20 Business Day period (which period may be extended with the sole consent of the Agent) but the Loan Party shall provide satisfactory evidence to the Collateral Agent that the notice has been served to the account bank. If consent of the account bank to the Lien is required by local law to validly grant a Lien over a Loan Party’s bank account and such consent is not obtained within the time period specified in the previous sentence, the Agent may require that Loan Party to close that account at the relevant account bank and open one or more bank accounts at another account bank that is willing to give its consent to the Lien.

(d)	Any security over bank accounts granted by Loan Parties shall be subject to any prior security interests in favor of the account bank which are created by law or applicable standard banking terms and conditions. The applicable Loan Party shall use commercially reasonable efforts to procure, where applicable in the relevant document that the account bank will waive any such prior security interest or limit such prior security interest to the account bank’s costs and fees in connection with the banking arrangements.

(e)	If required under local law security over bank accounts granted by Loan Parties will be registered subject to the general principles set out in these Agreed Security Principles.

5.	FIXED ASSETS (OTHER THAN REAL ESTATE)

(a)	If a Loan Party grants security over its fixed and tangible moveable assets it shall be free to deal with those assets (subject to the terms of the Credit Agreement, including restrictions on Asset Sales) in the course of its business until the occurrence of an Event of Default.

(b)	No notice, whether to third parties or by attaching a notice to the fixed assets pledged by any Loan Party, shall be prepared or given until an Event of Default has occurred.

(c)	If required under local law, Liens over fixed assets granted by Loan Parties will be registered subject to the general principles set out in these Agreed Security Principles.

6.	INSURANCE POLICIES

(a)	A Loan Party may grant a Lien in its insurance policies in respect of which claims thereunder may be mandatorily prepaid, provided that such insurance policy allows a Lien to be so granted.

(b)	If it is customary under local law (e.g., Swiss law or Dutch law) or required by local law for a Loan Party to serve on an insurance provider notice of a Lien over such Loan Party’s insurance policies in order to perfect such Lien, then such Loan Party shall serve such notice of such Lien on the insurance provider within five Business Days of the Lien being granted and such Loan Party shall use commercially reasonable efforts to obtain (i) an acknowledgement of that notice or (ii) the consent to the Lien of the insurance provider, where obtaining such consent is required by local law, in each case within 20 Business Days of such service of notice. If such Loan Party has used commercially reasonable efforts but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiration of that 20 Business Day period.

(c)	No loss payee or other endorsement shall be made on the insurance policy, for the avoidance of doubt, except for any policy covering property or liabilities of Holdings, the Borrower, or any Domestic Subsidiary as set forth in the Credit Agreement.

7.	INTELLECTUAL PROPERTY

(a)	If a Loan Party grants a Lien over its intellectual property it shall be free to deal with those assets in the course of its business (including, without limitation, allowing its intellectual property to lapse if no longer material or useful to its business) until the occurrence of an Event of Default.

(b)	No security shall be granted over any intellectual property of any Loan Party which cannot be secured under the terms of the relevant licensing agreement. No notice shall be prepared or given to any third party from whom intellectual property of any Loan Party is licensed until an Event of Default has occurred.

(c)	If required under local law to perfect the Collateral Agent or Secured Parties’ Lien over such intellectual property, a Lien over intellectual property granted by any Loan Party will be registered under the law of that Security Document at a relevant supra-national registry (such as the EU) or otherwise at any national (or U.S. State, if applicable) registry subject to the general principles set out in these Agreed Security Principles.

8.	HEDGING

If a Loan Party grants a Lien in its hedging receivables it shall be granted subject to the same provisions as for trade receivables, except that notice of security shall be provided subject to the same provisions as for intercompany receivables.

9.	INTERCOMPANY RECEIVABLES

(a)	If a Loan Party grants a Lien in its intercompany receivables it shall, subject to the terms of the Credit Agreement, be free to deal with those receivables in the course of its business until the occurrence of an Event of Default.

(b)	If it is customary under local law (e.g., Swiss law or Dutch law) or required by local law to perfect the Lien granted by any Loan Party, notice of the Lien will be served on the relevant debtor within five Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) of the Lien being granted and such Loan Party shall obtain an acknowledgement of that notice as soon as reasonably practicable but, in any event, within 20 Business Days of service (or such later period as may be agreed in the sole discretion of the Agent).

(c)	If required under local law, security over intercompany receivables granted by any Loan Party will be registered subject to the general principles set out in these Agreed Security Principles.

10.	TRADE RECEIVABLES

(a)	If a Loan Party grants a Lien over its trade receivables, it shall be free to deal with those receivables in the course of its business until the occurrence of an Event of Default.

(b)	No notice of a Lien granted by any Loan Party may be served until the occurrence of an Event of Default. However, with respect to Liens over trade receivables governed by Swiss law, the Collateral Agent shall be entitled (but not obliged) to notify the debtors of trade receivables of the Lien at any time where an event or a circumstance makes a notification necessary in the reasonable discretion of the Collateral Agent in order to maintain or protect such Lien.

(c)	No Lien will be granted over any trade receivables by any Loan Party which cannot be secured under any legally effective terms of the relevant contract.

(d)	If required under local law, security over trade receivables granted by any Loan Party will be registered subject to the general principles set out in these Agreed Security Principles.

(e)	Any list of trade receivables required shall not include details of the underlying contracts but shall include the name and address of the debtor, the amount due and the due date. Up to date lists of trade receivables shall, where customary under local law (e.g. Swiss law), be provided for the first time within 15 days after the date of signing the security agreement and, thereafter, on a semi-annual basis, as per 30 June and 31 December of each year (in each case within 15 days after such date) and in any event immediately upon the occurrence of an Event of Default and upon request by the Collateral Agent thereafter.

11.	SHARES

(a)	Except, for the avoidance of doubt, as set forth in the Collateral Agreement, the Security Documents will be governed by the laws of the jurisdiction of incorporation of the entities whose shares or equivalent ownership interests are being secured and not by the law of the jurisdiction of incorporation of the entities granting the security, so long as such jurisdiction is also the jurisdiction of organization of a Loan Party; provided that, for the avoidance of doubt, share security in the United States shall, if so elected by the Collateral Agent, be taken under the laws of the State of New York.

(b)	Until an Event of Default has occurred, the charging Loan Party will be permitted to retain and to exercise voting rights pertaining to any shares charged by it in a manner which does not adversely affect the validity or enforceability of the Security or interests of the Secured Parties and the company whose shares have been charged will be permitted to pay dividends upstream on pledged shares to the extent permitted under the Loan Documents with the proceeds to be available to the Loan Parties subject to the terms of the Credit Agreement.

(c)	Where customary and applicable as a matter of law, on, or as soon as reasonably practicable following execution of the share charge, the original share certificate and stock transfer form executed in blank (or other document evidencing title) will be delivered to the Collateral Agent (at such of its locations as it shall elect) and where required by law the share certificate or shareholders’ register (or other local law equivalent) will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Collateral Agent.

(d)	Unless the restriction is required by law or regulation, the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on the taking or enforcement of the security granted over them and any pre-emption right.

12.	REAL ESTATE

A Loan Party shall not be required to grant security over its real estate unless it is freehold property with a value of more than $2,500,000. A Loan Party will be under no obligation to obtain any landlord consent required to grant security over its real estate, nor to investigate the possibility thereof.

13.	RELEASE OF SECURITY

With respect to collateral granted by any Loan Party, unless required by local law, the circumstances in which the security shall be released should not be dealt with in individual security documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Credit Agreement.

SCHEDULE 1.01(f)

Foreign Security Documents and Foreign Pledge Agreements

United Kingdom

1.	Constitutional documents of each Loan Party incorporated in England and Wales listed in Schedule 1.01(g) (“UK Loan Party”);

2.	Subject to the Agreed Security Principles, an all-asset debenture to be entered into by each UK Loan Party;

3.	Subject to the Agreed Security Principles, in respect of each UK Loan Party, a share charge agreement to be entered into by the holders of that UK Loan Party’s issued shares;

4.	All documents and/or evidence of all other steps required to perfect the security interests purported to be created under the all-asset debentures and share charges (including the delivery of original share certificates and signed and undated stock transfer forms, and any counterparty notices as may be applicable provided that the UK Loan Party shall only be required to use its reasonable endeavours to obtain any acknowledgements of such notices for a period of 5 Business Days from the date of the relevant notice);

5.	A copy of a resolution of the board of each UK Loan Party, (i) approving the terms of, and the transactions contemplated by, the Loan Documents and Guarantee Agreement to which it is a party and resolving that it execute the Loan Documents and Guarantee Agreement to which it is a party; (ii) authorizing a specified person or persons to execute the Loan Documents and Guarantee Agreement to which it is a party on its behalf; and; (iii) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices to be signed and/or despatched by it under or in connection with the Loan Documents and Guarantee Agreement to which it is a party;

6.	A specimen of the signature of each person authorized by the resolution referred in paragraph 5 above;

7.	A copy of a resolution of shareholders of each UK Loan Party approving the terms of the transactions contemplated by the Loan Documents and Guarantee Agreement to which it is a party.

8.	A certificate of each UK Loan Party (signed by a director, secretary or other authorized signatory) (i) confirming that borrowing or guaranteeing or securing, as appropriate, the Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded and (ii) certifying that each copy document referred in items 1 and 7 above is correct, complete and in full force and effect and has not been amended or superseded; and

9.	In respect of any Loan Party not incorporated in England and Wales that is a party to an English law document, evidence of the appointment of an agent for service of process in England and Wales.

The Netherlands

1.	Dutch law governed notarial deed of pledge over shares in the share capital of Bassae Holding B.V., between Affinion International Limited as pledgor, the Collateral Agent as pledgee and Bassae Holding B.V. as company;

2.	Dutch law governed notarial deed of pledge over shares in the share capital of Affinion International B.V., between Bassae Holding B.V. as pledgor, the Collateral Agent as pledgee and Affinion International B.V. as company;

3.	Dutch law governed deed of pledge over membership interests in Webloyalty Holdings Coöperatief U.A., between Webloyalty.com, Inc., Affinion Investments, LLC and Webloyalty Holdings Inc. as pledgors, the Collateral Agent as pledgee and Webloyalty Holdings Coöperatief U.A. as cooperative; and

4.	Dutch law governed omnibus deed of pledge between Bassae Holding B.V., Affinion International B.V. and Webloyalty Holdings Coöperatief U.A. as pledgors and the Collateral Agent as pledgee, with respect to bank accounts, insurance receivables, intercompany receivables, trade receivables and movable property

Switzerland

1.	Swiss law governed quota pledge agreement between Webloyalty Holdings Coöperatief U.A as pledgor and HPS Investment Partners, LLC as Collateral Agent and pledgee and the other Lenders and Issuing Bank as pledgees regarding the pledge of all quotas and related assets in Webloyalty International Sàrl; and

2.	Swiss law governed security assignment agreement between Webloyalty International Sàrl as assignor and HPS Investment Partners, LLC as Collateral Agent and assignee regarding the assignment of bank account, insurance, intra-group and trade receivables of Webloyalty International Sàrl

SCHEDULE 1.01(g)

Loan Parties

Holdings

Borrower

Subsidiary Loan Parties

1.	Affinion Benefits Group, LLC

2.	Affinion Brazil Holdings I, LLC

3.	Affinion Brazil Holdings II, LLC

4.	Affinion Data Services, Inc.

5.	Affinion Developments, LLC

6.	Affinion Group, Inc.

7.	Affinion Group, LLC

8.	Affinion Investments II, LLC

9.	Affinion Investments, LLC

10.	Affinion Net Patents, Inc.

11.	Affinion PD Holdings, Inc.

12.	Affinion Publishing, LLC

13.	BreakFive, LLC

14.	Cardwell Agency, Inc.

15.	CCAA, Corporation

16.	Connexions Loyalty Acquisition, LLC

17.	Connexions Loyalty Global Travel Fulfillment LLC

18.	Connexions Loyalty Travel Solutions LLC

19.	Connexions Loyalty, Inc.

20.	Connexions SM Ventures, LLC

21.	Connexions SMV, LLC

22.	CUC Asia Holdings

23.	Global Protection Solutions, LLC

24.	Incentive Networks LLC

25.	Lift Media, LLC

26.	Long Term Preferred Care, Inc.

27.	Loyalty Travel Agency LLC

28.	Propp Corp.

29.	Travelers Advantage Services, LLC

30.	Trilegiant Auto Services, Inc.

31.	Trilegiant Corporation

32.	Trilegiant Insurance Services, Inc.

33.	Trilegiant Retail Services, Inc.

34.	Watchguard Registration Services, Inc.

35.	Webloyalty Holdings Inc.

36.	Webloyalty.com, Inc.

Foreign Subsidiary Loan Parties

1.	Affinion International Holdings Limited (UK)

2.	Affinion International Limited UK (UK)

3.	Affinion International Travel Holdco Limited (UK)

4.	Loyalty Ventures Limited (UK)

5.	Webloyalty International Limited (UK)

6.	Affinion International B.V. (The Netherlands)

7.	Bassae Holding B.V. (The Netherlands)

8.	Webloyalty Holdings Cooperatief U.A. (The Netherlands)

9.	Webloyalty International Sarl (Switzerland)

SCHEDULE 2.01

Commitments and Lenders

[On file with Administrative Agent]

SCHEDULE 3.01

Organization and Good Standing

None.

SCHEDULE 3.04

Governmental Approvals

1.	In accordance with the terms of the shareholders agreement of Holdings and in connection with the Transactions, Holdings has obtained the written consent of the stockholders in lieu of a meeting with respect to (i) amending the shareholders agreement of Holdings and (ii) entering into certain agreements or arrangements with holders of 5% or more of the Company’s Common Stock, in each case as required by the shareholders agreement of Holdings. As a result, Holdings is obligated to file an Information Statement on Schedule 14C with the Securities and Exchange Commission which shall take the form of a Preliminary Information Statement on Schedule 14C followed by a Definitive Information Statement on Schedule 14C describing the matters consented to in the action by written consent of the stockholders in lieu of a meeting.

SCHEDULE 3.05(b)

Liabilities/Long-Term Obligations

None.

SCHEDULE 3.07(b)

Possession under Leases

None.

SCHEDULE 3.08(a)

Subsidiaries

Company	Jurisdiction of Incorporation / Formation	Parent	Ownership
Affinion Benefits Group, LLC	Delaware	Affinion Group, LLC	100%
Affinion Brazil Holdings I, LLC	Delaware	Webloyalty.com, Inc.	100%
Affinion Brazil Holdings II, LLC	Delaware	Webloyalty.com, Inc.	100%
Affinion Data Services, Inc.	Delaware	Affinion Group, LLC	100%
Affinion Developments, LLC	Delaware	Affinion Group, Inc.	100%
Affinion Group, Inc.	Delaware	Affinion Group Holdings, Inc.	100%
Affinion Group, LLC	Delaware	Affinion Group Holdings, Inc.	100%
Affinion International AB	Sweden	Affinion International AS	100%
Affinion International ApS	Denmark	Affinion International AS	100%
Affinion International AS	Norway	Bassae Holding B.V.	100%
Affinion International Assurances SARL	France	Bassae Holding B.V.	100%
Affinion International B.V.	Netherlands	Bassae Holding B.V.	100%
Affinion International GmbH	Germany	Bassae Holding B.V.	100%
Affinion International Holdco (Proprietary) Limited	South Africa	Bassae Holding B.V.	100%
Affinion International Holding S.r.l.	Italy	Bassae Holding B.V.	100%

Affinion International Holdings Limited	UK	Affinion Investments II, LLC	17.5%
Affinion International Holdings Limited	UK	Affinion Group, Inc.	65%
Affinion International Holdings Limited	UK	Affinion Investments, LLC	17.5%
Affinion International Limited	UK	Affinion International Holdings Limited	100%
Affinion International OY AB	Finland	Affinion International AS	100%
Affinion International Philippines Corp.	Philippines	Trilegiant Corporation	100%
Affinion International S.L. Sociedad Unipersonal	Spain	Bassae Holding B.V.	100%
Affinion International S.r.l.	Italy	Affinion International Holding S.r.l.	100%
Affinion International Servicos de Fidelidade e Corretora de Seguros Ltda	Brazil	Affinion Brazil Holdings I, LLC	65%
Affinion International Servicos de Fidelidade e Corretora de Seguros Ltda	Brazil	Affinion Investments, LLC	35%
Affinion International Travel BVBA	Belgium	Affinion International Travel Holdco Limited	100%
Affinion International Travel Holdco Limited	UK	Affinion International Limited	100%
Affinion International Travel Limited	UK	Affinion International Travel Holdco Limited	100%
Affinion International Travel Limited	Ireland	Affinion International Travel Holdco Limited	100%
Affinion International Voyages SARL	France	Bassae Holding B.V.	100%
Affinion Investments II, LLC	Delaware	Connexions Loyalty, Inc.	100%
Affinion Investments, LLC	Delaware	Affinion Brazil Holdings I, LLC	100%

Affinion Mobile Solutions Proprietary Limited	South Africa	Cims South Africa (Proprietary) Limited	51%
Affinion Net Patents, Inc.	Delaware	Affinion Group, Inc.	100%
Affinion PD Holdings, Inc.	Delaware	Affinion Group, Inc.	100%
Affinion Publishing, LLC	Delaware	Affinion Benefits Group, LLC	100%
Affinion Suscripcion SL	Spain	Bassae Holding B.V.	100%
Arobase S.r.l.	Italy	Affinion International Holding S.r.l.	80.4%
Back Up Bireysel ürünler Satiş ve Pazarlama A.S.	Turkey	Bassae Holding B.V.	90%
Bassae Holding B.V.	Netherlands	Affinion International Limited	100%
Bofis Turizm ve Ticaret A.S.	Turkey	Bassae Holding B.V.	99.999%
BreakFive, LLC	Delaware	Affinion Group, LLC	100%
Cardwell Agency, Inc.	Virginia	Affinion Group, LLC	100%
CCAA, Corporation	Delaware	Trilegiant Corporation	100%
Cims Limited	UK	Affinion International Limited	100%
Cims South Africa (Proprietary) Limited	South Africa	Affinion International Holdco (Proprietary) Limited	50%
Cims South Africa (Proprietary) Limited	South Africa	Bassae Holding B.V.	1%
Connexions Loyalty Acquisition, LLC	Delaware	Connexions Loyalty, Inc.	100%
Connexions Loyalty Agencia de Turismo Ltda	Brazil	Affinion International Servicos de Fidelidade e Corretora de Seguras LTDA	98%
Connexions Loyalty Agencia de Turismo Ltda	Brazil	Affinion Brazil Holdings I, LLC	2%

Connexions Loyalty Global Travel Fulfillment LLC	Delaware	Connexions Loyalty Travel Solutions LLC	100%
Connexions Loyalty Travel Limited	Hong Kong	Connexions Loyalty Travel Solutions LLC	100%
Connexions Loyalty Travel S.A.S.	Colombia	Connexions Loyalty Travel Solutions LLC	100%
Connexions Loyalty Travel Solutions LLC	Delaware	Connexions Loyalty Acquisition, LLC	100%
Connexions Loyalty, Inc.	Delaware	Affinion Group, LLC	100%
Connexions SM Ventures, LLC	Nevada	Connexions SMV, LLC	100%
Connexions SMV, LLC	Delaware	Connexions Loyalty, Inc.	100%
Credit Card Sentinel Limited	UK	Affinion International Limited	100%
Credit Card Sentinel Sweden AB	Sweden	Trilegiant Corporation	100%
CUC Asia Holdings	Delaware	Trilegiant Corporation	99%
CUC Asia Holdings	Delaware	Trilegiant Retail Services, Inc.	1%
CX Loyalty Pte. Ltd.	Singapore	Connexions Loyalty Travel Solutions LLC	100%
Entertainment Publications de Mexico S.A., de C.V.	Mexico	Trilegiant Corporation	100%
Entertainment Publications Ltd.	UK	Affinion International Limited	100%
Entertainment Publications of Argentina, S.A.	Argentina	Trilegiant Corporation	100%
Global Protection Solutions, LLC	Delaware	Trilegiant Corporation	100%
Incentive Networks LLC	Delaware	Connexions Loyalty Travel Solutions LLC	100%
Lift Media, LLC	Delaware	Webloyalty.com, Inc.	100%
Long Term Preferred Care, Inc.	Tennessee	Affinion Benefits Group, LLC	100%

Loyalty Travel Agency LLC	Delaware	Connexions Loyalty Acquisition, LLC	100%
Loyalty Ventures Limited	UK	Webloyalty.com, Inc.	65%
Loyalty Ventures Limited	UK	Affinion Investments, LLC	35%
Loyaltybuild Limited	Ireland	Bassae Holding B.V.	>99%
Loyaltybuild Limited	Ireland	Affinion International Limited	<1%
Propp Corp.	Illinois	Connexions Loyalty Travel Solutions LLC	100%
PTG Professional Travel GmbH	Germany	Affinion International Travel Holdco Limited	100%
SafeCard Services Insurance Company	North Dakota	Affinion Group, LLC	100%
Travelers Advantage Services, LLC	Delaware	Trilegiant Corporation	100%
Trilegiant Auto Services, Inc.	Wyoming	Trilegiant Corporation	100%
Trilegiant Corporation	Delaware	Affinion Group, LLC	100%
Trilegiant Insurance Services, Inc.	Delaware	Trilegiant Corporation	100%
Trilegiant Retail Services, Inc.	Delaware	Trilegiant Corporation	100%
Watchguard Registration Services, Inc.	Indiana	Trilegiant Corporation	100%
Webloyalty.com, Inc.	Delaware	Webloyalty Holdings, Inc.	100%
Webloyalty Holdings Coöperatief U.A	Netherlands	Affinion Investments, LLC	34.95%%
Webloyalty Holdings Coöperatief U.A	Netherlands	Webloyalty.com, Inc.	65.05%
Webloyalty Holdings Coöperatief U.A	Netherlands	Webloyalty Holdings Inc.	0.00001
Webloyalty Holdings Inc.	Delaware	Affinion Group, Inc.	100%
Webloyalty International Limited	UK	Webloyalty.com, Inc.	65%

Webloyalty International Limited	UK	Affinion Investments, LLC	35%
Webloyalty International Mexico, S. de R.L. de C.V.	Mexico	Webloyalty Holdings Cooperatief U.A.	99.97%
Webloyalty International Mexico, S. de R.L. de C.V.	Mexico	Webloyalty Holdings, Inc.	0.03%
Webloyalty International Pty Ltd	Australia	Webloyalty Holdings Cooperatief U.A	100%
Webloyalty International S.L.	Spain	Webloyalty Holdings Cooperatief U.A	100%
Webloyalty International S.r.l.	Italy	Webloyalty Holdings Cooperatief U.A	100%
Webloyalty International Sarl	Switzerland	Webloyalty Holdings Cooperatief U.A	100%
Webloyalty Turkey Elektronik Hizmetler Ve Ticaret Limited Şirketi	Turkey	Webloyalty Holdings Cooperatief U.A	100%
WL France SAS	France	Webloyalty Holdings Cooperatief U.A	100%

SCHEDULE 3.08(c)

Subscriptions

1.	Non-participating penny warrant to purchase up to 462,266 shares of common stock of Affinion Holdings

2.	Warrants to acquire shares of common stock, par value $0.01 per share, of Affinion Holdings to be issued in connection with the Exchange Offer

3.	All of the Affinion Holdings Class C/D common stock is convertible into ordinary common stock

4.	The Investor Purchase Agreement

5.	Amended and Restated Registration Rights Agreement dated as of March 31, 2017

6.	Shareholders Agreement of Affinion Holdings, dated as of November 9, 2015, as amended on October 4, 2016 and March 31, 2017

SCHEDULE 3.12

Notes

Senior Notes: $205,282,000 aggregate principal amount1

Affinion Investments Notes: $10,160,920 aggregate principal amount

Existing Holdings Notes: $11,543,909 aggregate principal amount

[1]	Provided that for the avoidance of doubt the Senior Notes shall be redeemed within 3 Business Days of the Closing Date.

SCHEDULE 3.13

Taxes

None.

SCHEDULE 3.15

Employee Benefit Plans

None.

SCHEDULE 3.16

Environmental Matters

None.

SCHEDULE 3.18

Real Property

Country - State	City	Address	AI Entity
US - Connecticut	Stamford	High Ridge Park, Building 6, Stamford, CT, 06905	Affinion Group INC
US - Connecticut	Trumbull	40 Oakview Drive, Trumbull, CT, 06611	Trilegiant Corporation
US - Ohio	Lebanon	401 Kings View Drive, Lebanon OH 45036	Trilegiant Corporation
US - Ohio	Hamilton	103 Knightsbridge Dr., Hamilton, OH 45011	Trilegiant Corporation
US - Tennessee	Franklin	801 Crescent Centre, Franklin, TN, 37067	Affinion Benefits Group LLC
US - Tennessee	Aspen Grove	400 Duke Drive, Aspen Grove, TN, 37067	Affinion Group INC
US - Minnesota	Eden Prairie	6442 City West Parkway, Eden Prairie, MN, 55344	Connexions Loyalty Travel Solutions LLC
UK	Slough	Charter Court 50 Windsor Road Slough SL1 2EJ	Webloyalty International LTD

SCHEDULE 3.20

Labor Matters

None.

SCHEDULE 3.21

Insurance

[See attached.]

SCHEDULE 3.24

Holdings’ Indebtedness

1.	Guarantees under the Loan Documents

2.	Guarantees under the 2017 Exchange Notes Documents

3.	Indebtedness under the documents relating to the Existing Holdings Notes

SCHEDULE 5.17

Post-Closing Matters

1.	No later than 90 days following the Closing Date (a) the execution and delivery of any Optional Refinancing Purchase Notices (as defined in the Investor Purchase Agreement) relating to any Senior Notes, Affinion Investments Notes and Existing Holdings Notes remaining outstanding after giving effect to the 2017 Exchange, (b) delivery of the New Warrants and New Notes and payment of any Funding Fees due in connection with the Optional Refinancings (in each case as defined in the Investor Purchase Agreement) and (c) the repayment, redemption or discharge of, and termination of all obligations under, the Senior Notes, Affinion Investments Notes and Existing Holdings Notes remaining outstanding after giving effect to the 2017 Exchange.

2.	No later than 60 days following the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall enter, or shall cause to be entered into, the Account Control Agreements referred to in paragraph (g) of the Collateral and Guarantee Requirement.

3.	No later than 60 days following the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall use commercially reasonable efforts to obtain, for the benefit of the Collateral Agent, Collateral Access Agreements for all Leased Material Real Property.

4.	No later than 365 days following the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall use commercially reasonable efforts to cause Loyaltybuild Limited to transfer its French branch office to Affinion International Limited, or another Subsidiary of the Borrower acceptable to the Administrative Agent.

5.	No later than 10 Business Days following the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall take all such further actions as may be necessary or required, or as the Administrative Agent may reasonably require to ensure the Intellectual Property Security Agreements are complete and accurate and in appropriate form for filing and the Borrower shall file all necessary documentation with the United States Copyright Office or take all such further actions as may be necessary or required so that the records of the Copyright Office reflect a clean chain of title to each applicable Grantor under the Copyright Security Agreement.

6.	No later than 30 days following the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall comply with the provisions set forth in Section 5.02.

7.	No later than 5 Business Days following the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall deliver or cause to be delivered that certain Global Intercompany Note in the form reasonably acceptable to the Administrative Agent.

8.	Unless otherwise agreed by Administrative Agent (in its reasonable discretion), the Borrower shall cause Webloyalty International Sarl to enter into security agreements, creating security over any bank accounts that (i) it holds with financial institutions outside Switzerland by no later than 30 days following the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion) and (ii) it opens after the date of the Credit Agreement with a financial institution outside Switzerland by no later than 30 days following the date such account is opened (or such later date as the Administrative Agent may agree in its sole discretion); provided that in each event, security agreements over banks accounts with financial institutions outside Switzerland shall not be required in accounts that do not regularly hold in excess of $2,000,000 (provided that the Borrower hereby covenants and agrees to cause Webloyalty International Sarl to not hold funds in excess $2,000,000 in such accounts).

SCHEDULE 6.01

Indebtedness

1.	Indebtedness under Affinion Investments Notes[2]

2.	Indebtedness under the documents relating to the Senior Notes[3]

3.	Indebtedness under the documents relating to the Existing Holdings Notes[4]

[2]	Provided that for the avoidance of doubt (i) such Indebtedness is unsecured, (ii) no Permitted Refinancing Indebtedness is permitted in respect of such Indebtedness (but such debt may be refinanced with 2017 Exchange Notes as permitted under Section 6.09(b)) and (iii) pursuant to Schedule 5.17, such Indebtedness shall no longer be permitted hereunder on the date that is the 91st day following the Closing Date.
[3]	Provided that for the avoidance of doubt (i) such Indebtedness is unsecured, (ii) no Permitted Refinancing Indebtedness is permitted in respect of such Indebtedness (but such debt may be refinanced with 2017 Exchange Notes as permitted under Section 6.09(b)) and (iii) pursuant to Schedule 5.17, such Indebtedness shall no longer be permitted hereunder on the date that is the 91st day following the Closing Date.
[4]	Provided that for the avoidance of doubt (i) such Indebtedness is unsecured, (ii) no Permitted Refinancing Indebtedness is permitted in respect of such Indebtedness (but such debt may be refinanced with 2017 Exchange Notes as permitted under Section 6.09(b)) and (iii) pursuant to Schedule 5.17, such Indebtedness shall no longer be permitted hereunder on the date that is the 91st day following the Closing Date.

SCHEDULE 6.02(a)

Liens

1.	Affinion International Travel Limited is the recipient of a subordinated loan from Affinion Group, Inc. (US) at the request of the Civil Aviation Authority.

2.	Affinion International Travel Limited has restricted cash being cash collateral against bank guarantee in favor of IATA, ABTA and CAA. There is nothing outstanding on the bond.

3.	PTG Professional Travel GmbH has a travel bond which is secured 100% by cash. There is nothing outstanding on the bond.

4.	Affinion International Travel Limited has a CAR license bond which is secured 100% by cash. There is nothing outstanding on the bond.

5.	Under the terms of an intellectual property security agreement dated March 3, 2016, Affinion International Limited granted to Mastercard International Incorporated a lien over its “Helix” CRM platform and any upgrades to the same.

6.	Affinion International Limited has granted an equipment lien to Canon UK Limited.

SCHEDULE 6.04

Investments/Intercompany Loans

A. Investments

[See Schedule 3.08(a) above (“Subsidiaries”).]

B. Intercompany Loans

[See attached.]

SCHEDULE 6.07

Transaction with Affiliates

1.	The Borrower is party to the Investor Purchase Agreement.

SCHEDULE 6.09(c)

Contractual Encumbrances and Restrictions

None.

SCHEDULE 9.01(a)(i)

Loan Party Notice Information

6 High Ridge Park

Stamford, CT 06905

Attn: Chief Financial Officer

SCHEDULE 9.01(a)(ii)

Administrative Agent Notice Information

HPS INVESTMENT PARTNERS, LLC

40 West 57th Street, 27th Floor

New York, NY 10019

Attn: Colbert H. Cannon, 212.287.4682, colbert.cannon@hpspartners.com

With copies to:

HPS INVESTMENT PARTNERS, LLC

40 West 57th Street, 33rd Floor

New York, NY 10019

Attn: Vali D. Shokrgozar, 212.287.6782, vali.shokrgozar@hpspartners.com

HPS INVESTMENT PARTNERS, LLC

40 West 57th Street – 27th Floor

New York, NY 10019

Attn: Alexey Pazukha, 212.287.6845, Alexey.Pazukha@HPSPartners.com

HPS INVESTMENT PARTNERS, LLC

40 West 57th Street – 33rd Floor

New York, NY 10019

Attn: Fernando Huertas, 212.287.4286, Fernando.Huertas@hpspartners.com

HPS INVESTMENT PARTNERS, LLC

40 West 57th Street – 33rd Floor

New York, NY 10019

Attn: Chris Barnett, 212.287.5589, Chris.Barnett@hpspartners.com

CORTLAND CAPITAL MARKET SERVICES LLC

225 W. Washington Street, 21st Floor

Chicago, Illinois 60606

Attn: Ryan Morick and Legal Department

Email: ryan.morick@cortlandglobal.com; legal@cortlandglobal.com

Fax: 312-376-0751